Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251109

GCM GROSVENOR INC.
172,538,315 SHARES OF CLASS A COMMON STOCK
2,700,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND
23,893,798 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS
This prospectus relates to the resale from time to time of (i) an aggregate of 172,538,315 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of GCM Grosvenor Inc., a Delaware corporation, including shares of Class A common stock we may issue from time to time to the GCMH Equityholders (as defined below) upon the exchange by such stockholders of an equivalent number of Grosvenor common units (as defined herein) and (ii) 2,700,000 warrants to purchase Class A common stock at an exercise price of $11.50 per share (the “warrants”) by the selling shareholders named in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”). This prospectus also relates to the issuance by us of up to 23,893,798 shares of Class A common stock upon the exercise of outstanding warrants.
On November 17, 2020, we consummated the business combination (the “Business Combination”) contemplated by that certain transaction agreement, dated as of August 2, 2020 (as may be amended from time to time, the “Transaction Agreement”), by and among CF Finance Acquisition Corp., a Delaware corporation (“CFAC”), GCM Grosvenor Holdings, LLC (formerly known as CF Finance Intermediate Acquisition, LLC), a Delaware limited liability company, CF Finance Holdings, LLC, a Delaware limited liability company (the “CF Sponsor”), Grosvenor Capital Management Holdings, LLLP, a Delaware limited liability limited partnership, Grosvenor Holdings, L.L.C., an Illinois limited liability company (“Holdings”), GCM Grosvenor Management, LLC, a Delaware limited liability company (“Grosvenor Management”), Grosvenor Holdings II, L.L.C., a Delaware limited liability company (together with Holdings and Grosvenor Management, the “GCMH Equityholders”), GCMH GP, L.L.C., a Delaware limited liability company, GCM V, LLC, a Delaware limited liability company, and us, pursuant to which, among other transactions, CFAC merged with and into us, upon which the separate corporate existence of CFAC ceased and we became the surviving corporation.
We are registering the resale of shares of Class A common stock and warrants as required by an amended and restated registration rights agreement, dated as of November 17, 2020 (the “Registration Rights Agreement”), entered into by and among us, the CF Sponsor, the GCMH Equityholders and certain qualified institutional buyers and accredited investors that purchased shares of Class A common stock in private placements consummated in connection with the Business Combination.
We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of Class A common stock or warrants by the Selling Shareholders.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock and warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A common stock and warrants.
Our shares of Class A common stock are listed on The Nasdaq Global Market under the symbol “GCMG.” On May 18, 2021, the closing sale price of shares of our Class A common stock was $12.64. Our warrants are listed on The Nasdaq Global Market under the symbol “GCMGW.” On May 18, 2021, the closing sale price of our warrants was $1.95.
Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 25, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
CERTAIN DEFINED TERMS
Unless the context otherwise requires, references in this prospectus to:
•	“A&R LLLPA” are to the Fifth Amended and Restated Limited Liability Limited Partnership Agreement of GCMH;
•	“AUM” are to assets under management;
•	“Business Combination” or “Transaction” are to the transactions contemplated by the Transaction Agreement;
•
“Business Combination Lock-up Period” are to (a) with respect to the voting parties, the period beginning on the Closing Date and ending on the date that is the 3rd anniversary of the Closing Date and (b) with respect to the CF Sponsor, the period beginning on the Closing Date and ending on the date that is the 18th month anniversary of the Closing Date;

•	“Bylaws” are to our Amended and Restated Bylaws;
•	“CAGR” are to compound annual growth rate;
•	“CFAC” are to CF Finance Acquisition Corp., a Delaware corporation;
•	“CF Investor” are to CF GCM Investor, LLC, a Delaware limited liability company;
•	“CF Sponsor” are to CF Finance Holdings, LLC, a Delaware limited liability company;
•	“Charter” are to our Amended and Restated Certificate of Incorporation;
•
“Class C Share Voting Amount” are to the “Class C Share Voting Amount,” as such term is defined in the Charter, which is generally a number of votes per share equal to (1) (x) an amount of votes equal to 75% of the aggregate voting power of our outstanding capital stock (including for this purpose any Includible Shares), minus (y) the total voting power of our outstanding capital stock (other than the Class C common stock) owned or controlled, directly or indirectly, by the Key Holders (including any Includible Shares), divided by (2) the number of shares of Class C common stock then outstanding;

•
“clients” are to persons who invest in our funds, even if such persons are not deemed clients of our registered investment adviser subsidiaries for purposes of the Investment Advisers Act 1940, as amended;

•	“Closing” are to the consummation of the Business Combination;
•	“Closing Date” are to November 17, 2020;
•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;
•	“Class A common stock” are to our Class A common stock, par value $0.0001 per share;
•	“Class B common stock” are to our Class B common stock, par value $0.0001 per share;
•	“Class C common stock” are to our Class C common stock, par value $0.0001 per share;
•	“Effective Time” are to the time at which the Merger becomes effective pursuant to the Transaction Agreement;
•	“FPAUM” are to fee-paying AUM;
•	“GCM Companies” are to GCM LLC and GCMH;
•	“GCM Grosvenor” are to GCMH, its subsidiaries, and GCM, LLC;
•	“GCM LLC” are to GCM, L.L.C., a Delaware limited liability company;
•	“GCM PubCo” are to GCM Grosvenor Inc., a Delaware corporation;
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•	“GCM PubCo private placement warrants” are to the warrants for Class A common stock (which are in identical form of private placement warrants but in the name of GCM PubCo);
•	“GCM V” are to GCM V, LLC, a Delaware limited liability company;
•
“GCMG” are to GCM Grosvenor Inc., was incorporated in Delaware as a wholly owned subsidiary of Grosvenor Capital Management Holdings, LLLP, formed for the purpose of completing the Transaction. Pursuant to the Transaction, Grosvenor Capital Management Holdings, LLLP cancelled its shares in GCM Grosvenor Inc. no longer making GCM Grosvenor Inc. a wholly owned subsidiary of Grosvenor Capital Management Holdings, LLLP.

•	“GCMH” are to Grosvenor Capital Management Holdings, LLLP, a Delaware limited liability limited partnership;
•
“GCMH Consideration” refers to the consideration of $1.00 for the general partnership interest of GCMH plus $1,470,375 for the GCM Class B-1 common units previously held by GCMHGP LLC and paid by IntermediateCo to Holdings in connection with the Business Combination;

•	“GCM Funds” and “our funds” are to GCM Grosvenor’s specialized funds and customized separate accounts;
•	“GCMHGP LLC” are to GCMH GP, L.L.C., a Delaware limited liability company;
•	“GCMH Equityholders” are to Holdings, Management LLC and Holdings II;
•	“GCMLP” are to Grosvenor Capital Management, L.P., an Illinois limited partnership;
•
“Grosvenor common units” are to units of partnership interests in GCMH entitling the holder thereof to the distributions, allocations, and other rights accorded to holders of partnership interests in GCMH following the Grosvenor Redomicile and LLLPA Amendment;

•	“H&F Parties” are to HCFP VI AIV, L.P., H&F Chicago AIV I, L.P., and Hellman & Friedman Capital Executives VI, L.P;
•	“Holdings” are to Grosvenor Holdings, L.L.C., an Illinois limited liability company;
•	“Holdings II” are to Grosvenor Holdings II, L.L.C., a Delaware limited liability company;
•
“Includible Shares” are to any shares of our voting stock issuable in connection with the exercise (assuming, solely for this purpose, full exercise and not net exercise) of all outstanding options, warrants, exchange rights, conversion rights or similar rights to receive voting stock of GCM PubCo, in each case owned or controlled, directly or indirectly, by the Key Holders, but excluding the number of shares of Class A common stock issuable in connection with the exchange of Grosvenor common units, as a result of any redemption or direct exchange of Grosvenor common units effectuated pursuant the A&R LLLPA;

•	“IntermediateCo” are to GCM Grosvenor Holdings, LLC (formerly known as CF Finance Intermediate Acquisition, LLC), a Delaware limited liability company;
•	“Key Holders” are to Michael J. Sacks, GCM V and the GCMH Equityholders;
•
“Lock-up Period” are to (a) with respect to the voting parties, the period beginning on the Closing Date and ending on the date that is the 3rd anniversary of the Closing Date and (b) with respect to the CF Sponsor, the period beginning on the Closing Date and ending on the date that is the 18th month anniversary of the Closing Date;

•
“lock-up shares” are to (a) with respect to the CF Sponsor, the shares of CFAC common stock held by the CF Sponsor on the Closing Date or received by CF Sponsor in connection with the Business Combination, any warrants to purchase shares of CFAC common stock held by the CF Sponsor on the Closing Date or received by Sponsor in connection with the Business Combination, and any shares of CFAC common stock issued to the CF Sponsor upon exercise of any such warrants to purchase CFAC common stock and (b) with respect to the voting parties, (i) the shares of our common stock received by the voting parties on the Closing Date, (ii) any shares of our common stock received by any voting party after the Closing Date pursuant to a direct exchange or redemption of Grosvenor common units held as of the Closing Date under the A&R LLLPA and (iii) the GCM PubCo private placement warrants held by the voting parties as of the Closing Date and any shares of our common stock issued to the voting parties upon exercise thereof;

•	“Management LLC” are to GCM Grosvenor Management, LLC, a Delaware limited liability company;

•	“Mosaic” are to Mosaic Acquisitions 2020, L.P.;
•
“Mosaic Transaction” are to a transaction, effective January 1, 2020, by which GCMH and its affiliates transferred certain indirect partnerships interests related to historical investment funds managed by GCMH and its affiliates to Mosaic;

•	“NAV” are to net asset value;
•	“Option Agreement” are to that certain Option Agreement, dated as of October 5, 2017, by and among Holdings and the H&F Parties;
•	“Option Consideration” are to the consideration of $110,167,894.55, minus the purchase price payable to the H&F Parties by IntermediateCo under the Option Agreement;
•
“Option Conveyance” are to the assignment, immediately following the Business Combination, by Holdings and assumption by IntermediateCo of all right, title and interest in and to the Option Agreement in exchange for the Option Consideration and the private placement of GCM PubCo warrants;

•
“PIPE Investors” are to the qualified institutional buyers and accredited investors that have agreed to purchase shares of Class A common stock in a private placement in connection with the execution of the Transaction Agreement and the Business Combination;

•	“public warrants” are to the warrants sold by CFAC as part of the units in CFAC’s initial public offering;
•
“Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement to be entered into by and among us, the CF Sponsor, the GCMH Equityholders and the PIPE Investors;

•	“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated as of August 2, 2020, by and among the CF Sponsor, CFAC, GCMH and Holdings;
•	“Stockholders’ Agreement” are to that certain Stockholders’ Agreement to be entered into by and among us, the GCMH Equityholders and GCM V;
•
“Sunset Date” are to the date the GCMH Equityholders beneficially own a number of voting shares representing less than 20% of the number of shares of Class A common stock beneficially owned by the GCMH Equityholders immediately following the Closing Date (assuming, for this purpose, that all outstanding Grosvenor common units are and were exchanged at the applicable measurement time by the GCMH Equityholders for shares of Class A common stock in accordance with the A&R LLLPA and without regard to the lock-up or any other restriction on exchange);

•
“Transaction Agreement” are to the definitive transaction agreement, dated as of August 2, 2020, by and among CFAC, IntermediateCo, the CF Sponsor, GCMH, the GCMH Equityholders, GCMHGP LLC, GCM V and us;

•	“underlying funds” are to the investment vehicles managed by third-party investment managers in which GCM Funds invest;
•	“units” are to CFAC’s units sold in its initial public offering, each of which consists of one share of CFAC’s Class A common stock and three-quarters of one public warrant;
•	“voting party” are to GCM V and the GCMH Equityholders;
•
“voting shares” are to our securities of that are beneficially owned by a voting party that may be voted in the election of our directors, including any and all of our securities acquired and held in such capacity subsequent to the date of the Transaction Agreement; and

•	“Warrant Agreement” are to that certain Warrant Agreement, dated as of December 12, 2018, between Continental Stock Transfer & Trust Company and CFAC.
Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of GCM Grosvenor, which became the business of GCM PubCo and its subsidiaries following the Closing.

BASIS OF PRESENTATION
GCM PubCo was incorporated on July 27, 2020 under the laws of the state of Delaware as a wholly owned subsidiary of GCMH for the purpose of consummating the Business Combination. On November 17, 2020, GCM PubCo merged with CFAC, with GCM PubCo continuing as the surviving entity, following which GCM PubCo owns all of the equity interests of IntermediateCo, which acts as the general partner of GCMH, and GCMH cancelled its ownership interest in GCM PubCo. For the period from inception to September 30, 2020, GCM PubCo had no operations, assets or liabilities. Unless otherwise indicated, the financial information included herein is that of GCM Grosvenor, which, following the Business Combination, became the business of GCM PubCo and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•	our expansion plans and opportunities;
•	our ability to pay dividends on our Class A common stock on the terms currently contemplated or at all;
•	our ability to grow AUM and the performance of the GCM Funds;
•	our ability to compete in the asset management industry;
•	our ability to comply with domestic and foreign regulatory regimes;
•	our ability to expand our business and enter into new lines of business or geographic markets;
•	the impact of the novel coronavirus (“COVID-19”) pandemic;
•	our ability to identify suitable investment opportunities for our clients;
•	our ability to deal appropriately with conflicts of interest in the ordinary course of our business; and
•	other factors detailed under the section entitled “Risk Factors.”
These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
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SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”
At the closing of the Business Combination, CFAC merged with and into us, upon which the separate corporate existence of CFAC ceased and we became the surviving corporation. Unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of GCM Grosvenor, which became the business of GCM PubCo and its subsidiaries following the Closing.
Our Company
Throughout our nearly 50-year history, we have been a leading independent, open-architecture alternative asset management solutions provider across all major alternative investment strategies. As of December 31, 2020, we had $62 billion in assets under management (“AUM”). We collaborate with our clients to construct investment portfolios across multiple investment strategies in the private and public markets, customized to meet their specific objectives. We also offer specialized funds that are developed to meet broad market demands for strategies and risk-return objectives and span the alternatives investing universe. Our clients are principally large, sophisticated, global institutional investors who rely on our investment expertise and differentiated investment access to navigate the alternatives market. As one of the pioneers of customized separate account solutions, we are equipped to provide investment services to institutional clients with different needs, internal resources and investment objectives. As of December 31, 2020, we had 492 employees, including 170 investment professionals, operating in seven offices throughout the United States and in London, Hong Kong, Seoul and Tokyo. For the years ended December 31, 2019 and 2020, our total management fees were $325 million and $311 million, respectively, total fees attributable to us were $409 million and $422 million, respectively, our net income (loss) was $— million and $8 million, respectively, and our adjusted net income was $72 million and $91 million, respectively.
We believe our history, experience, expertise, scale and culture across the full range of alternative investment strategies and our flexible implementation approach are key differentiators and position us well to provide a strong value proposition for clients.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our Class A common stock or warrants:
•	The historical performance of our funds should not be considered as indicative of the future results of our operations or any returns expected on an investment in our Class A common stock.
•
Investors in our open-ended, specialized funds may generally redeem their investments in these funds on a periodic basis. Investors in most of our closed-ended, specialized funds may terminate the commitment periods of these funds or otherwise cause our removal as general partner of these funds under certain circumstances.

•	The COVID-19 pandemic has caused severe disruptions in the U.S. and global economies and may adversely impact our business, financial condition and results of operations.
•
Our business and financial condition may be materially adversely impacted by the variable nature of our revenues, and in particular the performance-based aspect of certain of our revenues and cash flows.

•	The industry in which we operate is intensely competitive. If we are unable to compete successfully, our business and financial condition could be adversely affected.
•	A decline in the pace or size of fundraising or investments made by us on behalf of our funds may adversely affect our revenues.

•	We are subject to numerous conflicts of interest that are both inherent to our business and industry and particular to us.
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Our entitlement to receive carried interest from many of our funds may create an incentive for us to make more speculative investments and determinations on behalf of a fund than would be the case in the absence of such arrangement.

•	Our international operations subject us to numerous risks.
•	Extensive government regulation, compliance failures and changes in law or regulation could adversely affect us.
•
Difficult market, geopolitical and economic conditions can adversely affect our business in many ways, including by reducing the value or performance of the investments made by our funds, reducing the number of high-quality investment managers with whom we may invest, and reducing the ability of our funds to raise or deploy capital.

•	If the investments we make on behalf of our funds perform poorly, we may suffer a decline in our revenues
Corporate Information
GCM PubCo was incorporated on July 27, 2020 under the laws of the state of Delaware as a wholly owned subsidiary of GCMH for the purpose of consummating the Business Combination and merging with CFAC, a blank check company incorporated on July 9, 2014 under the laws of the state of Delaware, with GCM PubCo continuing as the surviving entity. Following the Business Combination, GCM PubCo owns all of the equity interests of IntermediateCo, which acts as the general partner of GCMH.
Our principal executive offices are located at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611, and our telephone number is (312) 506-6500. Our website address is www.gcmgrosvenor.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of CFAC’s initial public offering of units, the base offering of which closed on December 17, 2018, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
In the course of conducting our business operations, we are exposed to a variety of risks. These risks are generally inherent to the alternative asset management industry or otherwise generally impact alternative asset managers like us. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our Class A common stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Industry
The historical performance of our funds should not be considered as indicative of the future results of our operations or any returns expected on an investment in our Class A common stock; however, poor performance of our funds, or lack of growth in our assets under management, could have a materially adverse impact on our revenues, and, consequently, the returns on our Class A common stock.
An investment in our Class A common stock is not an investment in any of our funds and is not linked to the historical or future performance of our funds. However, the success and growth of our business is highly dependent upon the performance of our funds.
Positive performance of our funds will not necessarily result in the holders of our Class A common stock experiencing a corresponding positive return on their Class A common stock. However, poor performance of our funds could cause a decline in our revenues as a result of reduced management fees and incentive fees from such funds, and may therefore have a materially adverse impact on our performance and the returns on an investment in our Class A common stock.
If we fail to meet the expectations of our clients or our funds otherwise experience poor investment performance, whether due to general economic and financial conditions, our investment acumen or otherwise, our ability to retain existing assets under management and attract new clients could be materially adversely affected. In turn, the management fees and incentive fees that we would earn would be reduced and our business or financial condition would suffer, thus negatively impacting the price of our Class A common stock. Furthermore, even if the investment performance of our funds is positive, our business or financial condition and the price of our Class A common stock could be materially adversely affected if we are unable to attract and retain additional assets under management consistent with our past experience, industry trends or investor and market expectations.
Investors in our open-ended, specialized funds may generally redeem their investments in these funds on a periodic basis. Investors in most of our closed-ended, specialized funds may terminate the commitment periods of these funds or otherwise cause our removal as general partner of these funds under certain circumstances. Our customized separate account clients may generally terminate our management of these relationships on short notice. Any of these events would lead to a decrease in our revenues, which could be substantial.
Investors in our open-ended, specialized funds may generally redeem their investments on an annual or quarterly basis following the expiration of a specified period of time when capital may not be withdrawn, subject to the applicable fund’s specific redemption provisions. In addition, the boards of directors of the investment companies we manage could terminate our advisory engagement of those companies, on as little as 30 days’ prior written notice. In a declining market, the pace of redemptions from our open-ended, specialized funds, and consequently our assets under management, may accelerate as investors seek to limit the losses on their investments or rely upon the liquidity provided by our funds in order to satisfy other obligations these investors may have elsewhere in their portfolios. To the extent appropriate and permissible under a fund’s governing agreements, we may limit or suspend redemptions or otherwise take steps to limit the impact of redemptions on our funds during a redemption period, which may have a negative reputational impact on us. See “— Risks Related to Our Funds — Hedge fund investments are subject to numerous additional risks.” The decrease in revenues that would result from significant redemptions in our open-ended, specialized funds could have a material adverse effect on our business, financial condition and results of operations. In addition, the occurrence of such an event would likely have a negative reputational impact on us.

The governing agreements of most of our closed-ended, specialized funds provide that, subject to certain conditions, investors comprising a certain percentage of commitments to these funds, which may be as low as 75%, have the right to suspend or terminate the commitment periods of these funds or cause our removal as general partner and investment manager of these funds without cause. The termination or suspension of a fund’s commitment period or our removal as general partner of a fund would result in loss of management fee revenues and potentially some or all of any carried interest to which we may otherwise have been entitled to receive. The decrease in these revenues could have a material adverse effect on our business, financial condition and results of operations. In addition, the occurrence of such an event would likely have a negative reputational impact on us.
Our customized separate account clients may generally terminate our management of these relationships without cause, request the orderly liquidation of investments of these portfolios or transfer some or all of the investments in these portfolios directly to the client or some other third-party, on as little as 30 days’ prior written notice. The occurrence of such an event would result in a loss of management fee revenues to which we may otherwise have been entitled to receive. The decrease in these revenues could have a material adverse effect on our business, financial condition and results of operations. In addition, the occurrence of such an event would likely have a negative reputational impact on us.
The COVID-19 pandemic has caused severe disruptions in the U.S. and global economies and may adversely impact our business, financial condition and results of operations.
The outbreak of the COVID-19 pandemic led much of the world to institute stay-at-home orders, restrictions on travel, bans on public gatherings, the closing of non-essential businesses or limiting their hours of operation and other restrictions on businesses and their operations, which has adversely impacted global commercial activity and contributed to significant volatility and a downturn in global financial markets. While some of these restrictions are being relaxed or lifted in an effort to generate more economic activity, the risk of future COVID-19 outbreaks remains, and jurisdictions may reimpose restrictions in an effort to mitigate risks to public health. Moreover, even where restrictions are and remain lifted, the absence of viable treatment options and the length of time needed to vaccinate a significant segment of the global population could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time. As a result, we are unable to predict the ultimate adverse impact of the pandemic, but it has affected, and may further affect, our business in various ways, including the following:
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We operate our business globally, with clients and offices across North America, Europe, Asia-Pacific, Latin America and the Middle East. The ability to easily travel and meet with prospective and current clients in person helps build and strengthen our relationships with them in ways that telephone and video conferences may not always afford. In addition, the ability of our employees to conduct their daily work in our offices helps to ensure a level of productivity that may not be achieved when coming to the office every day is not an option. Further, our investment strategies target opportunities globally. Restrictions on travel and public gatherings as well as stay-at-home orders mean that most of our client and prospect meetings are not currently taking place in person, and the vast majority of our employees are working from home. As a consequence, our ability to market our funds and raise new business has been impeded (which may result in lower or delayed revenue growth), it has become more difficult to conduct due diligence on investments (which can impede the identification of investment risks) and an extended period of remote working by our employees could strain our technology resources and introduce operational risks, including heightened cybersecurity risk, as remote working environments can be less secure and more susceptible to hacking attacks.

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A slowdown in fundraising activity has in the past resulted in delayed or decreased management fees and could result in delayed or decreased management fees in the future compared to prior periods. In addition, in light of declines in public equity markets and other components of their investment portfolios, investors may become restricted by their asset allocation policies to invest in new or successor funds that we provide, or may be prohibited by new laws or regulations from funding existing commitments. We may also experience a slowdown in the deployment of our capital, which could also adversely affect our ability to raise capital for new or successor funds.

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To the extent the market dislocation caused by COVID-19 may present attractive investment opportunities due to increased volatility in the financial markets, we may not be able to complete those investments, which could impact revenues, particularly for our funds that charge fees on invested capital.

•	Our liquidity and cash flows may be adversely impacted by declines or delays in realized incentive fees and management fee revenues.
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Our funds invest in industries that have been materially impacted by the COVID-19 pandemic, including healthcare, travel, entertainment, hospitality and retail. Companies in these industries are facing operational and financial hardships resulting from the pandemic, and if conditions do not improve, they could continue to suffer materially, become insolvent or cease operations altogether, any of which would decrease the value of the investments.

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COVID-19 presents a threat to our employees’ well-being and morale. If our senior management or other key personnel become ill or are otherwise unable to perform their duties for an extended period of time, we may experience a loss of productivity or a delay in the implementation of certain strategic plans. In addition to any potential impact of such extended illness on our operations, we may be exposed to the risk of litigation by our employees against us for, among other things, failure to take adequate steps to protect their well-being, particularly in the event they become sick after a return to the office. Further, local COVID-19-related laws can be subject to rapid change depending on public health developments, which can lead to confusion and make compliance with laws uncertain and subject us to increased risk of litigation for non-compliance.

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We anticipate that regulatory oversight and enforcement will become more rigorous for public companies in general, and for the financial services industry in particular, as a result of the recent volatility in the financial markets.

We believe COVID-19’s adverse impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of vaccination of a significant segment of the global population or the availability of a treatment for COVID-19; the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may indirectly adversely affect us.
Our business and financial condition may be materially adversely impacted by the variable nature of our revenues, and in particular the performance-based aspect of certain of our revenues and cash flows, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may lead to large adverse movements or general increased volatility in the price of our Class A common stock.
Our revenues are influenced by the combination of the amount of assets under management and the investment performance of our funds. Asset flows, whether inflows or outflows, can be variable from month-to-month and quarter-to-quarter. Furthermore, our funds’ investment performance, which affects the amount of assets under management and the management fees we may earn in a given year, can be volatile due to, among other things, general market and economic conditions. Accordingly, our revenues and cash flows may be variable.
Our cash flow may fluctuate significantly from quarter-to-quarter due to the fact that we receive carried interest distributions from certain of our funds only when investments are realized and, in certain cases, achieve a certain preferred return based on performance. In most cases, for our funds where we are entitled to receive carried interest distributions, an element of our revenues, it takes a substantial period of time to realize the cash value (or other proceeds) of an investment. Even if an investment proves to be profitable, it may be a number of years before any profits can be realized in cash (or other proceeds). We cannot predict when, or if, any realization of investments will occur, and thus, we cannot predict the timing or amounts of carried interest distributions to us. If we were to receive a carried interest distribution in a particular quarter, it may have a significant impact on our results for that particular quarter, which may not be replicated in subsequent quarters.
We are entitled to performance-based fees in respect of certain of our funds that are based on a percentage of unrealized profit, typically over a “high water-mark,” on an annual or more frequent basis. Typically, these performance-based fees are paid to us by our funds during the first quarter of each year which is subsequent to when they are earned, even though our funds may accrue a performance-based fee prior to the date it is paid.
As a result, achieving steady earnings growth on a quarterly basis may be difficult, which could in turn lead to large adverse movements or general increased volatility in the price of our Class A common stock.

The industry in which we operate is intensely competitive. If we are unable to compete successfully, our business and financial condition could be adversely affected.
The industry in which we operate is intensely competitive, with competition based on a variety of factors, including investment performance, the scope and the quality of service provided to clients, brand recognition, business reputation and price. Our business competes with a number of private equity funds, specialized investment funds, solutions providers and other sponsors managing pools of capital, as well as corporate buyers, traditional asset managers, commercial banks, investment banks and other financial institutions (including sovereign wealth funds), and we expect that competition will continue to increase. For example, certain traditional asset managers have developed their own private equity platforms and are marketing other asset allocation strategies as alternatives to hedge fund investments. Additionally, developments in financial technology, such as distributed ledger technology, commonly referred to as blockchain, have the potential to disrupt the financial industry and change the way financial institutions, as well as asset managers, do business. A number of factors serve to increase our competitive risks:
•	a number of our competitors have greater financial, technical, marketing and other resources and more personnel than we do;
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some of our competitors have recently raised, or are expected to raise, significant amounts of capital, and many of them have investment objectives similar to ours, which may create additional competition for investment opportunities that our funds seek to exploit;

•	some of our funds may not perform as well as competitors’ funds or other available investment products;
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several of our competitors have significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•	some of our competitors may have a lower cost of capital, which may be exacerbated to the extent potential changes to the Code limit the deductibility of interest expense;
•	some of our competitors may have access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;
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some of our competitors may be subject to less regulation and accordingly may have more flexibility to undertake and execute certain businesses or investments than we can and/or bear less compliance expense than we do;

•	some of our competitors may have more flexibility than us in raising certain types of investment funds under the investment management contracts they have negotiated with their investors;
•	some of our competitors may have better expertise or be regarded by investors as having better expertise in a specific asset class or geographic region than we do; and
•	other industry participants may, from time to time, seek to recruit our investment professionals and other employees away from us.
We may find it harder to retain and raise funds, and we may lose investment opportunities in the future, if we do not match the prices, structures and terms offered by our competitors. We may not be able to maintain our current fee structures as a result of industry pressure from investors to reduce fees. In order to maintain our desired fee structures in a competitive environment, we must be able to continue to provide clients with investment returns and service that incentivize them to pay our desired fee rates. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our desired fee structure. Fee reductions on existing or future new business could have a material adverse effect on our profit margins and results of operations.
A decline in the pace or size of fundraising or investments made by us on behalf of our funds may adversely affect our revenues.
Our revenues in any given period are dependent in part on the size of our FPAUM in such period. For our closed-ended funds, the revenues that we earn are driven in part by the amount of capital invested or committed for investment by our clients, our fundraising efforts and the pace at which we make investments on behalf of certain of our funds. A decline in the pace or the size of fundraising efforts or investments may reduce our revenues. The alternative asset investing environment continues to see increased competition, which can make fundraising and the deployment of capital more difficult. In addition, many other factors could cause a decline in the pace of investment, including the inability of our investment professionals to identify attractive investment opportunities, decreased availability of capital on attractive terms and our failure to consummate identified investment opportunities because of business, regulatory or legal complexities or uncertainty and adverse developments in the U.S. or global economy or financial markets. In addition, if we are unable to deploy capital at a pace that is sufficient to offset the pace of realizations that we return to our clients, our fee revenues could decrease.
The nature of closed-ended funds involves the perpetual return of capital to investors. This return of capital to investors in our funds reduces our FPAUM. Hence, we are perpetually seeking to raise investment commitments in order to replace the return of capital to clients from existing funds. Given the competitive nature of the alternative asset management business, following a return of capital to a client, we may lose them as a client as a result of client-specific changes such as a change in such client’s ownership, control or senior management, a client’s decision to transition to in-house asset management rather than partner with a third-party provider such as us, competition from other financial advisors and financial institutions and other causes. Moreover, a number of our contracts with state government-sponsored clients are secured through such government’s mandated procurement processes, which may include a broad and competitive bidding process for subsequent engagements. If multiple clients failed to renew their investment commitments with us and we were unable to secure new clients, our fee revenues would decline materially. Finally, we cannot assure you that we will be able to replace returned capital with investment commitments that generate the same revenues as the returned capital.
We could suffer losses if our reputation or the reputation of our industry is harmed.
Our business is highly competitive and we benefit from being highly regarded in our industry. Maintaining our reputation is critical to attracting and retaining fund investors and for maintaining our relationships with our regulators. Negative publicity regarding our company or our personnel could give rise to reputational risk which could significantly harm our existing business and business prospects.
In addition, events that damage the reputation of our industry generally, such as the insolvency or bankruptcy of large funds or a significant number of funds or highly publicized incidents of fraud or other scandals, could have a material adverse effect on our business, regardless of whether any of these events directly relate to our funds or the investments made by our funds.
We are subject to numerous conflicts of interest that are both inherent to our business and industry and particular to us. Our failure to deal appropriately with conflicts of interest could damage our reputation and have a material adverse effect on our business, financial condition and results of operations.
We currently provide or may in the future provide a broad spectrum of financial services, including investment advisory, broker-dealer, asset management, loan origination, capital markets, special purpose acquisition company sponsorship and idea generation. As we have expanded and as we continue to expand our business, we increasingly confront potential conflicts of interest relating to our funds’ investment activities. Investment manager conflicts of interest continue to be a significant area of focus for regulators and the media. Because of our size and the variety of investment strategies that we pursue for our funds, we may face a higher degree of scrutiny compared with investment managers that are smaller or focus on fewer asset classes.
The relationships among our funds and us are complex and dynamic, and our business may change over time. Therefore, we and our personnel will likely be subject, and our funds will likely be exposed, to new or additional conflicts of interest. In the ordinary course of business, and in particular in managing and making investment decisions for our funds, we engage in activities in which our interests or the interests of our funds may conflict with the interests of other funds and the investors in such funds. Such conflicts of interest could adversely affect one or more of our funds and/or the performance of our funds or returns to their investors.
Certain of our funds may have overlapping investment objectives, including funds that have different fee structures and/or investment strategies that are more narrowly focused, and potential conflicts may arise with respect to allocation of investment opportunities among those funds. We will, from time to time, be presented with investment opportunities that fall within the investment objectives of multiple funds. In such circumstances, we will seek to allocate such opportunities among our funds on a basis that we reasonably determine in good faith to be fair and equitable, and may take into account a variety of relevant factors in determining eligibility, including the investment team primarily responsible for sourcing or performing due diligence on the transaction, the nature of the investment focus of each fund, the relative amounts of capital available for investment, anticipated expenses to the applicable fund and/or to us with regard to investment by our various funds, the investment pacing and timing of our funds and other considerations deemed relevant by us. Allocating investment opportunities appropriately frequently involves significant and subjective judgments. The risk that fund investors could challenge allocation decisions as inconsistent with our obligations under applicable law, governing fund agreements or our own policies cannot be eliminated. In addition, the perception of non-compliance with such requirements or policies could harm our reputation with fund investors.
Our funds may invest in companies in which we or one or more or our other funds also invest, either directly or indirectly. Investments in a company by certain of our funds may be made prior to the investment by other funds, concurrently, including as part of the same financing plan or subsequent to the investments by such other funds. Any such investment by a fund may consist of securities or other instruments of a different class or type from those in which other of our funds are invested, and may entitle the holder of such securities and other instruments to greater control or to rights that otherwise differ from those to which such other funds are entitled. In connection with any such investments — including as they relate to acquisition, owning, and disposition of such investments — our funds may have conflicting interests and investment objectives, and any difference in the terms of the securities or other instruments held by such parties may raise additional conflicts of interest for our funds and us. Our failure to adequately mitigate these conflicts could give rise to regulatory and investor scrutiny.
In the ordinary course of our investment activities on behalf of our funds, we receive investment-related information. We do not generally establish information barriers between internal investment teams. To the extent permitted by law, investment professionals have access to and make use of such investment-related information in making investment decisions for our funds. Therefore, information related to investments made on behalf of a particular fund may inform investment decisions made in respect of another of our funds or otherwise be used and monetized by us. The access and use of this information may create conflicts between our funds and between our funds and us, and no fund, or any investor therein, is entitled to any compensation for any profits earned by another fund or us based on our use of investment-related information received in connection with managing such funds.
Certain persons employed by or otherwise associated with us are related to, or otherwise have business, personal, political, financial, or other relationships with, persons employed by or otherwise associated with service providers engaged for our funds, and third-party investment managers with whom we invest on behalf of our funds. These types of relationships may also influence us in deciding whether to select or recommend such a service provider to perform services for a particular fund or to make or redeem an investment on behalf of a fund.
Additionally, we permit employees, former employees and other parties associated with the firm to invest in or alongside our funds on a no-fee, no-carry basis. These arrangements may create a conflict in connection with investments we make on behalf of our funds. For example, we have an agreement with our director, Stephen Malkin, that was originally entered into in 2005 when he resigned from GCM Grosvenor to manage a family office, in connection with the individual’s departure from our firm. While investments in and alongside our funds by Mr. Malkin’s family office are subject to the same policies and procedures applicable to our current employees, Mr. Malkin benefits from information he receives in respect of our funds and our funds’ investments and the right to invest on a no-fee and no-carry basis.
It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including an inability to raise additional funds, attract new clients or retain existing clients.
Conflicts of interest may arise in our allocation of co-investment opportunities.
As a general matter, our allocation of co-investment opportunities is entirely within our discretion and there can be no assurance that co-investments of any particular type or amount will be allocated to any of our funds or investors. There can be no assurance that co-investments will become available and we will take into account a variety of factors and considerations we deem relevant in our sole discretion in allocating co-investment opportunities, including, without limitation, whether a potential co-investor has expressed an interest in evaluating co-investment opportunities, whether a potential co-investor has a history of participating in such opportunities with us, the size and interest of the opportunity, the economic terms applicable to such investment for such investor and us, whether allocating to a potential co-investor will help establish, recognize, strength and/or cultivate existing relationships with an existing or prospective investor and such other factors as we deem relevant under the circumstances. The allocation of co-investment opportunities by us sometimes involves a benefit to us including, without limitation, management fees, carried interest or incentive fees or allocations from a co-investment opportunity. In certain circumstances, we, our affiliates and our respective employees or any designee thereof and other companies, partnerships or vehicles affiliated with us may be permitted to be permitted to co-invest side-by-side with our funds and may consummate an investment in an investment opportunity otherwise suitable for a fund.
Potential conflicts will arise with respect to our decisions regarding how to allocate co-investment opportunities among our funds and investors and the terms of any such co-investments. Our fund documents typically do not mandate specific allocations with respect to co-investments. The investment advisers of our funds may have an incentive to provide co-investment opportunities to certain investors in lieu of others. Co-investment arrangements may be structured through one or more of our investment vehicles, and in such circumstances, co-investors will generally bear the costs and expenses thereof (which may lead to conflicts of interest regarding the allocation of costs and expenses between such co-investors and investors in our other investment funds). The terms of any such existing and future co-investment vehicles may differ materially, and in some instances may be more favorable to us, than the terms of certain of our funds or prior co-investment vehicles, and such different terms may create an incentive for us to allocate a greater or lesser percentage of an investment opportunity to such funds or such co-investment vehicles, as the case may be. Such incentives will from time to time give rise to conflicts of interest. Allocating investment opportunities appropriately frequently involves significant and subjective judgments. The risk that fund investors could challenge allocation decisions as inconsistent with our obligations under applicable law, governing fund agreements or our own policies cannot be eliminated. In addition, the perception of non-compliance with such requirements or policies could harm our reputation with fund investors.
Our entitlement to receive carried interest from many of our funds may create an incentive for us to make more speculative investments and determinations on behalf of a fund than would be the case in the absence of such arrangement.
We sometimes receive carried interest or other performance-based fees or allocations that may create an incentive for us to make more speculative investments and determinations, directly or indirectly on behalf of our funds, or otherwise take or refrain from taking certain actions than it would otherwise make in the absence of such carried interest or performance-based fees or allocations. In addition, we may have an incentive to make exit determinations based on factors that maximize economics in favor of us or our employees. Certain of our employees or related persons may receive a portion of our carried interest or performance-based fees or allocations with respect to one or more of our funds, which may similarly influence such employees’ or related persons’ judgments. In connection therewith, any clawback obligation may create an incentive for us to defer disposition of one or more investments if such disposition would result in a realized loss and/or the finalization of dissolution and liquidation of a fund where a clawback obligation would be owed. Our failure to appropriately deal with any actual, potential or perceived conflicts of interest resulting from our entitlement to receive carried interest from many of our funds could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including an inability to raise additional funds, attract new clients or retain existing clients.
Conflicts of interest may arise in our allocation of costs and expenses, and increased regulatory scrutiny and uncertainty with regard to expense allocation may increase the risk of harm.
We have a conflict of interest in determining whether certain costs and expenses are incurred in the course of operating our funds. For example, we have to determine whether the costs arising from newly imposed regulations and self-regulatory requirements should be paid by our funds or by us. Our funds generally pay or otherwise bear all legal, accounting, filing, and other expenses incurred in connection with organizing and establishing the funds and the offering of interests in the funds. In addition, our funds generally pay all expenses related to the operation of the funds and their investment activities. We also determine, in our sole discretion, the appropriate allocation of investment-related expenses, including broken deal expenses, incurred in respect of unconsummated investments and expenses more generally relating to a particular investment strategy, among our funds, vehicles and accounts participating or that would have participated in such investments or that otherwise participate in the relevant investment strategy, as applicable. This could result in one or more of our funds bearing more or less of these expenses than other investors or potential investors in the relevant investments or a fund paying a disproportionate share, including some or all, of the broken deal expenses or other expenses incurred by potential investors. Parties that seek to participate in a particular investment opportunity we offer on a co-investment basis may not share in any broken deal expenses in the event such opportunity is not consummated.

While we historically have and will continue to allocate the costs and expenses of our funds in a fair and equitable basis and in accordance with our policies and procedures, due to increased regulatory scrutiny of expense allocation policies in the private investment funds realm, there is no guarantee that our policies and procedures will not be challenged by our supervising regulatory bodies. If we or our supervising regulators were to determine that we have improperly allocated such expenses, we could be required to refund amounts to our funds and could be subject to regulatory censure, litigation from our clients and/or reputational harm, each of which could have a material adverse effect on our business, financial condition and results of operations.
Certain policies and procedures implemented to mitigate potential conflicts of interest and address certain regulatory requirements may reduce the synergies that may otherwise exist across our various businesses.
In an effort to mitigate potential conflicts of interest and address regulatory, legal and contractual requirements and contractual restrictions, we have implemented certain policies and procedures (for example, information sharing policies) that may reduce the positive synergies that would otherwise exist across our various businesses. For example, we may come into possession of material non-public information with respect to issuers in which we may be considering making an investment or issuers in which our affiliates may hold an interest. As a consequence of such policies and procedures, we may be precluded from providing such information or other ideas to our other businesses that might be of benefit to them. Additionally, the terms of confidentiality or other agreements with or related to companies in which we have entered, either on our own behalf or on behalf of any of our clients, sometimes restrict or otherwise limit the ability of our funds to make investments or otherwise engage in businesses or activities competitive with such companies.
A significant portion of our consolidated financial statements include financial information, including net assets and revenues, that is attributable to noncontrolling interests holders and not attributable to us. As a result, the net assets and revenues presented in our consolidated financial statements may not represent our economic interests in those net assets and revenues.
While our historical consolidated financial statements include financial information, including assets and revenues of certain entities on a consolidated basis, a portion of such assets and revenues are attributable to the noncontrolling interest holders and not directly attributable to us as discussed in our consolidated financial statements included elsewhere in this prospectus.
Our international operations subject us to numerous risks.
We maintain operations in the United Kingdom, Hong Kong and Japan, among other places, and may grow our business into new regions with which we have less familiarity and experience, and this growth is important to our overall success. In addition, many of our clients are non-U.S. entities where we are expected to have a familiarity with the specific legal and regulatory requirements applicable to such clients. We rely upon stable and free international markets, not only in connection with seeking clients outside the U.S. but also in investing client capital in these markets.
Our international operations carry special financial and business risks, which could include the following:
•	greater difficulties in managing and staffing foreign operations;
•	differences between the U.S. and foreign capital markets, such as for accounting, auditing, financial reporting and legal standards, practices and disclosure requirements;
•	fluctuations in foreign currency exchange rates that could adversely affect our results;
•	additional costs of complying with, and exposure to liability under, foreign regulatory regimes;
•	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;
•	longer transaction cycles;
•	higher operating costs;
•	local labor conditions and regulations;
•	adverse consequences or restrictions on the repatriation of earnings;
•	potentially adverse tax consequences, such as trapped foreign losses;

•	less stable political and economic environments;
•	terrorism, political hostilities, war, public health crises and other civil disturbances or other catastrophic or pandemic events that reduce business activity;
•	cultural and language barriers and the need to adopt different business practices in different geographic areas; and
•	difficulty collecting fees and, if necessary, enforcing judgments.
As part of our day-to-day operations outside the United States, we are required to create compensation programs, employment policies, compliance policies and procedures and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor standards and directives across our global operations. Our failure to successfully manage and grow our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with non-U.S. standards and procedures.
Any payment of distributions, loans or advances to and from our subsidiaries could be subject to restrictions on or taxation of dividends or repatriation of earnings under applicable local law, monetary transfer restrictions, foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate or other restrictions imposed by current or future agreements, including debt instruments, to which our non-U.S. subsidiaries may be a party. Our business, financial condition and results of operations could be materially and adversely affected if we are unable to successfully manage these and other risks of international operations in a volatile environment. If our international business increases relative to our total business, these factors could have a more pronounced effect on our results of operations or growth prospects.
The U.K.’s withdrawal from the European Union could have a material adverse effect on our business, financial condition and results of operations.
In January 2020, the United Kingdom (the “U.K.”) withdrew from the European Union (the “EU”) (commonly referred to as “Brexit”), with a transition period that ended on December 31, 2020. The U.K. and EU have ratified a trade deal but that trade deal does not currently include provision for U.K. regulated firms to continue to be able to passport their services into EU member states. Prior to December 31, 2020, despite the U.K. no longer being a member state of the EU, applicable EU rules and regulations continued to apply in the U.K., as they did prior to Brexit, during a so-called “transition period”. On December 31, 2020, the transition period ended and EU rules and regulations no longer apply in the U.K. and the U.K.’s “onshored” versions of EU law take effect. There may be future negotiations between the U.K. and EU regarding financial services and access to one another’s markets; however any future developments in this regard remain uncertain. Our business may be adversely affected by Brexit due to, among other things, disruption of the free movement of goods, services, capital, and people between the U.K. and the EU as well as potential changes to the legal and regulatory environment in the region. Furthermore, as a result of Brexit, our subsidiaries that are authorized and regulated by the U.K. Financial Conduct Authority are no longer able to avail themselves of passporting rights under certain EU directives (such as the AIFMD and MiFID II) to provide services and perform activities outside the U.K. in member states of the EU. This may have an adverse impact on our results including the cost of, risk to, manner of conducting, and location of, our European business and our ability to hire and retain key staff in Europe. This may also adversely impact the markets in which we operate; the funds we manage or advise; our clients and our ability to raise capital from them; and ultimately the returns that may be achieved. While we have taken measures designed to allow us to continue to conduct our business in both the U.K. and the EU, Brexit may increase our cost of conducting business, interfere with our ability to market our products and provide our services and generally make it more difficult for us to pursue our objectives in the region. In particular, it may be challenging for us to continue marketing EU-domiciled funds that are subject to AIFMD where we are not designated the alternative investment manager to such funds but are instead delegated portfolio management responsibility from a third-party firm.
Brexit could also lead to legal uncertainty and potentially divergent national laws and regulations as the U.K. determines which EU laws to replace or replicate. Compliance with any such new laws and regulations in the U.K. may be difficult and/or costly to implement and could adversely impact our ability to raise capital from investors in the U.K. and the EU, which could materially reduce our revenues, earnings and cash flow and adversely affect our financial prospects and condition.

Political parties in several member states of the EU have similarly proposed that a referendum be held on their country’s membership in the EU. It is unclear whether any member states of the EU will hold such referendums, but further disruption and legal uncertainty can be expected if there are.
Our business, financial condition and results of operations could be materially and adversely affected if we are unable to successfully manage these and other risks of international operations in a volatile environment. If our international business increases relative to our total business, these factors could have a more pronounced effect on our results of operations or growth prospects.
Our indebtedness may expose us to substantial risks.
As of December 31, 2020, we had $340.3 million in long-term debt outstanding. We expect to continue to utilize debt to finance our operations, which will expose us to the typical risks associated with the use of leverage. An increase in leverage could make it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures. Any portion of our cash flow required for debt service would not be available for our operations, distributions, dividends or other purposes. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions, which could have a material adverse effect on our business, financial condition and results of operations.
We may be unable to remain in compliance with the financial or other covenants contained in our debt instruments.
Our debt instruments contain, and any future debt instruments may contain, financial and other covenants that impose requirements on us and limit our and our subsidiaries’ ability to engage in certain transactions or activities, such as:
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making certain payments in respect of equity interests, including, among others, the payment of dividends and other distributions, redemptions and similar payments, payments in respect of warrants, options and other rights, and payments in respect of subordinated indebtedness;

•	incurring additional debt;
•	providing guarantees in respect of obligations of other persons;
•	making loans, advances and investments;
•	entering into transactions with investment funds and affiliates;
•	creating or incurring liens;
•	entering into negative pledges;
•	selling all or any part of the business, assets or property, or otherwise disposing of assets;
•	making acquisitions or consolidating or merging with other persons;
•	entering into sale-leaseback transactions;
•	changing the nature of our business;
•	changing our fiscal year;
•	making certain modifications to organizational documents or certain material contracts;
•	making certain modifications to certain other debt documents; and
•	entering into certain agreements with respect to the repayment of indebtedness, the making of loans or advances, or the transferring of assets.
There can be no assurance that we will be able to maintain leverage levels in compliance with the financial covenants included in our debt instruments. These restrictions may limit our flexibility in operating our business, and any failure to comply with these financial and other covenants, if not waived, would cause a default or event of default. Our obligations under our debt instruments are secured by substantially all of our assets. In the case of an event of default, creditors may exercise rights and remedies, including the rights and remedies of a secured party, under such agreements and applicable law, which could have a material adverse effect on our business, financial condition and results of operations.
The loss of experienced and senior personnel could have a material adverse effect on our business and financial condition.
While the success of our business is not tied to any particular person or group of “key persons,” the success of our business does depend on the efforts, judgment and reputations of our personnel generally, and in particular our experienced and senior personnel in investment, operational and executive functions. Our personnel’s reputation, expertise in investing and risk management, relationships with our clients and third parties on which our funds depend for investment opportunities are each critical elements in operating and expanding our business. However, we may not be successful in our efforts to retain our most valued employees, as the market for alternative asset management professionals is extremely competitive. The loss of one or more members of our senior team could harm our business and jeopardize our relationships with our clients and members of the investing community. Accordingly, the retention of our personnel is crucial to our success. Nearly all of our managing directors and many of our executive directors are subject to long-term employment contracts that contain various incentives and restrictive covenants designed to retain these employees for the long-term success of our business, but none of them is obligated to remain actively involved with us. In addition, if any of our personnel were to join or form a competitor, following any required restrictive period set forth in their employment agreements, some of our clients could choose to invest with that competitor rather than in our funds. The loss of the services of one or more members of our senior team could have a material adverse effect on our business, financial condition and results of operations, including on the performance of our funds, our ability to retain and attract clients and highly qualified employees and our ability to raise new funds. Any change to our senior management team could have a material adverse effect on our business, financial condition and results of operations.
We do not carry any “key person” insurance that would provide us with proceeds in the event of the death or disability of any of our personnel. In addition, certain of our funds have key person provisions that are triggered upon the loss of services of one or more specified employees and could, upon the occurrence of such event, provide the investors in these funds with certain rights such as rights providing for the termination or suspension of the funds’ investment periods and/or wind-down of the funds. Accordingly, the loss of such personnel could result in significant disruption of certain funds’ investment activities, which could have a material adverse impact on our business, financial condition and results of operations, and could harm our ability to maintain or grow our assets under management in existing funds or raise additional funds in the future. Similarly, to the extent there is a perceived reliance in the market that one or more of our employees is critical to the success of a particular investment strategy, the loss of one or more such employees could lead investors to redeem from our funds or choose not to make further investments in existing or future funds that we manage, which would correspondingly reduce our management fees and potential to earn incentive fees.
We intend to expand our business and may enter into new lines of business or geographic markets, which may result in additional risks and uncertainties in our business.
We currently generate substantially all of our revenues from management fees and incentive fees. However, we intend to grow our business by offering additional products and services, by entering into new lines of business and by entering into, or expanding our presence in, new geographic markets. Introducing new types of investment structures, products and services could increase our operational costs and the complexities involved in managing such investments, including with respect to ensuring compliance with regulatory requirements and the terms of the investment. For example, we have recently launched certain funds that seek to capitalize on investment opportunities associated with projects undertaken by organized labor and investment opportunities accessed by investing with minority-owned investment firms, which in each case may be subject to greater levels of regulatory scrutiny. Also, we intend to serve as sponsor to one or more special purpose acquisition companies. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of clients due to the perception that we are no longer focusing on our core business. In addition, we may from time to time explore opportunities to grow our business via acquisitions, partnerships, investments or other strategic transactions. There can be no assurance that we will successfully identify, negotiate or complete such transactions, that any completed transactions will produce favorable financial results or that we will be able to successfully integrate an acquired business with ours.
Entry into certain lines of business or geographic markets or the introduction of new types of products or services may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our business, financial condition and results of operations could be materially and adversely affected.
Restrictions on our ability to collect and analyze data regarding our clients’ investments could adversely affect our business.
We maintain detailed information regarding investments that we monitor and report on for our funds. We rely on our database of investment information to provide regular reports to our clients, to research developments and trends in the markets and to support our investment processes. We depend on the continuation of our relationships with the investment managers of the underlying funds and investments in order to maintain current data on these investments and market activity. The termination of such relationships or the imposition of restrictions on our ability to use the investment-related information we obtain in connection with our investing, monitoring and reporting services could adversely affect our business, financial condition and results of operations.
Operational risks and data security breaches may disrupt our business, damage our reputation, result in financial losses or limit our growth.
We rely heavily on our financial, accounting, compliance, monitoring, reporting and other data processing systems. If any of these systems, or the systems of third-party service providers we utilize, do not operate properly or are disabled or fail, including the loss of data, whether caused by fire, other natural disaster, power or telecommunications failure, computer viruses, malicious actors, acts of terrorism or war or otherwise, we could suffer a disruption of our business, financial loss, liability to clients, regulatory intervention or reputational damage, which could have a material and adverse effect on our business, financial condition and results of operations.
In addition, we are dependent on the effectiveness of our information security policies, procedures and capabilities designed to protect our computer, network and telecommunications systems and the data such systems contain or transmit. Attacks on our information technology infrastructure could enable the attackers to gain access to and steal our proprietary information, destroy data or disable, degrade or sabotage our systems or divert or otherwise steal funds. Attacks could range from those common to businesses generally to those that are more advanced and persistent, which may target us because members of our senior management team may have public profiles or because, as an alternative asset management firm, we hold a significant amount of confidential and sensitive information about our clients and potential investments.
Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, theft, misuse, computer viruses or other malicious code, and other events that could have a security impact. We and our employees have been and expect to continue to be the target of “phishing” attacks, and the subject of impersonations and fraudulent requests for money, and other forms of activities. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. In addition, cybersecurity has become a top priority for regulators around the world. Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including the General Data Protection Regulation (“GDPR”) in the EU. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Breaches in security could potentially jeopardize our, our employees’ or our clients’ or counterparties’ confidential, proprietary and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our employees’, our clients’, our counterparties’ or third parties’ operations, which could result in material financial losses, increased costs, disruption of our business, liability to clients and other counterparties, regulatory intervention or reputational damage, which, in turn, could cause a decline in our earnings and/or stock price. Furthermore, if we experience a cybersecurity incident, it could result in regulatory investigations and material penalties, which could lead to negative publicity and may cause our clients to lose confidence in the effectiveness of our security measures. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Extensive government regulation, compliance failures and changes in law or regulation could adversely affect us.
Our business activities are subject to extensive and evolving laws, rules and regulations. Any changes or potential changes in the regulatory framework applicable to our business may impose additional expenses or capital requirements on us, limit our fundraising activities, have an adverse effect on our business, financial condition, results of operations, reputation or prospects, impair employee retention or recruitment and require substantial attention by senior management. It is impossible to determine the extent of the impact of any new laws, regulations, initiatives or regulatory guidance that may be proposed or may become law on our business or the markets in which we operate.
Governmental authorities around the world have implemented or are implementing financial system and participant regulatory reform in reaction to volatility and disruption in the global financial markets, financial institution failures and financial frauds. Such reform includes, among other things, additional regulation of investment funds, as well as their managers and activities, including compliance, risk management and anti-money laundering procedures; restrictions on specific types of investments and the provision and use of leverage; implementation of capital requirements; limitations on compensation to managers; and books and records, reporting and disclosure requirements. We cannot predict with certainty the impact on us, our funds, or on alternative investment funds generally, of any such reforms. Any of these regulatory reform measures could have an adverse effect on our funds’ investment strategies or our business model. We may incur significant expense in order to comply with such reform measures and may incur significant liabilities if regulatory authorities determine that we are not in compliance.
We could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect our investors, the companies in which our funds invest, or us. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, subject carried interests to more onerous taxation or effect other changes that could have a material adverse effect on our business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.
In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our funds and diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. Changes to tax laws may also adversely affect our ability to attract and retain key personnel.
Our business is subject to regulation in the United States, including by the SEC, the Commodity Futures Trading Commission (the “CFTC”), the Internal Revenue Service (the “IRS”), the Financial Industry Regulatory Authority, Inc. (“FINRA”) and other regulatory agencies. Any change in such regulation or oversight could have a material adverse effect on our business, financial condition and results of operations. In addition, we regularly rely on exemptions from various requirements of these and other applicable laws. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If, for any reason, these exemptions were to be revoked or challenged or otherwise become unavailable to us, we could be subject to regulatory action or third-party claims, and our business, financial condition and results of operations could be materially and adversely affected. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration as an investment adviser or the registration of our broker-dealer subsidiary. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients.
In the wake of highly publicized financial scandals, investors exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate is subject to further regulation in addition to those rules already promulgated. For example, there are a significant number of regulations that affect our business under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The U.S. Securities and Exchange Commission (“SEC”) in particular continues to increase its regulation of the asset management and private equity industries, focusing on the private equity industry’s fees, allocation of expenses to funds, marketing practices, allocation of fund investment opportunities, disclosures to fund investors, the allocation of broken-deal expenses and general conflicts of interest disclosures. The SEC has also heightened its focus on the valuation practices employed by investment advisers. The lack of readily ascertainable market prices for many of the investments made by our funds or the funds in which we invest could subject our valuation policies and processes to increased scrutiny by the SEC. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Brexit may result in our being subject to new and increased regulations if we can no longer rely on passporting privileges that allow U.K. financial institutions to access the EU single market without restrictions. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.
We are subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the prohibited transaction provisions of ERISA and Section 4975 of the Code in connection with the management of certain of our funds. With respect to these funds, this means that (1) the application of the fiduciary responsibility standards of ERISA to investments made by such funds, including the requirement of investment prudence and diversification, and (2) certain transactions that we enter into, or may have entered into, on behalf of these funds, in the ordinary course of business, are subject to the prohibited transactions rules under Section 406 of ERISA and Section 4975 of the Code. A non-exempt prohibited transaction, in addition to imposing potential liability upon fiduciaries of an ERISA plan, may also result in the imposition of an excise tax under the Code upon a “party in interest” (as defined in ERISA), or “disqualified person” (as defined in the Code), with whom we engaged in the transaction. In addition, a court could find that our funds that invest directly in operating companies have formed a partnership-in-fact conducting a trade or business with such operating companies and would therefore be jointly and severally liable for these companies’ unfunded pension liabilities.
Some of the other funds currently rely on an exception under the ERISA plan asset regulations promulgated by the Department of Labor (as modified by Section 3(42) of ERISA) (the “Plan Asset Regulations”), and therefore are not subject to the fiduciary responsibility requirements of ERISA or the prohibited transaction requirements of ERISA and Section 4975 of the Code. However, if these funds fail to satisfy an exception under the Plan Asset Regulations, such failure could materially interfere with our activities in relation to these funds and expose us to risks related to our failure to comply with such provisions of ERISA and the Code.
In addition, we are registered as an investment adviser with the SEC and are subject to the requirements and regulations of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Such requirements relate to, among other things, restrictions on entering into transactions with clients, maintaining an effective compliance program, incentive fees, solicitation arrangements, allocation of investments, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and their advisory clients, as well as general anti-fraud prohibitions. As a registered investment adviser, we have fiduciary duties to our clients. Similarly, we are registered as a broker-dealer with the SEC and are a member of FINRA. As such, we are also subject to the requirements and regulations of the Exchange Act and FINRA rules. A failure to comply with the obligations imposed by the Advisers Act, the Exchange Act or FINRA rules, including recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in examinations, investigations, sanctions and reputational damage, and could have a material adverse effect on our business, financial condition and results of operations.
The Foreign Investment Risk Review Modernization Act significantly increased the types of transactions that are subject to the jurisdiction of the Committee on Foreign Investment in the United States (“CFIUS”). Under the final regulations of the reform legislation, which became effective on February 13, 2020, CFIUS has the authority to review and potentially recommend that the President of the United States block or impose conditions on noncontrolling investments in critical infrastructure and critical technology companies and in companies collecting or storing sensitive data of U.S. citizens, which may reduce the number of potential buyers and limit the ability of our funds to realize value from certain existing and future investments.
In the EU, MiFID II requires, among other things, all MiFID investment firms to comply with prescriptive disclosure, transparency, reporting and recordkeeping obligations and obligations in relation to the receipt of investment research, best execution, product governance and marketing communications. As we operate investment firms which are subject to MiFID II, we have implemented policies and procedures to comply with MiFID II where relevant, including where certain rules have an extraterritorial impact on us. Compliance with MiFID II has resulted in greater overall complexity, higher compliance, administration and operational costs, and less overall flexibility. The complexity, operational costs and reduction in flexibility may be further compounded as a result of Brexit. This is because the UK is both: (i) no longer required to transpose EU law into UK law; and (ii) electing to transpose certain EU legislation into UK law subject to various amendments and subject to the FCA’s oversight rather than that of EU regulators. Taken together, (i) and (ii) could result in divergence between the UK and EU regulatory frameworks.
In addition, across the EU, we are subject to the AIFMD, under which we are subject to regulatory requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. Certain requirements of the AIFMD and the interpretation thereof remain uncertain and may be subject to change as a result of further legislation amending the AIFMD, the issuance of any further national and/or EU guidelines with respect to the AIFMD and the interpretation thereof, and changes to national implementing legislation in relevant European Economic Area (“EEA”) countries or in the UK. Outside the EEA, the regulations to which we are subject relate primarily to registration and reporting obligations. As described above, Brexit and the potential resulting divergence between the UK and EU regulatory frameworks may result in additional complexity and costs in complying with AIFMD across both the UK and EU.
The EU Securitization Regulation (the “Securitization Regulation”), which became effective on January 1, 2019, imposes due diligence and risk retention requirements on “institutional investors,” which includes managers of alternative investment funds assets, and constrains the ability of alternative investment funds to invest in securitization positions that do not comply with the prescribed risk retention requirements. The Securitization Regulation may impact or limit our funds’ ability to make certain investments that constitute “securitizations” and may impose additional reporting obligations on securitizations, which may increase the costs of managing such vehicles.
A new EU Regulation on the prudential requirements of investment firms (Regulation (EU) 2019/2033) and its accompanying Directive (Directive (EU) 2019/2034) (together, “IFR/IFD”) have now been finalized and are expected to take effect on June 26, 2021. IFR/IFD will introduce a bespoke prudential regime for most MiFID investment firms to replace the one that currently applies under the fourth Capital Requirements Directive and the Capital Requirements Regulation. IFR/IFD represents a complete overhaul of “prudential” regulation in the EU. As the application dates for IFR/IFD fall outside the end of the Brexit transition period, the UK is not required to implement the legislation and will instead establish a new Investment Firms Prudential Regime which is intended to achieve similar outcomes to IFD/IFR. There is a risk that the new regime will result in higher regulatory capital requirements for affected firms and new, more onerous remuneration rules, as well as re-cut and extended internal governance, disclosure, reporting, liquidity, and group “prudential” consolidation requirements (among other things), each of which could have a material impact on our European operations, although there are transitional provisions allowing firms to increase their capital to the necessary level over three to five years.
It is expected that additional laws and regulations will come into force in the EEA, the EU, the UK and other countries in which we operate over the coming years. These laws and regulations may affect our costs and manner of conducting business in one or more markets, the risks of doing business, the assets that we manage or advise, and our ability to raise capital from investors. Any failure by us to comply with either existing or new laws or regulations could have a material adverse effect on our business, financial condition and results of operations.
Federal, state and foreign anti-corruption and sanctions laws create the potential for significant liabilities and penalties and reputational harm.
We are also subject to a number of laws and regulations governing payments and contributions to political persons or other third parties, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”) as well as trade sanctions and export control laws administered by the Office of Foreign Assets Control (“OFAC”), the U.S.

Department of Commerce and the U.S. Department of State. The FCPA is intended to prohibit bribery of foreign governments and their officials and political parties, and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies’ transactions. OFAC, the U.S. Department of Commerce and the U.S. Department of State administer and enforce various export control laws and regulations, including economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. These laws and regulations relate to a number of aspects of our business, including servicing existing fund investors, finding new fund investors, and sourcing new investments, as well as activities by the portfolio companies in our investment portfolio or other controlled investments.
Similar laws in non-U.S. jurisdictions, such as EU sanctions or the U.K. Bribery Act, as well as other applicable anti-bribery, anti-corruption, anti-money laundering, or sanction or other export control laws in the U.S. and abroad, may also impose stricter or more onerous requirements than the FCPA, OFAC, the U.S. Department of Commerce and the U.S. Department of State, and implementing them may disrupt our business or cause us to incur significantly more costs to comply with those laws. Different laws may also contain conflicting provisions, making compliance with all laws more difficult. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, civil or criminal financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could materially and adversely affect our business, results of operations and financial condition. In addition, we may be subject to successor liability for FCPA violations or other acts of bribery, or violations of applicable sanctions or other export control laws committed by companies in which we or our funds invest or which we or our funds acquire. While we have developed and implemented policies and procedures designed to ensure strict compliance by us and our personnel with the FCPA and other anti-corruption, sanctions and export control laws in jurisdictions in which we operate, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA or other applicable anti-corruption, sanctions or export control laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business, financial condition and results of operations.
Misconduct by our employees, advisors or third-party service providers could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.
There is a risk that our employees, advisors or third-party service providers could engage in misconduct that adversely affects our business. We are subject to a number of obligations and standards arising from our business and our discretionary authority over the assets we manage. The violation of these obligations and standards by any of our employees, advisors or third-party service providers would adversely affect our clients and us. Our business often requires that we deal with confidential matters of great significance to companies and funds in which we may invest for our clients. If our employees, advisors or third-party service providers were to engage in fraudulent activity, violate regulatory standards or improperly use or disclose confidential information, we could be subject to legal or regulatory action and suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter misconduct, and the extensive precautions we take that seek to detect and prevent undesirable activity may not be effective in all cases. If one of our employees, advisors or third-party service providers were to engage in misconduct or were to be accused of misconduct, our reputation and our business, financial condition and results of operations could be materially and adversely affected.
We may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.
As a financial services firm, we depend to a large extent on our relationships with our clients and our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses.
In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our asset management and advisory activities may subject us to the risk of significant legal liabilities to our clients and third parties, including our clients’ stockholders or beneficiaries, under securities or other laws and regulations for materially false or misleading statements made in connection with securities and other transactions. We make investment decisions on behalf of our clients that could result in substantial losses. Any such losses also may subject us to the risk of legal and regulatory liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending litigation. In addition, negative publicity and press speculation about us, our investment activities or the private markets in general, whether or not based in truth, or litigation or regulatory action against us or any third-party managers recommended by us or involving us may tarnish our reputation and harm our ability to attract and retain clients. Substantial legal or regulatory liability could have a material adverse effect on our business, financial condition and results of operations or cause significant reputational harm to us, which could seriously harm our business.
Our inability to obtain adequate insurance could subject us to additional risk of loss or additional expenses.
We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage levels against potential liabilities we may face, which could have a material adverse effect on our business. We may face a risk of loss from a variety of claims, including those related to contracts, fraud, compliance with laws and various other issues, whether or not such claims are valid. Insurance and other safeguards might only partially reimburse us for our losses, if at all, and if a claim is successful and exceeds or is not covered by our insurance policies, we may be required to pay a substantial amount in respect of such successful claim. Certain losses of a catastrophic nature, such as public health crises, wars, earthquakes, typhoons, terrorist attacks or other similar events, may be uninsurable or may only be insurable at rates that are so high that maintaining coverage would cause an adverse impact on our business, in which case we may choose not to maintain such coverage.
Risks Related to Our Funds
Difficult market, geopolitical and economic conditions can adversely affect our business in many ways, including by reducing the value or performance of the investments made by our funds, reducing the number of high-quality investment managers with whom we may invest, and reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenues, earnings and cash flow and materially and adversely affect our business, financial condition and results of operations.
Our business can be materially affected by difficult financial market and economic conditions and events throughout the world that are outside our control, including rising interest rates, inflation, the availability of credit, changes in laws, trade barriers, commodity prices, currency exchange rates, public health crises, terrorism or political uncertainty. These factors may affect the level and volatility of securities prices and the liquidity and value of investments, and we may not be able to or may choose not to manage our exposure to them. The global financial markets are currently experiencing volatility and disruption due to the COVID-19 pandemic, and investments in many industries have experienced significant volatility over the last several years.
Our funds may be affected by reduced opportunities to exit and realize value from their investments and by the fact that they may not be able to find suitable investments in which to effectively deploy capital. During periods of difficult market conditions or slowdowns in a particular sector, companies in which our funds invest may experience decreased revenues, financial losses, difficulty in obtaining access to financing and increased funding costs. During such periods, these companies may also have difficulty in expanding their businesses and operations and be unable to meet their debt service obligations or other expenses as they become due. In addition, during periods of adverse economic conditions, our funds may have difficulty accessing financial markets, which could make it more difficult or impossible for them to obtain funding for additional investments and harm their assets under management and results of operations. A general market downturn, or a specific market dislocation, may result in lower investment returns for our funds, which would adversely affect our revenues. Furthermore, such conditions could also increase the risk of default with respect to investments held by our funds that have significant debt investments.
In addition, our ability to find high-quality investment managers with whom we may invest could become exacerbated in deteriorating or difficult market environments. Any such occurrence could delay our ability to invest capital, lead to lower returns on invested capital and have a material adverse effect on our business, financial condition and results of operations.
Market deterioration could cause us, our funds or the investments made by our funds to experience tightening of liquidity, reduced earnings and cash flow, and impairment charges, as well as challenges in raising and deploying capital, obtaining investment financing and making investments on attractive terms. These market conditions can also have an impact on our ability and the ability of our funds and the investments made by our funds to liquidate positions in a timely and efficient manner.
Our business could generate lower revenues in a general economic downturn or a tightening of global credit markets. A general economic downturn or tightening of global credit markets may result in reduced opportunities to find suitable investments and make it more difficult for us, or for the funds in which we and our clients invest, to exit and realize value from existing investments, potentially resulting in a decline in the value of the investments held in our clients’ portfolios, leading to a decrease in incentive fee revenue. Any reduction in the market value of the assets we manage will not likely be reported until one or more quarters after the end of the applicable performance period due to an inherent lag in the valuation process of private markets investments. This can result in a mismatch between stated valuation and current market conditions and can lead to delayed revelations of changes in performance and, therefore, delayed effects on our clients’ portfolios. If our clients reduce their commitments to make investments in private markets in favor of investments they perceive as offering greater opportunity or lower risk, our revenues or earnings could decline as a result of lower fees being paid to us. Further, if, due to the lag in reporting, their decision to do so is made after the initial effects of a market downturn are felt by the rest of the economy, the adverse effect we experience as a result of that decision could likewise adversely affect our business, financial condition and results of operations on a delayed basis.
Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenues relating to changes in market and economic conditions. If our revenues decline without a commensurate reduction in our expenses, our earnings will be reduced. Accordingly, difficult market conditions could have a material adverse effect on our business, financial condition and results of operations.
If the investments we make on behalf of our funds perform poorly, we may suffer a decline in our revenues and earnings, and our ability to raise capital for future funds may be materially and adversely affected.
Our revenues are derived from fees earned for our management of our funds, incentive fees, or carried interest, with respect to certain of our funds, and monitoring and reporting fees. In the event that our funds perform poorly, our revenues and earnings derived from incentive fees and carried interest will decline, and it will be more difficult for us to raise capital for new funds or gain new clients in the future. In addition, if carried interest that was previously distributed to us exceeds the amounts to which we are ultimately entitled, we may be required to repay that amount under a “clawback” obligation. If we are unable to repay the amount of the clawback, we would be subject to liability for a breach of our contractual obligations. If we are unable to raise or are required to repay capital, our business, financial condition and results of operations would be materially and adversely affected.
The historical performance of our funds should not be considered indicative of the future performance of these funds or of any future funds we may raise, in part because:
•	market conditions and investment opportunities during previous periods may have been significantly more favorable for generating positive performance than those we may experience in the future;
•
the performance of our funds that distribute carried interest is generally calculated on the basis of the net asset value of the funds’ investments, including unrealized gains, which may never be realized and therefore never generate carried interest;

•	our historical returns derive largely from the performance of our earlier funds, whereas future fund returns will depend increasingly on the performance of our newer funds or funds not yet formed;
•	our newly established closed-ended funds may generate lower returns during the period that they initially deploy their capital;
•	competition continues to increase for investment opportunities, which may reduce our returns in the future;
•	the performance of particular funds also will be affected by risks of the industries and businesses in which they invest; and
•
we may create new funds that reflect a different asset mix and new investment strategies, as well as a varied geographic and industry exposure, compared to our historical funds, and any such new funds could have different returns from our previous funds.

The success of our business depends on the identification and availability of suitable investment opportunities for our clients.
Our success largely depends on the identification and availability of suitable investment opportunities for our clients, and in particular the success of underlying funds in which our funds invest. The availability of investment opportunities will be subject to market conditions and other factors outside of our control and the control of the investment managers with which we invest for our funds. Past returns of our funds have benefited from investment opportunities and general market conditions that may not continue or reoccur, including favorable borrowing conditions in the debt markets, and there can be no assurance that our funds or the underlying funds in which we invest for our funds will be able to avail themselves of comparable opportunities and conditions. There can also be no assurance that the underlying funds we select will be able to identify sufficient attractive investment opportunities to meet their investment objectives.
Competition for access to investment funds and other investments we make for our clients is intense.
We seek to maintain excellent relationships with investment managers of investment funds, including those in which we have previously made investments for our clients and those in which we may in the future invest, as well as sponsors of investments that might provide co-investment opportunities in portfolio companies alongside the sponsoring fund manager. However, because of the number of investors seeking to gain access to investment funds and co-investment opportunities managed or sponsored by the top performing fund managers, there can be no assurance that we will be able to secure the opportunity to invest on behalf of our clients in all or a substantial portion of the investments we select, or that the size of the investment opportunities available to us will be as large as we would desire. Access to secondary investment opportunities is also highly competitive and is often controlled by a limited number of general partners, fund managers and intermediaries.
The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.
Before investing the assets of our funds, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, technological, environmental, social, governance and legal and regulatory issues. Outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of investment and the parties involved. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations, and such an investigation will not necessarily result in the investment ultimately being successful. Moreover, the due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts or risks that are necessary or helpful in evaluating such investment opportunity. For example, instances of bribery, fraud, accounting irregularities and other improper, illegal or corrupt practices can be difficult to detect and may be more widespread in certain jurisdictions.
In addition, a substantial portion of our funds invest in underlying funds, and therefore we are dependent on the due diligence investigation of the underlying investment manager of such funds. We have little or no control over their due diligence process, and any shortcomings in their due diligence could be reflected in the performance of the investment we make with them on behalf of our clients. Poor investment performance could lead clients to terminate their agreements with us and/or result in negative reputational effects, either of which could have a material adverse effect on our business, financial condition and results of operations.
Dependence on leverage by certain funds, underlying investment funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our funds to achieve attractive rates of return on their investments.
Many of the funds we manage, the funds in which we invest and portfolio companies within our funds and customized separate accounts currently rely on credit facilities either to facilitate efficient investing or for speculative purposes. If our funds are unable to obtain financing, or the underlying funds or the companies in which our funds invest are unable to access the structured credit, leveraged loan and high yield bond markets (or do so only at increased cost), the results of their operations may suffer if such markets experience dislocations, contractions or volatility. Any such events could adversely impact our funds’ ability to invest efficiently, and may impact the returns of our funds’ investments.
The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments, and, in the case of rising interest rates, decrease the value of fixed-rate debt investments made by our funds. Certain investments may also be financed through fund-level debt facilities, which may or may not be available for refinancing at the end of their respective terms. Finally, limitations on the deductibility of interest expense on indebtedness used to finance our funds’ investments reduce the after-tax rates of return on the affected investments and make it more costly to use debt financing. Any of these factors may have an adverse impact on our business, results of operations and financial condition.
Similarly, private markets fund portfolio companies regularly utilize the corporate debt markets to obtain additional financing for their operations. The leveraged capital structure of such businesses increases the exposure of the funds’ portfolio companies to adverse economic factors such as rising interest rates, downturns in the economy or deterioration in the condition of such business or its industry. Any adverse impact caused by the use of leverage by portfolio companies in which we directly or indirectly invest could in turn adversely affect the returns of our funds.
Defaults by clients and third-party investors in certain of our funds could adversely affect that fund’s operations and performance.
Our business is exposed to the risk that clients that owe us money for our services may not pay us. We believe that this risk could potentially increase due to the current COVID-19 pandemic. Also, if investors in our funds default on their obligations to fund commitments, there may be adverse consequences on the investment process, and we could incur losses and be unable to meet underlying capital calls. For example, investors in our closed-ended funds make capital commitments to those funds that we are entitled to call from those investors at any time during prescribed periods. We depend on investors fulfilling and honoring their commitments when we call capital from them for those funds to consummate investments and otherwise pay their obligations when due. In addition, certain of our funds may utilize lines of credit to fund investments. Because interest expense and other costs of borrowings under lines of credit are an expense of the fund, the fund’s net multiple of invested capital may be reduced, as well as the amount of carried interest generated by the fund. Any material reduction in the amount of carried interest generated by a fund may adversely affect our revenues.
Any investor that did not fund a capital call would be subject to several possible penalties, including having a meaningful amount of its existing investment forfeited in that fund. However, the impact of the penalty is directly correlated to the amount of capital previously invested by the investor in the fund. For instance, if an investor has invested little or no capital early in the life of the fund, then the forfeiture penalty may not be as meaningful. A failure of investors to honor a significant amount of capital calls could have a material adverse effect on our business, financial condition and results of operations.
Our failure to comply with investment guidelines set by our clients could result in damage awards against us or a reduction in assets under management (“AUM”), either of which would cause our earnings to decline and adversely affect our business.
Each of our funds is operated pursuant to specific investment guidelines, which, with respect to our customized separate accounts, are often established collaboratively between us and the investor in such fund. Our failure to comply with these guidelines and other limitations could result in clients terminating their relationships with us or deciding not to commit further capital to us in respect of new or different funds. In some cases, these investors could also sue us for breach of contract and seek to recover damages from us. In addition, such guidelines may restrict our ability to pursue certain allocations and strategies on behalf of our clients that we believe are economically desirable, which could similarly result in losses to a fund or termination of the fund and a corresponding reduction in AUM. Even if we comply with all applicable investment guidelines, our clients may nonetheless be dissatisfied with our investment performance or our services or fees, and may terminate their investment with us or be unwilling to commit new capital to our funds. Any of these events could cause our earnings to decline and have a material adverse effect on our business, financial condition and results of operations.
Valuation methodologies for certain assets in our funds can be significantly subjective, and the values of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.
For our closed-ended funds, there are no readily ascertainable market prices for a large number of the investments in these funds or the underlying funds in which these funds invest. The value of the fund investments of our funds is determined periodically by us based in general on the fair value of such investments as reported by the underlying fund managers. Our valuation of the funds in which we invest is largely dependent upon the processes employed by the managers of those funds. The fair value of investments is determined using a number of methodologies described in the particular funds’ valuation policies. These policies are based on a number of factors, including the nature of the investment, the expected cash flows from the investment, the length of time the investment has been held, restrictions on transfer and other generally accepted valuation methodologies. The value of the co/direct-equity and credit investments of our funds is determined periodically by us based on reporting provided by the relevant co/direct-equity sponsor and/or using independent third-party valuation firms to aid us in determining the fair value of these investments using generally accepted valuation methodologies. These may include references to market multiples, valuations for comparable companies, public or private market transactions, subsequent developments concerning the companies to which the securities relate, results of operations, financial condition, cash flows, and projections of such companies provided to the general partner and such other factors that we may deem relevant. The methodologies we use in valuing individual investments are based on a variety of estimates and assumptions specific to the particular investments, and actual results related to the investment may vary materially as a result of the inaccuracy of such assumptions or estimates. In addition, because the illiquid investments held by our funds, and the underlying funds in which we invest may be in industries or sectors that are unstable, in distress, or undergoing some uncertainty, such investments are subject to rapid changes in value caused by sudden company-specific or industry-wide developments.
Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the fair values of such investments as reflected in a fund’s net asset value do not necessarily reflect the prices that would actually be obtained if such investments were sold. Realizations at values significantly lower than the values at which investments have been reflected in fund net asset values could result in losses for the applicable fund and the loss of potential incentive fees for the fund’s manager and us. Also, a situation in which asset values turn out to be materially different from values reflected in fund net asset values, whether due to misinformation or otherwise, could cause investors to lose confidence in us and may, in turn, result in difficulties in our ability to raise additional capital, retain clients or attract new clients. Further, we often engage third-party valuation agents to assist us with the valuations. It is possible that a material fact related to the target of the valuation might be inadvertently omitted from our communications with them, resulting in an inaccurate valuation.
Further, the SEC has highlighted valuation practices as one of its areas of focus in investment advisor examinations and has instituted enforcement actions against advisors for misleading investors about valuation. If the SEC were to investigate and find errors in our methodologies or procedures, we and/or members of our management could be subject to penalties and fines, which could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.
Our investment management activities may involve investments in relatively high-risk, illiquid assets, and we and our clients may lose some or all of the amounts invested in these activities or fail to realize any profits from these activities for a considerable period of time.
The investments made by certain of our funds may include high-risk, illiquid assets. The private markets funds in which we invest capital generally invest in securities that are not publicly traded. Even if such securities are publicly traded, many of these funds may be prohibited by contract or applicable securities laws from selling such securities for a period of time. Such funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration requirements is available. Accordingly, the private markets funds in which we invest our clients’ capital may not be able to sell securities when they desire and therefore may not be able to realize the full value of such securities. The ability of private markets funds to dispose of investments is dependent in part on the public equity and debt markets, to the extent that the ability to dispose of an investment may depend upon the ability to complete an initial public offering of the portfolio company in which such investment is held or the ability of a prospective buyer of the portfolio company to raise debt financing to fund its purchase. Furthermore, large holdings of publicly traded equity securities can often be disposed of only over a substantial period of time, exposing the investment returns to risks of downward movement in market prices during the disposition period. Contributing capital to these funds is risky, and we may lose some or the entire amount of our funds’ and our clients’ investments.
The portfolio companies in which private markets funds have invested or may invest will sometimes involve a high degree of business and financial risk. These companies may be in an early stage of development, may not have a proven operating history, may be operating at a loss or have significant variations in results of operations, may be engaged in a rapidly changing business with products subject to a substantial risk of obsolescence, may be subject to extensive regulatory oversight, may require substantial additional capital to support their operations, to finance expansion or to maintain their competitive position, may have a high level of leverage, or may otherwise have a weak financial condition.

In addition, these portfolio companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing, and other capabilities, and a larger number of qualified managerial and technical personnel. Portfolio companies in non-U.S. jurisdictions may be subject to additional risks, including changes in currency exchange rates, exchange control regulations, risks associated with different types (and lower quality) of available information, expropriation or confiscatory taxation and adverse political developments. In addition, during periods of difficult market conditions or slowdowns in a particular investment category, industry or region, portfolio companies may experience decreased revenues, financial losses, difficulty in obtaining access to financing and increased costs. During these periods, these companies may also have difficulty in expanding their businesses and operations and may be unable to pay their expenses as they become due. A general market downturn or a specific market dislocation may result in lower investment returns for the private markets funds or portfolio companies in which our funds invest, which consequently would materially and adversely affect investment returns for our funds. Furthermore, if the portfolio companies default on their indebtedness, or otherwise seek or are forced to restructure their obligations or declare bankruptcy, we could lose some or all of our investment and suffer reputational harm.
Our funds make investments in companies that are based outside of the United States, which may expose us to additional risks not typically associated with investing in companies that are based in the United States.
A significant amount of the investments of our funds include private markets funds that are located outside the United States or that invest in portfolio companies located outside the United States. Such non-U.S. investments involve certain factors not typically associated with U.S. investments, including risks related to:
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currency exchange matters, such as exchange rate fluctuations between the U.S. dollar and the foreign currency in which the investments are denominated, and costs associated with conversion of investment proceeds and income from one currency to another;

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differences between the U.S. and foreign capital markets, including the absence of uniform accounting, auditing, financial reporting and legal standards, practices and disclosure requirements and less government supervision and regulation;

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certain economic, social and political risks, including exchange control regulations and restrictions on foreign investments and repatriation of capital, the risks of political, economic or social instability; and

•	the possible imposition of foreign taxes with respect to such investments or confiscatory taxation.
These risks could adversely affect the performance of our funds that are invested in securities of non-U.S. companies, which would adversely affect our business, financial condition and results of operations.
Our funds may face risks relating to undiversified investments.
We cannot give assurance as to the degree of diversification that will be achieved in any of our funds. Difficult market conditions or slowdowns affecting a particular asset class, geographic region or other category of investment could have a significant adverse impact on a given fund if its investments are concentrated in that area, which would result in lower investment returns. Accordingly, a lack of diversification on the part of a fund could adversely affect its investment performance and, as a result, our business, financial condition and results of operations.
Our funds make investments in underlying funds and companies that we do not control.
Investments by most of our funds will include debt instruments and equity securities of companies that we do not control. Our funds may invest through co-investment arrangements or acquire minority equity interests and may also dispose of a portion of their equity investments in portfolio companies over time in a manner that results in their retaining a minority investment. Consequently, the performance of our funds will depend significantly on the investment and other decisions made by third parties, which could have a material adverse effect on the returns achieved by our funds. Portfolio companies in which the investment is made may make business, financial or management decisions with which we do not agree. In addition, the majority stakeholders or our management may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values of our investments and the investments we have made on behalf of clients could decrease and our financial condition, results of operations and cash flow could suffer as a result.

Investments by our funds may in many cases rank junior to investments made by other investors.
In many cases, the companies in which our funds invest have indebtedness or equity securities, or may be permitted to incur indebtedness or to issue equity securities, that rank senior to our clients’ investments in our funds. By their terms, these instruments may provide that their holders are entitled to receive payments of dividends, interest or principal on or before the dates on which payments are to be made in respect of our clients’ investments. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which one or more of our funds hold an investment, holders of securities ranking senior to our clients’ investments would typically be entitled to receive payment in full before distributions could be made in respect of our clients’ investments. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our clients’ investments. To the extent that any assets remain, holders of claims that rank equally with our clients’ investments would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, our ability to influence a company’s affairs and to take actions to protect investments by our funds may be substantially less than that of those holding senior interests.
Our risk management strategies and procedures may leave us exposed to unidentified or unanticipated risks.
Risk management applies to our investment management operations as well as to the investments we make for our funds. We have developed and continue to update strategies and procedures specific to our business for managing risks, which include market risk, liquidity risk, operational risk and reputational risk. Management of these risks can be very complex. These strategies and procedures may fail under some circumstances, particularly if we are confronted with risks that we have underestimated or not identified, including those related to the COVID-19 pandemic. In addition, some of our methods for managing the risks related to our clients’ investments are based upon our analysis of historical private markets behavior. Statistical techniques are applied to these observations in order to arrive at quantifications of some of our risk exposures. Historical analysis of private markets returns requires reliance on valuations performed by fund managers, which may not be reliable measures of current valuations. These statistical methods may not accurately quantify our risk exposure if circumstances arise that were not observed in our historical data. In particular, as we enter new lines of business or offer new products, our historical data may be incomplete. Failure of our risk management techniques could have a material adverse effect on our business, financial condition and results of operations, including our right to receive incentive fees.
We are subject to increasing scrutiny from certain investors with respect to the societal and environmental impact of investments made by our funds, which may adversely impact our ability to raise capital from such investors.
In recent years, certain investors, including U.S. public pension funds and certain non-U.S. investors, have placed increasing importance on the negative impacts of investments made by the funds to which they invest or commit capital, including with respect to environmental, social and governance (“ESG”) matters. Our clients for whom ESG matters are a priority may decide to redeem or withdraw previously committed capital from our funds (where such withdrawal is permitted) or to not invest or commit capital to future funds as a result of their assessment of our approach to and consideration of the social cost of investments made by our funds. To the extent our access to capital from investors, including public pension funds, is impaired, we may not be able to maintain or increase the size of our funds or raise sufficient capital for new funds, which may adversely impact our revenues.
The transition to sustainable finance accelerates existing risks and raises new risks for our business that may impact our profitability and success. In particular, ESG matters have been the subject of increased focus by certain regulators, including in the U.S. and the EU. A lack of harmonization globally in relation to ESG legal and regulatory reform leads to a risk of fragmentation in group level priorities as a result of the different pace of sustainability transition across global jurisdictions. This may create conflicts across our global business which could risk inhibiting our future implementation of, and compliance with, rapidly developing ESG standards and requirements. Failure to keep pace with sustainability transition could impact our competitiveness in the market and damage our reputation resulting in a material adverse effect on our business. In addition, failure to comply with applicable legal and regulatory changes in relation to ESG matters may attract increased regulatory scrutiny of our business, and could result in fines and/or other sanctions being levied against us.
The European Commission has initiated legislative reforms, which include, without limitation: (a) Regulation 2019/2088 (Sustainable Finance Disclosure Regulation) regarding the introduction of transparency and disclosure obligations for investors, funds and asset managers in relation to ESG factors, for which most rules are proposed to take effect beginning on March 10, 2021; (b) Regulation 2020/852 (Taxonomy Regulation) regarding the introduction of an EU-wide taxonomy of environmentally sustainable activities, which is proposed to take effect in a staggered approach beginning on January 1, 2022; and (c) amendments to existing regulations including MiFID II and AIFMD to embed ESG requirements. As a result of these legislative initiatives, we will be required to provide additional disclosure to investors in our funds with respect to ESG matters to EU based investors, depending on the extent to which the fund promotes, or adopts as an objective, sustainability. This may expose us to increased disclosure risks, for example due to a lack of available or credible data, and the potential for conflicting disclosures may also expose us to an increased risk of misstatement litigation or miss-selling allegations. Failure to manage these risks could result in a material adverse effect on our business in a number of ways. While these ESG legislative developments at EU level will no longer have legal effect in the UK as a result of Brexit, they may, nevertheless, inform the UK government’s legislative approach in relation to ESG and the disclosure requirements applicable to our UK regulated entities. In the event divergent ESG disclosure obligations arise between the UK and the EU, this may also present an increased compliance risk if we are required to comply with different regulatory standards.
In the U.S., on October 30, 2020, the Department of Labor finalized a new rule intended to clarify the fiduciary requirements for investment managers of “plan assets” considering non-pecuniary factors (including ESG) when investing. Although it is not yet clear, the new rule could cause a chilling effect on U.S. pension plans subject to ERISA investing in funds that have an ESG component, which includes some of our funds. Should these plan investors decide not to invest in our funds that have an ESG component, we may not be able to maintain or increase the size of these funds or raise sufficient capital for new funds that have an ESG component, which may adversely impact our revenues.
We may consider ESG factors in connection with investments for certain of our funds, and certain of our funds are constructed with specific ESG or impact components. ESG factors are not universally agreed upon or accepted by investors, and our consideration of ESG factors or construction of specific ESG or impact funds could attract opposition from certain segments of our existing and potential investor base. Any actual opposition to our consideration of ESG factors could impact our ability to maintain or raise capital for our funds, which may adversely impact our revenues.
The short-term and long-term impact of the Basel III capital standards on our clients is uncertain.
In June 2011, the Basel Committee on Banking Supervision, an international body comprised of senior representatives of bank supervisory authorities and central banks from 27 countries, including the United States, announced the final framework for a comprehensive set of capital and liquidity standards, commonly referred to as “Basel III,” for internationally active banking organizations and certain other types of financial institutions, which were revised in 2017. These standards generally require banks to hold more capital, predominantly in the form of common equity, than under the previous capital framework, reduce leverage and improve liquidity standards. U.S. federal banking regulators have adopted, and continue to adopt, final regulations to implement Basel III for U.S. banking organizations.
Some of our clients are subject to the Basel III standards. The ongoing adoption of rules related to Basel III and related standards could restrict the ability of these clients to maintain or increase their investments in our funds to the extent that such investments adversely impact their risk-weighted asset ratios. Our loss of these clients, or inability to raise additional investment amounts from these clients, may adversely impact our revenues.
Hedge fund investments are subject to numerous additional risks.
Investments by our funds in other hedge funds, as well as investments by our credit-focused, opportunistic and other hedge funds and similar products, are subject to numerous additional risks, including the following:
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Certain of the underlying funds in which we invest are newly established funds without any operating history or are managed by management companies or general partners who may not have as significant track records as an independent manager.

•	Generally, the execution of these hedge funds’ investment strategies is subject to the sole discretion of the management company or the general partner of such funds.
•	Hedge funds may engage in speculative trading strategies, including short selling.

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Hedge funds are exposed to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the contract (whether or not bona fide) or because of a credit or liquidity problem or otherwise, thus causing the fund to suffer a loss.

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Credit risk may arise through a default by one of several large institutions that are dependent on one another to meet their liquidity or operational needs, so that a default by one institution causes a series of defaults by the other institutions.

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The efficacy of investment and trading strategies depend largely on the ability to establish and maintain an overall market position in a combination of financial instruments. A hedge fund’s trading orders may not be executed in a timely and efficient manner due to various circumstances, including systems failures or human error. In such event, the funds might only be able to acquire some but not all of the components of the position, or if the overall position were to need adjustment, the funds might not be able to make such adjustment.

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Hedge funds may make investments or hold trading positions in markets that are volatile and which may become illiquid. Timely divestiture or sale of trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions to which they may be a party, and changes in industry and government regulations. It may be impossible or costly for hedge funds to liquidate positions rapidly in order to meet margin calls, withdrawal requests or otherwise, particularly if there are other market participants seeking to dispose of similar assets at the same time or the relevant market is otherwise moving against a position or in the event of trading halts or daily price movement limits on the market or otherwise. For example, in 2008 many hedge funds, including some of our funds, experienced significant declines in value. In many cases, these declines in value were both provoked and exacerbated by margin calls and forced selling of assets. Moreover, certain of our funds of hedge funds were invested in third-party hedge funds that halted redemptions in the face of illiquidity and other issues, which precluded those funds of hedge funds from receiving their capital back on request.

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Hedge fund investments are subject to risks relating to investments in commodities, futures, options and other derivatives, the prices of which are highly volatile and may be subject to the theoretically unlimited risk of loss in certain circumstances, including if the fund writes a call option.

As a result of their affiliation with us, our funds may from time to time be restricted from trading in certain securities (e.g., publicly traded securities issued by our current or potential portfolio companies). This may limit their ability to acquire and/or subsequently dispose of investments in connection with transactions that would otherwise generally be permitted in the absence of such affiliation.
Our fund investments in infrastructure assets may expose our funds to increased risks that are inherent in the ownership of real assets.
Investments in infrastructure assets may expose us to increased risks that are inherent in the ownership of real assets. For example:
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Ownership of infrastructure assets may present risk of liability for personal and property injury or impose significant operating challenges and costs with respect to, for example, compliance with zoning, environmental or other applicable laws.

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Infrastructure asset investments may face construction risks including shortages of suitable labor and equipment, adverse construction conditions and challenges in coordinating with public utilities, all of which could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of construction activities once undertaken. Certain infrastructure asset investments may remain in construction phases for a prolonged period and, accordingly, may not be cash generative for a prolonged period. Recourse against the contractor may be subject to liability caps or may be subject to default or insolvency on the part of the contractor.

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The management of the business or operations of an infrastructure asset may be contracted to a third-party management company unaffiliated with us. Although it would be possible to replace any such operator, the failure of such an operator to adequately perform its duties or to act in ways that are in our best interest, or the breach by an operator of applicable agreements or laws, rules and regulations, could have an adverse effect on the investment’s financial condition and results of operations.

Infrastructure investments often involve an ongoing commitment to a municipal, state, federal or foreign government or regulatory agencies. The nature of these obligations exposes us to a higher level of regulatory control than typically imposed on other businesses and may require us to rely on complex government licenses, concessions, leases or contracts, which may be difficult to obtain or maintain. Infrastructure investments may require operators to manage such investments and such operators’ failure to comply with laws, including prohibitions against bribing of government officials, may adversely affect the value of such investments and cause us serious reputational and legal harm. Revenues for such investments may rely on contractual agreements for the provision of services with a limited number of counterparties, and are consequently subject to counterparty default risk. The operations and cash flow of infrastructure investments are also more sensitive to inflation and, in certain cases, commodity price risk. Furthermore, services provided by infrastructure investments may be subject to rate regulations by government entities that determine or limit prices that may be charged. Similarly, users of applicable services or government entities in response to such users may react negatively to any adjustments in rates and thus reduce the profitability of such infrastructure investments.
Our historical financial results included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been if we had been a public company.
Our historical financial results included in this prospectus do not reflect the financial condition, results of operations or cash flows we would have achieved as a public company during the periods presented or those we will achieve in the future. Our financial condition and future results of operations could be materially different from amounts reflected in GCM Grosvenor’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.
Risks Related to Our Organizational Structure
We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
As of the date of this prospectus, the Key Holders hold all of the Class C common stock, which prior to the Sunset Date will entitle such holders to cast the lesser of 10 votes per share and the Class C Share Voting Amount, the latter of which is generally a number of votes per share equal to (1) (x) an amount of votes equal to 75% of the aggregate voting power of our capital stock (including for this purpose any Includible Shares), minus (y) the total voting power of our capital stock (other than our Class C common stock) owned or controlled, directly or indirectly, by the Key Holders (including, any Includible Shares), divided by (2) the number of shares of our Class C common stock then outstanding. As a result, as of the date of this prospectus, the Key Holders control approximately 75% of the combined voting power of our common stock, and may control a majority of our voting power so long as the Class C common stock represents at least 9.1% of our total common stock. As a result of the Key Holders’ holdings, we qualify as a “controlled company” within the meaning of the corporate governance standards of The Nasdaq Stock Market LLC (“Nasdaq”). Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) director nominees be selected or recommended to the board by independent directors.
We rely on certain of these exemptions. As a result, we do not have a compensation committee consisting entirely of independent directors and our directors were not nominated or selected solely by independent directors. We may also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemption, holders of our Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
The multi-class structure of our common stock has the effect of concentrating voting power with our Chief Executive Officer, which will limit an investor’s ability to influence the outcome of important transactions, including a change of control.
Holders of shares of our Class A common stock are entitled to cast one vote per share of Class A common stock while holders of shares of our Class C common stock are, (1) prior to the Sunset Date, entitled to cast the lesser of (x) 10 votes per share and (y) the Class C Share Voting Amount and (2) from and after the Sunset Date, entitled to cast one vote per share. As of the date of this prospectus, the Key Holders controlled approximately 75% of the combined voting power of our common stock as a result of their ownership of all of our Class C common stock. Accordingly, while we do not intend to issue additional Class C common stock in the future, Mr. Sacks, through his control of GCM V, will be able to exercise control over all matters requiring our stockholders’ approval, including the election of our directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Sacks may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company, and might ultimately affect the market price of shares of our Class A common stock. For information about our multi-class class structure, see the section titled “Description of Capital Stock.”
We cannot predict the impact our multi-class structure may have on the stock price of our Class A common stock.
We cannot predict whether our multi-class structure will result in a lower or more volatile market price of Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our multi-class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of our Class A common stock less attractive to other investors. As a result, the market price of shares of our Class A common stock could be adversely affected.
We are required to pay over to the GCMH Equityholders most of the tax benefits we receive from tax basis step-ups attributable to our acquisition of Grosvenor common units from GCMH equityholders and certain other tax attributes, and the amount of those payments could be substantial.
In connection with the Closing, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) with the GCMH Equityholders (the GCMH Equityholders, and their successors and assigns with respect to the Tax Receivable Agreement, the “TRA Parties”), pursuant to which we will generally pay them 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of increases in tax basis (and certain other tax benefits) resulting from our acquisition of equity interests in GCMH from current or former GCMH equityholders (including in connection with the Business Combination, and with future exchanges of Grosvenor common units for Class A common stock or cash), from certain existing tax basis in the assets of GCMH and its subsidiaries, and from certain deductions arising from payments made in connection with the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced upon the Closing and will continue until all benefits that are subject to the Tax Receivable Agreement have been utilized or expired, subject to the potential acceleration of our obligations under the Tax Receivable Agreement that is discussed below. The Tax Receivable Agreement makes certain simplifying assumptions regarding the determination of the tax savings that we realize or are deemed to realize from applicable tax attributes (including use of an assumed state and local income tax rate), which may result in payments pursuant to the Tax Receivable Agreement in excess of those that would result if such assumptions were not made and therefore in excess of 85% of our actual tax savings.
The actual increases in tax basis arising from our acquisition of interests in GCMH, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including, but not limited to, the price of our Class A common stock at the time of the purchase or exchange, the timing of any future exchanges, the extent to which exchanges are taxable, the amount and timing of our income and the tax rates then applicable. We expect that the payments that we are required to make under the Tax Receivable Agreement could be substantial.
The TRA Parties will not reimburse us for any payments previously made if any covered tax benefits are subsequently disallowed, except that excess payments made to the TRA Parties will be netted against future payments that would otherwise be made under the Tax Receivable Agreement. It is possible that the Internal Revenue Service might challenge our tax positions claiming benefits with respect to the Basis Assets, or may make adjustments to our taxable income that would affect our liabilities pursuant to the Tax Receivable Agreement. We could make payments to the TRA Parties under the Tax Receivable Agreement that are greater than our actual tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. The payments under the Tax Receivable Agreement are not conditioned upon any TRA Party’s continued ownership of us.
The Tax Receivable Agreement provides that in the case of certain changes of control, or at the election of a representative of the TRA Parties upon a material breach of our obligations under the Tax Receivable Agreement or upon the occurrence of certain credit-related events, our obligations under the Tax Receivable Agreement will be accelerated. If our obligations under the Tax Receivable Agreement are accelerated, we will be required to make a payment to the TRA Parties in an amount equal to the present value of future payments under the Tax Receivable Agreement, calculated utilizing certain assumptions. Those assumptions include the assumptions that the TRA Parties will have exchanged all of their Grosvenor common units, and that we will have sufficient taxable income to utilize any tax deductions arising from the covered tax attributes in the earliest year they become available. If our obligations under the Tax Receivable Agreement are accelerated, those obligations could have a substantial negative impact on our, or a potential acquiror’s liquidity, and could have the effect of delaying, deferring, modifying or preventing certain mergers, business combinations or other changes of control. These provisions could also result in situations where the TRA Parties have interests that differ from or are in addition to those of our other equityholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial, significantly in advance of any potential actual realization of such tax benefits, and in excess of our, or a potential acquiror’s, actual tax savings, and in some cases involving a change of control we could be required to make payments even in the absence of any actual increases in tax basis or benefit from existing tax basis.
Our only material asset is our interest in GCMH, and we are accordingly dependent upon distributions from GCMH to pay dividends, taxes and other expenses.
We are a holding company with no material assets other than our indirect ownership of equity interests in GCMH and certain deferred tax assets. As such, we do not have any independent means of generating revenue. We intend to cause GCMH to make distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay our corporate and other overhead expenses. To the extent that we need funds, and GCMH is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect our liquidity and financial condition.
In certain circumstances, GCMH will be required to make distributions to us and the GCMH Equityholders, and the distributions that GCMH will be required to make may be substantial and may be made in a manner that is not pro rata among the holders of Grosvenor common units.
GCMH is treated, and will continue to be treated, as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to U.S. federal income tax. Instead, its taxable income is generally allocated to its members, including us. Pursuant to the A&R LLLPA, GCMH will make cash distributions, or tax distributions, to the members, including us, calculated using an assumed tax rate, to provide liquidity to its members to pay taxes on such member’s allocable share of the cumulative taxable income, reduced by cumulative taxable losses. Under applicable tax rules, GCMH will be required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions may be made on a pro rata basis to all members and such tax distributions may be determined based on the member who is allocated the largest amount of taxable income on a per Grosvenor common unit basis and an assumed tax rate that is the highest tax rate applicable to any member, GCMH may be required to make tax distributions that, in the aggregate, exceed the amount of taxes that GCMH would have paid if it were taxed on its net income at the assumed rate.

As a result of (i) potential differences in the amount of net taxable income allocable to us and to the GCMH Equityholders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating GCMH’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. If we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to GCMH, the GCMH Equityholders would benefit from any value attributable to such accumulated cash balances as a result of their right to acquire shares of our Class A common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for their Grosvenor common units. We will have no obligation to distribute such cash balances to our stockholders, and no adjustments will be made to the consideration provided to an exchanging holder in connection with a direct exchange or redemption of Grosvenor common units under the A&R LLLPA as a result of any retention of cash by us.
The A&R LLLPA provides Holdings with an option to reduce the pro rata tax distributions otherwise required to be made to the members of GCMH, provided that in no event may the amount of such tax distributions be reduced below the amount required to permit us to pay our actual tax liabilities and obligations under the Tax Receivable Agreement. If the tax liabilities of the GCMH Equityholders attributable to allocations from GCMH (calculated utilizing assumptions similar to those described above) are in excess of the reduced pro rata tax distributions made to the members of GCMH, then GCMH will generally make non-pro rata tax distributions to such members in an amount sufficient to permit them to pay such tax liabilities. Any such non-pro rata tax distributions would be treated as advances against other distributions to which the applicable members would be entitled under the A&R LLLPA. In addition, if any such advances have not been recouped via offset against other distributions from GCMH at the time that associated Grosvenor common units are transferred (including as a result of a direct exchange or redemption of Grosvenor common units under the A&R LLLPA) then the applicable transferring member will generally be required to repay the amount of the advance associated with such Grosvenor common units within fifteen days following the transfer. This arrangement could result in the members of GCMH (other than us) receiving cash via tax distributions in a manner that is not pro rata with, and that is in advance of, cash distributions made to us. No interest will be charged with respect to any such tax distributions that are treated as advances to members of GCMH other than us.
We may bear certain tax liabilities that are attributable to audit adjustments for taxable periods (or portions thereof) ending prior to the Business Combination, or that are disproportionate to our ownership interest in GCMH in the taxable period for which the relevant adjustment is imposed.
Pursuant to certain provisions of the Code enacted as part of the Bipartisan Budget Act of 2015 (such provisions, the “Partnership Tax Audit Rules”), partnerships (and not the partners of the partnerships) can be subject to U.S. federal income taxes (and any related interest and penalties) resulting from adjustments made pursuant to an IRS audit or judicial proceedings to the items of income, gain, loss, deduction, or credit shown on the partnership’s tax return (or how such items are allocated among the partners), notwithstanding the fact that absent such adjustments liability for taxes on partnership income is borne by the partners rather than the partnership.
Under the Partnership Tax Audit Rules, a partnership’s liability for taxes may be reduced or avoided in certain circumstances depending on the status or actions of its partners. For example, if partners agree to amend their tax returns and pay the resulting taxes, the partnership’s liability can be reduced. Partnerships also may be able to make elections to “push out” the tax liability resulting from the adjustment to the persons who were partners in the prior taxable year that is the subject of the adjustment, and, as a result, avoid having the relevant liability paid at the partnership-level and instead be borne by the persons who are partners at the time the relevant liability is paid.
Holdings is entitled to direct whether or not GCMH or its subsidiaries will make the “push out” election described above for adjustments attributable to taxable periods (or portions thereof) ending on or prior to the date of the Business Combination, and whether any such entity will pay any applicable liability at the entity level. Furthermore, although the Partnership Tax Audit Rules generally apply only to adjustments with respect to 2018 and later years, Holdings is entitled to direct GCMH to elect the application of these rules to 2016 and 2017. The provisions of the A&R LLLPA prohibit GCMH from seeking indemnification or other recoveries from the GCMH Equityholders in respect of such liabilities. With respect to Holdings’ exercise of this authority, Holdings’ interests will generally differ from the interests of our other shareholders. Moreover, with respect to taxable periods beginning after the Business Combination, there is no requirement that GCMH or any of its subsidiaries make any “push-out” election. We accordingly may be required to bear a share of any taxes, interest, or penalties associated with any adjustments to applicable tax returns that exceeds our proportionate share of such liabilities based on our ownership interest in GCMH in the taxable period for which such adjustments are imposed (including periods prior to the effective date of the Business Combination during which we had no interest in GCMH), which could have an adverse effect on our operating results and financial condition.
If we were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:
•
it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•
it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of providing asset management services and not primarily in the business of investing, reinvesting or trading in securities. We hold ourselves out as an asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we, GCM LLC or GCMH are an “orthodox” investment company as described in the first bullet point above. Furthermore, we treat GCM LLC and GCMH as majority-owned subsidiaries for purposes of the Investment Company Act, and each of GCM LLC and GCMH treats its registered investment adviser subsidiaries as majority-owned subsidiaries for purposes of the Investment Company Act. Therefore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis will comprise assets that could be considered investment securities. Accordingly, we do not believe that we, GCM LLC or GCMH will be an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. In addition, we believe we are not an investment company under section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business.
The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to continue to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including GCMH) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among GCMH, us or our senior management team, or any combination thereof and materially and adversely affect our business, financial condition and results of operations.
A change of control of our Company could result in an assignment of our investment advisory agreements.
Under the Advisers Act, each of the investment advisory agreements for the funds and other accounts we manage must provide that it may not be assigned without the consent of the particular fund or other client. An assignment may occur under the Advisers Act if, among other things, GCMH undergoes a change of control. From and after the Sunset Date, each share of Class C common stock will entitle the record holder thereof to one vote per share instead of potentially multiple votes per share and the Key Holders will no longer control the appointment of directors or be able to direct the vote on all matters that are submitted to our stockholders for a vote. Prior to the Sunset Date, Mr. Sacks, the beneficial holder of approximately 75% of the combined voting power of our common stock as of the Closing through his ownership of GCM V, may die or become disabled. These events could be deemed a change of control of GCMH, and thus an assignment. If such an assignment occurs, we cannot be certain that GCMH will be able to obtain the necessary consents from our funds and other clients, which could cause us to lose the management fees and performance fees we earn from such funds and other clients.

Because members of our senior management team hold most or all of their economic interest in GCMH through other entities, conflicts of interest may arise between them and holders of shares of our Class A common stock or us.
Because members of our senior management team hold most or all of their economic interest in GCMH directly through holding companies rather than through ownership of shares of our Class A common stock, they may have interests that will not align with, or conflict with, those of the holders of our Class A common stock or with us. For example, members of our senior management team may have different tax positions from those of our company and/or our Class A common stockholders, which could influence their decisions regarding whether and when to enter into certain transactions or dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when we should terminate the Tax Receivable Agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration the members’ tax considerations even where no similar benefit would accrue to us.
We expect to continue to pay dividends to our stockholders, but our ability to do so is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.
Although we expect to pay cash dividends to our stockholders, our board of directors may, in its discretion, increase or decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we are dependent upon the ability of GCMH to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreement) and pay dividends to our stockholders. We expect to cause GCMH to make distributions to its members, including us. However, the ability of GCMH to make such distributions is subject to its operating results, cash requirements and financial condition, restrictive covenants in our debt instruments and applicable Delaware law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of dividends on our Class A common stock.
We may change our dividend policy at any time.
We have no obligation to pay any dividend, and our dividend policy may change at any time without notice. The declaration and amount of any future dividends is subject to the discretion of our board of directors in determining whether dividends are in the best interest of our stockholders based on our financial performance and other factors and are in compliance with all laws and agreements applicable to the declaration and payment of cash dividends by us. In addition, our ability to pay dividends on our common stock is currently limited by the covenants of our current debt instruments and may be further restricted by the terms of any future debt securities or instruments or preferred securities. Future dividends may also be affected by factors that our board of directors deems relevant, including:
•	general economic and business conditions;
•	our strategic plans and prospects;
•	our business and investment opportunities
•	our financial condition and operating results, including our cash position, net income and realizations on investments made by its investment funds;
•	working capital requirements and anticipated cash needs;
•	contractual restrictions and obligations, including payment obligations pursuant to the Tax Receivable Agreement; and
•	legal, tax and regulatory restrictions.

Risks Related to Being a Public Company
We have identified a material weakness in our internal control over financial reporting and may identify material weaknesses in the future or otherwise fail to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, which could have a material adverse effect on our business and stock price.
We are required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and beginning with our second annual report on Form 10-K, will be required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act, which requires management provide an annual management report on the effectiveness of controls over financial reporting. Additionally, once we no longer qualify as an “emerging growth company,” we will be required to have our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An adverse report may be issued in the event our independent registered public accounting firm is not satisfied with the level at which our controls are documented, designed or operating.
A material weakness is a deficiency, or combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal controls that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404.
Subsequent to the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2020, and following the issuance of the SEC Statement, management identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants. Specifically, our controls to evaluate the accounting for warrants issued by CFAC did not operate effectively to appropriately apply the provisions of ASC 815-40. This material weakness resulted in a restatement of our previously issued financial statements. We have implemented a plan to remediate this material weakness to improve the process and controls in the determination of the appropriate accounting and classification of our financial instruments and key agreements. However, this material weakness will not be remediated until all necessary internal controls have been implemented, tested and determined to be operating effectively. In addition, we may need to take additional measures to address the material weakness or modify the planned remediation steps, and we cannot be certain that the measures we have taken, expect to take, to improve our internal controls will be sufficient to address the issues identified, to ensure that our internal controls are effective.
If we fail to remediate this material weakness or identify any additional material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods. Investors may also lose confidence in the accuracy and completeness of our financial reports, the market price of our Class A common stock and warrants could be negatively affected, and we could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Following the issuance of the SEC Statement, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of and for the year ended December 31, 2020. As part of the restatement, we identified a material weakness in our internal control over financial reporting.
As a result of the material weakness, the restatement described above, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute arising due to restatement or material weakness of our internal controls over financial reporting. However, we can provide no assurance that any litigation or dispute will not arise in the future. Any litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.
We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.
We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:
•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or golden parachute payments not previously approved.
Our status as an emerging growth company will end as soon as any of the following takes place:
•	the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;
•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
•	the last day of the fiscal year ending after the fifth anniversary of CFAC’s initial public offering.
We cannot predict if investors will find our securities less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our securities stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our securities and the market price of those securities may be more volatile.
Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period difficult because of the potential differences in accounting standards used.
A significant portion of our total outstanding shares of our Class A common stock (or shares of our Class A common stock that may be issued in the future pursuant to the exchange or redemption of Grosvenor common units) are restricted from immediate resale but may be sold into the market in the near future. We could also issue and sell additional shares of Class A common stock in the future. These events could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Subject to certain exceptions, pursuant to the Stockholders’ Agreement, the voting parties are contractually restricted during the Business Combination Lock-up Period from transferring any lock-up shares; provided that each of the voting parties may transfer one-third of their lock-up shares during the period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date and an additional one-third of their lock-up shares during the period beginning on the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date. Additionally, subject to certain exceptions, pursuant to the Sponsor Support Agreement, the CF Sponsor is contractually restricted during the Business Combination Lock-Up Period from transferring any lock-up shares; provided that the CF Sponsor may transfer one-third of the number of lock-up shares beneficially owned by the CF Sponsor as of immediately following the Closing during the period beginning on the first anniversary of the Closing Date and ending 180 days following the first anniversary of the Closing Date.
Following the expiration of the Business Combination Lock-up Period, neither the voting parties nor the CF Sponsor will be restricted from selling shares of our Class A common stock held by them or that may be received by them in exchange for Grosvenor common units, our Class C common stock or warrants, as the case may be, other than by applicable securities laws. As such, sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. As of April 9, 2021, the GCMH Equityholders owned approximately 77% of the Grosvenor common units. As restrictions on resale end and registration statements for the sale of shares of our Class A common stock and warrants by the parties to the Registration Rights Agreement are available for use, the sale or possibility of sale of these shares of Class A common stock and warrants could have the effect of increasing the volatility in the market price of our Class A common stock or warrants, or decreasing the market price itself.
Warrants are exercisable for our Class A common stock, which may increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
As of May 19, 2021, there were 21,179,664 outstanding warrants to purchase an equal number of shares of our Class A common stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of Class A common stock purchasable upon exercise of a warrant could be decreased, all without a warrant holder’s approval.
Our warrants are issued in registered form under the Warrant Agreement with Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or Class A common stock, shorten the exercise period or decrease the number of shares of Class A common stock purchasable upon exercise of a warrant.
Registration of the shares of our Class A common stock issuable upon exercise of the warrants under the Securities Act may not be in place when an investor desires to exercise warrants.
Under the terms of the Warrant Agreement, we are obligated to file and maintain an effective registration statement under the Securities Act, covering the issuance of shares of our Class A common stock issuable upon exercise of the warrants. We cannot assure you that we will be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the consolidated financial statements contained or incorporated by reference therein are not current or correct or we are required to address any comments the SEC may issue in connection with such registration statement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we are required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the public warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our commercially reasonable best efforts to register or qualify such shares of Class A common stock under the blue sky laws of the state of residence in those states in which the warrants were offered in CFAC’s initial public offering. Redemption of the outstanding warrants could force our security holders to: (i) exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.
None of the warrants issued to the CF Sponsor in a private placement that occurred concurrently with CFAC’s initial public offering will be redeemable by us so long as they are held by the CF Sponsor or its permitted transferees.
The valuation of our warrants could increase the volatility in our net income (loss) in our consolidated statements of income and consolidated statements of comprehensive income.
The change in fair value of our warrants is the result of changes in stock price and warrants outstanding at each reporting period. The change in fair value of warrant liabilities represents the mark-to-market fair value adjustments to the outstanding warrants issued in connection with the Transaction. Significant changes in our stock price or number of warrants outstanding may adversely affect our net income (loss) in our consolidated statements of income and consolidated statements of comprehensive income.
Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent our acquisition by a third-party.
Our Charter and Bylaws contain several provisions that may make it more difficult or expensive for a third-party to acquire control of us without the approval of our board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following:
•
the fact that the Class C common stock may be entitled to multiple votes per share until (i) such share of Class C common stock is canceled/redeemed for no consideration upon, subject to certain exceptions, (ii) the disposition of (a) the Grosvenor common units and (b) the shares of Class A common stock (as a result of a redemption of Grosvenor common units) paired with such Class C common stock, as applicable, and (iii) with respect to all shares of Class C common stock, the Sunset Date;

•	the sole ability of directors to fill a vacancy on the board of directors;
•	advance notice requirements for stockholder proposals and director nominations;
•
after we no longer qualify as a “controlled company” under Nasdaq Listing Rule 5605(c)(1), provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called and to take action by written consent; and

•
the ability of our governing body to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquiror, likely preventing acquisitions that have not been approved by our governing body.

These provisions of our Charter and Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A common stock in the future, which could reduce the market price of our Class A common stock. For more information, see “Description of Capital Stock.”
In the event of a merger, consolidation or tender or exchange offer, holders of our Class A common stock will not be entitled to receive excess economic consideration for their shares over that payable to the holders of our Class B common stock.
No shares of our Class B common stock, the primary purpose of which is to be available for issuance in connection with acquisitions, joint ventures, investments or other commercial arrangements, are outstanding as of the date of this prospectus. If we choose to issue Class B common stock in the future, the holders of Class A common stock will not be entitled to receive economic consideration for their shares in excess of that payable to the holders of the then outstanding shares of Class B common stock in the event of a merger, consolidation or tender or exchange offer, even though Class B common stock does not have the right to vote. This would result in a lesser payment to the holders of Class A common stock than if there are no shares of Class B common stock outstanding at the time of such merger, consolidation or tender or exchange offer. For more information, see “Description of Capital Stock.”
The provisions of our Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against its directors and officers.
Our Charter provides that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), our Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our Charter further provides that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. By becoming a stockholder in our company, you will be deemed to have notice of and consented to the exclusive forum provisions of our Charter.
There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, our Charter provides that the exclusive forum provisions do not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.
If we were to convert into a public benefit corporation, our status as such may not result in the benefits that we anticipate.
Pursuant to our Charter, our board of directors has the option to, without prior notice to our stockholders, cause us to convert into a Delaware public benefit corporation in order to demonstrate our commitment to environmental, social and governance issues facing societies. If we were to convert into a public benefit corporation, we would be required to balance the financial interests of our stockholders with the best interests of those stakeholders materially affected by our conduct, including particularly those affected by the specific benefit purposes set forth in our Charter. In addition, there is no assurance that the expected positive impact from being a public benefit corporation would be realized. Accordingly, being a public benefit corporation and complying with the related obligations could negatively impact our ability to provide the highest possible return to our stockholders.

The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.
As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we are incurring, and will continue to incur, significant legal, accounting and other expenses that GCMH did not incur prior to the Business Combination. Our management team and many of our other employees devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company.
These rules and regulations have resulted, and will continue to result, in us incurring substantial legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
General Risk Factors
Rapidly developing and changing privacy laws and regulations could increase compliance costs and subject us to enforcement risks and reputational damage.
We are subject to various risks and costs associated with the collection, processing, storage and transmission of personal data and other sensitive and confidential information. Personal data is information that can be used to identify a natural person, including names, photos, email addresses, or computer IP addresses. This data is wide ranging and relates to our clients, employees, counterparties and other third parties. Our compliance obligations include those relating to state laws, such as the California Consumer Privacy Act (“CCPA”), which provides for enhanced privacy protections for California residents, a private right of action for data breaches and statutory fines and damages for data breaches or other CCPA violations, as well as well as a requirement of “reasonable” cybersecurity. We are also required to comply with foreign data collection and privacy laws in various non-U.S. jurisdictions in which we have offices or conduct business, including the GDPR, which applies to all organizations processing or holding personal data of EU data subjects (regardless of the organization’s location) as well as to organizations outside the EU that offer goods or services in the EU, or that monitor the behavior of EU data subjects. Compliance with the GDPR requires us to analyze and evaluate how we handle data in the ordinary course of business, from processes to technology. EU data subjects need to be given full disclosure about how their personal data will be used and stored. In that connection, consent must be explicit and companies must be in a position to delete information from their global systems permanently if consent were withdrawn. Financial regulators and data protection authorities throughout the EU have broad audit and investigatory powers under the GDPR to probe how personal data is being used and processed. In addition, some countries and states are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services. There are currently a number of proposals pending before federal, state, and foreign legislative and regulatory bodies.
While we have taken various measures to help ensure that our policies, processes and systems are in compliance with our obligations, any inability, or perceived inability, to adequately address privacy concerns, or comply with applicable laws or other legal obligations, even if unfounded, could result in significant regulatory and third-party liability, increased costs, disruption of our business and operations, and a loss of client confidence and other reputational damage. Furthermore, as new privacy-related laws and regulations are implemented, the time and resources needed for us to seek compliance with such laws and regulations continues to increase.
The market price and trading volume of our securities may be volatile.
Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock and warrants in spite of our operating performance. We cannot assure you that the market price of our Class A common stock and warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•	the realization of any of the risk factors presented in this prospectus;

•	reductions or lack of growth in our assets under management, whether due to poor investment performance by our funds or redemptions by investors in our funds;
•	difficult global market and economic conditions;
•	loss of investor confidence in the global financial markets and investing in general and in alternative asset managers in particular;
•	competitively adverse actions taken by other fund managers with respect to pricing, fund structure, redemptions, employee recruiting and compensation;
•	inability to attract, retain or motivate our active executive managing directors, investment professionals, managing directors or other key personnel;
•	inability to refinance or replace our senior secured term loan facility and revolving credit facility either on acceptable terms or at all;
•
adverse market reaction to indebtedness we may incur, securities we may grant under our 2020 Incentive Award Plan or otherwise, or any other securities we may issue in the future, including shares of Class A common stock;

•	unanticipated variations in our quarterly operating results or dividends;
•	failure to meet securities analysts’ earnings estimates;
•
publication of negative or inaccurate research reports about us or the asset management industry or the failure of securities analysts to provide adequate coverage of Class A common stock in the future;

•	changes in market valuations of similar companies;
•	speculation in the press or investment community about our business;
•
additional or unexpected changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters;

•
increases in compliance or enforcement inquiries and investigations by regulatory authorities, including as a result of regulations mandated by the Dodd-Frank Act and other initiatives of various regulators that have jurisdiction over us related to the alternative asset management industry; and

•	adverse publicity about the alternative asset management industry.
We may be subject to securities class action litigation, which may harm our business, financial condition and results of operations.
Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and damages, and divert management’s attention from other business concerns, which could seriously harm our business, financial condition and results of operations.
We may also be called on to defend ourselves against lawsuits relating to our business operations. Some of these claims may seek significant damage amounts due to the nature of our business. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings. A future on-payment outcome in a legal proceeding could have an adverse impact on our business, financial condition and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlement or judgment costs and a diversion of management’s attention and resources that are needed to successfully run our business.
An active trading market for our securities may not be maintained.
We can provide no assurance that we will be able to maintain an active trading market for our Class A common stock and warrants on Nasdaq or any other exchange in the future. If an active market for our securities is not maintained, or if we fail to satisfy the continued listing standards of Nasdaq for any reason and our securities are delisted, it may be difficult for our security holders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of capital stock and acquire other complementary products, technologies or businesses by using our shares of capital stock as consideration.
Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.
The trading market for our securities is influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts, and the analysts who publish information about our company may have relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or on-payment research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

USE OF PROCEEDS
All of the shares of Class A common stock and warrants offered by the selling shareholders named herein (the “Selling Shareholders”) pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their shares of Class A common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive any proceeds from the exercise of the warrants for cash, but not from the sale of the shares of Class A common stock issuable upon such exercise.

MARKET PRICE OF OUR CLASS A COMMON STOCK AND DIVIDENDS
Market Price of our Class A Common Stock
Our Class A common stock and warrants have been listed on the Nasdaq Global Market under the symbol “GCMG” and “GCMGW,” respectively, since November 18, 2020. Prior to that date, there was no public trading market for our common stock or warrants.
On May 18, 2021, the closing price of our Class A common stock was $12.64, and the closing sale price of our warrants was $1.95. As of May 19, 2021, there were approximately 42,628,996 shares of our Class A common stock outstanding and 21,179,664 warrants to purchase our Class A common stock outstanding, with 18 and 4 holders of record of our Class A common stock and warrants, respectively.
Dividend Policy
On February 25, 2021, the Company declared a quarterly dividend of $0.08 per share of Class A common stock to record holders at the close of business on June 1, 2021. The payment date will be June 15, 2021.
We expect we will continue to pay a comparable cash dividend on a quarterly basis. However, the payment of cash dividends on shares of our Class A common stock in the future, in this amount or otherwise, will be within the discretion of our board of directors at such time, and will depend on numerous factors, including:
•	general economic and business conditions;
•	our strategic plans and prospects;
•	our business and investment opportunities;
•	our financial condition and operating results, including its cash position, its net income and its realizations on investments made by its investment funds;
•	working capital requirements and anticipated cash needs;
•	contractual restrictions and obligations, including payment obligations pursuant to the Tax Receivable Agreement and restrictions pursuant to any credit facility; and
•	legal, tax and regulatory restrictions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Introduction
GCM Grosvenor is providing the following unaudited pro forma condensed consolidated financial information to aid you in your analysis of the financial aspects of the recently completed business combination. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed statement of income for the year ended December 31, 2020 presents the audited consolidated statement of income of GCM Grosvenor Inc. for the year ended December 31, 2020 giving effect to the Transactions as described below.
The unaudited pro forma financial information does not include an unaudited pro forma consolidated balance sheet as of December 31, 2020 as the Transactions are reflected in GCM Grosvenor Inc.’s historical audited consolidated balance sheet as of December 31, 2020, included elsewhere in this prospectus. A pro forma condensed consolidated balance sheet as of March 31, 2021 and a pro forma condensed consolidated statement of income for the three months ended March 31, 2021 has not been presented because the Company’s historical balance sheet as of March 31, 2021 and historical statement of income for the three months ended March 31, 2021 included in its Quarterly Report on Form 10-Q fully reflects the Transactions.
The unaudited pro forma condensed consolidated financial information was derived from, and should be read in conjunction with the historical audited consolidated financial statements of GCM Grosvenor Inc. as of and for the year ended December 31, 2020 included elsewhere in this Registration Statement on Form S-1.
The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed consolidated financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed consolidated financial information. The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly attributable to the Transactions referred to below. In addition, the unaudited pro forma condensed consolidated statement of income reflects only those adjustments that are expected to have a continuing impact on GCM Grosvenor Inc.’s results of operations. The unaudited pro forma condensed consolidated financial statement is presented for illustrative purposes only and does not purport to represent GCM Grosvenor Inc.’s consolidated results of operations that would actually have occurred had the Transactions been consummated on the dates assumed or to project GCM Grosvenor Inc.’s consolidated results of operations for any future date or period.
Description of the Business Combination
On August 2, 2020, CFAC and GCM Grosvenor Inc. entered into the Transaction Agreement, which subsequently closed on November 17, 2020, pursuant to which: (a) CFAC merged with and into GCM Grosvenor Inc., upon which the separate corporate existence of CFAC ceased and GCM Grosvenor Inc. became the surviving entity in the Merger and, upon the Effective Time, each share of CFAC common stock was converted into one share of GCM Class A common stock and GCMH cancelled its ownership of the 100 shares of common stock of the Company; (b) the PIPE Investors purchased 19,500,000 shares of GCM Class A common stock in the Private Placement immediately following the Effective Time; (c) the Sponsor purchased 3,500,000 shares of GCM Class A common stock and 1,500,000 GCM PubCo private placement warrants for an aggregate price equal to $30,000,000 in the Sponsor Subscription immediately following the Effective Time; (d) the Sponsor terminated, forfeited and cancelled, for no consideration 2,351,534 shares of GCM Class A common stock and 150,000 GCM PubCo private placement warrants held by the Sponsor immediately following the Effective Time in the Sponsor Cancellations; (e) GCM Grosvenor Inc. issued 900,000 GCM PubCo private placement warrants to Grosvenor Holdings immediately following the Effective Time in the Grosvenor Warrant Issuance; (f) Grosvenor Holdings assigned, and IntermediateCo assumed, all right, title and interest in and to the Option Agreement in exchange for the Option Consideration in the Option Conveyance immediately following the Effective Time; (g) immediately following the Option Conveyance, IntermediateCo consummated the exercise of the Options (as defined in the Option Agreement) to purchase all of the GCM Class B-2 common units then held by all of the Investors (as defined in the Option Agreement) in the Option Exercise; (h) immediately following the Option Exercise, Grosvenor Holdings had the right to require IntermediateCo to purchase a number of its GCM Class B-1 common units of GCMH for a purchase price per unit equal to the Class B-1 Unit Price in the Grosvenor Class B-1 Sale, such right was not exercised;

(i) immediately following the Option Exercise, the Grosvenor Class B-1 Sale and immediately prior to the effectiveness of the Grosvenor Redomicile and LLLPA Amendment, GCMH GP sold all of the outstanding equity interests of GCMH then held by GCMH GP, including the general partnership and limited partnership interests, to IntermediateCo for the GCMH Consideration, and Grosvenor Holdings sold all of the outstanding equity interests of GCM LLC to IntermediateCo for the GCM Consideration in the GCM Transfers; (j) immediately following the Option Exercise, the Grosvenor Class B-1 Sale and the GCM Transfers, GCMH was redomiciled as a limited liability limited partnership in the State of Delaware and the Fourth Amended and Restated Limited Liability Limited Partnership Agreement of GCMH was amended and restated in the Grosvenor Redomicile and LLLPA Amendment; (i) immediately following the effectiveness of the Grosvenor Redomicile and LLLPA Amendment, GCMH issued to IntermediateCo the GCM PubCo Matching Grosvenor common units and the GCM PubCo Matching Grosvenor warrants, in each case in exchange for the IntermediateCo Contribution Amount in the IntermediateCo Contribution and Issuance; and (k) immediately following the effectiveness of the Grosvenor Domicile and LLLPA Amendment, GCM Grosvenor Inc. issued shares of GCM Class C common stock to GCM V in the Class C Issuance.
Following the consummation of the Transactions, GCM Grosvenor Inc. indirectly holds general partnership and limited partnership interests in GCMH. The structure of the Transaction is an “Up-C” structure with the current owners of GCMH retaining their limited partnership interests in GCMH.
The net cash raised after repayment of the Sponsor Loan and all advisory fees, transaction fees and expenses was used for reduction of GCM Grosvenor’s debt and for other purposes as determined by the board of directors of GCM Grosvenor Inc.
Upon the Closing, the ownership was as follows:
Total Capitalization (in 000s)
	Shares	%
GCM Grosvenor rollover equity	144,235	78.3
Public Shareholder	11,602	6.3
Shares held by Sponsor and other holders of founder shares	8,813	4.8
PIPE Investors	19,500	10.6
Total Class A Shares	184,150	100.0
Class C Shares*	144,235
*
Shares of GCM Class C common stock carry up to 10 votes per share and represent no more than 75% of the voting power of GCM Grosvenor Inc.’s voting stock. As these shares have no economic or participating rights, they have been excluded from the calculation of earnings per share. The numbers of shares related to GCM Grosvenor rollover equity represents the shares that would be outstanding if all Grosvenor common units were exchanged for GCM Class A common stock.

The table above excludes 23.9 million warrants, which have an exercise price of $11.50 per share. Subsequent to the Closing, the ownership and outstanding shares differs from the table above due to the exercise of warrants.
Accounting for the Business Combination
The business combination was accounted for as a recapitalization in accordance with GAAP. Under this method of accounting, GCM Grosvenor Inc. has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the GCMH Equityholders having a relative majority of the voting power of the combined entity, the operations of the GCM Companies prior to the acquisition comprising the only ongoing operations of the combined entity, and senior management of GCM Grosvenor comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity represents a continuation of the financial statements of the GCM Companies with the acquisition being treated as the equivalent of the GCM Companies issuing stock for the net assets of GCM Grosvenor Inc., accompanied by a recapitalization. The net assets of GCM Grosvenor Inc. were recorded at historical cost, with no goodwill or other intangible assets recorded.
Tax Receivable Agreement
In connection with the Closing, GCM Grosvenor Inc. entered into the Tax Receivable Agreement with the GCMH Equityholders that will provide for payment by GCM Grosvenor Inc. to the TRA Parties of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by GCMH or its subsidiaries from, among other things, any redemptions or exchanges of Grosvenor common units (ii) existing tax basis (including amortization deductions arising from such tax basis) in intangible assets owned directly or indirectly by GCMH and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to our making payments under the Tax Receivable Agreement.
Other Events
Effective January 1, 2020, GCMH transferred certain indirect partnership interests related to historical investment funds that it managed to Mosaic. The entities related to such indirect partnership interests have historically been accounted for as variable interest entities and were consolidated by GCMH LLLP prior to the Mosaic Transaction as GCMH was deemed the primary beneficiary through its controlling financial interests in such entities. Management of GCM Grosvenor determined that the Mosaic Transaction should be evaluated under the guidance in ASC 810 and has concluded that Mosaic is accounted for as a “variable interest entity” and GCMH was deemed the primary beneficiary and therefore consolidates Mosaic. As a result of the Mosaic Transaction, the interest related to Mosaic is accounted for as redeemable noncontrolling interest. The proceeds from the Mosaic Transaction were contractually required to be used to pay down GCMH’s outstanding debt, which occurred in the beginning of March 2020. The Mosaic Transaction has been reflected in the historical financial statements of GCM Grosvenor Inc. for the year ended December 31, 2020. However, the unaudited pro forma condensed statement of income gives effect to the related debt paydown as if it occurred on January 1, 2020.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related to the transactions described above. The adjustments in the unaudited pro forma condensed financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the closing of the Business Combination.
The unaudited pro forma condensed financial information is for illustrative purposes only.

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)
	GCM	Mosaic Transaction Accounting Adjustments	Business Combination Transaction Accounting Adjustments	Pro Forma
Revenues	(a)
Management fees	$310,745	$—	$—	$310,745
Incentive fees	111,650	—	—	111,650
Other operating income	7,586	—	—	7,586
Total operating revenues	429,981	—	—	429,981
Expenses
Employee compensation and benefits	388,465	—	—	388,465
General, administrative and other	84,631	—	—	84,631
Total operating expenses	473,096	—	—	473,096
Operating income (loss)	(43,115)	—	—	(43,115)
Investment income	10,742	—	—	10,742
Interest income	—	—	—	—
Interest expense	(23,446)	660(b)	992(c)	(21,794)
Other expense	(9,562)	—	—	(9,562)
Change in fair value of warrant liabilities	(13,315)			(13,315)
Net other income (expense)	(35,581)	660	992	(33,929)
Income (loss) before income taxes	(78,696)	660	992	(77,044)
Income taxes	4,506	—	1,977(d)	6,483
Net income (loss)	(83,202)	660	(986)	(83,528)
Less: Net income (loss) attributable to redeemable noncontrolling interest	14,069	—	—	14,069
Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	11,617	—	—	11,617
Less: Net Income (loss) attributable to noncontrolling interest in GCMH	(112,937)	660	(8,102)(e)	(120,379)
Net income (loss) attributable to GCM Grosvenor Inc.	$4,049	$—	$7,118	$11,167

Weighted average number of common stock outstanding:
Class A - Basic	39,984,515			39,984,515
Class A - Diluted	184,219,761			184,219,761

Net income (loss) per share:
Class A - Basic	0.19(g)			$0.28(f)
Class A - Diluted	$(0.50)(g)			$(0.66)(f)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
1. Basis of Presentation
The pro forma adjustments have been prepared as if the impact of the “Up-C” structure resulting from the Business Combination and other events have been in effect beginning on January 1, 2020.
The pro forma adjustments represent management’s estimates based on information available as of the date of this filing. Management considers this basis of presentation to be reasonable under the circumstances.
2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2020
The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2020 reflects the following:
(a)	Represents the GCM Grosvenor Inc. historical audited consolidated statement of income for the year ended December 31, 2020.
(b)
Reflects the pro forma adjustment to interest expense assuming the paydown of a portion of GCM Companies’ debt from the proceeds of the Mosaic Transaction as if it occurred on January 1, 2020 based on the interest rate in effect at the time of each monthly interest payment.

(c)
Reflects the pro forma adjustment to interest expense assuming the $42 million paydown of GCM Companies’ revolving credit facility balance from the proceeds of the Transactions, net of the incremental unused commitment fee as if it occurred on January 1, 2020.

(d)
Represents adjustment to record the tax provision of the company on a pro forma basis using a federal statutory tax rate of 21% and a state blended rate of 3.4%, which was calculated assuming the U.S. federal rates currently in effect and the statutory rates applicable to each state, local and foreign jurisdiction where we estimate our income will be apportioned, which was applied to the income attributable to the company. The income attributable to the noncontrolling interest is pass-through income. However, the effective tax rate of the company could differ as a result of actions taken by the company subsequent to the business combination and other factors, including any changes in tax laws and the impact of permanent tax differences.

(e)
Represents the pro forma adjustment to adjust noncontrolling interests in GCMH for the portion of net income attributable to GCMH Equity Holders based on the ownership upon Closing. Profits and losses, other than partnership interest-based compensation are allocated to noncontrolling interests in proportion to their relative ownership interests regardless of their basis.

(f)
Represents net income (loss) per common share computed by dividing net income (loss) attributable to GCM Grosvenor Inc. by the pro forma weighted average number of common shares outstanding for the period. GCM Grosvenor Inc. has not considered the effect of the warrants to purchase shares of GCM Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive. In addition, GCM Grosvenor Common Units may be exchanged for GCM Class A common stock on a one-for-one basis. As such, diluted income per share has been calculated under the “if converted” method.

The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma diluted net income (loss) per Class A share under the “if-converted” method:
Diluted net income (loss) per share for the year ended December 31, 2020:
Numerator
Net income (loss) attributable to GCM Grosvenor Inc.	$11,167
Effect of assumed exchange of GCM Grosvenor common units for Class A common stock, net of tax	(132,154)
Net income (loss) attributable to GCM Grosvenor Inc.—Diluted	$(120,988)
Denominator
Weighted average number of Class A common stock outstanding—Basic	39,984,515
Assumed exchange of GCM Grosvenor common units for Class A common stock	144,235,246
Weighted-average shares of Class A common stock outstanding—Diluted	184,219,761
Net income (loss) attributable to GCM Grosvenor Inc.—Diluted	$(0.66)

(g)	The historical Net income (loss) per share of GCM Grosvenor Inc. for the year ended December 31, 2020 represents only the period of November 17, 2020 to December 31, 2020.
The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2020 includes nonrecurring costs of $3.7 million ($3.5 million net of tax) of transaction costs related to the Mosaic Transaction recorded within General, administrative and other, $1.5 million ($1.4 million net of tax) of Other expense related to the loss on extinguishment of debt as a result of the paydown of a portion of GCM Grosvenor’s debt from the Mosaic Transaction, and $11.6 million of transaction costs, which were recorded within General, administrative and other, related to the Business Combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
We are an independent, open-architecture alternative asset management solutions provider with scale across major alternative strategies. We invest on a primary, secondary, co-investment and direct basis. We operate customized separate accounts and commingled funds. We collaborate with our clients to construct investment portfolios across multiple investment strategies in the private and public markets, customized to meet their specific objectives. We also offer specialized commingled funds which span the alternatives investing universe that are developed to meet broad market demands for strategies and risk-return objectives.
We operate at scale across the range of private markets and absolute return strategies. Private markets and absolute return strategies are primarily defined by the liquidity of the underlying securities purchased, the length of the client commitment, and the form and timing of incentive compensation. For private markets strategies, clients generally commit to invest over a three-year time period and have an expected duration of seven years or more. In private markets strategies incentive compensation is typically based on realized gains on liquidation of the investment. For absolute return strategies, the securities tend to be more liquid, clients have the ability to redeem assets more regularly, and incentive compensation can be earned on an annual basis. We offer the following private markets and absolute return investment strategies:
•	Private Equity
•	Infrastructure
•	Real Estate
•	Alternative Credit
•	Absolute Return Strategies
Our clients are principally large, sophisticated, global institutional investors who rely on our investment expertise and differentiated investment access to navigate the increasingly complex alternatives market. As one of the pioneers of the customized separate account format, we are equipped to provide investment services to institutional clients of all sizes and with different needs, internal resources and investment objectives.
In a transaction effective January 1, 2020, we transferred certain indirect partnership interests related to historical investment funds managed by us in a transaction we refer to as the “Mosaic Transaction.” For additional information about the Mosaic Transaction, see “Mosaic Transaction” below.
On November 17, 2020, the Company completed a Business Combination which resulted in our Class A common stock and warrants being listed on the Nasdaq Global Market under the symbol “GCMG” and “GCMGW”.
Trends Affecting Our Business
As a global alternative asset manager, our results of operations are impacted by a variety of factors, including conditions in the global financial markets and economic and political environments, particularly in the United States, Europe, Asia-Pacific, Latin America and the Middle East. In a low-interest rate environment and as public equities are not able to achieve expected returns, there is increased investor demand for alternative investments to achieve higher yields. The opportunities in private markets continue to expand as firms raise new funds and launch new vehicles and products to access private markets across the globe.
In addition to the trends discussed above, we believe the following factors, among others, will influence our future performance and results of operations:

Our ability to retain existing investors and attract new investors.
Our ability to retain existing assets under management and attract new investors in our funds is partially dependent on the extent to which investors continue to favorably see the alternative asset management industry relative to traditional publicly listed equity and debt securities. A decline in the pace or the size of our fundraising efforts or investments as a result of increased competition in the private markets investing environment or a shift toward public markets may impact our revenues, which are generated from management fees and incentive fees.
Our ability to expand our business through new lines of business and geographic markets.
Our ability to grow our revenue base is partially dependent upon our ability to offer additional products and services by entering into new lines of business and by entering into, or expanding our presence in, new geographic markets. Entry into certain lines of business or geographic markets or the introduction of new types of products or services may subject us to the evolving macroeconomic and regulatory environment of the various countries where we operate or in which we invest.
Our ability to realize investments.
Challenging market and economic conditions may adversely affect our ability to exit and realize value from our investments and we may not be able to find suitable investments in which to effectively deploy capital. During periods of adverse economic conditions, such as the current COVID-19 pandemic addressed further below, our funds may have difficulty accessing financial markets, which could make it more difficult to obtain funding for additional investments and impact our ability to successfully exit positions in a timely manner. A general market downturn, or a specific market dislocation, may result in lower investment returns for our funds, which would adversely affect our revenues.
Our ability to identify suitable investment opportunities for our clients.
Our success largely depends on the identification and availability of suitable investment opportunities for our clients, and, in particular, the success of underlying funds in which our funds invest. The availability of investment opportunities is subject to certain factors outside of our control and the control of the investment managers with which we invest for our funds. Although there can be no assurance that we will be able to secure the opportunity to invest on behalf of our clients in all or a substantial portion of the investments we select, or that the size of the investment opportunities available to us will be as large as we would desire, we seek to maintain excellent relationships with investment managers of investment funds, including those in which we have previously made investments for our clients and those in which we may in the future invest, as well as sponsors of investments that might provide co-investment opportunities in portfolio companies alongside the sponsoring fund manager. Our ability to identify attractive investments and execute on those investments is dependent on a number of factors, including the general macroeconomic environment, valuation, transaction size, and expected duration of such investment opportunity.
Our ability to generate strong returns.
The ability to attract and retain clients is partially dependent on returns we are able to deliver versus our peers. The capital we are able to attract drives the growth of our assets under management and the management and incentive fees we earn. Similarly, in order to maintain our desired fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service that incentivize our investors to pay our desired fee rates.
Our ability to comply with increasing and evolving regulatory requirements.
The complex and evolving regulatory and tax environment may have an adverse effect on our business and subject us to additional expenses or capital requirements, as well as restrictions on our business operations.
COVID-19
In March 2020, the World Health Organization declared the outbreak of the COVID-19 a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets, which in turn has impacted our business.

During the three months ended March 31, 2021, we saw a recovery in both the public and private markets compared to the downward movement during the three months ended March 31, 2020 due to the effects of the COVID-19 pandemic. Given the amount of uncertainty regarding the scope and duration of the COVID-19 pandemic, it is currently not possible to predict the precise impact it will have on future quarters, but it has impacted, and may further impact, our business in various ways, including but not limited to the following:
•
Restrictions on travel and public gatherings as well as stay-at-home orders in the U.S. and abroad have resulted in most of our client and prospect meetings not currently taking place in person, and the vast majority of our employees are working from home. As a consequence, we are conducting client and prospective client dialogue remotely, which has impeded and may continue to impede our ability to market our funds and raise new business, which may result in lower or delayed revenue growth, and it has become more difficult to conduct due diligence on investments.

•
The pandemic may result in a slowdown of our fundraising activity. A slowdown in fundraising activity has in the past resulted in delayed or decreased management fees and could result in delayed or decreased management fees in the future compared to prior periods.

•
In light of uncertainty in public equity markets and other components of their investment portfolios, investors may become restricted by their asset allocation policies to invest in new or successor funds that we provide, or may be prohibited by new laws or regulations from funding existing commitments.

•	Our liquidity and cash flows may be adversely impacted by declines or delays in realized incentive fees and management fee revenues.
•
Our funds invest in industries that have been materially impacted by the COVID-19 pandemic, including healthcare, travel, entertainment, hospitality and retail, which in turn has impacted and may continue to impact the value of our investments.

We believe COVID-19’s adverse impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of vaccination of a significant segment of the global population or the availability of a treatment for COVID-19; the impact of new variants of COVID-19; the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may indirectly adversely affect us.
As of March 31, 2021, we believe we have adequate liquidity with $156.3 million in cash and cash equivalents and available borrowing capacity of $48.2 million under our Revolving Credit Facility (defined below). For more information on our Credit Facilities, see “—Liquidity and Capital Resources—Indebtedness”.
Operating Segments
We have determined that we operate in a single operating and reportable segment, consistent with how our chief operating decision maker allocates resources and assesses performance.
Components of Results of Operations
Revenues
On January 1, 2019, we adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method and applied the guidance only to contracts that were not completed as of that date. As a result, prior period amounts continue to be reported under legacy GAAP. The adoption did not change the historical pattern of recognizing revenue for management fees, administrative fees or incentive fees, except for classification changes. Prior to the adoption of ASC 606, we deferred the recognition of revenue for all realized carried interest subject to clawback until the earlier of the termination of the related fund or the point at which repayment of any of the distributed carried interest could no longer occur. Under ASC 606, realized carried interest is considered variable consideration and is therefore constrained and not recognized until it is probable that a significant reversal will not occur. We have defined the portion to be deferred as the amount of carried interest, typically net of tax, that we would be required to return if there were no remaining investments at the assessment date.
Contracts which earn us management fees and incentive fees are evaluated as contracts with customers under ASC 606 for the services further described below. Under ASC 606, we are required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) we satisfy our performance obligation.
Management Fees
Management Fees
We earn management fees from providing investment management services to specialized funds and customized separate account clients. Specialized funds are generally structured as partnerships or companies having multiple investors. Customized separate account clients may be structured using an affiliate-managed entity or may involve an investment management agreement between us and a single client. Certain separate account clients may have us manage assets both with full discretion over investments decisions as well as without discretion over investment decisions and may also receive access to various other advisory services the firm may provide.
Certain of our management fees, typically associated with our private markets strategies, are based on client commitments to those funds during an initial commitment or investment period. During this period fees may be charged on total commitments, on invested capital (capital committed to underlying investments) or on a ratable ramp-in of total commitments, which is meant to mirror typical invested capital pacing. Following the expiration or termination of such period, certain fees continue to be based on client commitments while others are based on invested assets or based on invested capital and unfunded deal commitments less returned capital or based on a fixed ramp down schedule.
Certain of our management fees, typically associated with absolute return strategies, are based on the NAV of those funds. Such GCM Funds either have a set fee for the entire fund or a fee scale through which clients with larger commitments pay a lower fee.
Management fees are determined quarterly and are more commonly billed in advance based on the management fee rate applied to the management fee base at the end of the preceding quarterly period as defined in the respective contractual agreements.
We provided investment management/advisory services on assets of $64.9 billion and $61.9 billion as of March 31, 2021 and December 31, 2020, respectively.
Fund expense reimbursement revenue
We incur certain costs, primarily related to accounting, client reporting, investment-decision making and treasury-related expenditures, for which we receive reimbursement from the GCM Funds in connection with its performance obligations to provide investment management services. We concluded we control the services provided and resources used before they are transferred to the customer and therefore act as a principal. Accordingly, the reimbursement for these costs incurred by us are presented on a gross basis within management fees. Expense reimbursements are recognized at a point in time, in the periods during which the related expenses are incurred and the reimbursements are contractually earned.
Incentive Fees
Incentive fees are based on the results of our funds, in the form of performance fees and carried interest income, which together comprise incentive fees.
Carried Interest
Carried interest is a performance-based capital allocation from a fund’s limited partners earned by us in certain GCM Funds, more commonly in private markets strategies. Carried interest is typically calculated as a percentage of the profits calculated in accordance with the terms of fund agreements, certain fees and a preferred return to the fund’s limited partners. Carried interest is ultimately realized when underlying investments distribute proceeds or are sold and therefore carried interest is highly susceptible to market factors, judgments, and actions of third parties that are outside of our control.
Agreements generally include a clawback provision that, if triggered, would require us to return up to the cumulative amount of carried interest distributed, typically net of tax, upon liquidation of those funds, if the aggregate amount paid as carried interest exceeds the amount actually due based upon the aggregate performance of each fund.

We have defined the portion to be deferred as the amount of carried interest, typically net of tax, that we would be required to return if all remaining investments had no value as of the end of each reporting period. Prior to the adoption of ASC 606, we did not recognize realized carry received as carried interest revenue until the earlier of the termination of the related fund or the point at which clawback of any historic carried interest distributions could no longer occur.
The portion of assets under management that are subject to carried interest was approximately $26.7 billion as of March 31, 2021.
Performance Fees
We may receive performance fees compensation from certain GCM Funds, more commonly in funds associated with absolute return strategies. Performance fees are typically a fixed percentage of investment gains, subject to loss carryforward provisions that require the recapture of any previous losses before any performance fees can be earned in the current period. Performance fees may or may not be subject to a hurdle or a preferred return, which requires that clients earn a specified minimum return before a performance fee can be assessed. These performance fees are determined based upon investment performance at the end of a specified measurement period, generally the end of the calendar year.
Investment returns are highly susceptible to market factors, judgments, and actions of third parties that are outside of our control. Accordingly, performance fees are considered variable consideration and are therefore constrained and not recognized until it is probable that a significant reversal will not occur. In the event a client redeems from one of the GCM Funds prior to the end of a measurement period, any accrued performance fee is ordinarily due and payable by such redeeming client as of the date of the redemption.
The portion of assets under management that are subject to performance fees was approximately $14.7 billion as of March 31, 2021.
Other Operating Income
Other operating income primarily consists of administrative fees from certain private investment vehicles where we perform a full suite of administrative functions but do not manage or advise and have no discretion over the capital.
Expenses
Employee Compensation and Benefits
Employee compensation and benefits primarily consists of (1) cash-based employee compensations and benefits (2) equity-based compensation, (3) partnership interest-based compensation, (4) carried interest compensation, (5) cash-based incentive fee related compensation and (6) other non-cash compensation. Bonus and incentive fee related compensation is generally determined by our management and is discretionary based on judgment taking into consideration, among other things, our financial results and the employee’s performance. In addition, various individuals, including certain senior professionals have been awarded partnership interests and RSUs. These partnership interests grant the recipient the right to certain cash distributions from GCMH Equityholders’ profits to the extent such distributions are authorized, resulting in non-cash profits interest compensation expense. Certain employees and former employees are also entitled to a portion of the carried interest and performance fees realized from certain GCM Funds, which is payable upon a realization of the carried interest or performance fees. The Company recognizes non-cash compensation expense attributable to the RSUs on a straight-line basis over the requisite service period, which is generally the vesting period.
General, Administrative and Other
General, administrative and other consists primarily of professional fees, travel and related expenses, communications and information services, occupancy, fund expenses, depreciation and amortization, and other costs associated with our operations. As a result of the completion of the Transaction, we expect that we will incur additional expenses as a result of costs associated with being a public company.
Net Other Income (Expense)
Investment income (loss)
Investment income (loss) primarily consists of gains and losses arising from our equity method investments.

Interest Expense
Interest expense includes interest paid and accrued on our outstanding debt, along with the amortization of deferred financing costs, incurred from debt issued by us, including the senior secured loan and the credit facility entered into by us.
Other Income (Expense)
Other income (expense) consists primarily of gains and losses on certain derivatives and other non-operating items, including write-off of unamortized debt issuance costs due to prepayments and refinancing of debt and interest income.
Change in Fair Value of Warrant Liabilities
Change in fair value of warrant liabilities are non-cash changes and consist of fair value adjustments related to the outstanding public and private warrants issued in connection with the Transaction. The warrant liabilities are classified as marked-to-market liabilities pursuant to ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and the corresponding increase or decrease in value impacts our net income (loss).
Income Taxes
We are a corporation for U.S. federal income tax purposes and therefore are subject to U.S. federal and state income taxes on our share of taxable income generated by the Company. GCMH is treated as a pass-through entity for U.S. federal and state income tax purposes. As such, income generated by GCMH flows through to its partners, and is generally not subject to U.S. federal or state income tax at the partnership level. Our non-U.S. subsidiaries generally operate as corporate entities in non-U.S. jurisdictions, with certain of these entities subject to local or non-U.S. income taxes. The tax liability with respect to income attributable to noncontrolling interests in GCMH is borne by the holders of such noncontrolling interests.
Results of Operations
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
	Three Months Ended March 31,
	2021	2020	Change	% Change
	(in thousands, unaudited)
Revenues
Management fees	$82,625	$77,701	$4,924	6%
Incentive fees	18,214	3,233	14,981	463%
Other operating income	2,380	1,683	697	41%
Total operating revenues	103,219	82,617	20,602	25%

Expenses
Employee compensation and benefits	83,353	55,477	27,876	50%
General, administrative and other	24,532	24,596	(64)	—%
Total operating expenses	107,885	80,073	27,812	35%
Operating income (loss)	(4,666)	2,544	(7,210)	(283)%
Investment income	13,048	3,373	9,675	287%
Interest expense	(4,491)	(5,867)	1,376	(23)%
Other income (expense)	1,317	(9,733)	11,050	(114)%
Change in fair value of warrant liabilities	14,057	—	14,057	NM
Net other income (expense)	23,931	(12,227)	36,158	(296)%
Income (loss) before income taxes	19,265	(9,683)	28,948	(299)%
Provision (benefit) for income taxes	(663)	643	(1,306)	(203)%
Net income (loss)	19,928	(10,326)	30,254	(293)%
Less: Net income attributable to redeemable noncontrolling interest	8,089	2,093	5,996	286%

	Three Months Ended March 31,
	2021	2020	Change	% Change
	(in thousands, unaudited)
Less: Net income attributable to noncontrolling interests in subsidiaries	8,589	2,536	6,053	239%
Less: Net income (loss) attributable to noncontrolling interests in GCMH	703	(14,955)	15,658	(105)%
Net income (loss) attributable to GCM Grosvenor Inc.	$2,547	$—	$2,547	NM
NM - Not Meaningful
Revenues
	Three Months Ended March 31,
	2021	2020	Change	% Change
	(in thousands, unaudited)
Private markets strategies	$40,373	$36,464	$3,909	11%
Absolute return strategies	39,892	39,263	629	2%
Fund expense reimbursement revenue	2,360	1,974	386	20%
Total management fees	82,625	77,701	4,924	6%
Incentive fees	18,214	3,233	14,981	463%
Administrative fees	2,105	1,526	579	38%
Other	275	157	118	75%
Total other operating income	2,380	1,683	697	41%
Total operating revenues	$103,219	$82,617	$20,602	25%
Management fees increased $4.9 million, or 6%, to $82.6 million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to a $2.2 million increase in fees related to private market strategies specialized funds, driven by a $2.0 million increase in net catch-up management fees, as well as a $1.8 million increase in fees related to private market strategies customized separate accounts. Additionally, there was a $0.6 million increase in fees related to absolute return strategies and a $0.4 million increase in fund expense reimbursement revenue.
Incentive fees consisted of carried interest of $12.1 million and $2.6 million and performance fees of $6.1 million and $0.6 million for the three months ended March 31, 2021 and 2020, respectively. Incentive fees increased $15.0 million, or 463%, to $18.2 million, for the three months ended March 31, 2021 compared to three months ended March 31, 2020, due to a $9.5 million increase in carried interest and a $5.5 million increase in performance fees. The increase in carried interest is primarily due to several large funds realizing distributions during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, which had lower distributions. The increase in performance fees is primarily due to a fund with a March 31 fiscal year end for which fees crystallized as of March 31, 2021.
Expenses
	Three Months Ended March 31,
	2021	2020	Change	% Change
	(in thousands, unaudited)
Cash-based employee compensation and benefits	$41,780	$44,302	$(2,522)	(6)%
Equity-based compensation	27,036	—	27,036	NM
Partnership interest-based compensation	4,903	7,920	(3,017)	(38)%
Carried interest compensation	6,860	2,190	4,670	213%
Cash-based incentive fee related compensation	1,833	—	1,833	NM
Other non-cash compensation	941	1,065	(124)	(12)%
Total employee compensation and benefits	$83,353	$55,477	$27,876	50%
NM - Not Meaningful

Employee compensation and benefits increased $27.9 million, or 50%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Cash-based employee compensation and benefits decreased $2.5 million, or 6%, to $41.8 million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to a $3.0 million decrease in bonus expense and a $1.7 million decrease in severance expense, partially offset by a $0.9 million increase in base salary expense and a $0.5 million increase in payroll taxes. Equity-based compensation increased $27.0 million compared to the three months ended March 31, 2020 due to issuance of RSUs in connection with the 2020 Incentive Award Plan. Partnership interest-based compensation decreased $3.0 million, or 38%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to amendments to partnership interest-based awards that impacted the three months ended March 31, 2020 and lower distributions during the three months ended March 31, 2021. Carried interest compensation increased $4.7 million, or 213%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to higher realized carried interest during the three months ended March 31, 2021 generated from funds. Cash-based incentive fee related compensation increased $1.8 million for the three months ended March 31, 2021 due to increases in incentive fee revenue, primarily driven by increased realized performance fee revenue.
General, administrative and other decreased $0.1 million to $24.5 million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.
Net Other Income (Expense)
Net other income (expense) increased $36.2 million, or 296%, to $23.9 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.
Investment income increased $9.7 million, or 287%, to $13.0 million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to the change in value of private and public market investments.
Interest expense decreased $1.4 million, or 23%, to $(4.5) million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to paying down approximately $50.3 million of principal on our senior secured term loan facility (the “Term Loan Facility”) during the three months ended March 31, 2021 in connection with the Amended Credit Agreement.
Other income (expense) decreased $11.1 million or 114%, to $1.3 million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to the change in unrealized loss related to interest rate derivatives due to decreases in market interest rates.
Change in fair value of warrant liabilities of $14.1 million for the three months ended March 31, 2021 was due to the change in warrant liabilities fair value.
Income Taxes
Income taxes primarily reflect U.S. federal and state income taxes on our share of taxable income generated by the Company, as well as local and foreign income taxes of certain of the Company’s subsidiaries. Prior to the Transaction, income taxes consisted of local income taxes and foreign income taxes for subsidiaries that have operations outside of the United States, as GCMH is treated as a flow-through entity and is not subject to federal income taxes.
Our effective income tax rate was (3)% and (7)% for the three months ended March 31, 2021 and 2020, respectively. Our overall effective tax rate is less than the statutory rate primarily because (a) we were not subject to U.S. federal taxes prior to the Transaction and (b) a portion of income is allocated to noncontrolling interests, and the tax liability on such income is borne by the holders of such noncontrolling interests.
Fee-Paying AUM
FPAUM is a metric we use to measure the assets from which we earn management fees. Our FPAUM comprises the assets in our customized separate accounts and specialized funds from which we derive management fees. We classify customized separate account revenue as management fees if the client is charged an asset-based fee, which includes the vast majority of our discretionary AUM accounts. Our FPAUM for private market strategies typically represents committed, invested or scheduled capital during the investment period and invested capital following the expiration or termination of the investment period. Substantially all of our private markets strategies funds earn fees based on commitments or net invested capital, which are not affected by market appreciation or depreciation. Our FPAUM for our absolute return strategy is based on NAV.
Our calculations of FPAUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of FPAUM is not based on any definition that is set forth in the agreements governing the customized separate accounts or specialized funds that we manage.
	Three Months Ended March 31, 2021
	(in millions, unaudited)
	Private Markets Strategies	Absolute Return Strategies	Total
Fee-paying AUM
Balance, beginning of period	$27,839	$24,130	$51,969
Contributions	1,735	659	2,394
Withdrawals	—	(450)	(450)
Distributions	(907)	(4)	(911)
Change in Market Value	223	123	346
Foreign Exchange and Other	(1)	15	14
Balance, end of period	$28,889	$24,473	$53,362
	Year Ended December 31, 2020
	(in millions)
	Private Markets Strategies	Absolute Return Strategies	Total
Fee-paying AUM
Balance, beginning of period	$26,477	$23,556	$50,033
Contributions	3,563	1,625	5,188
Withdrawals	—	(3,386)	(3,386)
Distributions	(2,022)	(256)	(2,278)
Change in Market Value	(2)	2,721	2,719
Foreign Exchange and Other	(177)	(130)	(307)
Balance, end of period	$27,839	$24,130	$51,969
Contracted, not yet fee-paying AUM represents limited partner commitments during the initial commitment or investment period where fees are not yet being charged, but are expected to be charged in the future based on invested capital (capital committed to underlying investments) or on a ratable ramp-in of total commitments.
	Three Months Ended March 31, 2021 (unaudited)	Year Ended December 31, 2020
	(in millions)
Contracted, not yet Fee-Paying AUM at period end	$7,454	$7,057
AUM at period end	$64,862	$61,943
Three Months Ended March 31, 2021
FPAUM increased $1.4 billion, or 3%, to $53.4 billion during the three months ended March 31, 2021, due to $2.4 billion and $0.3 billion of contributions and change in market value, respectively, partially offset by $0.5 billion and $0.9 billion of withdrawals and distributions, respectively.
•
Private markets strategies FPAUM increased $1.1 billion, or 4%, to $28.9 billion as of March 31, 2021, primarily due to $1.7 billion of contributions, partially offset by $0.9 billion of distributions.

•	Absolute return strategies FPAUM increased $0.3 billion, or 1%, to $24.5 billion as of March 31, 2021, primarily due to $0.7 billion of contributions, partially offset by $0.5 billion of withdrawals.
Contracted, not yet Fee-Paying AUM increased $0.4 billion, or 6%, to $7.5 billion during the three months ended March 31, 2021 due to the closing of new commitments during the period net of reductions for Contracted, not yet fee-paying AUM that became fee-paying AUM during the period.
AUM increased $2.9 billion, or 5%, to $64.9 billion during the three months ended March 31, 2021, primarily driven by changes in FPAUM and Contracted, not yet Fee-Paying AUM, as well as mark to market changes that did not impact FPAUM.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
	Year Ended December 31,
	2020	2019	Change	% Change
	(in thousands)
Revenues
Management fees	$310,745	$324,716	$(13,971)	(4)%
Incentive fees	111,650	84,165	27,485	33%
Other operating income	7,586	7,513	73	1%
Total operating revenues	429,981	416,394	13,587	3%

Expenses
Employee compensation and benefits	388,465	242,967	145,498	60%
General, administrative and other	84,631	88,458	(3,827)	(4)%
Total operating expenses	473,096	331,425	141,671	43%
Operating income (loss)	(43,115)	84,969	(128,084)	(151)%
Investment income	10,742	7,521	3,221	43%
Interest expense	(23,446)	(25,680)	2,234	(9)%
Other income (expense)	(9,562)	(4,494)	(5,068)	113%
Change in fair value of warrant liabilities	(13,315)	—	(13,315)	NM
Net other income (expense)	(35,581)	(22,653)	(12,928)	57%
Income (loss) before income taxes	(78,696)	62,316	(141,012)	(226)%
Income taxes	4,506	2,318	2,188	94%
Net income (loss)	(83,202)	59,998	(143,200)	(239)%
Less: Net income attributable to redeemable noncontrolling interest	14,069	—	14,069	NM
Less: Net income attributable to noncontrolling interests in subsidiaries	11,617	13,221	(1,604)	(12)%
Less: Net income (loss) attributable to noncontrolling interests in GCMH	(112,937)	46,777	(159,714)	(341)%
Net income attributable to GCM Grosvenor Inc.	$4,049	$—	$4,049	NM
NM - Not Meaningful

Revenues
	Year Ended December 31,
	2020	2019	Change	% Change
	(in thousands)
Private markets strategies	$149,990	$150,985	$(995)	(1)%
Absolute return strategies	152,349	167,023	(14,674)	(9)%
Fund expense reimbursement revenue	8,406	6,708	1,698	25%
Total management fees	310,745	324,716	(13,971)	(4)%
Incentive fees	111,650	84,165	27,485	33%
Administrative fees	6,775	6,684	91	1%
Other	811	829	(18)	(2)%
Total other operating income	7,586	7,513	73	1%
Total operating revenues	$429,981	$416,394	$13,587	3%
Management fees decreased $14.0 million, or 4%, to $310.7 million, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to a $14.7 million decrease in fees related to absolute return strategies. That decrease was partially the result of lower average fee-paying assets under management (“FPAUM”) during the year ended December 31, 2020 versus the prior period due partially to COVID-19-related market declines late in our first quarter and early in our second quarter, as well as net outflows in such strategies over the prior twelve months, partially offset by a $1.7 million increase in fund expense reimbursement revenue. Additionally, there was a $4.9 million decrease in fees related to private market strategies specialized funds (primarily due to a $4.7 million decrease in net catch-up management fees) offset by a $3.9 million increase in fees related to private markets customized separate accounts.
Incentive fees consisted of carried interest of $58.9 million and $69.8 million and performance fees of $52.7 million and $14.4 million for the years ended December 31, 2020 and 2019, respectively. Incentive fees increased $27.5 million, or 33%, to $111.7 million, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to a $38.3 million increase in performance fees and partially offset by a $10.8 million decrease in carried interest. The increase in performance fees is primarily due to increases from our commingled funds and customized separate accounts for the year ended December 31, 2020. The decrease in carried interest is primarily due to lower tax distributions from lower taxable income generated by underlying funds and normal market fluctuation in timing of carried interest realizations and slower investment exits and deal activity due to COVID-19-related market impact.
Expenses
	Year Ended December 31,
	2020	2019	Change	% Change
	(in thousands)
Cash-based employee compensation and benefits	$165,829	$169,862	$(4,033)	(2)%
Partnership interest-based compensation	172,358	30,233	142,125	470%
Carried interest compensation	34,260	38,842	(4,582)	(12)%
Cash-based incentive fee related compensation	11,454	—	11,454	NM
Other	4,564	4,030	534	13%
Total employee compensation and benefits	$388,465	$242,967	$145,498	60%
NM - Not Meaningful
Employee compensation and benefits increased $145.5 million, or 60%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Cash-based employee compensation and benefits decreased $4.0 million, or 2%, to $165.8 million, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to a $7.9 million decrease in bonus expense and a $1.0 million decrease in insurance premiums and claims, partially offset by a $3.0 million increase in severance expense and a $1.7 million increase in base salary expense. Partnership interest-based compensation increased $142.1 million primarily due to changes in the valuation of awards and amendments to partnership interest-based awards during the fourth quarter of the year ended December 31, 2020, which resulted in additional expense recognition. Additionally, there were higher distributions for the year ended December 31, 2020. Carried interest compensation decreased $4.6 million, or 12%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, due primarily to lower tax distributions from lower taxable income generated by underlying funds and lower carried interest realizations, driven by fewer investment exits and lower deal activity in the year ended December 31, 2020, in part resulting from COVID-19-related market impact. Cash-based incentive fee related compensation increased to $11.5 million for the year ended December 31, 2020 due to increases in incentive fee revenue, primarily driven by increased realized performance fees revenue in the fourth quarter of 2020.
General, administrative and other decreased $3.8 million, or 4%, to $84.6 million, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to a $11.6 million decrease in travel, meals and entertainment expenses and a $3.7 million decrease in other costs associated with our operations. The decrease in travel, meals and entertainment expenses resulted from reduced travel during the COVID-19 pandemic. The decrease in other costs associated with our operations primarily resulted from lower office costs and conferences. These decreases were partially offset by a $11.9 million increase in professional fees, primarily due to the business combination Transaction and Mosaic Transaction.
Net Other Income (Expense)
Net other income (expense) decreased $12.9 million, or 57%, to $(35.6) million for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Investment income increased $3.2 million, or 43%, to $10.7 million, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to the change in value of private and public market investments.
Other income (expense) increased $5.1 million or 113%, to $(9.6) million, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to the change in unrealized loss related to interest rate derivatives due to decreases in market interest rates as well as write-off of unamortized debt issuance costs.
Interest expense decreased $2.2 million, or 9%, to $(23.4) million, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to paying down approximately $91.2 million of principal on the Term Loan Facility during the first quarter of 2020 using proceeds from the Mosaic Transaction.
Change in fair value of warrant liabilities of $13.3 million for the year ended December 31, 2020 was due to the issuance of public and private warrants as part of the Transaction and their subsequent change in fair value.
Income Taxes
Income taxes primarily reflect U.S. federal and state income taxes on our share of taxable income generated by the Company, as well as local and foreign income taxes of certain of the Company’s subsidiaries. Prior to the Transaction, income taxes consisted of local income taxes and foreign income taxes for subsidiaries that have operations outside of the United States, as GCMH is treated as a flow-through entity and is not subject to federal income taxes.
Our effective income tax rate was (6)% and 4% for the years ended December 31, 2020 and 2019, respectively. Our overall effective tax rate is less than the statutory rate primarily because (a) we were not subject to U.S. federal taxes prior to the Transaction and (b) a portion of income is allocated to noncontrolling interests, and the tax liability on such income is borne by the holders of such noncontrolling interests.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
	Year Ended December 31,
	2019	2018	Change	% Change
	(in thousands)
Revenues
Management fees	$324,716	$315,598	$9,118	3%
Incentive fees	84,165	57,059	27,106	48%
Other operating income	7,513	5,839	1,674	29%
Total operating revenues	416,394	378,496	$37,898	10%

Expenses
Employee compensation and benefits	242,967	210,414	32,553	15%
General, administrative and other	88,458	92,955	(4,497)	(5)%
Total operating expenses	331,425	303,369	28,056	9%
Operating income	84,969	75,127	9,842	13%
Investment income	7,521	16,963	(9,442)	(56)%
Interest expense	(25,680)	(26,468)	788	(3)%
Other income (expense)	(4,494)	(542)	(3,952)	729%
Net other income (expense)	(22,653)	(10,047)	(12,606)	125%
Income before income taxes	62,316	65,080	(2,764)	(4)%
Income taxes	2,318	1,395	923	66%
Net income	59,998	63,685	(3,687)	(6)%
Less: Net income attributable to noncontrolling interests in subsidiaries	13,221	24,486	(11,265)	(46)%
Less: Net income attributable to noncontrolling interests in GCMH	46,777	39,199	7,578	19%
Net income attributable to GCM Grosvenor Inc.	$—	$—	$—	NM
NM - Not Meaningful
Revenues
	Year Ended December 31,
	2019	2018	Change	% Change
	(in thousands)
Private markets strategies	$150,985	$131,508	$19,477	15%
Absolute return strategies	167,023	179,948	(12,925)	(7)%
Fund expense reimbursement revenue	6,708	4,142	2,566	62%
Total management fees	324,716	315,598	9,118	3%
Incentive fees	84,165	57,059	27,106	48%
Administrative fees	6,684	5,839	845	14%
Other	829	—	829	NM
Total other operating income	7,513	5,839	1,674	29%
Total operating revenues	$416,394	$378,496	$37,898	10%
NM - Not Meaningful
Management fees increased $9.1 million, or 3%, to $324.7 million, for the year ended December 31, 2019 compared to the year ended December 31, 2018, due to a $13.9 million increase in fees related to private markets strategies specialized funds from fundraising in GCM Grosvenor Multi-Asset Class Fund II and the Labor Impact

Fund and a $5.6 million increase in fees related to private markets strategies customized separate accounts, partially offset by $8.8 million decrease in fees related to absolute return strategies specialized funds and a $4.1 million decrease in fees related to absolute return strategies customized separate accounts. Fund expense reimbursement revenue increased by $2.6 million.
Incentive fees consisted of carried interest of $69.8 million and $54.0 million and performance fees of $14.4 million and $3.1 million for the year ended December 31, 2019 and 2018, respectively. Incentive fees increased $27.1 million, or 48%, to $84.2 million, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to a $15.8 million increase in carried interest and an $11.3 million increase in performance fees. The $15.8 million increase in carried interest is due to higher deal activity and a greater number of exits and return of capital in underlying funds in line with normal course activity.
Other operating income increased $1.7 million, or 29%, to $7.5 million, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to a $0.8 million increase in administrative fees, which resulted from an increase in the number of underlying funds owned by clients for which we perform administration services.
Expenses
	Year Ended December 31,
	2019	2018	Change	% Change
	(in thousands)
Cash-based employee compensation and benefits	$169,862	$157,351	$12,511	8%
Partnership interest-based compensation	30,233	19,495	10,738	55%
Carried interest compensation	38,842	31,780	7,062	22%
Other non-cash compensation	4,030	1,788	2,242	125%
Total employee compensation and benefits	$242,967	$210,414	$32,553	15%
Employee compensation and benefits increased $32.6 million, or 15%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Cash-based employee compensation and benefits increased $12.5 million, or 8%, to $169.9 million, for the year ended December 31, 2019 compared to the year ended December 31, 2018, due primarily to a net increase in headcount. Carried interest compensation increased $7.1 million, or 22%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, due primarily to higher carried interest realizations explained above. In addition, partnership interest-based compensation increased $10.7 million due to $16.3 million increase as a result of amendments made to partnership interest-based awards during the year ended December 31, 2019, which accelerated the recognition of expense related to these awards, offset by $2.7 million of awards that were accounted for as equity awards and were fully amortized during 2018, and $2.5 million decrease in other awards.
General, administrative and other decreased $4.5 million, or 5%, to $88.5 million, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to lower professional fees, depreciation and other costs associated with our operations. The $1.3 million decrease in depreciation is primarily due to assets being fully depreciated during the year ended December 31, 2019 while they were depreciated for the full twelve months in the prior year. Professional fees and other costs associated with our operations decreased by $4.1 million as a result of a decrease in professional fees associated with an amendment to our debt facility in 2018. These decreases are offset by increases in expenses incurred on behalf of GCM Funds in connection with the administrative service provided, as well as occupancy-related costs, resulting from higher rent, and property tax.
Net Other Income (Expense)
Net other income (expense) increased $12.6 million, or 125%, to $(22.7) million, for the year ended December 31, 2019 compared to the year ended December 31, 2018.
Investment income decreased $9.4 million, or 56%, to $7.5 million, for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to changes in the value of private market investments.
Other income (expense) increased $4.0 million, or 729%, to $(4.5) million, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to unrealized losses on interest rate derivatives due to decreases in market interest rates.

Income Taxes
Prior to the Transaction, income taxes consisted of local income taxes and foreign income taxes for subsidiaries that have operations outside of the United States as GCMH is treated as a flow-through entity and is not subject to federal income taxes.
Our effective income tax rate was 4% and 2% for the years ended December 31, 2019 and 2018, respectively. Our overall effective tax rate is less than the statutory rate primarily because (a) we were not subject to U.S. federal taxes prior to the Transaction and (b) a portion of income is allocated to noncontrolling interests, and the tax liability on such income is borne by the holders of such noncontrolling interests.
Fee-paying AUM
FPAUM is a metric we use to measure the assets from which we earn management fees. Our FPAUM comprises the assets in our customized separate accounts and specialized funds from which we derive management fees. We classify customized separate account revenue as management fees if the client is charged an asset-based fee, which includes the vast majority of our discretionary AUM accounts. Our FPAUM for private market strategies typically represents committed, invested or scheduled capital during the investment period and invested capital following the expiration or termination of the investment period. Substantially all of our private markets strategies funds earn fees based on commitments or net invested capital, which are not affected by market appreciation or depreciation. Our FPAUM for our absolute return strategy is based on NAV.
Our calculations of FPAUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of FPAUM is not based on any definition that is set forth in the agreements governing the customized separate accounts or specialized funds that we manage.
	Year Ended December 31, 2020
	(in millions)
	Private Markets Strategies	Absolute Return Strategies	Total
Fee-paying AUM
Balance, beginning of period	$26,477	$23,556	$50,033
Contributions	3,563	1,625	5,188
Withdrawals	—	(3,386)	(3,386)
Distributions	(2,022)	(256)	(2,278)
Change in Market Value	(2)	2,721	2,719
Foreign Exchange and Other	(177)	(130)	(307)
Balance, end of period	$27,839	$24,130	$51,969
	Year Ended December 31, 2019
	(in millions)
	Private Markets Strategies	Absolute Return Strategies	Total
Fee-paying AUM
Balance, beginning of period	$24,900	$23,957	$48,857
Contributions	3,542	1,182	4,724
Withdrawals	(8)	(2,889)	(2,897)
Distributions	(2,095)	(165)	(2,260)
Change in Market Value	114	1,461	1,575
Foreign Exchange and Other	24	10	34
Balance, end of period	$26,477	$23,556	$50,033
Contracted, not yet fee-paying AUM represents limited partner commitments during the initial commitment or investment period where fees are not yet being charged, but are expected to be charged in the future based on invested capital (capital committed to underlying investments) or on a ratable ramp-in of total commitments.

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Contracted, not yet Fee-Paying AUM at period end	$7,057	$5,153	$2,318
AUM at period end	$61,943	$57,746	$53,795
Year Ended December 31, 2020
FPAUM increased $1.9 billion, or 4%, to $52.0 billion during the year ended December 31, 2020, due to $5.2 billion and $2.7 billion of contributions and change in market value, respectively, partially offset by $3.4 billion and $2.3 billion of withdrawals and distributions, respectively.
•
Private markets strategies FPAUM increased $1.4 billion, or 5%, to $27.8 billion as of December 31, 2020, primarily due to $3.6 billion of contributions, partially offset by $2.0 billion of distributions.

•
Absolute return strategies FPAUM increased $0.6 billion, or 2%, to $24.1 billion as of December 31, 2020, primarily due to $1.6 billion and $2.7 billion of contributions and change in market value, respectively, partially offset by $3.4 billion of withdrawals.

Contracted, not yet fee-paying AUM increased $1.9 billion, or 37%, to $7.1 billion during the year ended December 31, 2020 due to the closing of new commitments during the period net of reductions for Contracted, not yet fee-paying AUM that became fee-paying AUM during the period.
AUM increased $4.2 billion, or 7%, to $61.9 billion during the year ended December 31, 2020, primarily driven by changes in FPAUM and Contracted, not yet fee-paying AUM, as well as mark to market changes that did not impact FPAUM.
Year Ended December 31, 2019
FPAUM increased $1.2 billion, or 2%, to $50.0 billion during the year ended December 31, 2019, due to $4.7 billion of contributions and a $1.6 billion increase related to foreign exchange, market value and other adjustments, offset by $2.9 billion and $2.3 billion of withdrawals and distributions, respectively.
•
Private markets strategies FPAUM increased $1.6 billion, or 6%, to $26.5 billion during the year ended December 31, 2019, primarily due to $3.5 billion of contributions, offset by $2.1 billion of distributions.

•
Absolute return strategies FPAUM decreased $0.4 billion, or 2%, to $23.6 billion during the year ended December 31, 2019, primarily due to $2.9 billion of withdrawals, offset by $1.2 billion of contributions and $1.5 billion increase related to foreign exchange, market value and other adjustments.

Contracted, not yet fee-paying AUM increased $2.8 billion, or 122%, to $5.2 billion during the year ended December 31, 2019, due to the closing of new commitments during the year net of reductions for Contracted, not yet fee-paying AUM that became fee-paying AUM during the year.
AUM increased $4.0 billion, or 7%, to $57.7 billion during the year ended December 31, 2019, primarily driven by changes in FPAUM and Contracted, not yet fee-paying AUM, as well as mark to market changes that did not impact FPAUM.
Non-GAAP Financial Measures
In addition to our results of operations above, we report certain financial measures that are not required by, or presented in accordance with, GAAP. Management uses these non-GAAP measures to assess the performance of our business across reporting periods and believe this information is useful to investors for the same reasons. These non-GAAP measures should not be considered a substitute for the most directly comparable GAAP measures, which are reconciled below. Further, these measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these measurements in isolation or as a substitute for GAAP measures including revenues and net income. We may calculate or present these non-GAAP financial measures differently than other companies who report measures with the same or similar names, and as a result, the non-GAAP measures we report may not be comparable.

Summary of Non-GAAP Financial Measures
Three Months Ended March 31, 2021 and 2020
	Three Months Ended March 31,
	2021	2020
	(in thousands, unaudited)
Revenues
Private markets strategies	$40,373	$36,464
Absolute return strategies	39,892	39,263
Management fees, net(1)	80,265	75,727
Administrative fees and other operating income	2,380	1,683
Fee-Related Revenue	82,645	77,410
Less:
Cash-based employee compensation and benefits, net(2)	(41,192)	(42,022)
General, administrative and other, net(1)	(22,171)	(22,619)
Plus:
Amortization of intangibles	583	1,876
Non-core items(3)	5,328	2,916
Fee-Related Earnings	25,193	17,561
Incentive fees:
Performance fees	6,113	605
Carried interest	12,101	2,628
Incentive fee related compensation and NCI:
Cash-based incentive fee related compensation	(1,833)	—
Carried interest compensation, net(4)	(7,503)	(1,201)
Carried interest attributable to noncontrolling interest	(4,430)	(1,333)
Interest income	7	296
Other (income) expense	51	118
Depreciation	473	696
Adjusted EBITDA	30,172	19,370
Depreciation	(473)	(696)
Interest expense	(4,491)	(5,867)
Adjusted Pre-tax Income	25,208	12,807
Adjusted income taxes(5)	(6,302)	(3,202)
Adjusted Net Income	$18,906	$9,605
(1)	Excludes fund reimbursement revenue of $2.4 million and $2.0 million and for the three months ended March 31, 2021 and 2020, respectively.
(2)	Excludes severance expense of $0.6 million and $2.3 million for the three months ended March 31, 2021 and 2020, respectively.
(3)	Includes corporate transaction related costs of $5.3 million and $3.4 million for the three months ended March 31, 2021 and 2020, respectively.
(4)	Excludes the impact of non-cash carried interest expense of $0.6 million and $1.0 million for the three months ended March 31, 2021 and 2020, respectively.
(5)
Represents corporate income taxes at a blended statutory rate of 25.0% applied to adjusted pre-tax income for all periods presented. The 25.0% is based on a federal statutory rate of 21.0% and a combined state, local and foreign rate net of federal benefits of 4.0%. As we were not subject to U.S. federal and state income taxes prior to the Transaction, the blended statutory rate of 25.0% has been applied to all periods presented for comparability purposes.

Net Incentive Fees Attributable to GCM Grosvenor
Net incentive fees are used to highlight fees earned from incentive fees that are attributable to GCM Grosvenor. Net incentive fees represent incentive fees excluding (a) incentive fee related compensation and (b) carried interest attributable to noncontrolling interest holders.

The following tables show reconciliations of incentive fees to net incentive fees attributable to GCM Grosvenor for the three months ended March 31, 2021 and 2020, respectively:
Three Months Ended March 31, 2021 and 2020
	Three Months Ended March 31,
	2021	2020
	(in thousands, unaudited)
Net incentive fees attributable to GCM Grosvenor
Incentive fees:
Performance fees	$6,113	$605
Carried interest	12,101	2,628
Less:
Cash-based incentive fee related compensation	(1,833)	—
Cash carried interest compensation	(6,860)	(2,190)
Non-cash carried interest compensation	(643)	989
Carried interest expense attributable to redeemable noncontrolling interest holder	(1,905)	(865)
Carried interest expense attributable to other noncontrolling interest holders, net	(2,525)	(468)
Net incentive fees attributable to GCM Grosvenor	$4,448	$699
Net Fees Attributable to GCM Grosvenor
Net fees attributable to GCM Grosvenor are used to highlight revenues attributable to GCM Grosvenor. Net fees attributable to GCM Grosvenor represent total operating revenues fees excluding (a) reimbursement of expenses paid on behalf of GCM Funds and affiliates, (b) incentive fee related compensation and (c) carried interest attributable to noncontrolling interest holders.
The following tables show reconciliations of total operating revenues to net fees attributable to GCM Grosvenor for the three months ended March 31, 2021 and 2020, respectively:
Three Months Ended March 31, 2021 and 2020
	Three Months Ended March 31,
	2021	2020
	(in thousands, unaudited)
Net fees attributable to GCM Grosvenor
Total operating revenues	$103,219	$82,617
Less:
Fund expense reimbursement revenue	(2,360)	(1,974)
Cash-based incentive fee related compensation	(1,833)	—
Cash carried interest compensation	(6,860)	(2,190)
Non-cash carried interest compensation	(643)	989
Carried interest expense attributable to redeemable noncontrolling interest holder	(1,905)	(865)
Carried interest expense attributable to other noncontrolling interest holders, net	(2,525)	(468)
Net fees attributable to GCM Grosvenor	$87,093	$78,109
Adjusted Pre-Tax Income, Adjusted Net Income and Adjusted EBITDA
Adjusted pre-tax income, Adjusted net income and Adjusted EBITDA are non-GAAP measures used to evaluate our profitability.

Adjusted pre-tax income represents net income attributable to GCM Grosvenor Inc. including (a) net income attributable to GCMH, excluding (b) income taxes, (c) changes in fair value of derivatives and warrants, (d) partnership interest-based and non-cash compensation, (e) equity-based compensation, (f) unrealized investment income and (g) certain other items that we believe are not indicative of our core performance, including charges related to corporate transactions and employee severance. We believe adjusted pre-tax income is useful to investors because it provides additional insight into the operating profitability of our business.
Adjusted net income represents adjusted pre-tax income minus income taxes.
Adjusted EBITDA represents adjusted net income excluding (a) income taxes, (b) depreciation expense and (c) interest expense on our outstanding debt. We believe Adjusted EBITDA is useful to investors because it enables them to better evaluate the performance of our core business across reporting periods.
The following tables show reconciliations of net income (loss) attributable to GCM Grosvenor Inc. and Adjusted pre-tax income, Adjusted net income and Adjusted EBITDA for the three months ended March 31, 2021 and 2020, respectively:
Three Months Ended March 31, 2021 and 2020
	Three Months Ended March 31,
	2021	2020
	(in thousands, unaudited)
Adjusted pre-tax income & Adjusted net income
Net income (loss) attributable to GCM Grosvenor Inc.	$2,547	$—
Plus:
Net income (loss) attributable to GCMH	703	(14,955)
Income taxes	(663)	643
Change in fair value of derivatives	(1,934)	8,634
Change in fair value of warrants	(14,057)	—
Amortization expense	583	1,876
Severance	588	2,280
Transaction expenses(1)	5,300	3,355
Loss on extinguishment of debt	675	1,032
Other	8	—
Partnership interest-based compensation	4,903	7,920
Equity-based compensation	27,036	—
Other non-cash compensation	941	1,065
Less:
Investment income, net of noncontrolling interests	(779)	(32)
Non-cash carried interest compensation	(643)	989
Adjusted pre-tax income	25,208	12,807
Less:
Adjusted income taxes(2)	(6,302)	(3,202)
Adjusted net income	$18,906	$9,605

Adjusted EBITDA
Adjusted net income	$18,906	$9,605
Plus:
Adjusted income taxes(2)	6,302	3,202
Depreciation expense	473	696
Interest expense	4,491	5,867
Adjusted EBITDA	$30,172	$19,370
(1)	Represents 2020 expenses related to the Mosaic transaction and 2021 expenses related to a debt offering, other contemplated corporate transactions, and other public company readiness expenses.
(2)
Represents corporate income taxes at a blended statutory rate of 25.0% applied to adjusted pre-tax income for all periods presented. The 25.0% is based on a federal statutory rate of 21.0% and a combined state, local and foreign rate net of federal benefits of 4.0%. As we were not subject to U.S. federal and state income taxes prior to the Transaction, the blended statutory rate of 25.0% has been applied to all periods presented for comparability purposes.

Adjusted Net Income Per Share
The following table shows a reconciliation of diluted weighted-average shares of Class A common stock outstanding to adjusted shares outstanding used in the computation of adjusted net income per share for the three months ended March 31, 2021 and 2020, respectively:
Three Months Ended March 31, 2021 and 2020
	Three Months Ended March 31,
	2021	2020(1)
	(in thousands, except share and per share amounts; unaudited)

Adjusted net income	$18,906	$9,605

Weighted-average shares of Class A common stock outstanding - basic	42,084,366	39,984,515
Exercise of private warrants - incremental shares under the treasury stock method	307,858	—
Exercise of public warrants - incremental shares under the treasury stock method	2,244,583	—
Exchange of partnership units	144,235,246	144,235,246
Weighted-average shares of Class A common stock outstanding - diluted	188,872,053	184,219,761
Effective dilutive warrants, if antidilutive for GAAP	—	897,151
Adjusted shares - diluted	188,872,053	185,116,912

Adjusted net income per share - diluted	$0.10	$0.05
(1)
As Class A common stock did not exist prior to the Transaction, the computation of Adjusted net income per share assumes the same weighted average shares of Class A common stock outstanding, dilutive warrants, and number of adjusted shares outstanding as of December 31, 2020 for all periods prior to the Transaction.

Fee-Related Earnings
Fee-related earnings (“FRE”) is a non-GAAP metric used to highlight earnings from recurring management fees and administrative fees. FRE represents adjusted EBITDA further adjusted to exclude (a) incentive fees and related compensation and (b) other non-operating income, and to include depreciation expense. We believe FRE is useful to investors because it provides additional insights into the management fee driven operating profitability of our business.
Three Months Ended March 31, 2021 and 2020
	Three Months Ended March 31,
	2021	2020
	(in thousands, unaudited)
Adjusted EBITDA	$30,172	$19,370
Less:
Incentive fees	(18,214)	(3,233)
Depreciation expense	(473)	(696)
Other non-operating income	(58)	(414)
Plus:
Incentive fee related compensation	9,336	1,201
Carried interest expense attributable to redeemable noncontrolling interest holder	1,905	865
Carried interest expense attributable to other noncontrolling interest holders, net	2,525	468
Fee-Related Earnings	$25,193	$17,561

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Revenues
Private markets strategies	$149,990	$150,985	$131,508
Absolute return strategies	152,349	167,023	179,948
Management fees, net(1)	302,339	318,008	311,456
Administrative fees and other operating income	7,586	7,513	5,839
Less:
Cash-based employee compensation and benefits, net(2)	(158,194)	(165,212)	(152,568)
General, administrative and other, net(1)	(76,225)	(81,749)	(88,813)
Plus:
Amortization of intangibles	7,504	7,794	7,813
Non-core items(3)	12,059	1,740	5,246
Adjusted Fee Related Earnings	95,069	88,094	88,973
Incentive fees:
Performance fees	52,726	14,413	3,111
Carried interest	58,924	69,752	53,948
Incentive fee related compensation and NCI:
Cash-based incentive fee related compensation	(11,454)	—	—
Carried interest compensation, net(4)	(34,970)	(39,560)	(27,912)
Carried interest attributable to noncontrolling interest	(16,089)	(11,344)	(8,963)
Interest income	377	1,064	889
Other (income) expense	147	(142)	(88)
Depreciation	2,314	2,544	3,850
Adjusted EBITDA	147,044	124,821	113,808
Depreciation	(2,314)	(2,544)	(3,850)
Interest expense	(23,446)	(25,680)	(26,468)
Adjusted Pre-tax Net Income	121,284	96,597	83,490
Adjusted income taxes(5)	(30,321)	(24,149)	(20,873)
Adjusted Net Income	$90,963	$72,448	$62,617
(1)	Excludes fund reimbursement revenue of $8.4 million, $6.7 million and $4.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.
(2)
Excludes incentive fee related compensation of $50.3 million, $42.9 million, and $40.4 million for the years ended December 31, 2020, 2019 and 2018, respectively, and severance expense of $7.6 million, $4.6 million and $4.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.

(3)	Includes transaction related costs of $11.6 million, $0.8 million and $4.6 million for the years ended December 31, 2020, 2019 and 2018, respectively, and other non-core operating expenses.
(4)	Excludes the impact of non-cash carried interest compensation of $0.7 million, $0.7 million, and $3.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.
(5)
Represents corporate income taxes at a blended statutory rate of 25.0% applied to pre-tax adjusted net income for all periods presented. The 25.0% is based on a federal statutory rate of 21.0% and a combined state, local and foreign rate net of federal benefits of 4.0%. As we were not subject to U.S. federal and state income taxes prior to the Transaction, the blended statutory rate of 25.0% has been applied to all periods presented for comparability purposes.

Net Incentive Fees Attributable to GCM Grosvenor
Net incentive fees are used to highlight fees earned from incentive fees that are attributable to GCM Grosvenor. Net incentive fees represent incentive fees excluding (a) incentive fee related compensation and (b) carried interest attributable to noncontrolling interest holders.

The following tables show reconciliations of incentive fees to net incentive fees attributable to GCM Grosvenor for the years ended December 31, 2020, 2019 and 2018, respectively:
Years Ended December 31, 2020, 2019 and 2018
	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Net incentive fees attributable to GCM Grosvenor
Incentive fees:
Performance fees	$52,726	$14,413	$3,111
Carried Interest	58,924	69,752	53,948
Less:
Cash-based incentive compensation	(11,454)	—	—
Carried interest compensation	(34,260)	(38,842)	(31,780)
Non-cash carried interest compensation	(710)	(718)	3,868
Carried interest expense attributable to redeemable noncontrolling interest holder	(7,751)	—	—
Carried interest attributable to other noncontrolling interest holders, net	(8,338)	(11,344)	(8,963)
Net incentive fees attributable to GCM Grosvenor	$49,137	$33,261	$20,184
Net Fees Attributable to GCM Grosvenor
Net fees attributable to GCM Grosvenor are used to highlight revenues attributable to GCM Grosvenor. Net fees attributable to GCM Grosvenor represent total operating revenues fees excluding (a) reimbursement of expenses paid on behalf of GCM Funds and affiliates, (b) incentive fee related compensation and (c) carried interest attributable to noncontrolling interest holders.
The following tables show reconciliations of total operating revenues to net fees attributable to GCM Grosvenor for the years ended December 31, 2020, 2019 and 2018, respectively:
Years Ended December 31, 2020, 2019 and 2018
	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Net fees attributable to GCM Grosvenor
Total operating revenues	$429,981	$416,394	$378,496
Less:
Fund expense reimbursement revenue	(8,406)	(6,708)	(4,142)
Cash-based incentive compensation	(11,454)	—	—
Carried interest compensation	(34,260)	(38,842)	(31,780)
Non-cash carried interest compensation	(710)	(718)	3,868
Carried interest expense attributable to redeemable noncontrolling interest holder	(7,751)	—	—
Carried interest attributable to other noncontrolling interest holders, net	(8,338)	(11,344)	(8,963)
Net fees attributable to GCM Grosvenor	$359,062	$358,782	$337,479
Adjusted Pre-Tax Income, Adjusted Net Income and Adjusted EBITDA
Adjusted pre-tax income, Adjusted net income and Adjusted EBITDA are non-GAAP measures used to evaluate our profitability.
Adjusted pre-tax income represents net income attributable to GCM Grosvenor Inc. including (a) net income attributable to GCMH, excluding (b) income taxes, (c) changes in fair value of derivatives and warrants,

(d) partnership interest-based and non-cash compensation, (e) unrealized investment income, and (f) certain other items that we believe are not indicative of our core performance, including charges related to corporate transactions and employee severance. We believe adjusted pre-tax income is useful to investors because it provides additional insight into the operating profitability of our business.
Adjusted net income represents adjusted pre-tax income minus income taxes.
Adjusted EBITDA represents adjusted net income excluding (a) income taxes, (b) depreciation expense and (c) interest expense on our outstanding debt. We believe Adjusted EBITDA is useful to investors because it enables them to better evaluate the performance of our core business across reporting periods.
The following tables show reconciliations of net income attributable to GCM Grosvenor Inc. and Adjusted pre-tax income, Adjusted net income and Adjusted EBITDA for the years ended December 31, 2020, 2019 and 2018, respectively:
Years Ended December 31, 2020, 2019 and 2018
	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Adjusted pre-tax income & Adjusted net income
Net income attributable to GCM Grosvenor Inc.	$4,049	$—	$—
Plus:
Net income (loss) attributable to GCMH	(112,937)	46,777	39,199
Income taxes	4,506	2,318	1,395
Change in fair value of derivatives	8,572	5,417	1,344
Change in fair value of warrants	13,315	—	—
Amortization expense	7,504	7,794	7,813
Severance	7,636	4,650	4,783
Transaction expenses(1)	11,603	770	4,639
Other non-cash compensation	4,944	4,935	3,787
Loss on extinguishment of debt	1,514	—	—
Partnership interest-based compensation	172,358	30,233	19,495
Less:
Investment income, net of noncontrolling interests	(1,070)	(5,579)	(2,833)
Non-cash carried interest compensation	(710)	(718)	3,868
Adjusted pre-tax income	121,284	96,597	83,490
Less:
Adjusted income taxes(2)	(30,321)	(24,149)	(20,873)
Adjusted net income	$90,963	$72,448	$62,617

Adjusted EBITDA
Adjusted net income	$90,963	$72,448	$62,617
Plus:
Adjusted income taxes(2)	30,321	24,149	20,873
Depreciation expense	2,314	2,544	3,850
Interest expense	23,446	25,680	26,468
Adjusted EBITDA	$147,044	$124,821	$113,808
(1)
Represents expenses incurred in 2019 related to the Mosaic Transaction. 2020 expenses relate to the Mosaic Transaction, the public offering Transaction and other non-core public company related expenses.

(2)
Represents corporate income taxes at a blended statutory rate of 25.0% applied to pre-tax adjusted net income for all periods presented. The 25.0% is based on a federal statutory rate of 21.0% and a combined state, local and foreign rate net of federal benefits of 4.0%. As we were not subject to U.S. federal and state income taxes prior to The Transaction, the blended statutory rate of 25.0% has been applied to all periods presented for comparability purposes.

Adjusted Net Income Per Share
The following table shows a reconciliation of diluted weighted-average shares of Class A common stock outstanding to adjusted shares outstanding used in the computation of adjusted net income per share for the years ended December 31, 2020, respectively. As Class A common stock did not exist prior to the Transaction, the computation of adjusted net income per share assumes the same number of adjusted shares outstanding for all periods presented for comparability purposes.
	Year Ended December 31,
	2020	2019	2018
	(in thousands, except share and per share amounts)
Adjusted net income	$90,963	$72,448	$62,617

Weighted-average shares of Class A common stock outstanding - basic	39,984,515	39,984,515	39,984,515
Exchange of partnership units(1)	144,235,246	144,235,246	144,235,246
Weighted-average shares of Class A common stock outstanding - diluted	184,219,761	184,219,761	184,219,761
Effect of dilutive warrants(2)	897,152	897,152	897,152
Adjusted shares - diluted	185,116,913	185,116,913	185,116,913

Adjusted net income per share - diluted	$0.49	$0.39	$0.34
(1)	Assumes the full exchange of partnership units in GCMH for Class A common stock of GCM Grosvenor Inc. pursuant to the exchange agreement.
(2)	Warrants were determined to be antidilutive for GAAP diluted EPS purposes.
Adjusted Fee-Related Earnings
Adjusted fee-related earnings (“FRE”) is a non-GAAP metric used to highlight earnings from recurring management fees and administrative fees. Adjusted FRE represents adjusted EBITDA further adjusted to exclude (a) incentive fees and related compensation and (b) other non-operating income, and to include depreciation expense. We believe Adjusted FRE is useful to investors because it provides additional insights into the management fee driven operating profitability of our business.
Years Ended December 31, 2020, 2019 and 2018
	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Adjusted EBITDA	$147,044	$124,821	$113,808
Less:
Incentive fees	(111,650)	(84,165)	(57,059)
Depreciation expense	(2,314)	(2,544)	(3,850)
Other non-operating income	(524)	(922)	(801)
Plus:
Incentive fee related compensation	46,424	39,560	27,912
Carried interest expense attributable to redeemable noncontrolling interest holder	7,751	—	—
Carried interest attributable to other noncontrolling interest holders, net	8,338	11,344	8,963
Adjusted FRE	$95,069	$88,094	$88,973
Liquidity and Capital Resources
We have historically financed our operations and working capital through net cash from operating activities and borrowings under our Term Loan Facility and Revolving Credit Facility (each as defined below). As of March 31, 2021, we had $156.3 million of cash and cash equivalents and available borrowing capacity of $48.2 million under our Revolving Credit Facility. Our primary cash needs are to fund working capital requirements, invest in growing our business, make investments in GCM Funds, make scheduled principal payments and interest payments on our outstanding indebtedness and pay tax distributions to members. Additionally, as a result of the Transaction, we will need cash to make payments under the Tax Receivable Agreement. We expect that our cash flow from operations, current cash and cash equivalents and available borrowing capacity under our Revolving Credit Facility will be sufficient to fund our operations and planned capital expenditures and to service our debt obligations for the next twelve months.
We are required to maintain minimum net capital balances for regulatory purposes for our Japan, Hong Kong, United Kingdom (“U.K.”) and U.S. broker-dealer subsidiaries. These net capital requirements are met by retaining cash. As a result, we may be restricted in our ability to transfer cash between different operating entities and jurisdictions. As of March 31, 2021 we are in compliance with these regulatory requirements.
Cash Flows
Three Months Ended March 31, 2021, and 2020
	Three Months Ended March 31,
	2021	2020
	(in thousands, unaudited)
Net cash provided by (used in) operating activities	$15,791	$(33,037)
Net cash provided by (used in) investing activities	(3,999)	(1,684)
Net cash provided by (used in) financing activities	(53,004)	94,540
Effect of exchange rate changes on cash	(661)	(325)
Net increase (decrease) in cash and cash equivalents	$(41,873)	$59,494
Net Cash Provided by (Used in) Operating Activities
Net cash provided by (used in) operating activities was primarily driven by our net income (loss) in the respective periods after adjusting for significant non-cash activities, including depreciation and amortization expense, non-cash partnership interest-based compensation, non-cash RSU amortization, the change in fair value of derivatives and warrants and the change in equity value of our investments, in addition to proceeds received from return on investments and the payment of bonus compensation.
Net cash provided by (used in) operating activities was $15.8 million and $(33.0) million for the three months ended March 31, 2021 and 2020, respectively. These operating cash flows were primarily driven by:
•
net income (loss) of $19.9 million and $(10.3) million for the three months ended March 31, 2021 and 2020, respectively, adjusted for $8.6 million and $18.6 million of non-cash activities, respectively, as well as changes in working capital; and

•	proceeds received from investments of $3.9 million and $2.6 million for the three months ended March 31, 2021 and 2020, respectively.
Net Cash Provided by (Used in) Investing Activities
Net cash used in investment activities was $(4.0) million and $(1.7) million for the three months ended March 31, 2021 and 2020, respectively. These investing cash flows were primarily driven by:
•	contributions/subscriptions to investments of $(8.2) million and $(6.4) million during the three months ended March 31, 2021 and 2020, respectively; and
•	withdrawals/redemptions from investments of $2.9 million and $5.6 million during the three months ended March 31, 2021 and 2020, respectively.
Net Cash Provided by (Used in) Financing Activities
Net cash provided by (used in) financing activities was $(53.0) million and $94.5 million for the three months ended March 31, 2021 and 2020, respectively. These financing activities were primarily driven by:
•	capital contributions received from noncontrolling interest holders of $1.1 million and $174.6 million during the three months ended March 31, 2021 and 2020, respectively;

•	capital distributions paid to partners and member of $(11.7) million and $0.0 million during the three months ended March 31, 2021 and 2020, respectively;
•	capital distributions paid to noncontrolling interest holders of $(13.3) million and $(5.8) million during the three months ended March 31, 2021 and 2020, respectively;
•	proceeds from the Revolving Credit Facility of $0.0 million and $20.0 million during the three months ended March 31, 2021 and 2020, respectively;
•	principal payments on the Revolving Credit Facility of $0.0 million and $(3.0) million during the three months ended March 31, 2021 and 2020, respectively;
•	principal payments on the Term Loan Facility of $(50.3) million and $(91.2) million during the three months ended March 31, 2021, and 2020, respectively;
•	proceeds from exercise of warrants of $24.5 million during the three months ended March 31, 2021;
•	dividends paid of $(2.5) million during the three months ended March 31, 2021.
Years Ended December 31, 2020, 2019 and 2018
	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Net cash provided by operating activities	$68,170	$96,193	$117,029
Net cash provided by (used in) investing activities	(5,531)	6,130	7,962
Net cash provided by (used in) financing activities	54,757	(90,871)	(153,772)
Effect of exchange rate changes on cash	884	314	(182)
Net increase (decrease) in cash and cash equivalents	$118,280	$11,766	$(28,963)
Net Cash Provided by Operating Activities
Net cash provided by operating activities was primarily driven by our net income in the respective periods after adjusting for significant non-cash activities, including depreciation and amortization expense, non-cash partnership interest-based compensation, the change in fair value of derivatives and warrants and the change in equity value of our investments, in addition to proceeds received from return on investments and the payment of bonus compensation.
Net cash provided by operating activities was $68.2 million, $96.2 million and $117.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. These operating cash flows were primarily driven by:
•
net income (loss) of $(83.2) million, $60.0 million and $63.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, adjusted for $203.8 million, $44.8 million and $18.7 million of non-cash activities, respectively, as well as changes in working capital; and

•	proceeds received from investments of $8.1 million, $10.3 million and $18.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Net Cash Provided by Investing Activities
Net cash provided by (used in) investment activities was $(5.5) million, $6.1 million and $8.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. These investing cash flows were primarily driven by:
•	purchases of premises and equipment of $(1.3) million, $(4.0) million and $(0.9) million during the years ended December 31, 2020, 2019 and 2018, respectively;
•	contributions/subscriptions to investments of $(23.9) million, $(21.5) million and $(23.2) million during the years ended December 31, 2020, 2019 and 2018, respectively; and
•	withdrawals/redemptions from investments of $19.7 million, $31.6 million and $32.0 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Net Cash Used in Financing Activities
Net cash provided by (used in) financing activities was $54.8 million, $(90.9) million and $(153.8) million for the years ended December 31, 2020, 2019 and 2018, respectively. These financing activities were primarily driven by:
•	capital contributions received from noncontrolling interest holders of $177.8 million, $4.7 million and $6.4 million during the years ended December 31, 2020, 2019 and 2018, respectively;
•	capital distributions paid to partners and member of $(153.7) million, $(69.6) million and $(82.2) million during the years ended December 31, 2020, 2019 and 2018, respectively;
•	capital distributions paid to noncontrolling interest holders of $(39.8) million, $(43.7) million and $(49.2) million during the years ended December 31, 2020, 2019 and 2018, respectively;
•	proceeds from revolving line of credit of $20.0 million and $25.0 million during the years ended December 31, 2020 and 2019, respectively;
•	principal payments on the Revolving Credit Facility of $(45.0) million during the year ended December 31, 2020;
•	principal payments on the Term Loan Facility of $(91.2) million, $(7.3) million and $(27.4) million during the years ended December 31, 2020, 2019 and 2018, respectively;
•	capital contributions related to the Transaction, net of underwriting and offering related costs, of $179.9 million during the year ended December 31, 2020; and
•	proceeds from exercise of warrants of $6.7 million during the year ended December 31, 2020.
Indebtedness
On January 2, 2014, GCMH entered into a credit agreement (as amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among GCMH, as the borrower, Holdings, Holdings II, GCMH GP and GCM LLC, each, as a pledgor, the lenders party thereto, Goldman Sachs Bank USA, as administrative agent, collateral agent and swing line lender, BMO Harris Bank N.A., as a letter of credit issuer, and Bank of Montreal, Chicago Branch, as a letter of credit issuer. The Credit Agreement provides GCMH with a senior secured term loan facility (the “Term Loan Facility”) and for commitments for a $50.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”). Under the Revolving Credit Facility, $15.0 million is available for letters of credit and $10.0 million is available for swingline loans. The Credit Agreement provides the right for GCMH to incur additional commitments under either the Term Loan Facility or the Revolving Credit Facility, subject to an aggregate increase of $150.0 million, plus any amounts previously voluntarily prepaid, plus additional amounts if certain leverage ratios are achieved. As of March 31, 2021, GCMH had borrowings of $290.0 million outstanding under the Term Loan Facility and no outstanding balance under the Revolving Credit Facility.
On February 24, 2021, we entered into an amended credit agreement, which among other things reduced the interest rate margin and extended the maturity dates of our Term Loan Facility. Concurrently with the amendment, we also made a voluntary prepayment on the Term Loan Facility in an aggregate principal amount of $50.3 million. The maturity date of all of the outstanding borrowings under the Term Loan Facility is February 24, 2028, and the maturity date for the full amount of the Revolving Credit Facility is February 24, 2026.
See our consolidated financial statements included elsewhere in this prospectus for a summary of our outstanding indebtedness.
Dividend Policy
We are a holding company with no material assets other than our indirect ownership of equity interests in GCMH and certain deferred tax assets. As such, we do not have any independent means of generating revenue. However, management of GCM Grosvenor expects to cause GCMH to make distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay our corporate and other overhead expenses. On February 25, 2021, we declared a quarterly dividend of $0.08 per share of Class A common stock to record holders at the close of business on June 1, 2021. The payment date will be June 15, 2021. The payment of cash dividends on shares of our Class A common stock in the future, in this amount or otherwise, will be within the discretion of our board of directors at such time.
Tax Receivable Agreement
Exchanges of Grosvenor common units by limited partners of GCMH will result in increases in the tax basis in our share of the assets of GCMH and its subsidiaries that otherwise would not have been available. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that we would otherwise be required to pay in the future. The Tax Receivable Agreement requires us to pay 85% of the amount of these and certain other tax benefits, if any, that we realize (or are deemed to realize in certain circumstances) to the TRA Parties. As of March 31, 2021, the payable to related parties pursuant to the tax receivable agreement was $60.6 million.
Off-Balance Sheet Arrangements
We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our consolidated financial statements.
Contractual Obligations, Commitments and Contingencies
The following table represents our contractual obligations as of March 31, 2021, aggregated by type:
	Contractual Obligations
	Total	Remainder of 2021	2022–2023	2024–2025	Thereafter
	(in thousands, unaudited)
Operating leases	$29,610	$6,720	$14,828	$5,842	$2,220
Debt obligations(1)	290,000	2,175	5,800	5,800	276,225
Interest on debt obligations(2)	58,901	6,629	17,355	17,025	17,892
Capital commitments to our investments(3)	81,628	81,628	—	—	—
Total	$460,139	$97,152	$37,983	$28,667	$296,337
(1)	Represents scheduled debt obligation payments under our Term Loan Facility and Revolving Credit Facility.
(2)	Represents interest to be paid on our debt obligations. The interest payments are calculated using the interest rate of 3.0% on our Term Loan Facility in effect as of March 31, 2021.
(3)
Represents general partner capital funding commitments to several of the GCM Funds. These amounts are generally due on demand and are therefore presented in the less than one-year category, however, based on historical precedent, are likely to be due over a substantially longer period of time.

During the three months ended March 31, 2021, we made principal payments on the Term Loan Facility of $50.3 million.
Following the consummation of the Transaction, we are obligated to make payments under the Tax Receivable Agreement. The table above does not include any payments that we are obligated to make under the Tax Receivable Agreement, as the actual timing and amount of any payments that may be made under the Tax Receivable Agreement are unknown at this time and will vary based on a number of factors. However, we expect that the payments that we are required to make to the TRA Parties in connection with the Tax Receivable Agreement will be substantial. Any payments made by us to the TRA Parties under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us or to GCMH. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will accrue interest until paid. Our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 60 calendar days of the date on which the payment is required to be made will generally constitute a material breach of a material obligation under the Tax Receivable Agreement, which may result in the termination of the Tax Receivable Agreement and the acceleration of payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under applicable law or the terms governing certain of our secured indebtedness or (ii) we do not have, and cannot by using commercially reasonable efforts obtain, sufficient funds to make such payment.

Mosaic Transaction
Overview of Mosaic Transaction
In a transaction, effective January 1, 2020, GCMH and its affiliates transferred certain indirect partnership interests related to historical investment funds managed by GCMH and its affiliates to Mosaic Acquisitions 2020, L.P. (“Mosaic”) in a transaction we refer to as the “Mosaic Transaction.” The limited partners of Mosaic are a third-party investor affiliated with the Canada Pension Plan Investment Board (the “third-party investor”), which funded nearly all of the Mosaic Transaction through Mosaic Feeder, L.P. (“Mosaic Feeder”), Holdings and GCMH. GCMH also acts as the general partner of Mosaic. In connection with the closing of the Transaction, Holdings’ interests and liabilities related to Mosaic were transferred to GCMH, and the terms described below reflect such transfer. Mosaic holds limited partnership interests representing the following financial assets:
•	a right to 80-90% of our share of the carried interest generated by funds raised prior to December 31, 2019 (the “Mosaic Carry”); and
•	certain funded general partner interests, which at the time of the Mosaic Transaction had a book value of $58.0 million, and to-be-funded general partner interests, as detailed below.
In exchange for such interests, we received $125.4 million in cash, which we used primarily to pay down outstanding debt, and Mosaic received $48.0 million of incremental cash from the third-party investor to prefund future fund investment obligations of Mosaic, which were previously our obligations.
Distribution of Proceeds
Distributable proceeds received by Mosaic for certain of its assets are distributed to its limited partners in accordance with their respective capital contributions with respect to such assets until such time as the third-party investor has received a certain specified multiple of its capital contributions, and thereafter to GCMH. Distributable proceeds received by Mosaic for its other assets are distributed to its limited partners in accordance with their respective capital contributions with respect to such assets. In the event that the third-party investor has received amounts attributable to the Mosaic Carry in excess of certain specified thresholds prior to certain specified dates, and certain net asset value thresholds are exceeded, then the percentage of the Mosaic Carry allocated to the third-party investor will be adjusted downward.
Based on cash flows up to the relevant date, the Partnership and several subsidiaries could be required to pay additional amounts as long as Mosaic Feeder has an ownership interest in the transferred interests (“Potential Payments”) based on cash flows up to the relevant dates as defined in the Agreement up to a maximum of $19.9 million, which is broken down as a maximum of $4.9 million on December 31, 2020, $7.5 million on December 31, 2021 and $7.5 million on December 31, 2022. GCMH made a payment of $4.9 million on December 31, 2020. Such amounts can be reduced (not below zero) by exceeding certain cumulative distribution thresholds at each relevant date. In addition, any such amounts paid to Mosaic will also reduce, on a dollar-for-dollar basis, the purchase price payable upon exercise of the Put Option.
Call Option
GCMH has the option to purchase the interest in Mosaic held by the third-party investor (or the underlying assets) at any time, at a purchase price equal to the greater of (x) 130% of amounts contributed to Mosaic by the third-party investor and (y) a 12% pre-tax internal rate of return on amounts contributed to Mosaic by the third-party investor (the “Mosaic Call Right”). The exercise of the Mosaic Call Right would result in the interest held by the third-party investor no longer being accounted for as a redeemable noncontrolling interest. GCMH paid a premium of $2.6 million on December 31, 2020 in exchange for being granted the Mosaic Call Right.

We believe the following are important metrics relating to Mosaic which highlight the assets in the entity that are subject to the Mosaic Call Right:
(dollars in millions, unaudited)
Net Purchase Price to Exercise Mosaic Call Right (as of March 31, 2021):(1)	$175.5
Mosaic LTM Carried Interest (as of March 31, 2021):(2)	$8.8
Net Asset Value of Capital to be Acquired upon Exercise of Mosaic Call Right (as of March 31, 2021):	$87.4
Liquidation Value of Carried Interest to be Acquired upon Exercise of Mosaic Call Right (as of March 31, 2021):	$150.3
Mosaic Carry Dollars at Work(3) (as of March 31, 2021):	$422.7
(1)
Based on a threshold equal to 130% of amounts contributed to Mosaic by the third-party investor, net of $25.1 million of Mosaic cash. As of March 31, 2021, the purchase price to exercise the Mosaic Call Right based on a 12% pre-tax internal rate of return on amounts contributed to Mosaic by the third-party investor would have been $144.9 million, net of Mosaic cash. Upon any exercise of the Mosaic Call Right or the Mosaic Put Right (as defined below), the actual purchase price will be equal to the greater of the two alternatives.

(2)
The amount shown represents the redeemable noncontrolling interest reflected in our condensed consolidated financial statements for the twelve-month period ended March 31, 2021. Had the transaction occurred on March 31, 2020 and included all tax carry attributable to the Mosaic interests from such time forward, the redeemable noncontrolling interest amount reflected in our condensed consolidated financial statements for the twelve-month period ended March 31, 2021 would have been $14.7 million.

(3)
We define “Mosaic Carry Dollars at Work” as aggregate limited partner commitments to the relevant GCM fund in which Mosaic has an interest, multiplied by the percentage of carried interest provided for in the governing documents of the relevant fund, multiplied by Mosaic’s share.

Defaults and Put Right Under the Mosaic Agreements
In the event of a default by us of obligations to make the Potential Payments the purchase price upon exercise of the Mosaic Call Right or Mosaic Put Right would be increased to the greater of (x) 140% of amounts contributed to Mosaic by the third-party investor and (y) a 15% pre-tax internal right of return on amounts contributed to Mosaic by the third-party investor.
In the event of certain uncured actions by us or involving the relevant funds that could impair the value of the third-party investor’s investment, or upon uncured breaches of certain representations by us, the third-party investor will have the right to cause us to either (a) reacquire the third-party investor’s full interest in Mosaic or (b) the underlying assets of Mosaic at the Mosaic Call Right purchase price (the “Mosaic Put Right”). In such an event, GCMH will have sole discretion in choosing whether we reacquire the interest in Mosaic (or the underlying assets). Should we choose not to reacquire the third-party investor’s full interest or assets, the purchase price under the Mosaic Call Right will increase.
Critical Accounting Policies
We prepare our consolidated financial statements in accordance with GAAP. In applying many of these accounting principles, we need to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See Note 2, “Summary of Significant Accounting Policies,” to our consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.
Principles of Consolidation
We consolidate all entities that we control as the primary beneficiary of variable interest entities (“VIEs”).
We first determine whether we have a variable interest in an entity. Fees paid to a decision maker or service provider are not deemed variable interests in an entity if (i) the fees are compensation for services provided and are commensurate with the level of effort required to provide those services; (ii) the service arrangement includes only terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length; and (iii) the decision maker does not hold other interests in the entity that individually, or in the aggregate, would absorb more than an insignificant amount of the entity’s expected losses or receive more than an insignificant amount of the entity’s expected residual returns. We have evaluated our arrangements and determined that management fees, performance fees and carried interest are customary and commensurate with the services being performed and are not variable interests. For those entities in which we have a variable interest, we perform an analysis to first determine whether the entity is a VIE.
The assessment of whether the entity is a VIE requires an evaluation of qualitative factors and, where applicable, quantitative factors. These judgments include: (a) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the economic performance of the entity, and (c) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity. The granting of substantive kick-out rights is a key consideration in determining whether a limited partnership or similar entity is a VIE.
For entities that are determined to be VIEs, we consolidate those entities where we have concluded we are the primary beneficiary. We are determined to be the primary beneficiary if we hold a controlling financial interest which is defined as possessing (a) the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. In evaluating whether we are the primary beneficiary, we evaluate our economic interests in the entity held either directly or indirectly by us.
We determine whether we are the primary beneficiary of a VIE at the time we become involved with a VIE and reconsiders that conclusion continuously. At each reporting date, we assess whether we are the primary beneficiary and will consolidate or deconsolidate accordingly.
Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities. Under the voting interest entity model, we consolidate those entities we control through a majority voting interest.
Partnership Interest-Based Compensation
Various individuals, including our current and former employees have been awarded partnership interests in Holdings, Holdings II and Management LLC. These partnership interests grant the recipients the right to certain cash distributions of profits from Holdings, Holdings II and Management LLC to the extent such distributions are authorized.
A partnership interest award is accounted for based on its substance. A partnership interest award that is in substance a profit-sharing arrangement or performance bonus would generally not be within the scope of the stock-based compensation guidance and would be accounted for under the guidance for deferred compensation plans, similar to a cash bonus. However, if the arrangement has characteristics more akin to the risks and rewards of equity ownership, the arrangement would be accounted for under stock-based compensation guidance.
We analyze awards granted to recipients at the time they are granted or modified. Awards that are in substance a profit-sharing arrangement in which rights to distributions of profits are based fully on the discretion of the managing member of Holdings, Holdings II and Management LLC, are recorded as partnership interest-based compensation expense in the Consolidated Statements of Income when Holdings, Holdings II and Management LLC makes distributions to the recipients. Profit-sharing arrangements that contain a stated target payment are recognized as partnership interest-based compensation expense equal to the present value of expected future payments on a straight-line basis over the service period.
Revenue Recognition of Incentive Fees
Incentive fees are based on the results of our funds, in the form of performance fees and carried interest income, which together comprise Incentive fees.
Carried Interest
Carried interest is a performance-based capital allocation from a fund’s limited partners in certain GCM Funds invested in longer-term public market investments and private market investments. Carried interest is typically calculated as a percentage of the profits calculated in accordance with the terms of fund agreements at rates that range between 2.5 – 20% after returning invested capital, certain fees and a preferred return to the fund’s limited partners. Carried interest is ultimately realized when underlying investments distribute proceeds or are sold and therefore carried interest is highly susceptible to market factors, judgments, and actions of third parties that are outside of our control. Accordingly, carried interest is considered variable consideration and is therefore constrained and not recognized as revenue until (a) it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur, or (b) the uncertainty associated with the variable consideration is subsequently resolved.
Agreements generally include a clawback provision that, if triggered, would require us to return up to the cumulative amount of carried interest distributed, typically net of tax, upon liquidation of those funds, if the aggregate amount paid as carried interest exceeds the amount actually due based upon the aggregate performance of each fund. We have defined the portion to be deferred as the amount of carried interest, typically net of tax, that we would be required to return if all remaining investments had no value as of the end of each reporting period.
Prior to the adoption of ASC 606, we did not recognize realized carry received as carried interest revenue until the earlier of the termination of the related fund or the point at which clawback of any historic carried interest distributions could no longer occur.
Performance Fees
We may receive performance fees or incentive compensation from certain GCM Funds investing in public market investments. Performance fees are typically a fixed percentage of investment gains, subject to loss carryforward provisions that require the recapture of any previous losses before any Performance Fees can be earned in the current period. Performance Fees may or may not be subject to a hurdle or a preferred return, which requires that clients earn a specified minimum return before a performance fee can be assessed. With the exception of certain GCM Funds, these performance fees are determined based upon investment performance at the end of a specified measurement period, generally the end of the calendar year. Certain limited GCM Funds have performance measurement periods extending beyond one year.
Investment returns are highly susceptible to market factors, judgments, and actions of third parties that are outside of our control. Accordingly, performance fees are considered variable consideration and are therefore constrained and not recognized until it is probable that a significant reversal will not occur. In the event a client redeems from one of the GCM Funds prior to the end of a measurement period, any accrued performance fee is ordinarily due and payable by such redeeming client as of the date of the redemption.
Income Taxes
Following the Transaction, the Company is taxed as a corporation for U.S. federal and state income tax purposes. GCMH is treated as a partnership for U.S. federal income tax purposes. Prior to the Transaction, partners of GCMH were taxed on their allocable share of the Partnership’s earnings. Subsequent to the Transaction, GCMH Equityholders, as applicable, are taxed on their share of the Partnership’s earnings; therefore, the Company does not record a provision for federal income taxes on the GCMH Equityholders’ allocable share of the Partnership’s earnings.
We use the asset and liability method of accounting for deferred income taxes pursuant to GAAP. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the statutory tax rates expected to be applied in the periods in which those temporary differences are settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period of the change. A valuation allowance is recorded on our net deferred tax assets when it is “more-likely-than not” that such assets will not be realized. When evaluating the realizability of our deferred tax assets, all evidence, both positive and negative, is evaluated. Items considered in this analysis include the ability to carry back losses, the reversal of temporary differences, tax planning strategies and expectations of future earnings.
Under GAAP, the amount of tax benefit to be recognized is the amount of benefit that is “more-likely-than-not” to be sustained upon examination. We analyze our tax filing positions in the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist, a liability is established. We recognize interest and penalties related to unrecognized tax benefits, if any, within income taxes in the Consolidated Statements of Income. Accrued interest and penalties, if any, would be included within accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new legislation is passed or new information becomes available.
Tax Receivable Agreement
In connection with the Transaction, we entered into the Tax Receivable Agreement with the GCMH Equityholders. We will generally pay them 85% of the amount of the tax savings, if any, that we realize as a result of increases in tax basis resulting from our acquisition of equity interests in GCMH from certain current or former GCMH Equityholders, from certain existing tax basis in the assets of GCMH and its subsidiaries, and from certain deductions arising from payments made in connection with the Tax Receivable Agreement.
The Tax Receivable Agreement makes certain simplifying assumptions regarding the determination of the tax savings that we realize or are deemed to realize from applicable tax attributes (including use of an assumed state and local income tax rate), which may result in payments pursuant to the Tax Receivable Agreement in excess of those that would result if such assumptions were not made and therefore in excess of 85% of our actual tax savings.
The actual increases in tax basis arising from our acquisition of interests in GCMH, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including, but not limited to, the price of our Class A common stock at the time of the purchase or exchange, the timing of any future exchanges, the extent to which exchanges are taxable, and the amount and timing of our income and the tax rates then applicable. We expect that the payments that we are required to make under the Tax Receivable Agreement could be substantial.
Based on current projections, we anticipate having sufficient taxable income to utilize these tax attributes and receive corresponding tax deductions in future periods. Changes in the projected liability resulting from the Tax Receivable Agreement may occur based on changes in anticipated future taxable income, changes in applicable tax rates or other changes in tax attributes that may occur and could affect the expected future tax benefits to be received by us.
Public and Private Warrants
In connection with the Transaction, we issued public and private warrants. We evaluated the public and private warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in equity (deficit) within the Consolidated Statements of Financial Condition. Specifically, the exercise of the public and private warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of our Class A shareholders. Because such a tender offer may not result in a change in control and trigger cash settlement and we do not control the occurrence of such event, we concluded that the public warrants and private warrants do not meet the conditions to be classified in equity (deficit). Since the public and private warrants meet the definition of a derivative under ASC 815, we recorded these warrants as liabilities on the Consolidated Statements of Financial Condition at fair value accordance with ASC 820, Fair Value Measurement, with subsequent changes in their respective fair values recognized in the Consolidated Statements of Income at each reporting date. Because the public warrants are publicly traded and thus have an observable market price, fair value adjustments were determined by utilizing the market prices whereas the private warrants were valued using the binomial option valuation model. The changes in the fair value of the warrants may be material to our future operating results.
Recent Accounting Pronouncements
Information regarding recent accounting developments and their impact on our results can be found in Note 2, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements included in this prospectus.
Qualitative and Quantitative Disclosures about Market Risk
In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest-rate risk, access to and cost of financing risk, liquidity risk, counterparty risk and foreign exchange-rate risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.

Our predominant exposure to market risk is related to our role as general partner or investment manager for our funds and the sensitivity to movements in the fair value of their investments, which may adversely affect our investment income, management fees, and incentive fees, as applicable.
Fair value of the financial assets and liabilities of our funds may fluctuate in response to changes in the value of securities, foreign currency exchange rates, commodity prices and interest rates. The impact of investment risk is as follows:
•
Investment income changes along with the realized and unrealized gains of the underlying investments in our specialized funds and certain customized separate accounts in which we have a general partner commitment. Our general partner investments include unique underlying portfolio investments with no significant concentration in any industry or country outside of the United States.

•
Our management fees from our absolute return strategies are typically based on the NAV of those funds, and therefore the amount of fees that we may charge will increase or decrease in direct proportion to the effect of changes in the fair value of the fund’s investments. Our specialized funds and customized separate accounts attributable to our private markets strategies are not significantly affected by changes in fair value as the management fees are not generally based on the value of the specialized funds or customized separate accounts, but rather on the amount of capital committed or invested in the specialized funds or customized separate accounts, as applicable.
•
Incentive fees from our specialized funds and customized separate accounts are not materially affected by changes in the fair value of unrealized investments because they are based on realized gains and subject to achievement of performance criteria rather than on the fair value of the specialized fund’s or customized separate account’s assets prior to realization. We had $8.5 million of deferred incentive fee revenue on our Consolidated Statements of Financial Condition as of December 31, 2020. Minor decreases in underlying fair value would not affect the amount of deferred incentive fee revenue subject to clawback.

Exchange Rate Risk
Several of our specialized funds and customized separate accounts hold investments denominated in non U.S. dollar currencies that may be affected by movements in the rate of exchange between the U.S. dollar and foreign currency, which could impact investment performance. We do not possess significant assets in foreign countries in which we operate or engage in material transactions in currencies other than the U.S. dollar. Therefore, changes in exchange rates are not expected to materially impact our consolidated financial statements.
Interest Rate Risk
As of December 31, 2020, we had $340.3 million of borrowings outstanding under our Term Loan Facility. The Term Loan Facility accrues interest at 2.75% over the LIBOR, subject to a 1.0% LIBOR floor. For the year ended December 31, 2020, the weighted average interest rate for our Term Loan Facility was 3.98%.
Based on the floating rate component of our Term Loan Facility and excluding any impact of interest rate hedges as of December 31, 2020, we estimate that a 100 basis point increase in interest rates would result in increased interest expense of $3.4 million over the next 12 months.
As a result of interest rate risk the Company has entered into various derivative agreements with a financial institution to hedge interest rate risk related to its outstanding debt.
On February 24, 2021, we entered into an amended credit agreement, which among other things reduced the interest rate margin and extended the maturity dates of our Term Loan Facility. Concurrently with the amendment, we also made a voluntary prepayment on the Term Loan Facility in an aggregate principal amount of $50.3 million. See the accompanying Notes to Consolidated Financial Statements for additional details.

Credit Risk
We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

BUSINESS

Our Company
Throughout our nearly 50-year history, we have been a leading independent, open-architecture alternative asset management solutions provider across all major alternative investment strategies. As of December 31, 2020, we had $62 billion in AUM. We collaborate with our clients to construct investment portfolios across multiple investment strategies in the private and public markets, customized to meet their specific objectives. We also offer specialized funds that are developed to meet broad market demands for strategies and risk-return objectives and span the alternatives investing universe. Our clients are principally large, sophisticated, global institutional investors who rely on our investment expertise and differentiated investment access to navigate the alternatives market. As one of the pioneers of customized separate account solutions, we are equipped to provide investment services to institutional clients with different needs, internal resources and investment objectives. As of December 31, 2020, we had 492 employees, including 170 investment professionals, operating in seven offices throughout the United States and in London, Hong Kong, Seoul and Tokyo. For the years ended December 31, 2019 and 2020, our total management fees were $325 million and $311 million, respectively, total fees attributable to us were $409 million and $422 million, respectively, our net income (loss) was $— million and $4 million, respectively, and our adjusted net income was $72 million and $91 million, respectively.
We believe our history, experience, expertise, scale and culture across the full range of alternative investment strategies and our flexible implementation approach are key differentiators and position us well to provide a strong value proposition for clients.
Broad and Deep Investment Capabilities

[1]	AUM as of December 31, 2020.

We operate at scale across a range of private markets and absolute return strategies. Private markets and absolute return strategies are primarily defined by the liquidity of the underlying securities purchased, the length of the client commitment, and the form and timing of incentive compensation. We offer the following private markets and absolute return investment strategies:
•
Private Equity. We are a recognized industry leader in private equity investing with capabilities spanning investment types, investment strategies and manager relationships. As of December 31, 2020, we managed $22.8 billion of AUM in private equity strategies.

•
Infrastructure. We have a more than 17 year track record of investing across the infrastructure landscape. Over this time, we have gained deep transaction experience across geographies, sectors and implementation methodologies. As of December 31, 2020, we managed $6.0 billion of AUM in infrastructure strategies.

•
Real Estate. We manage real estate investments through a flexible investment platform to provide differentiated exposure to opportunistic real estate investments, primarily in North America. As of December 31, 2020, we managed $3.2 billion of AUM in real estate strategies.

•
Alternative Credit. We are a leader in alternative credit with over 30 years of investing experience and investments covering the liquidity spectrum across structured credit, corporate credit, distressed, direct lending, and real assets. As of December 31, 2020, we managed $11.4 billion of AUM in alternative credit strategies, which overlaps with investments in other strategies.

•
Absolute Return Strategies. We established our first advisory relationship in absolute return strategies in 1994 and have been building and managing customized absolute return strategies portfolios on behalf of institutional clients since 1996. As of December 31, 2020, we managed $25.2 billion of AUM in our absolute return strategies.

Open Architecture Investing Platform
Within these investment strategies, we make primary investments in funds managed by third-party managers, which we refer to as primary fund investments; we acquire secondary stakes in such funds, which we refer to as secondaries; we co-invest alongside such primary fund managers, which we refer to as co-investments; and we invest directly into operating businesses and operating assets, which we refer to as direct investing. A number of our clients utilize multiple strategies and approaches.
Quality Client Base, Global Footprint
Our client base is highly institutional, with over 500 institutional clients as of December 31, 2020, and is broadly diversified by type, size, geography, and revenue. Our clients include some of the world’s largest pension funds, sovereign wealth entities, corporations, financial institutions, family offices and high-net-worth and mass affluent individuals. Our 25 largest clients by AUM have been with us for an average of over 12 years and 92% of these clients have expanded their investment relationship with us over the last three years. Additionally, as of December 31, 2020, 46% of our top 50 clients by AUM worked with us in multiple investment strategies (i.e., private equity, infrastructure, real estate, alternative credit and absolute return strategies).

Note: AUM as of December 31, 2020. Management fees for the twelve months ended December 31, 2020.

We have developed our footprint globally and across all investor types over many years, which we believe provides us with the opportunity to continue to benefit from the ongoing global growth of the alternative asset management industry. With four offices outside of the United States, we cover all regions that offer meaningful investable capital and investment opportunities in the alternatives industry. We serve clients from over 32 countries and have deployed capital in over 100 countries across a wide range of investment strategies.

Note: As of December 31, 2020.
Flexible Client Implementation Model
We offer services to clients in two broad categories:
•
Customized separate accounts.  We construct customized portfolios to meet our clients’ specific objectives with regards to asset classes, implementation types, return, risk tolerance, diversification, liquidity and other factors. Generally available for commitments of $100 million or more, customized separate accounts comprised $48.0 billion of our AUM as of December 31, 2020. For many of our largest clients, we also provide value-add ancillary services, including fund administration, portfolio risk management and research access.

•
Specialized funds.  We organize, invest and manage specialized primary, secondary and direct/co-investment and multi-asset class funds across both private markets and absolute return strategies. Since 2015, we have increased our focus on building our offering of specialized funds particularly within private market strategies to leverage our existing investment capabilities and expand our investor footprint. Our product offerings have grown steadily since focusing in this area. Our specialized funds comprised $14.0 billion of our AUM as of December 31, 2020.

	Customized Separate Accounts	Specialized Funds
Characteristics	• Typically utilized by larger clients	• Utilized by both large and small clients • Risk-return objectives and fund strategy developed by GCM Grosvenor to meet the market’s needs • Funds representing our multi-asset class capabilities
• Risk-return objectives and program strategy developed in partnership with the client to meet its needs

	Customized Separate Accounts	Specialized Funds
Client Benefits	✔ Access to open architecture platform
✔ Specifically tailored program to client objectives and constraints
✔ Extension of staff
	✔ Provide value-add ancillary services, including administering capital on behalf of certain of our clients	✔ Turnkey solution ✔ Lower required investment to access

Advantages to GCM Grosvenor	✔ Embedded with the client, providing relationship stability
✔ Opportunity to grow with the clients
	✔ Opportunity to expand the relationship into new areas	✔ Secular tailwinds ✔ Larger addressable market of investors

Contract	• Contract terms vary, including finite life or evergreen programs	• Finite life with 8-15 year terms or evergreen

AUM	$48bn (77% of total)	$14bn (23% of total)
Note: AUM as of December 31, 2020.
Scalable and Predictable Business Model
Our business model is highly scalable with two primary fee streams: management fees and incentive fees. Approximately 90% of the net fees attributable to us in the last three years have come from management fees and administrative fees, which are historically more predictable across market conditions than our other sources of fees. We have experienced steady growth in the fee paying AUM (“FPAUM”) that drives our management fees; as of December 31, 2020, we had $52.0 billion in FPAUM. As of December 31, 2020, we also had an additional approximately $7.1 billion of contracted capital on which we expect to start charging management fees, under existing contracts, over the course of applicable commitments periods that extend for approximately the next three years. Of the approximately $7.1 billion, approximately $3.1 billion is subject to an agreed upon fee ramp in schedule that will result in management fees being charged on approximately $1.3 billion in 2021, approximately $1.3 billion in 2022, and approximately $0.5 billion in 2023 and beyond. With respect to approximately $4.0 billion of the $7.1 billion, management fees will be charged as such capital is invested, which will depend on a number of factors, including the availability of eligible investment opportunities. This additional $7.1 billion of capital will bolster our potential FPAUM growth over the next several years. While the governing documents of many of our closed-ended specialized funds and customized separate accounts, including those for which we expect to start charging management fees in the future, provide clients the right to suspend or terminate the commitment periods of these funds or cause our removal as general partner and investment manager of these funds without cause during a commitment period, we have had no such suspensions, terminations or removals by our clients since we began offering funds with such management fee terms when we acquired the Customized Fund Investment Group from Credit Suisse Group AG in January 2014.
Our net incentive fees are comprised of both carried interest earnings and annual performance fees and made up approximately 10% of the net fees attributable to us in the last three years. The incentive fees have greater variability between time periods; for example, our net incentive fees attributable to us increased approximately 48% for the year ended December 31, 2020 compared to 2019. However, we believe that incentive fees also provide potential upside to our revenue stream in the future.

We believe our business model has the following valuable attributes, which create an attractive financial profile:
•	High management fee centricity. For each of the years ended December 31, 2019 and 2020, approximately 89% and 84%, respectively, of the net fees attributable to us came from management fees.
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Stable management fee base.  As of December 31, 2020, more than 70% of our AUM in private markets strategies had a remaining tenor of seven years or more. Additionally, across our customized separate accounts, capital raised from existing clients was more than 85% of the total capital raised in 2020 and has typically been 50%-80% of total capital historically.

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Significant earnings opportunity from incentive fees.  Though subject to more variability, including on account of factors out of our control, we believe our incentive fees from both private markets and absolute return strategies have the opportunity to increase significantly in the future due to the amount of assets able to earn incentive fees and recent fundraising success.

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Embedded operating leverage.  We have made significant investments in our platform infrastructure by building out our investment teams across investment strategies and geographies, which we believe positions us well for continued margin expansion. As of December 31, 2020, we had 170 investment professionals, up from 137 as of December 31, 2017.

Differentiated Capabilities
Middle Market/Small and Emerging Capabilities
We have a market-leading, dedicated effort to investing in and alongside middle market and small and emerging managers, which we believe adds significant, differentiated value to our clients. We broadly define middle market investment activities as funds with AUM of generally less than $3.0 billion in the United States, €2.0 billion in Europe or $1.5 billion in Asia, small investment activities as funds with AUM of generally less than $1.0 to $2.0 billion and emerging market activities as managers that have launched three or fewer funds or have less than three years of investment activity. As institutional investors seek new sources of return, they are increasingly recognizing the benefits of diversified investment portfolios that incorporate investment opportunities of all sizes. For the past 30 years, we have developed specific expertise in funding and supporting middle market and small and emerging managers as part of our broad investment activity across alternative investments. Since our first investment in 1989, we have committed more than $18.3 billion to small and emerging managers across both private markets and absolute return strategies. We believe small, emerging and diverse managers present opportunity for better risk/return profiles, lower competition and differentiated underwriting.
ESG and Impact Capabilities
Responsible investing is a core value, which we embrace at every level of our organization. Through our investments, we incorporate ESG considerations into our business management, analysis, due diligence, and portfolio construction. We view ESG issues as key elements of investment return, volatility and risk mitigation, and believe the appropriate consideration of such issues is an important aspect of our fiduciary responsibility to our clients. Since the firm’s inception, we have committed and invested approximately $16.6 billion in ESG and impact-related themes. We have an A+ rating from the PRI for our approach to strategy and governance, and an A+ rating for our integration of ESG factors in private equity manager selection, approval, and monitoring. Entities affiliated with us have been a signatory to the PRI since June 2012. On the operating side, we actively consider and respond to ESG risks and opportunities within our firm, including assessing the environmental impact of our activities, managing relationships with all of our stakeholders and monitoring factors such as firm leadership, executive pay, internal controls and shareholder rights.
Human Capital Resources
We recognize that our chief asset is our people. In a human capital business, we believe culture matters and is a defensible asset. We have been a registered investment advisor since 1997 with a culture of compliance rooted in a proper tone at the top. We have fostered a culture of service to our clients, recognizing that we succeed when our clients succeed. Our culture values all functions of the firm, and while we always seek high performance in our investment strategies, we pursue excellence in all of the non-investment functions of our firm. In addition, we have a culture of diversity, equity and inclusion.

We are a process-driven firm that does not operate on a star system, not relying on any one individual and therefore, always prepared to deal with issues of contingency and succession. Additionally, we have made significant investments in training, talent and technology to ensure we are serving our clients with the highest levels of professionalism.

Note: Executive management team as of January 1, 2021; other data as of December 31, 2020. Individuals with dual responsibilities are counted only once. Investment professionals include research and portfolio management, operational due diligence, risk management, and labor and government strategy.
As of December 31, 2020, we had 492 employees, including 170 investment professionals, operating in seven offices throughout the United States and in London, Hong Kong, Seoul and Tokyo. In addition to a competitive compensation structure, we promote a work environment that is interesting and challenging, providing our employees the opportunity to grow professionally. Inclusiveness is part of our ethos and is woven into our core activities. As of December 31, 2020, 57% of our employees based in the U.S. were women or ethnically diverse; and, of our senior professionals, 49% were women or ethnically diverse employees. We believe there is significant alignment of interests between our clients, our stakeholders and our firm. As of December 31, 2020, our current and former employees and the firm had over $608.7 million of their own capital invested into our various investment programs, which we believe aligns our interests with those of our clients. Michael J. Sacks, GCM V and GCMH Equityholders (“Key Holders”) own approximately 78% of the Company as of the date of this prospectus, which we believe aligns our interests with those of our stakeholders.
Our History
Since the launch of our first multi-manager absolute return portfolio almost 50 years ago, we have specialized in creating and managing alternative investment portfolios on behalf of our clients. From 1971 to the mid-1990s, we provided specialized absolute return portfolios primarily to high-net-worth and family office investors. During the 1990s, we began to expand our absolute return service offerings and have since developed an institutional-quality operating infrastructure.
Starting in the early 1990s, we increased our emphasis on customized portfolios and broadened our absolute return advisory service offerings. We established our first absolute return advisory relationship in 1994 and have been building and managing customized absolute return portfolios on behalf of institutional clients since 1996. As our assets grew and we strengthened our relationships with managers, we sought to use our scale, experience and industry relationships to tailor investment mandates and negotiate for improved terms for our clients. Over the years, we expanded our global presence through the opening of offices in Europe and Asia to support our growing institutional client base.
In January 2014, we further evolved by adding complementary private markets capabilities through our acquisition of the Customized Fund Investment Group from Credit Suisse Group AG, which was established in 1999. The acquisition added private equity, infrastructure and real estate investment strategies to our business and has been a success both economically and culturally with a commitment to a “one firm” model that is collaborative across investment strategies — one management team, one compliance department, one operational backbone and one client facing function, among others. We believe this “one firm” culture across the entire range of alternative investment strategies is an important differentiator for us because it enhances the overall value proposition for our clients.
Today, we believe we are the largest open-architecture alternatives platform globally, enabling us to provide our clients with a comprehensive and diverse suite of customized solutions across both private markets and absolute return strategies in multiple implementation methodologies and delivery formats.
Our Market Opportunity
The alternative asset management industry continues to see strong growth, driven by both private markets and absolute return investment strategies. According to a 2017 report by PricewaterhouseCoopers (“PwC”), total alternative AUM is expected to grow from $10.1 trillion in 2016 to $21.2 trillion in 2025, implying a CAGR of 9%. During the same period, total global AUM is expected to only grow by approximately 6%.

Source: PricewaterhouseCoopers, Asset & Wealth Management Revolution: Embracing Exponential Change, 2017.
Several trends and developments have shaped the alternative investing industry and continue to serve as the primary drivers of our growth:
Continued Growth in Institutional Wealth
Global institutional wealth has increased significantly in recent years and is expected to continue to grow. According to PwC’s 2017 report, the total assets of institutional investors such as pension funds, insurance companies, sovereign wealth funds and family offices are expected to increase from $63 trillion in 2012 to $123 trillion in 2025, reflecting a CAGR of 5%. Continued growth in the investable capital base of these investors is expected to continue to support growth in the alternative investment strategies.

Source: PricewaterhouseCoopers, Asset & Wealth Management Revolution: Embracing Exponential Change, 2017.
[1]	Includes pensions, insurance companies, sovereign wealth funds and family offices.

Increasing Demand from Institutional Investors for Alternative Investment Strategies
The low yield environment resulting from the loose monetary policy pursued by many central banks after the global financial crisis that began in the late 2000s has created significant challenges for investors. Within the institutional client base, defined benefit pension schemes have found it difficult to achieve targeted returns to meet rising pension fund obligations within a framework of conventional asset allocations to equities and bonds. The gap between assets and liabilities has widened, according to Public Plans Database. In response, pension fund allocations to alternative investment strategies have increased as a means to improve returns to meet these long-term obligations.
According to Preqin, 84% of surveyed institutional investors plan to increase their current allocations to private markets. In addition to growing overall levels of allocations, the actual investments by institutional investors in private markets asset classes remain consistently below target levels of allocations. According to Bain Capital’s Global Private Equity Report 2019, 60% of institutional investors, on average, are below targeted levels of private equity assets, suggesting significant further upside in asset growth in the long term.
Consistently Strong Performance of Alternative Investment Strategies
Alternative investment strategies have established a track record of strong returns and outperformance versus both the fixed income and public equity markets in the longer term. In addition to strong absolute and relative returns, alternative investments provide diversification, offer an inflation hedge, typically have low correlation to other asset classes and generate relatively stable income. As a result, we expect alternative investment strategies to continue to play an important role in institutional portfolios in the future.

Source: BlackRock Investment Institute, September 2020.
Importance of Manager and Investment Strategy Selection
Growth in the alternative asset management industry over the past two decades has created a competitive environment. According to Preqin data, the number of active fund management firms is expected to increase by 21% from approximately 28,000 in 2018 to approximately 34,000 in 2023. This increased competition makes individual manager selection important. We believe investors will increasingly look to the scale, experience and platform of firms like us to identify high performing investments. Our broad strategy set and flexible implementation platform enables clients to access different investment strategies at different points in economic cycles.
Diversification Benefits of Constructing a Portfolio With Multiple Investment Strategies
Our platform enables clients to invest across multiple strategies and seek the potential benefits of diversification. Diversification can be particularly beneficial during times of high market uncertainty. With regard to private markets strategies, according to a Preqin’s H1 2020 Investor Outlook Report on Alternative Assets, approximately 74% of institutional investors invest in at least one alternative investment strategy, and approximately 52% invest in two or more alternative investment strategies.

Data Advantage and Technology Infrastructure Are Becoming More Important as Investors Demand Greater Analytics and Transparency
We believe many institutional investors can benefit from the scale, experience, knowledge and deep teams we offer to successfully navigate the alternative asset management industry which is becoming increasingly complex, both with respect to the number of fund managers as well as the number of investment strategies available. These benefits can include:
•	global knowledge of the alternative landscape;
•	investment professionals with experience in alternative investing;
•	infrastructure and portfolio analytics to properly monitor investments; and
•	compliance infrastructure.
As a result, investors are increasingly seeking to work with firms that not only have a proven track record of investing across multiple investment strategies, but are also highly sophisticated in their non-investment functions such as portfolio monitoring, reporting, accounting, legal and compliance, operations and data analysis.
Our Competitive Strengths
Poised to Capitalize on a Large and Growing Market
According to PwC’s 2017 report, total alternative AUM is expected to grow at an annualized growth rate of approximately 9% per year between 2016 and 2025, reaching over $21 trillion from approximately $14 trillion in 2016. Additionally, institutional investors plan to continue to increase or maintain their exposure to alternative investment strategies in the coming years, according to Preqin. We believe we are the only independent, open-architecture alternative asset management solutions provider with scaled solutions across all major alternative investment strategies, which we believe positions us well to capture this market growth.
Execution Expertise Across Multiple Investment Strategies
We are one of the few solutions providers globally with the breadth and flexibility of execution across a broad spectrum of alternative investment strategies (private markets, including private equity, infrastructure, real estate and alternative credit, and absolute return strategies) and implementation methodologies (primary fund investments, secondaries, co-investments and direct investments). We believe this offers us a unique vantage point as we sit at the intersection of a tremendous amount of market intelligence and deal flow across our entire platform. As investors try to limit the number of asset manager relationships they maintain by trimming duplicative strategies and managers, they have increasingly turned their focus on a smaller number of solutions providers like us that offer access to multiple investment strategies. According to Preqin’s H1 2020 Investor Outlook Report on Alternative Assets, approximately 52% of institutional investors invest in two or more alternative investment strategies.
Market Leader in Customized Alternative Investment Solutions
There is increasing appreciation in the institutional investor community for tailored investment programs that are different from the one-size-fits-all solution offered by specialized funds. Customized investment solutions provide the ability for a collaborative relationship between clients and asset managers, which can enable clients to address specific interests, issues and needs. We believe we were pioneers in the customized separate account business, having launched our first absolute return-focused customized separate account in 1996. Our successor companies and we have been providing custom accounts in private markets since 1999. Our customized solutions approach offers the following benefits to our clients:
•	Tailored. Bespoke investment portfolio developed specifically for each client that is aligned with their specific time horizon and funding obligations;
•	Flexible. The client defines the mandate with the flexibility to evolve it as needs change;
•	Collaborative. The client determines the level of involvement in investment and implementation decisions;
•	Economically efficient. Each client benefits from our size and global scale. Clients access investments with favorable structures and also leverage our staff and services; and
•	Service-oriented. Designated coverage team includes investor relations and portfolio management staff.

As of December 31, 2020, we had $48.0 billion in AUM across our customized separate accounts for 147 clients across 239 customized portfolios.
Leader in ESG and Impact Investment Strategies
ESG and impact investing are increasingly top of mind for many institutional investors in response to the challenges faced by businesses and the world at large. Managers are seeking to move beyond simply incorporating ESG and impact investing in their investment approach, and are looking to embed it into their cultural framework, taking a more holistic approach to sustainability. We believe this growth will continue over the next several years, driven by investor demand and regulatory influence.
With approximately $12.8 billion of our AUM dedicated to ESG and impact investments and approximately $4 billion in total realizations since inception, we are a market leader in this growing area. We view ESG factors as key elements of investment return, volatility and risk mitigation. We believe we are ahead of the industry curve in focusing on recognizing ESG and impact investment considerations, which positions us well with clients, who are increasingly focused on risk-adjusted returns associated with socially responsible investment opportunities. To that end, we invest in a number of ESG- and impact-related themes, including infrastructure investments where we believe partnering with union labor enhances risk-adjusted returns, investing with firms owned by women or minority professionals, and other impact-related themes like regionally targeted and clean energy.
The graphics below highlight our commitment to and scale in ESG and impact-related strategies:
ESG and Impact Investments AUM ($bn)

Note: Total invested/committed and category breakdown, and AUM, includes Private Markets data as of September 30, 2020 and Absolute Return Strategies data as of December 31, 2020.
Note: Some investments are counted in more than one ESG Category.

We believe the consideration of ESG factors is an important aspect of our fiduciary responsibility and ability to deliver attractive risk-adjusted returns to clients. Therefore, we take measures to reasonably ensure that ESG is considered throughout our investment and operational due diligence process, during portfolio construction and is monitored on an ongoing basis during an investment’s lifespan. Depending on the type of investment, we will have differing levels of control and transparency during the underwriting process and after an investment has been made, which change the way we assess and integrate ESG factors.
Given our size and scale, we believe we are uniquely placed within the industry to drive broader integration of ESG factors among investors in alternatives. Therefore, we are engaged in multiple partnerships with organizations committed to enhancing integration of ESG factors and driving greater industry transparency.
Deep and Tenured Client Relationships
We believe we succeed when our clients succeed. We have a high-quality client base including some of the largest public and private pension funds, sovereign wealth funds, financial institutions, family offices and high-net-worth individuals. Our client relationships are long tenured and stable — our 25 largest clients by AUM have been with us for more than 12 years on average. As a result of providing highly customized separate account solutions, our relationships with our clients are often central to the clients’ core operations. We provide extensive services to support clients’ broader investment functions beyond their GCM Grosvenor-managed accounts. These services may include administrative support, such as reporting and technology, investment implementation and other operational support. Additionally, we may provide strategic services such as broad design of an alternatives program, access to due diligence capabilities, maintaining historical institutional knowledge base, board and staff education and training and, in certain cases, second our staff members within select clients’ offices. We believe these services embed us within the client’s broader alternative investment programs and further increase stability with our clients. Our strong and stable client relationships allow us to grow with the clients as they grow over time as well as expand our relationship into new areas over time due to the breadth of our offerings across the entire alternatives universe. As of December 31, 2020, 46% of our top 50 clients by AUM work with us in multiple investment strategies (i.e., private equity, infrastructure, real estate, alternative credit and absolute return strategies), which we believe enhances the stickiness of our relationship with such clients. Further, as of December 31, 2020, approximately 36% of our top 25 clients by AUM had capital in multiple delivery formats (customized separate accounts as well as specialized funds). We believe that our deep and longstanding client relationships, founded on the customized nature of our solutions, strong performance and diverse product offering have facilitated the growth of our existing businesses and will assist us with the development of additional strategies and products, thereby increasing our AUM.
As of December 31, 2020, our business development, marketing and client service teams consisted of 61 employees. We believe our service levels, as well as our emphasis on transparency, inspire client loyalty and support our efforts to continue to attract investors across our investment platform.
Extensive Relationships and Data Support Sourcing of Opportunity and Performance Across Multiple Alternative Investment Strategies.
Given our long history in the market and the resulting depth and scale of our relationships with managers, we believe we have developed one of the most comprehensive sets of data in the industry across both private markets and absolute return investment strategies, which is essential in sourcing differentiated, high-quality investment opportunities. As of December 31, 2020, we tracked more than 5,600 managers across our platform. Our extensive proprietary data and analytics capabilities drive our investment selection decisions, helping us generate consistently strong investment returns.
As shown below, for our realized and partially realized investments, we have outperformed the respective market benchmarks across all our private markets strategies on an inception-to-date basis as of September 30, 2020. Past performance is not indicative of future results.
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In private equity, we have outperformed the S&P 500 PME by approximately 414 bps, 1050 bps and 693 bps, respectively, across primary fund investments, secondaries and direct and co-investments, generating annualized returns of 13.8%, 19.9% and 22.6%, respectively, since their respective dates of inception in 1999, 2014 and 2009, respectively;

•	In infrastructure, we have outperformed the MSCI World Infrastructure PME by approximately 425 bps, generating annualized returns of 10.8% since inception in 2003; and

•	In real estate, we have outperformed the FTSE Nareit All REITs PME by approximately 953 bps, generating annualized returns of 21.8% since inception in 2010.
Our absolute return strategies have also generated strong annualized returns:
•	Overall, we have generated gross annualized returns of 7.28% in our absolute return strategies since inception in 1996; and
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Across the GCMLP Diversified Multi-Strategy Composite (the “Composite”), we have generated gross annualized returns of 8.24% since 1993. The Composite presents the composite performance of all globally diversified, U.S. dollar-denominated, multi-strategy portfolios managed by us pursuant to materially similar investment mandates.

For additional details on our investment performance and explanatory footnotes, please see “— Investment Performance”. In addition to our investment performance, we believe clients value our services and support in portfolio monitoring, reporting, accounting, legal and compliance, operations and data analysis functions.
Attractive Financial Profile
We believe our financial profile has the following valuable attributes:
•	High management fee centricity. For each of the years ended December 31, 2019 and 2020, approximately 90% and 87% of the net fees attributable to us came from management fees, respectively.
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Stable management fee base.  As of December 31, 2020, more than 70% of our AUM in private markets strategies had a remaining tenor of seven years or more. Additionally, across our customized separate accounts, capital raised from existing clients was more than 85% of the total capital raised in 2020 and has typically been 50%-80% of total capital historically.

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Significant visibility into future growth.  As of December 31, 2020, we had $7.1 billion of contracted capital on which we will start earning fees as invested or based on a fixed ramp in schedule. Similarly, we have a highly visible pipeline of identified specialized funds that we expect to raise over the next several years, most of which are successors to existing funds in established specialized fund franchises. These funds include our next Secondaries fund, our next Infrastructure Strategies fund, our next Multi-Asset Class fund, our next Labor Infrastructure fund, and our first diverse manager Advance fund, among others.

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Additional earnings power from incentive fees.  Though subject to more variability, including on account of factors out of our control, we believe our incentive fees from both private markets and absolute return strategies have the opportunity to increase significantly in the future for several reasons. First, we expect our share of unrealized carried interest to grow significantly from the funds that we have already raised through December 31, 2020, driven by three key factors: 1) growth in overall private markets fundraising from 2015 to December 31, 2020; 2) a higher proportion of the funds raised being in strategies that typically have higher carried interest percentages (direct, secondary, co-investments); and 3) the firm’s increased share of retained carried interest. Additionally, our firm AUM eligible for annual performance fees has increased 41% since December 31, 2017 to $14.4 billion as of December 31, 2020, increasing the annual performance fee we would realize today on an equivalent level of historical performance.

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Embedded operating leverage.  Over the last several years, we have made significant investments in our platform infrastructure by building out our investment teams across investment strategies and geographies. We believe this positions us well for continued margin expansion as we utilize the additional investment capacity of such existing teams to manage larger amounts of FPAUM, particularly in the specialized funds franchises where our teams are raising the second or third scaled funds in those strategies. As of December 31, 2020, we had 170 investment professionals, up from 137 as of December 31, 2017.

Deep Bench of Talent With a Strong Corporate Culture
At our firm, we believe culture is one of our most important and defensible assets. We believe in setting the right tone at the top as it relates to compliance and carrying it throughout the organization. That investment in culture is reflected in the stability and diversity of our team as well as the fact that we do not operate on a star system and therefore are not beholden to any one individual. We are committed to investing responsibly, operating our business with integrity, and building a diverse and inclusive workplace where our employees can thrive.

Each of our investment strategies is led by its own leadership team of highly accomplished investment professionals. While primarily focused on managing strategies within their own investment group, these senior professionals are integrated within our platform through economic, cultural and structural measures. Additionally, as of December 31, 2020, our current, former employees and the firm had over $608.7 million of their own capital (including through leveraged vehicles) invested into our various investment programs, which we believe aligns our interests with those of our clients.
Diversity and inclusion are at the heart of our ethos. As of December 31, 2020, 57% of our employees based in the U.S. were women or ethnically diverse, and of our senior professionals, 49% were women or ethnically diverse employees. We work hard to ensure we are maintaining our focus and continuously improving our efforts in this area.
Our philosophy also motivates us to volunteer and provide resources for organizations that strengthen the communities where we live and work as well as our global community. In 2020, our employees volunteered more than 8,000 total hours, with the firm supporting more than 225 organizations.
Growth Strategy
Expand Relationships With Our Existing Clients, While Growing Our Overall Client Base
We believe the best way to grow our business is by taking care of our existing clients, because when they succeed, we succeed. During 2020, over 85% of our gross capital inflows in our customized separate accounts are derived from existing clients. As a provider of specialized funds and customized solutions across the full spectrum of alternative investment strategies, we have deep and longstanding relationships with our clients. As of December 31, 2020, 46% of our top 50 clients by AUM worked with us in multiple investment strategies. In addition, we believe our existing clients have a growing asset base and are expanding allocations to alternative investment strategies (i.e., private equity, infrastructure, real estate, alternative credit and absolute return strategies). As a result, we believe a large portion of our growth will come from existing clients through renewals and expansion of existing mandates with us. We also aim to continue to grow our client base by expanding globally and diversifying into new client segments, such as smaller institutions and high-net-worth investors. We have successfully onboarded 91 net new clients or net new to strategy clients to the firm since 2017, net of clients lost during that time period, including 5 net new clients or net new to strategy clients in 2020.
In the year ended December 31, 2020, we raised $7.0 billion of capital across strategies and implementation methodologies, of which more than 85% was raised from existing clients, evidence of their continued support for our value proposition. Another good measure of our client relationships is our contracted but not yet fee-paying AUM, which was at an all-time high for us of $7.1 billion, as of December 31, 2020 up from $1.9 billion at the end of 2017. This capital is expected to turn into FPAUM over the course of approximately the next three years and help drive significant growth from funds already under contract. It is also a strong indication of the momentum with our clients and in our business today.
Continue to Grow Our Private Markets Specialized Funds Franchise
Since 2015, we have made a concerted effort to invest in and build our specialized fund capabilities. During that time, we have launched one or more funds in private equity (co-investments and secondaries), ESG and impact investing (labor impact strategy and diverse managers), infrastructure as well as multi-asset class solutions. The FPAUM across our private markets specialized funds has grown from $4.3 billion as of December 31, 2017 to $6.2 billion as of December 31, 2020, reflecting a CAGR of 13.1%. We believe the natural evolution and growth of our investment in the current specialized fund franchises will see us with new successor funds in several strategies in the interim. Our private markets specialized fund franchises currently include co-investments, diverse managers, infrastructure, labor impact, multi-asset class and secondaries. As we raise successor funds in these established franchises, we expect to continue to grow our management fees.
Expand Our Offerings Across Investment Strategies
A key to our growth has been pursuing innovative investment strategies that complement our incumbent strengths. For example, we leveraged our infrastructure investment capabilities to develop a labor-focused direct infrastructure investment strategy in 2018 as a means to generate attractive risk-adjusted returns by partnering with value-added union labor. Since its inception, the total AUM under our labor impact strategy has grown to approximately $892.7 million.

We plan to continue to identify attractive and innovative investment offerings that expand on our current investment capabilities. As an example, we believe we can leverage our existing platform strengths to expand into value-add, core and core-plus real estate strategies, as well as infrastructure debt and project finance. Our platform provides the flexibility and scale to create new products and innovative investment strategies when market demand and opportunity warrant it, and we believe our track record demonstrates that we know how to identify and pursue those opportunities successfully for our clients. We are also contemplating sponsoring two special purpose acquisition companies. We believe our extensive network of general partner relationships across the alternatives industry would put us in a unique position to source transactions whereby a special purpose acquisition company could be the appropriate solution for a general partner.
Expand Our Distribution Channels
We believe the growing demand for alternative assets provides an opportunity for us to attract new investors across a variety of distribution channels. As we continue to expand our product offerings and our global presence, we expect to be able to attract new investors to our funds. In addition to pension funds, sovereign wealth funds, corporate pension funds, multiemployer pension funds and financial institutions, which have historically comprised a significant portion of our AUM, in recent periods we have extended our investment strategies and marketing efforts increasingly to insurance companies, sub-advisory partners and other non-institutional investors, which we believe remain under-allocated to alternative assets.
Build Out Our Global Presence
Since 1996, we have had a global client base with significant assets coming from outside the United States. We have continued to grow our global presence significantly by opening new offices internationally as well as expanding our non-U.S. client base. Our aim is to continue expanding our global presence through further direct investment in personnel, client relationships and increased investments with, and direct and co-investments alongside, established managers. We believe that the favorable industry trends for alternative asset managers are global in nature, with a number of international markets representing compelling opportunities for our investment strategies.
Investment Strategies
We provide our clients access to both private markets and absolute return investment strategies diversified across managers, liquidity profile, geographic regions and industries as described below.
Generally, clients commit to invest over a three year time period and have an expected duration of seven years or more.
Private Equity
Private equity is our largest private markets investment strategy with $22.8 billion in AUM as of December 31, 2020. We are a recognized industry leader in private equity investing with over 20 years of experience. Since our first private equity investment in 1999, we have gained deep experience investing alongside managers and sponsors across strategies, including leveraged buyouts, special situations, growth equity, and venture capital.
Our private equity investment philosophy is centered around middle market strategies, which we define as companies with total enterprise value less than $1.5 billion at entry. This approach allows us to access investments where proprietary sourcing, value-add capabilities and differentiated underwriting can lead to lower entry values and better risk return profiles. This is also an area of the market that is typically inefficient for institutional investors to access directly and where clients can leverage our extensive team and industry expertise to invest in a diversified portfolio, allowing us to add more value to our clients. We are a preferred capital partner for many hard-to-access funds and small and emerging managers and we maintain an active presence with advisory board seats on many of our middle market buyout fund investments. As of December 31, 2020, our professionals had committed approximately $30.9 billion with over 425 private equity managers on behalf of our clients.
Infrastructure
Infrastructure is one of our core alternative investment strategy focuses. Since our first infrastructure investment in 2003, we have grown into one of the leaders in alternative infrastructure investing with approximately $6.0 billion of AUM as of December 31, 2020. We primarily focus on power, utilities, renewables, transportation and telecom/technology infrastructure. Our experience, combined with our global platform, provides us with a comprehensive view of the infrastructure landscape, allowing us to broadly source opportunities and seek the most effective means of implementation. We seek to drive value for our clients through both custom mandates and multi-client offerings that offer diversified access to primary fund investments, secondaries, co-investments, and direct investments.
We have a specialized team of investment professionals who focus solely on infrastructure investments and are located globally. Since we launched our first infrastructure customized separate account in 2007, our infrastructure customized separate accounts business has grown to include infrastructure separate accounts managed on behalf of pension plans, financial institutions, high-net-worth individuals/family offices and foundations/endowments. In 2009, we launched our first diversified infrastructure specialized fund. In 2018, we launched the firm’s labor impact strategy, which seeks to originate and execute infrastructure projects that leverage the inclusion of union labor as a contributing factor to enabling attractive risk adjusted returns. We believe attractive infrastructure investment opportunities can be unlocked through close cooperation across labor, government and private capital. We also believe this collaboration will generate positive outcomes for labor and improve infrastructure assets and communities.
Real Estate
Since our first real estate investment in 2002, our team has targeted value-add and opportunistic returns through equity and credit investments and focuses primarily on the more fragmented part of the market where asset values on average tend to be less than $50 million. To date, we have invested opportunistically across the spectrum of commercial and residential real estate property types, largely in the U.S. but also selectively in mature European and Nordic markets. In addition, we have built an open-architecture approach that allows us to invest in assets, portfolios and entities in order to generate superior risk-adjusted returns. As such, we have developed a creative array of structures, including seeding arrangements, growth-oriented joint ventures and co-investments, which allow us to generate excess return through structure and fee differentiation. We believe our partnership approach to investing positions us as a preferred investment partner as we are able to structure mutually beneficial “capital solutions” that provide us with enhanced upside and greater downside mitigation while also solving the unique considerations of our investment partners. As of December 31, 2020, we managed $3.2 billion of AUM in real estate strategies.
Alternative Credit
With over 30 years of investing experience, our credit investments span market cycles and the liquidity spectrum across structured credit, corporate credit, distressed, direct lending, and real asset credit. Our credit investment activities also significantly leverage the firm’s broad alternatives platform, which provides us with differentiated deal flow and the flexibility to execute through primary fund investments, co-investments, secondaries, and direct transactions across the credit landscape. Our robust global platform also provides a wide range of opportunities, including niche opportunities and exclusive access to capacity-constrained investments. We implement credit strategies for our clients both as part of a customized separate account that includes solely credit investments or investing in credit alongside another investment strategy, and through dedicated credit-focused specialized funds. As of December 31, 2020, we managed $11.4 billion of AUM in alternative credit strategies.
Absolute Return Strategies
Absolute return strategies are primarily defined by the liquidity of the underlying securities purchased, the length of the client commitment, and the form and timing of incentive compensation. Generally for absolute return strategies the securities tend to be more liquid, and incentive compensation is earned on an annual basis pursuant to mark to market. We offer a broad range of tailored solutions across strategies (multi-strategy, opportunistic credit, macro, relative value, long/short equity and quantitative strategies) and managers. Our overall investment philosophy is to invest with leading managers to achieve attractive risk-adjusted returns with low volatility and low correlation to traditional investment strategies. Diversification, risk management and a focus on downside protection are key tenets of our approach. Through detailed fundamental analysis and due diligence, we aim to identify investment opportunities where intermediate or long-term value is obscured by attributes such as complexity, corporate events, technical dislocations, or market misunderstandings. We frequently provide efficient access to underlying managers through improved fee structures, negotiated favorable terms and targeted exposures. Our scale and reputation as a longstanding, value-added limited partner creates opportunities for us to gain access to managers that are “closed” and not otherwise accepting new capital. As of December 31, 2020, we had approximately $25.2 billion AUM in our absolute return strategies.

Implementation Methodologies
We provide our clients access to both private markets and absolute return investment strategies diversified across financing stages, geographic regions and industries through the implementation methodologies described below.
Allocation to Primary Fund Investments
Primary fund investments are investments in funds, either at the time the funds are initially launched (for private markets strategies) or on an ongoing basis (for absolute return strategies). We apply the same rigorous analytical process to all primary investment opportunities for customized separate accounts and specialized funds. In most cases, managers seeking institutional capital actively market their funds to us due to our broad client base and market position. We regularly review and discuss investment opportunities with customized separate account clients, certain of which have discretion over final investment decisions.
At the time we commit capital to a fund on behalf of our specialized funds or customized separate accounts, investments the fund will make are generally not known and investors typically have very little or no ability to influence the investments that are made during the fund’s investment period. Accordingly, an accurate assessment of the manager’s capabilities is essential for investment success. A private markets primary fund usually has a contractual duration of between 10 and 15 years, with the capital deployed over a period of typically four to six years. For customized separate account clients, our investment recommendations and decisions are designed to achieve specific portfolio construction and return objectives mutually developed by us and our clients. In most cases, these objectives include a diversified portfolio, built over a period of at least several years, focused on specific markets and include some or all of the major alternative investment strategies. Portfolios constructed in this manner tend naturally to avoid concentrations in particular industries or small geographic regions.
Acquisition of Secondary Market Interests
Secondaries are typically investments in private markets and absolute return funds through secondary market purchases of existing fund interests from existing limited partners in those funds. The secondary market has grown dramatically in the last 20 years and today provides a reliable liquidity option for owners of fund interests as well as attractive buying opportunities for secondary investors. Institutional investors utilize the secondary market for strategic portfolio rebalancing, rationalizing overlapping positions resulting from mergers and acquisitions or providing liquidity when facing cash constraints.
Our secondary approach is differentiated as a result of our large primary fund investments business. We are able to leverage our strong and deep relationships with managers to identify potential secondary opportunities. Through these relationships, we have greater access to information, which enables us to act quickly when evaluating a potential secondary opportunity. In addition, our reputation as a longstanding, value-added limited partner with significant access to primary capital makes us an attractive buyer from the manager’s perspective. Further, because we have capital available from our specialized funds and customized separate accounts, we have flexibility to invest in secondary transactions of various sizes on behalf of our clients. For these reasons, we are often able to consider transactions from managers on a proprietary basis as a preferred buyer. We also generate deal flow from brokers and co-investors. We are often approached as a potential secondary investor because managers are likely to approve a sale to us and because of our intimate knowledge of the manager community. We also generate deal flow through regular attendance at annual fund meetings and industry conferences, as well as a proactive program of contacting fund investors that we believe might wish to sell their interests.
Our global platform provides for deep market coverage and consistently sources proprietary transaction opportunities. We believe proprietary and advantaged deal flow has been a critical factor in our ability to purchase high quality assets at below market prices.
Co-investment Opportunities
Co-investment opportunities are investments made in partnership with private markets and absolute return asset managers and their funds. We source co-investment opportunities through our extensive origination and sourcing efforts described below. Our investment team analyzes and considers each opportunity for risk and return and selects those opportunities that best fit our portfolios’ investment objectives. We seek diversification with regard to investment type, geography and with regard to our partners. Our co-investments are made in partnership with investment managers. The value proposition for managers to offer co-investments to us falls into three primary categories: (1) we can be a source of additional capital for deals that may otherwise be too large for managers seeking targeted diversification; (2) a co-investment can present an opportunity for a manager to further develop their relationship with us, one of the largest providers of capital to the alternative markets; and (3) we believe we are increasingly viewed as a strategic investor in some manner (e.g., geographic assistance, industry knowledge and brand reputation).
Direct Investment Opportunities
Direct investment opportunities are direct investments made on a standalone basis into operating businesses and operating assets. We source direct investment opportunities through our extensive origination and sourcing efforts described below. Our direct investments typically have a flexible mandate and can invest across asset classes, geographies, sectors and liquidity profiles.
Investment Process and Monitoring
The details of our investment process vary among our investment strategies and implementation methodologies, but the flowchart and descriptions below generally outline the key steps of the investment process for primary fund investments, secondaries, and co-investments. This process is followed for each potential investment regardless of size, stage, strategy, or geography.
Sourcing of Opportunities
All of our investment strategies benefit from our scale ($61.9 billion in AUM as of December 31, 2020), our extensive track record (almost 50 years of experience), our culture of compliance and the depth of our investment team (170 investment professionals). We believe that one of our competitive advantages is our comprehensive and robust sourcing and investment process. Our deal flow is sourced through multiple channels and reviewed through a rigorous, multi-step selection process that includes independent investment and operational due diligence.
We maintain strong relationships with many of the premier and most difficult-to-access managers across the alternative sector, and seek to leverage those relationships to the benefit of our clients. With multiple investment offices located in the U.S., Europe and Asia, we maintain a global footprint and perspective, allowing us to source idiosyncratic deal flow from local markets. Our ability to source, select and access top-tier opportunities reflects the rigorous processes executed by our large, experienced teams.
We maintain a robust pipeline of primary fund investments, secondaries, direct and co-investments. Our sourcing system relies on the following channels:
Existing manager relationships.  Our relationships with a large pool of high-quality managers and management teams serve as a source of investment opportunities. We have experience and access across the spectrum of market and manager size. As of December 31, 2020, we tracked over 5,600 managers in our database.
Proactive sourcing log.  Our proprietary deal flow log monitors funds coming to market. Based on information obtained through our large network, non-affiliated firms, intermediaries, attendance at industry conferences and industry publications, we compile robust contact lists to communicate with managers who may have funds coming to market. We believe our proactive sourcing enables us to get a head start on the identification and evaluation of investment opportunities.
Global offices.  Our on-the-ground investment professionals in seven offices globally assist with sourcing, evaluating and monitoring manager opportunities in their respective regions. Our regional offices allow us to build relationships with local managers who are included in our evaluation of managers for our client programs. We rely on our team’s regional expertise to evaluate emerging managers that could be overlooked by other investors and make commitments to high quality investments nationwide.
In-bound opportunities.  We are an investor of choice for many managers. We frequently receive placement memoranda in-bounds from prospective managers due to our reputation in the market as a value-add investor. Receipt of materials directly from managers is particularly relevant with respect to spin-outs and new funds.
Initial Evaluation
Once an opportunity is identified, we assign a team of both senior and junior investment professionals to conduct investment due diligence and ongoing monitoring. Based on the team’s assessment of key materials and the initial meeting/call, we evaluate the investment merits and the suitability of the investment for our portfolios.

Preliminary Due Diligence
The team performs preliminary due diligence on a proposed investment to more thoroughly analyze the key risks and merits identified during initial evaluation. The team also conducts informal reference checks with potential fund investors and/or co-investors.
Comprehensive Due Diligence
Comprehensive investment due diligence on a primary fund or secondary investment involves one or more site visits to a potential manager’s office(s). Key areas of our evaluation include performance evaluation, investment strategy, portfolio revaluation, management team assessment and detailed reference checks. We usually execute co-investments alongside trusted managers in whose funds we have invested before. Therefore, managers have typically been subject to the due diligence evaluations listed above prior to the evaluation of a co-investment opportunity. For direct investments, only the most attractive investments move to more intensive due diligence, which typically involves meetings with management, company facility visits, discussions with industry analysts and consultants and an in-depth examination of financial results and projections. This approach, along with our depth of resources, allows us to complete comprehensive due diligence within the often shortened timeframe typically requested by sponsors due to deal timing constraints.
Operational Due Diligence
Operational due diligence is performed by our Operational Due Diligence Team, which is comprised of members of our Legal and Finance Departments. The team is responsible for operational due diligence efforts across alternative investments. The goals of operational due diligence process are to:
•	Evaluate risk: Determine whether an investment meets our operational due diligence standards
•	Mitigate risk: Seek to avoid losses and reputational risks arising from operational issues
•	Structure investments: Evaluate the legal and governance structure and terms of investment
•	Enhance terms: Negotiate improved terms
In seeking to achieve these goals, the team performs three main assessments: (i) third-party conducted background investigations, (ii) operational capabilities and internal controls review, and (iii) legal and structuring review. The nature and extent of operational due diligence procedures performed varies depending on the structure of the investment and negotiation.
Committee Approvals
Upon completion of comprehensive due diligence, prospective investments are submitted for approval to the relevant investment committee. Members of the investment committee receive a memorandum prior to the team’s presentation. Following a presentation by the team, members of the investment committee discuss the pros and cons of the investment recommendation. An investment must be approved by a majority vote of the investment committee.
For operational due diligence, the operational due diligence team prepares an information packet, which details its findings. The team presents the investment to the operations committee for approval. Investments must be approved by a majority vote of the operations committee. Our operations committee reviews investment opportunities independently from the investments team and provides approval as part of their standard review process.
Monitoring
While careful investment selection is crucial, once an investment is made, monitoring and on-going involvement is critical to maintaining appropriate oversight controls and achieving our objectives. To this end, monitoring is an integral part of our investment process. We employ a hands-on approach to monitoring investments from an investment and operational perspective.
Investment monitoring.  Senior members of the team assigned to an investment remain actively involved and closely monitor each investment through its exit. Such monitoring involves in-depth qualitative and quantitative reviews of the investment on a regular basis.
Operational monitoring. The Operational Due Diligence Team also employs a comprehensive operational monitoring program, which is separate and distinct from the investment team’s investment monitoring program. The goal of our operational monitoring program is to monitor and manage, on an ongoing basis, operational risks associated with the investments on which they provided initial operational due diligence. We seek to identify “change events” that cause us to re-underwrite portions of our due diligence and re-evaluate the investment.
Investment Performance
The following tables present information relating to the performance of all the investments made by GCM Grosvenor (except as mentioned otherwise in more detail below) across both the private markets and absolute return strategies. The data for these investments is presented from the date indicated through September 30, 2020 for private markets strategies and through December 31, 2020 for absolute return strategies and have not been adjusted to reflect acquisitions or disposals of investments subsequent to that date.
When considering the data presented below, you should note that the historical results of our discretionary investments are not indicative of the future results you should expect from such investments, from any future investment funds we may raise or from any investment in our Class A common stock or warrants, in part because:
•	market conditions and investment opportunities during previous periods may have been significantly more favorable for generating positive performance than those we may experience in the future;
•	the performance of our investment programs is generally calculated on the basis of net asset value of the funds’ investments, including unrealized gains, which may never be realized;
•
our historical returns derive largely from the performance of our earlier investment programs, whereas future returns will depend increasingly on the performance of our newer investment programs or investment programs not yet formed;

•	our newly established investment programs may generate lower returns during the period that they take to deploy their capital;
•
in recent years, there has been increased competition for investment opportunities resulting from the increased amount of capital invested in alternative investment strategies and high liquidity in debt markets, and the increased competition for investments may reduce our returns in the future; and

•	the performance of particular investment programs also will be affected by risks of the industries and businesses in which they invest.
For purposes of the following tables:
•	“Commitments” are the sum of total commitments and investments made by our portfolios to underlying investments of a particular strategy;
•	“Contributions” are the sum of total amount of capital invested by our portfolios in underlying investments of a particular strategy, plus capitalized expenses paid in respect of such investments;
•
“Current Value” and “Net Asset Value” of a strategy represent the latest aggregate fair value of the underlying investments in such strategy made by our portfolios, which is typically reported by the underlying investment managers of such investments. No assurance can be given as to the value that may ultimately be realized by any investment;

•
“Distributions” are the sum of recallable and non-recallable returns of capital, interest, gains and dividend proceeds to our portfolios received from underlying investments. Distributions may include in-kind distributions at the value reported by the managers, if applicable;

•
“Investment Net IRR” represents the net internal rate of return of our portfolios’ investments in the relevant strategy and reflects the total combined IRR for underlying investments that have been invested in by our portfolios in the relevant strategy. It is calculated using all the outflows to and inflows from the underlying investments, including cash flows for expenses and fees paid by our portfolios to those underlying investments. Performance information for underlying investments with less than 365 days of cash flows has not been annualized. Performance information for underlying investments and underlying investment sub-totals with more than 365 days of cash flows has been calculated using an annualized IRR. Investment Net IRR is not reduced for our management fees, allocable expenses and carried interest, but does reflect such reductions, if any, at the underlying investment level;

•
“Investment Net TVPI” represents the total value paid-in multiple of our portfolios’ investments in the relevant strategy, and is calculated as adjusted value (i.e., Distributions + Net Asset Value) over total Contributions (i.e., investments, expenses, management fees, organization costs). Investment Net TVPI is not reduced for our management fees, allocable expenses and carried interest, but does reflect such reductions, if any, at the underlying investment level;

•
“PMEs” are the S&P 500, the MSCI World Infrastructure, and the FTSE Nareit All REITS indices we present for comparison calculated on a Public Market Equivalent basis. We believe these indices are commonly used by private markets investors to evaluate performance. We use the Long Nickels PME calculation methodology, which allows private markets investment performance to be evaluated against a public index and assumes that capital is being invested in, or withdrawn from, the index on the days the capital was called and distributed from the underlying private market investments. The S&P 500 Index is a total return capitalization-weighted index that measures the performance of 500 U.S. large cap stocks. The MSCI World Index is a free float-adjusted market capitalization-weighted index of over 1,600 world stocks that is designed to measure the equity market performance of developed markets. The FTSE Nareit All REITs Index contains all publicly traded US real estate investment trusts (REITs);

•
The “Composite” represents discretionary, globally diversified, multi-strategy, multi-manager investment portfolios (“Composite Funds”) whose capital is allocated to underlying investment managers that utilize a broad range of alternative investment strategies, including credit, relative value, multi-strategy, event driven, equities, macro, commodities and portfolio hedges. All Composite Funds included in the Composite are denominated in U.S. dollars. In general, the Composite Funds seek to achieve superior long-term, risk-adjusted rates of return with low volatility and low levels of correlation to the broad equity and fixed income markets.

Historical Performance of Private Market Strategies
Realized and Partially Realized Investments As of September 30, 2020
Strategy	Commitments	Contributions	Distributions	Current Value	Investment Net TVPI	Investment Net IRR	PME	PME Index
Private Equity
Primary fund Investments(1)	$10,604.5	$11,631.1	$18,365.0	$2,159.9	1.76 x	13.8%	9.6%	S&P 500
Secondary Investments(2)	314.0	184.4	227.8	61.8	1.57 x	19.9%	9.4%	S&P 500
Co-Investments/Direct Investments(3)	2,287.4	2,194.5	3,830.7	298.7	1.88 x	22.6%	15.6%	S&P 500
Infrastructure(4)	2,181.7	2,013.3	2,656.9	391.8	1.51 x	10.8%	6.5%	MSCI World Infrastructure
Real Estate(5)	262.0	290.9	472.4	12.6	1.67 x	21.8%	12.3%	FNERTR Index

ESG and Impact Strategies
Diverse Managers(6)	1,132.3	1,236.3	1,961.3	301.8	1.83 x	24.0%	13.8%	S&P 500
Labor Impact Investments	$—	$—	$—	$—	n/a	n/a	n/a	MSCI World Infrastructure
($ in millions, unless otherwise mentioned)
Note: Returns for each strategy are presented from the date the firm established a dedicated team focused on such strategy through September 30, 2020. Investment net returns are net of investment-related fees and expenses, including fees paid to underlying managers, but do not reflect management fees, incentive compensation, or carried interest to us or any expenses of any account or vehicle we manage. Data does not include investments that were transferred at the request of investors prior to liquidation and are no longer managed by us.

Past performance is not necessarily indicative of future results.
All Investments As of September 30, 2020
($ in millions, unless otherwise mentioned)
Strategy	Commitments	Contributions	Distributions	Current Value	Investment Net TVPI	Investment Net IRR	PME	PME Index
Private Equity
Primary fund investments(1)	$20,402.9	$18,466.4	$21,420.2	$7,538.5	1.57 x	12.1%	10.4%	S&P 500
Secondary Investments(2)	1,165.0	846.8	376.3	659.1	1.22 x	11.7%	11.3%	S&P 500
Co-Investments/Direct Investments(3)	5,043.2	4,786.8	3,994.1	3,062.6	1.47 x	16.9%	14.3%	S&P 500
Infrastructure(4)	5,711.0	5,140.1	3,438.8	3,417.4	1.33 x	9.2%	5.6%	MSCI World Infrastructure
Real Estate(5)	1,890.5	1,398.6	840.9	834.6	1.20 x	10.7%	5.6%	FNERTR Index
Multi-Asset Class Programs	1,343.0	1,310.0	494.2	1,135.2	1.24 x	20.1%	n/a	n/a
ESG and Impact Strategies
Diverse Managers(6)	5,926.9	4,572.9	2,820.4	3,743.0	1.44 x	16.7%	13.3%	S&P 500
Labor Impact Investments	$214.8	$157.4	$—	$157.4	1.00 x	0.0%	-9.1%	MSCI World Infrastructure
Note: Returns for each strategy are presented from the date the firm established a dedicated team focused on such strategy through September 30, 2020. Investment net returns are net of investment-related fees and expenses, including fees paid to underlying managers, but do not reflect management fees, incentive compensation, or carried interest to us or any expenses of any account or vehicle we manage. Data does not include investments that were transferred at the request of investors prior to liquidation and are no longer managed by us.
Past performance is not necessarily indicative of future results.
(1)	Reflects primary fund investments since 2000. Excludes certain private markets credit fund investments outside of private equity programs.
(2)	Reflects secondaries investments since 2014. In September 2014, we established a dedicated private equity secondaries vertical.
(3)
Reflects co-investments/direct investments since 2009. In December 2008, we established a dedicated Private Equity Co-Investment Sub-Committee and adopted a more targeted, active co-investment strategy.

(4)	Reflects infrastructure investments since 2003. Infrastructure investments exclude labor impact investments.
(5)	Reflects real estate investments since 2010. In 2010, we established a dedicated Real Estate team and adopted a more targeted, active real estate strategy.
(6)	Since 2007.
Historical Performance of Absolute Return Strategies
	Assets Under Management as of December 31, 2020 ($Bn)	Year to Date Returns Ending December 31, 2020		Annualized Returns Since Inception Through December 31, 2020(1)
		Gross	Net	Gross	Net
Absolute Return Strategies (Overall)	$25.2	13.67%	12.81%	7.28%	6.16%
GCMLP Diversified Multi-Strategy Composite	$11.8	15.64%	14.74%	8.24%	6.86%
(1)	Absolute Return Strategies (Overall) is since 1996. GCMLP Diversified Multi-Strategy Composite is since 1993.
Assets Under Management
Fee-Paying AUM
FPAUM is a metric we use to measure the assets from which we earn management fees. Our FPAUM comprises the assets in our customized separate accounts and specialized funds from which we derive management fees. We classify customized separate account revenue as management fees if the client is charged an asset-based fee, which includes the vast majority of our discretionary AUM accounts. The FPAUM for our private market strategies typically represents committed, invested or scheduled capital during the investment period and invested capital following the expiration or termination of the investment period. Substantially all of our private markets strategies funds earn fees based on commitments or net invested capital, which are not affected by market appreciation or depreciation. Our FPAUM for our absolute return strategy is based on net asset value.
Our calculations of FPAUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of FPAUM is not based on any definition that is set forth in the agreements governing the customized separate accounts or specialized funds that we manage.
As of December 31, 2020, our FPAUM was $52.0 billion compared to $61.9 billion in AUM. The difference between AUM and FPAUM is primarily due to approximately $7.1 billion of contracted capital on which we expect to start charging management fees, under existing contracts, over the course of approximately the next three years as capital is invested or based on an agreed upon fee ramp in schedule. This additional $7.1 billion of capital will bolster our potential FPAUM growth over the next several years. Mark-to-market changes in AUM for funds that charge on commitments is another key difference between our AUM and our FPAUM.
Our overall FPAUM has grown from $44.1 billion as of December 31, 2017 to $52.0 billion as of December 31, 2020, representing a total CAGR of 5.6%, including a CAGR of 9.1% for FPAUM for our private markets strategy during the same period.
Contracted But Not Yet Fee-Paying AUM
Contracted, not yet fee-paying AUM represents limited partner commitments during or prior to the initial commitment or investment period where fees are expected to be charged in the future based on invested capital (capital committed to underlying investments) or on a ratable ramp-in of total commitments. As of December 31, 2020, our contracted but not yet fee-paying AUM was at an all-time high of $7.1 billion, up from $1.9 billion at the end of 2017. Of the $7.1 billion, approximately $3.1 billion is subject to an agreed upon fee ramp in schedule that will result in management fees being charged on approximately $1.3 billion of such amount in 2021, approximately $1.3 billion of such amount in 2022, and the remaining approximately $0.5 billion in 2023 and beyond. With respect to approximately $4.0 billion of the $7.1 billion, management fees will be charged as such capital is invested, which will depend on a number of factors, including the availability of eligible investment opportunities. We expect this capital will turn into FPAUM over the course of approximately the next three years and help drive significant growth from funds already under contract. It is also a strong indication of the momentum with our clients and in our business today, which we anticipate to continue into the future. The following chart summarizes the growth in our FPAUM and Contracted, not yet fee-paying AUM and the breakdown between private markets and absolute return strategies.

FPAUM and Contracted, not yet fee-paying AUM ($bn)

Our Clients
We believe the value proposition we offer and our philosophy that we do well when our clients do well has resulted in strong relationships with our clients. Our client base primarily comprises institutional investors that range from those seeking to make an initial investment in alternative assets to some of the largest and most sophisticated private markets investors. As a highly customized, flexible outsourcing partner, we are equipped to provide investment services to institutional clients of all sizes and with different needs, internal resources and investment objectives. Our clients include prominent institutional investors globally including in the United States, Europe, the Middle East, Asia, Australia and Latin America. As of December 31, 2020, approximately 38% of our AUM came from clients based outside of the Americas, reflecting the strength and breadth of our relationships within the global investor community.
The following charts illustrate the diversification of our client base:

Note: AUM as of December 31, 2020. Management fees for the twelve months ended December 31, 2020.
We believe the stability of our client base reflects the strength of the long-term client relationships we have developed. Further, these relationships help to explain why clients entrust us with their capital for extended periods of time.

Client Group
As of December 31, 2020, our business development, marketing and client service teams consisted of 61 employees. Each member of our business development team is assigned a territory, either domestic or international. Our business development professionals are responsible for relationship management with existing clients and consultants in addition to actively pursuing new business with prospective clients, depending on the territory they are assigned. In addition, each member of the business development team is supported by one or more members of the relationship management support team who help manage ongoing client service and support sales efforts. Certain business development professionals also focus on our consultant relations and Taft-Hartley client efforts.
We evaluate our business development, marketing and client service teams based on a number of factors, including new business won, size of existing book of business, quality of marketing materials generated, timeliness of responses to client inquiries, and their overall activity, measured by the volume of outreach and the progress converting initial outreach to various stages in the sales process. In recent years, we have become increasingly data-driven in our evaluation of performance of our business development professionals by making greater use of technology systems like Salesforce.
Operations
As of December 31, 2020, our operations team consisted of 252 professionals across multiple offices who perform critical functions in support of our corporate, client and investment activities. We have created a strong, institutional-quality internal control environment and are committed to maintaining a robust culture of compliance.
The operations team includes experienced professionals focused on fund finance, investment operations, corporate finance, compliance, legal, information technology, human resources, strategy and corporate development and other support functions. These teams are structured to serve the entirety of our business across the full range of investments strategies and implementation methodologies we offer. We seek to serve as an extension of staff for many our clients and consequently our operations team plays a key function in the servicing of our client relationships.
Fees and Other Key Contractual Terms
Fees vary based on investment strategy, implementation methodology and the size and scope of the client relationship.
Private Markets Strategies
Fees for private markets strategies vary by structure and strategy.
The majority of these programs are closed end structures, and typically fees consist of a management fee rate plus carried interest.
The management fee rate for closed end structures typically include a management fee component that differs by the type of strategy and the type of investment. Fees for primary fund investments are typically about half of those charged for secondary funds and co-investments. Direct investments are typically a further premium to co-investments. The management fee rate also depends on the total fee paying assets of a given client.
The management fee base for a given program can be based on committed capital, invested capital or a ramp-in /ramp-down schedule based on a percent of total committed capital. Some programs may employ one or more of these methodologies.
Carried interest is charged for certain of our private markets programs and varies depending on the implementation methodology. Carried interest is typically charged for secondary, co-investments and direct investments. Receipt of carry is typically subject to an 8% preferred return and 100% catch-up.
We recognize carried interest when it is probable that a significant reversal will not occur and record such amounts as incentive fees. In the event that a payment is made before it can be recognized as revenue, this amount would be included as deferred revenue on our consolidated statements of financial condition and recognized as income in accordance with our revenue recognition policy. The primary contingency regarding incentive fees is the “clawback,” or the obligation to return distributions in excess of the amount prescribed by the applicable fund or separate account documents.

In addition to fees, both our absolute return and private markets programs also typically bear reasonable expenses incurred in connection with their organization. The programs would also bear their operational costs, including the firm’s out-of-pocket expenses associated with identifying, making and monitoring investments, as well as costs associated with legal, audit, tax reporting, accounting, administration (whether performed in-house or by a third-party administrator), our oversight of services performed by a third-party administrator, and insurance.
Absolute Return Strategies
Fees for absolute return strategies are typically charged based on net asset value, which represents the aggregate fair value of the underlying investments in such strategies made by our portfolios (which is typically reported by the underlying investment managers of such investments). Specialized funds either have a set fee for the entire fund or a fee scale through which clients with larger commitments pay a lower fee.
Fees may be either fixed or include both a fixed and a performance fee. For a typical fixed and performance fee structure, the management fee typically is at a discount to the fixed-only fee scale, with the addition of a performance fee, which is a percentage of capital appreciation or profits. Earning the performance fee may be subject to a hurdle, a high watermark and/or a preferred return. The hurdle or preferred return may be a fixed percentage or a spread above a particular benchmark return (e.g., LIBOR or US T-Bills). Similarly, for large relationships, we may adjust the fixed fee component and/or performance fee component based on an analysis of the total economics of the relationship.
Competition
While we compete in various aspects of our business with a large number of asset management firms, commercial banks, broker-dealers, insurance companies and other financial institutions, we believe there are few firms that we compete with in all areas of our business. With respect to our specialized funds, we primarily compete with the private and absolute return investment businesses of a number of large international financial institutions and established local and regional competitors based in the United States, Europe and Asia, including managers offering funds-of-funds, secondary funds and co-investment funds in the alternative investment strategies. Our principal competition for customized separate accounts is mostly other highly specialized and independent alternative asset management firms. We compete primarily in the advisory services area of the business with firms that are regionally based and with a select number of large consulting firms for whom alternative investments is only one, often small, portion of their overall business.
In order to grow our business, we must maintain our existing client base and attract additional clients in customized separate account and specialized fund areas of the business. Historically, we have competed principally on the basis of the factors listed below:
•	global access to private markets investment opportunities through our size, scale, reputation and strong relationships with fund managers;
•	brand recognition and reputation within the investing community;
•	performance of investment strategies;
•	quality of service and duration of client relationships;
•	data and analytics capabilities;
•	ability to customize product offerings to client specifications;
•	transparent organizational structure;
•	ability to provide cost effective and comprehensive range of services and products; and
•	clients’ perceptions of our independence and the alignment of our interests with theirs created through our investment in our own products.
The asset management business is intensely competitive, and in addition to the above factors, our ability to continue to compete effectively will depend upon our ability to attract highly qualified investment professionals and retain existing employees.

Legal and Compliance
Our general counsel oversees our legal team, which is comprised of attorneys located primarily in our corporate headquarters in Chicago, Illinois. Our legal team is responsible for our corporate matters and proprietary transactions, as well as issues related to employment, litigation and U.S. and non-U.S. regulation. It is also responsible for legal and structuring issues associated with investments in private equity, infrastructure, real estate, alternative credit and absolute return strategies, as well as structuring and negotiating documents relating to our specialized funds and our customized separate accounts, including any client-related legal matters related thereto. We utilize the services of outside counsel as we deem necessary.
Our compliance team is led by our global chief compliance officer. The compliance team is responsible for ensuring we maintain a robust compliance program that ensures we comply with the various federal, state, and international regulations applicable to our business. Our compliance team works closely with our legal team to ensure our policies, processes, and disclosures are in line with those ever evolving rules, and regulations, and industry practices. In addition, our compliance team is responsible for regulatory matters relating to GRV Securities, LLC (“GRV Securities”), a U.S. Securities and Exchange Commission (“SEC”) registered and FINRA member broker-dealer affiliate. GRV Securities is subject to the requirements and regulations as an SEC-registered broker-dealer and a member firm of FINRA that cover multiple aspects of its business, including licensing, registration, sales practices, recordkeeping and the conduct of directors, officers and employees.
Regulatory Environment
We are subject to extensive regulation by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world, primarily at the federal level in the United States. Since October 17, 1997, we have been registered with the SEC as an investment adviser under the Advisers Act. In addition, among other rules and regulations, we are subject to regulation by the Department of Labor under the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”). As a registered commodity pool operator and a registered commodity trading advisor, we are subject to regulation and oversight by the Commodity Futures Trading Commission (“CFTC”). We are also subject to regulation and oversight by the National Futures Association (“NFA”) in the U.S., as well as other regulatory bodies. By virtue of certain of our activities, we are subject to the reporting provisions of the Exchange Act.
SEC and FINRA Regulation
As a registered adviser, we are subject to the requirements of the Advisers Act and the SEC’s regulations thereunder, as well as to examination by the SEC’s staff. The Advisers Act is designed to protect investment advisory clients and, consequently, imposes substantive regulation on most aspects of our advisory business and our relationship with our clients. Applicable requirements relate to, among other things, disclosure and reporting obligations, maintaining an effective compliance program and appointing a chief compliance officer, fiduciary duties to clients, engaging in transactions with clients, client solicitation arrangements, disclosing and managing conflicts of interest, using promotional materials, and recordkeeping. The Advisers Act regulates the assignment of advisory contracts by the investment advisor. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from fines and censures to termination of an investment advisor’s registration. If we are unable to comply with the requirements of the Advisers Act or the SEC it could have a material adverse effect on us.
Our affiliated U.S. broker-dealer GRV Securities is registered with the SEC as a broker-dealer and is a member of FINRA and accordingly is subject to Exchange Act and FINRA rules and regulations that cover all aspects of its business, including sales practices, recordkeeping and the conduct of directors, officers and employees. GRV Securities is also specifically required to maintain a certain minimum level of net capital under Exchange Act and FINRA rules. The SEC and FINRA are authorized to institute proceedings and impose sanctions for violations of the Exchange Act and FINRA rules, ranging from fines and censures to termination of a broker-dealer’s registration. If we are unable to comply with the requirements of the Exchange Act, SEC, or FINRA, it could have a material adverse effect on us.
CFTC Regulation
As a registered commodity pool operator and registered commodity trading adviser, we are subject to the requirements of the Commodity Exchange Act and the CFTC’s regulations thereunder, as well as to examination by the staff of the NFA. In general, most of our funds are deemed exempt from many of the provisions of the CEA as such funds either have de minimis futures contracts and swaps exposure or operate as fund-of-funds.
ERISA-Related Regulation
Some of our funds are treated as holding “plan assets” as defined under ERISA, as a result of investments in those funds by benefit plan investors. By virtue of our role as investment manager of these funds, we are a “fiduciary” under ERISA with respect to such benefit plan investors. ERISA and the Code, impose certain duties on persons that are fiduciaries under ERISA, prohibit certain transactions involving benefit plans and “parties in interest” or “disqualified persons” to those plans, and provide monetary penalties for violations of these prohibitions. With respect to these funds, we rely on particular statutory and administrative exemptions from certain ERISA prohibited transactions, which exemptions are highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If we fail to comply with these various requirements, it could have a material adverse effect on our business. In addition, with respect to other investment funds in which benefit plan investors have invested, but which are not treated as holding “plan assets,” we rely on certain rules under ERISA in conducting investment management activities. These rules are sometimes highly complex and may in certain circumstances depend on compliance by third parties that we do not control. If for any reason these rules were to become inapplicable, we could become subject to regulatory action or third-party claims that could have a material adverse effect on our business.
Foreign Regulation
We provide investment advisory and other services and raise funds in a number of countries and jurisdictions outside the United States. In many of these countries and jurisdictions, which include the European Union (“EU”), the EEA, the individual member states of each of the EU and EEA, Australia, Canada, Hong Kong, Japan, South Korea and the U.K., we and our operations, and in some cases our personnel, are subject to regulatory oversight and requirements. In general, these requirements relate to registration, licenses for our personnel, periodic inspections, the provision and filing of periodic reports, and obtaining certifications and other approvals. Across the EU, we are subject to the European Union Alternative Investment Fund Managers Directive (“AIFMD”) requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. Individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depository and custodial requirements.
The application of some of these requirements and regulations to our business will change in connection with the exit of the U.K. from the EU, which became official at January 31, 2020. Brexit triggered the commencement of a transitional period that ended on December 31, 2020, during which, despite the UK no longer being an EU member state, EU law continued to apply in the UK as it did pre-Brexit, with firms remaining free to continue passporting services between the UK and member states of the EU. The transitional period expired on December 31, 2020. The U.K. and EU ratified a trade deal shortly before the end of the transitional period, but that trade deal does not include provision for U.K. regulated firms to continue to be able to passport their services into EU member states, meaning there will be direct implications to our business. For example, our subsidiaries that are authorized and regulated by the U.K. Financial Conduct Authority have lost “passporting” privileges under certain EU directives, such as the AIFMD and the Markets in Financial Instruments Directive II (“MiFID II”), which certain of our specialized funds and customized separate accounts have relied upon for access to markets throughout the EU. In preparation for this outcome, we worked with a third-party alternative investment fund manager (“AIFM”) based in Luxembourg to replace, prior to Brexit, our U.K.-based AIFM for our funds and certain customized separate accounts for the EU. While we believe that taking this step will help to ensure that we are able to continue to conduct business in the U.K. and the EU after Brexit, there remains some uncertainty as to the full extent to which our business could be adversely affected by, among other things, the legal status of the U.K. in relation to the EU, the political conditions in the U.K., the trade relations of the U.K. vis-à-vis other countries and the economic outlook in the U.K. In addition, further cost and complexity of operating in the UK may arise from the potential gradual divergence between the UK’s and EU’s regulatory frameworks, as whilst the UK will incorporate certain EU legislation in to UK law from the end of the transition period, this is subject to certain amendments by the UK and, at the same time, any change to the EU regulatory framework post-transitional period, will not be automatically incorporated into UK law.
In Japan, we are subject to regulation by the Japanese Financial Services Agency and the Kanto Local Finance Bureau. In Hong Kong, we are subject to regulation by the Hong Kong Securities & Futures Commission.

Regulations Related to Our Funds
Agencies that regulate investment advisers and broker-dealers, including the SEC, have broad administrative powers, including the power to limit, restrict or prohibit an investment adviser such as us or a broker-dealer such as GRV Securities from carrying on its business in the event that it fails to comply with applicable laws and regulations. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of our subsidiary as an investment adviser or the revocation of the registration of GRV Securities as a broker-dealer.
The sale of securities in the U.S. generally requires registration under the Securities Act, unless an exemption from registration is available. Non-U.S. jurisdictions generally have similar requirements. Our funds either have sold, or currently sell, their securities without registration under applicable securities laws. For securities offerings to U.S. investors, our funds conduct non-public offerings in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. Regulation D requires that an offering comply with certain conditions, including that each offeree satisfies a net worth or income requirement or is otherwise sophisticated and that the issuer not engage in any general solicitation or general advertising. For securities offerings to non-U.S. investors, our funds generally rely on the exemption for offshore offers and sales provided by Regulation S under the Securities Act, as well as on various exemptions in non-U.S. jurisdictions that generally restrict offers to high-net worth or qualified institutional investors or otherwise limit the manner of offering. We believe that the securities offerings by our funds comply, and have complied, with applicable laws. In some cases, compliance depends in part on the activities of third parties whom we do not control.
In the U.S. and many other jurisdictions, investment funds are generally subject to significant regulation designed to protect investors, although various exemptions from some or all of such regulations may be available. In the U.S., the Investment Company Act imposes substantive regulation on virtually all aspects of a registered investment company’s operation, including limitations on borrowing and leveraged capital structures, requiring that it be managed by a board of directors (or similar body), a majority of whom are not interested persons of the fund or its adviser, prohibitions on most transactions with affiliates, compliance program requirements, limitations on the payment of performance fees to advisers, and advertising, recordkeeping, reporting and disclosure requirements. Other countries’ laws may impose similar or more restrictive regulations.
Domestically, other than our funds that are registered investment companies with the SEC, our funds rely on exemptions from Investment Company Act registration and regulation requirements, which require that our funds not engage in a public offering of their securities, and generally require either that each of our funds have no more than 100 investors or that they limit their investors to persons or entities who have substantial investment portfolios ($5 million in the case of a natural person) or are our knowledgeable personnel.
Our funds that admit only non-U.S. investors rely on various exemptions from applicable investment fund registration and regulation available in non-U.S. jurisdictions, which exemptions generally require that our offshore funds only admit high-net worth or qualified institutional investors or otherwise limit the types of investors who may invest. To the extent they admit U.S. investors, our offshore funds must apply the same criteria to these investors as our domestic funds apply to their investors in order to be exempt from registration and regulation under the Investment Company Act.
We believe that our funds comply, and have complied, with applicable exemptions from registration and regulation under the Investment Company Act and applicable non-U.S. laws.

MANAGEMENT
Officers and Directors
Set forth below are the names, ages and positions of each of the individuals who serve as our directors and officers as of the date of this prospectus:
Name	Age	Position(s)
Michael Sacks	58	Chairman of the Board and Chief Executive Officer
Jonathan Levin	39	President and Director
Pamela Bentley	49	Chief Financial Officer
Frederick Pollock	41	Chief Investment Officer
Francis Idehen	42	Chief Operating Officer
Sandra Hurse	55	Chief Human Resources Officer
Angela Blanton	50	Director
Francesca Cornelli	58	Director
Stephen Malkin	59	Director
Blythe Masters	52	Director
Samuel C. Scott III	76	Lead Independent Director
Michael Sacks. Mr. Sacks serves as the Chairman of our board of directors and our Chief Executive Officer. Mr. Sacks is also GCM Grosvenor’s Chief Executive Officer, having joined GCM Grosvenor in 1990 and soon after being named Chief Executive Officer in 1994. Under Mr. Sacks’ leadership, GCM Grosvenor grew from its position as an early participant in a cottage industry to its current position as one of the largest independent open architecture alternative asset platforms. Mr. Sacks is engaged civically serving on a number of nonprofit boards. He graduated from Tulane University with a B.S. in Economics and holds a general course certificate from the London School of Economics. In addition, Mr. Sacks holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a J.D. from Northwestern University’s Pritzker School of Law. Mr. Sacks is well qualified to serve on our board of directors because of his experience with GCM Grosvenor, including in his capacity as Chief Executive Officer.
Jonathan Levin. Mr. Levin serves as our President and as a member of our board of directors. Mr. Levin joined GCM Grosvenor in 2011 and became President in 2017. Mr. Levin also serves as Chair of the Global Investment Council and a member of the Private Equity, Real Estate and Infrastructure Investment Committee, the Labor Impact Fund Investment Committee, and the Strategic Investments Investment Committee of GCM Grosvenor. Prior to joining GCM Grosvenor, Mr. Levin was the Treasurer and Head of Investor Relations at Kohlberg Kravis Roberts & Co. (“KKR”), where he worked from 2004 to 2011, where he was responsible for managing KKR’s balance sheet investments, engaging with public investors and industry analysts, and leading strategic projects. Prior to his role as Treasurer and Head of Investor Relations, Mr. Levin worked in KKR’s private equity business and focused on investments in the financial services industry. Mr. Levin began his career as an Analyst in the private equity group of Bear Stearns. Mr. Levin holds an A.B. in Economics from Harvard College and is a member of the board of directors of the Ann & Robert H. Lurie Children’s Hospital of Chicago and the Museum of Contemporary Art Chicago. Mr. Levin is well qualified to serve on our board of directors because of his experience with GCM Grosvenor, including in his capacity as President, and his experience in the asset management industry.
Pamela Bentley. Ms. Bentley serves as the Chief Financial Officer. Ms. Bentley first joined the Company in October 2020 as Managing Director of Finance. Prior to joining the Company, Ms. Bentley spent 15 years with The Carlyle Group (“Carlyle”), a publicly traded global investment firm, where she served as Chief Accounting Officer and Managing Director since June 2014, and prior to that as Carlyle’s Global Corporate Controller since June 2005. In those roles, Ms. Bentley oversaw Carlyle’s global corporate reporting and accounting operations, corporate tax, valuation, treasury and fund accounting operations for Carlyle’s Private Equity and Real Assets investment funds. Ms. Bentley received her Bachelor of Business Administration from the University of Michigan – Stephen M. Ross School of Business and is a certified public accountant.
Frederick Pollock. Mr. Pollock serves as our Chief Investment Officer. Mr. Pollock joined GCM Grosvenor in 2015 and became Chief Investment Officer in 2019. Mr. Pollock also serves as Head of GCM Grosvenor’s Strategic Investments Group and on all of GCM Grosvenor’s Investment Committees, the Global Investment Council, the Diversity & Inclusion Governing Committee and the ESG Committee. Prior to joining GCM Grosvenor,

Mr. Pollock had various roles at Morgan Stanley from 2006 to 2015, most recently within its merchant banking division, specializing in infrastructure investing, with responsibility for deal sourcing, due diligence, and management as a board member of various portfolio companies. Mr. Pollock helped form the infrastructure investment group at Morgan Stanley and to structure and raise capital for its initial funds. Prior to joining Morgan Stanley, Mr. Pollock worked at Deutsche Bank, where he made investments for the firm and on behalf of clients. He received his Bachelor of Science summa cum laude in Economics from the University of Nevada and his Juris Doctor magna cum laude from Harvard Law School.
Francis Idehen. Mr. Idehen serves as our Chief Operating Officer. Mr. Idehen joined GCM Grosvenor in 2017 as Chief Operating Officer. Mr. Idehen oversees GCM Grosvenor’s Client Group, with responsibility for business and product development, marketing and relationship management, and serves as a member of the firm’s Operations Committee, Labor Impact Fund Investment Committee, ESG Committee and as chair of the Diversity & Inclusion Governing Committee. Since 2019, Mr. Idehen has been a member of the board of directors of Essential Utilities, Inc. Prior to joining GCM Grosvenor, Mr. Idehen held senior roles at Exelon Corporation (“Exelon”) from 2011 to 2017, including Treasurer, Head of Investor Relations and Managing Director of Exelon’s Investment Office. During his tenure at Exelon, he was responsible for leading the Treasury organization, developing key strategic relationships with external sources of financing, implementing the Investor Relations program and leading and managing the Private Markets Investments Team. Previously, Mr. Idehen was a Senior Portfolio Manager at Intel Corporation (“Intel”) where he was responsible for developing investment policy and strategy, conducting due diligence and managing investment performance of public fixed income portfolios. Prior to working at Intel, Mr. Idehen held various positions at Lehman Brothers, J.P. Morgan Chase & Co., Streamline Capital, LLC, and Goldman Sachs & Co. Mr. Idehen received a Bachelor of Arts in Economics from Yale University and a Master of Business Administration from Harvard Business School.
Sandra Hurse. Ms. Hurse serves as our Chief Human Resources Officer. Ms. Hurse joined GCM Grosvenor as Chief Human Resources Officer in 2018. Ms. Hurse serves as a member of GCM Grosvenor’s ESG Committee and Diversity & Inclusion Governing Committee. Prior to joining GCM Grosvenor, Ms. Hurse held various positions at Bank of America from 2013 to 2018, most recently serving as Global Head of Human Resources for Corporate and Investment Banking. Previously, Ms. Hurse also held leadership roles in Talent Management and Talent Acquisition at Goldman Sachs & Co. from 2006 to 2013 and J.P. Morgan Chase & Co. from 1998 to 2006. She received a Bachelor of Business Administration in Finance from Bernard M. Baruch College and a Master of Business Administration in Marketing from the University of Michigan. Ms. Hurse serves as a Board Member for the Harlem School of the Arts, the Council for Urban Professionals and the Thurgood Marshall College Fund, where she is a member of the finance committee.
Angela Blanton. Ms. Blanton serves on our board of directors and has served as Carnegie Mellon University’s vice president for Finance and chief financial officer since 2017 after serving as interim vice president and chief financial officer in 2016. Ms. Blanton has over 20 years of experience spanning finance, project management and engineering disciplines within the higher education, financial services and manufacturing industries. Prior to joining Carnegie Mellon, Ms. Blanton was chief financial officer for PNC Investments Brokerage from February 2015 to December 2015. Ms. Blanton serves on the boards of Pittsburgh Public Theater, where she serves as the Chair of the Education and Community Engagement Committee and Leadership Pittsburgh Inc. Ms. Blanton received a bachelor of science in electrical engineering from the University of Michigan and her MBA from the Tepper School of Business at Carnegie Mellon University. We believe Ms. Blanton is well qualified to serve on our board of directors because of her experience as a chief financial officer and in the financial services industry.
Francesca Cornelli. Dr. Cornelli serves on our board of directors and is the dean of Northwestern University’s Kellogg School of Management, a position she has held since August 1, 2019. She is also a professor of finance and holds the Donald P. Jacobs Chair in Finance. Prior to that, she was a professor of finance and deputy dean at London Business School from 1994 to 2019. Dr. Cornelli’s research interests include corporate governance, private equity, privatization, bankruptcy, IPOs and innovation policy. She has been an editor of the Review of Financial Studies and previously served on the board of editors of the Review of Economic Studies and as an associate editor at the Journal of Finance. She is a research fellow at the Center for Economic and Policy Research, and previously served as a director of the American Finance Association. Dr. Cornelli has previously taught at the Wharton School of the University of Pennsylvania, the Fuqua School of Business at Duke University, The London School of Economics, the Indian School of Business in Hyderabad and the New Economic School in Moscow. She has also served as an independent board member of several global corporations, including Banca Intesa SanPaolo from 2016 to 2019,

Telecom Italia from 2014 to 2018, American Finance Association from 2013 to 2016, and Swiss Re International and Swiss Re Holdings from 2013 to 2019. In January 2016 she helped create and became a board member of AFFECT, a committee of the American Finance Association designed to promote the advancement of women academics in the field of finance. We believe Dr. Cornelli is qualified to serve on our board due to her experience as an academic in finance and governance, and her experience on boards of directors of other companies.
Stephen Malkin. Mr. Malkin serves on our board of directors and is President of Ranger Capital Corporation, a position he has held continuously since departing from his position as a senior executive of GCM Grosvenor in 2005. Mr. Malkin was associated with GCM Grosvenor from 1992 through 2005, during most of which time he served on GCM Grosvenor’s Management Committee and shared management responsibilities with Mr. Sacks. Mr. Malkin was also a member of GCM Grosvenor’s Absolute Return Strategies Investment Committee and shared responsibility for portfolio management as well as the evaluation, selection, and monitoring of various Absolute Return Strategies investments. Prior to his role with GCM Grosvenor, from 1988 through 1991, Mr. Malkin worked in various management positions for JMB Realty Corporation, focusing on non-real estate corporate acquisition opportunities. From 1983 to 1986, Mr. Malkin was an analyst with Salomon Brothers Inc. in Chicago and Tokyo. He received a B.B.A. from the University of Michigan and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. We believe Mr. Malkin is well qualified to serve on our board of directors because of his management and investment experience with GCM Grosvenor, including as a former GCM Grosvenor Management Committee member and Absolute Return Strategies Investment Committee member, and his experience as an investment professional with over 35 years’ experience.
Blythe Masters. Blythe Masters has served as a member of our Board since November 2020. Ms. Masters is an experienced financial services and technology executive and currently an Industry Partner at the private equity and venture capital firm Motive Partners where she also serves as the CEO and Board Member of Motive Capital Corp., the special purpose acquisition company sponsored by Motive’s funds. From March 2015 until December 2018, she was the chief executive officer of Digital Asset. Ms. Masters was previously a senior executive at J.P. Morgan, which she left in 2014. Ms. Masters was a member of the Corporate & Investment Bank Operating Committee and the firm’s Executive Committee. Positions at J.P. Morgan included Head of Global Commodities, Head of Corporate & Investment Bank Regulatory Affairs, CFO of the Investment Bank, Head of Global Credit Portfolio and Credit Policy & Strategy, Head of North American Structured Credit Products, Co-Head of Asset Backed Securitization and Head of Global Structured Credit. Ms. Masters has held a number of board positions throughout her career. She currently serves on the board of directors of AP Moeller Maersk, including its technology and innovation committee. She is nominated to join the board of Credit Suisse Group, including its risk and compensation committee and will step down as chair of the board of Phunware, Inc., both effective May 1, 2021. She previously served on the board of directors of Santander Consumer USA Holdings from June 2015 to July 2016. She is the former chairperson of the Global Financial Markets Association (GFMA), having served on this board from 2009 to 2014, and served as chairperson on the board of the Securities Industry and Financial Markets Association from 2004 to 2014. Ms. Masters has a B.A. in economics from the University of Cambridge. We believe Ms. Masters is qualified to serve on our Board due to her expertise in the financing and banking sector and her experience on boards of directors of other companies.
Samuel C. Scott III. Mr. Scott serves on our board of directors and has served on the board of directors of BNY Mellon since 2003, where he currently serves as a member of its Audit Committee, its Human Resources and Compensation Committee and is the chairperson of its Corporate Governance, Nominating & Social Responsibility Committee. Prior to his retirement in 2009, Mr. Scott served as Chairman, since 2001, Chief Executive Officer, since 2001, and President and Chief Operating Officer, since 1997, of Corn Products International, Inc., a leading global ingredients solutions provider now known as Ingredion Incorporated. Mr. Scott previously served as President of CPC International’s Corn Refining division from 1995 to 1997 and President of American Corn Refining from 1989 to 1997. In addition to his public board service, Mr. Scott also serves on the board of The Chicago Council on Global Affairs, the Board of Trustees of the Ringling College of Art and Design, the board of the Northwestern Medical Group and the board of the American Business Immigration Coalition. Mr. Scott served on the board of Motorola Solutions, Inc. from 1993 until 2019 and was its lead director from 2015 to 2019. Mr. Scott also served on the board of Abbott Laboratories from 2007 until 2020. Mr. Scott received both a Bachelor of Science degree and a Master in Business Administration degree from Fairleigh Dickinson University. We believe Mr. Scott is qualified to serve on our board of directors due to his experience as an executive and on boards of directors of other companies.

Corporate Governance
Composition of the Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board is chaired by Mr. Sacks, and includes Jonathan Levin, President of GCM Grosvenor, Angela Blanton, Francesca Cornelli, Stephen Malkin, Blythe Masters and Samuel C. Scott III, four of whom qualify as independent. Subject to the terms of the Stockholders’ Agreement and our Charter and Bylaws, the number of directors is fixed by our board of directors.
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Pursuant to the Stockholders’ Agreement, among other things, GCM V has rights to designate seven directors for election to our board of directors (and GCM V and the GCMH Equityholders will vote in favor of such designees at any annual or special meeting of stockholders in which directors are elected). Under the terms of the Stockholders’ Agreement, until the Sunset Date, all of our directors are nominated by GCM V, of whom three must qualify as “independent directors” under stock exchange regulations applicable to us and one must qualify as an “audit committee financial expert” as defined under the rules of the SEC. Thereafter, such nominations will be determined by the board of directors. Pursuant to the terms of the Stockholders’ Agreement, GCM V has the right to remove any of the directors nominated by it. GCM V will have the exclusive right to designate directors to fill vacancies created by reason of death, removal or resignation of any director nominated by GCM V.
Director Independence
As a result of our Class A common stock and warrants being listed on Nasdaq, we are required to comply with the applicable rules of Nasdaq in determining whether a director is independent. We have determined that each of Ms. Blanton, Dr. Cornelli, Ms. Masters and Mr. Scott qualifies as “independent” as defined under the applicable Nasdaq rules.
Controlled Company Exemption
GCM V and the GCMH Equityholders collectively beneficially own more than 50% of the combined voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq and may elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:
•	that a majority of our board of directors consist of directors who qualify as “independent” as defined under Nasdaq rules;
•	that we have a nominating and corporate governance committee and, if we have such a committee, that it is composed entirely of independent directors; and
•	that we have a compensation committee and, if we have such a committee, that it is composed entirely of independent directors.
We have elected to utilize one or more of these exemptions for so long as we remain a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and the shares of our Class A common stock continue to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Our Organizational Structure — We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.”
Committees of the Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts our business through meetings of the board of directors and standing committees. We have a standing audit committee, which operates under a written charter, but do not currently have a compensation committee or a nominating and corporate governance committee and do not expect to have such committees for so long as we remain a controlled company under Nasdaq rules. For so long as we do not have a compensation committee, we expect that our board of directors will approve compensation for our executive officers and will serve as the administrator under our incentive plans.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Current copies of our committee charters are posted on our website, www.gcmgrosvenor.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
The audit committee’s responsibilities include, among other things:
•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm their independence from management;
•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Our audit committee consists of Ms. Blanton, Dr. Cornelli, Ms. Masters and Mr. Scott, with Ms. Masters serving as the chair. The parties have affirmatively determined that each member of the audit committee qualifies as independent under Nasdaq rules applicable to board members generally and under Nasdaq rules and Exchange Act Rule 10A-3 specific to audit committee members. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, each of Ms. Blanton, Dr. Cornelli and Ms. Masters qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
Code of Ethics
We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, www.gcmgrosvenor.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

EXECUTIVE COMPENSATION
In 2020, our “named executive officers” and their positions were as follows:
•	Michael J. Sacks, Chief Executive Officer and Chairman;
•	Jonathan R. Levin, President;
•	Sandra Hurse, Managing Director, Chief Human Resources Officer;
•	Francis Idehen, Managing Director, Chief Operating Officer; and
•	Frederick Pollock, Managing Director, Chief Investment Officer.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for our fiscal years ended December 31, 2020 and December 31, 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Michael J. Sacks Chief Executive Officer and Chairman	2020	3,700,000	—	282,540(1)	3,982,540
	2019	3,585,000	—	2,776,545	6,361,545
Jonathan R. Levin President	2020	500,000	861,957(2)	25,097,954(3)	26,459,911
	2019	500,000	1,600,000	7,183,700	9,283,700
Sandra Hurse Managing Director, Chief Human Resources Officer	2020	500,000	1,702,147(4)	757,511(5)	2,959,658
	2019	500,000	860,000	47,081	1,407,081
Francis Idehen Managing Director, Chief Operating Officer	2020	500,000	2,393,577(6)	1,105,266(7)	3,998,843
	2019	500,000	1,283,333	99,695	1,883,028
Frederick Pollock Managing Director, Chief Investment Officer	2020	500,000	1,687,500(8)	11,650,523(9)	13,838,023
	2019	500,000	1,533,333	2,718,810	4,752,143
(1)
Amount represents $282,540 reflecting the aggregate incremental cost to the company of providing the executive with access to non-commercial air travel for personal purposes. In 2019, the total amount included the cost for season tickets to events at certain local stadiums and arenas that were sometimes made available to our employees, including our named executive officers, for personal use.

(2)
Amount represents (i) $729,167 as an annual bonus for 2020, the amount of which is determined in the sole discretion of GCMLP, (ii) $50,000 as the portion of a $150,000 award granted to Mr. Levin in 2017 under the GCM Grosvenor 2017 Asset Pool Award Plan that vested in 2020, and $50,000 as the portion of a $150,000 award granted to Mr. Levin in 2018 under the GCM Grosvenor 2018 Asset Pool Award Plan, that vested in 2020, both of which are described in more detail below and (iii) $32,790 as the portion of a $150,000 award (and associated earnings calculated through December 31, 2019, with respect to such award) granted to Mr. Levin in 2019 under the 2019 Deferred Compensation Plan that vested in 2020, described in more detail below.

(3)
Amount includes (i) company 401(k) contributions of $4,875, (ii) $294,649 reflecting the aggregate incremental cost to the company of providing the executive with access to non-commercial air travel for personal purposes, (iii) $17,949 in long-term disability insurance premiums in 2020, as described in more detail below, (iv) $7,529 as a tax gross-up payment to make the executive whole for income taxes recognized on the company long-term disability insurance premiums, as described in more detail below and (v) $1,602,952 in distributions received in 2020 under our carried interest arrangements, which are described in more detail below. Mr. Levin holds a membership interest in Holdings, which entitles him to a fixed portion (a “minimum allocable share”) of all profits distributed by Holdings to its members. In 2020, Mr. Levin’s “target amount” (described in more detail below) increased by $16,250,000, which is included in this column. In 2020, Mr. Levin received $6,920,000 of discretionary cash distributions of profits received in respect of his membership interest in Holdings, which figure is also reflected in this column. In 2019, the total amount included the cost for season tickets to events at certain local stadiums and arenas that were sometimes made available to our employees, including our named executive officers, for personal use.

(4)
Amount represents (i) $1,508,427 as the annual bonus for 2020, the amount of which is determined in the sole discretion of GCMLP, but which in 2020 could not be less than $300,000 under Ms. Hurse’s employment agreement, (ii) $150,000 as an installment of a sign-on bonus, described more fully below and (iii) $43,720 as the portion of a $200,000 award (and associated earnings calculated through December 31, 2019, with respect to such award) granted to Ms. Hurse in 2019 under the 2019 Deferred Compensation Plan that vested in 2020, described in more detail below.

(5)
Amount represents (i) company 401(k) contributions of $5,581 and (ii) $751,930 of cash distributions of profits received in 2020 in respect of Ms. Hurse’s membership interest in Holdings and Management LLC. In 2019, the total amount included the cost for season tickets to events at certain local stadiums and arenas that were sometimes made available to our employees, including our named executive officers, for personal use.

(6)
Amount represents (i) $1,988,927 as an annual bonus for 2020, the amount of which is determined in the sole discretion of GCMLP, (ii) $300,000 as an installment of a sign-on bonus, described more fully below, (iii) $50,000 as the portion of a $150,000 award granted to Mr. Idehen in 2018 under the GCM Grosvenor 2018 Asset Pool Award Plan, that vested in 2020, described in more detail below and (iv) $54,650 as the portion of a $250,000 award (and associated earnings calculated through December 31, 2019, with respect to such award) granted to Mr. Idehen in 2019 under the 2019 Deferred Compensation Plan that vested in 2020, described in more detail below.

(7)
Amount represents (i) company 401(k) contributions of $4,875, (ii) $58,061 reflecting the aggregate incremental cost to the company of providing the executive with access to non-commercial air travel for personal purposes and (iii) $1,042,330 of discretionary cash distributions of profits received in 2020 respect of Mr. Idehen’s membership interests in Holdings and Management LLC. In 2019, the total amount included the cost for season tickets to events at certain local stadiums and arenas that were sometimes made available to our employees, including our named executive officers, for personal use.

(8)
Amount represents (i) $1,654,167 as an annual bonus for 2020, the amount of which is determined in the sole discretion of GCMLP and (ii) $33,333 as the portion of a $100,000 award granted to Mr. Pollock in 2017 under the GCM Grosvenor 2017 Asset Pool Award Plan, that vested in 2020, described in more detail below.

(9)
Amount includes (i) company 401(k) contributions of $4,875, (ii) $62,898 reflecting the aggregate incremental cost to the company of providing the executive with access to non-commercial air travel for personal purposes and (iii) $982,750 in cash bonus earned in 2020 calculated by reference to our incentive compensation earned from GCM Grosvenor Special Opportunities Fund, L.P., which is described in more detail below. Mr. Pollock holds a membership interest in Holdings, which entitles him to a fixed portion (a “minimum allocable share”) of all profits distributed by Holdings to its members. In 2020, Mr. Pollock’s target amount (described in more detail below) increased by $10,000,000, which is included in this column. In addition to the fixed portion of his profits distribution from Holdings, for 2020 Mr. Pollock received $600,000 of discretionary cash distributions of profits received in respect of Mr. Pollock’s membership interests in Holdings, which figure is also reflected in this column. In 2019, the total amount included the cost for season tickets to events at certain local stadiums and arenas that were sometimes made available to our employees, including our named executive officers, for personal use.

Salaries
Each of our named executive officers is entitled to receive a base salary under their respective employment agreements, the terms of which are summarized below. The base salaries compensate our named executive officers for services rendered to us and GCMLP. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The actual base salaries paid to each named executive officer for 2020 and 2019 are set forth above in the Summary Compensation Table in the column entitled “Salary”.
Bonuses
Mr. Sacks was not paid a bonus for his services in 2020 or 2019. Under their employment agreements, Messrs. Levin, Pollock and Idehen and Ms. Hurse are entitled to receive annual bonuses, each of which is determined in the sole discretion of GCMLP. For 2020, Ms. Hurse was entitled to a minimum annual bonus of $300,000. For 2021 and beyond, Ms. Hurse’s bonus will be fully discretionary. The actual annual cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Bonus”.
Equity Compensation
We currently maintain the GCM Grosvenor Inc. 2020 Incentive Award Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers), and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We did not grant any awards, including any to our named executive officers, under the GCM Grosvenor Inc. 2020 Incentive Award Plan in 2020. The maximum number of shares of common stock reserved under the GCM Grosvenor Inc. 2020 Incentive Award Plan is 26,307,158.
Grosvenor Opportunistic Credit Fund Bonus
Messrs. Levin and Pollock have the right to receive a bonus if GCMLP receives performance fees from GCM Grosvenor Opportunistic Credit Fund IV, Ltd., GCM Grosvenor Opportunistic Credit Master Fund IV, Ltd., and GCM Principal SPV, Ltd. — Class B. Mr. Levin has a right to receive a bonus if GCMLP receives performance fees from GCM Grosvenor Opportunistic Credit Fund III, Ltd., GCM Grosvenor Opportunistic Credit Master Fund III, Ltd., Grosvenor Opportunistic Credit Fund III (TI), L.P., and Grosvenor Opportunistic Credit Master Fund III (TI), L.P. Bonus amounts are calculated as the product of a stated award percentage (as set forth in individual award letters) and the incentive compensation earned by GCMLP from the funds set forth above. Our executives must be employed on the date the cash bonus is paid in order to receive a bonus under these arrangements. None of our executives received any bonuses with respect to these arrangements in 2020.
Deferred Compensation Plans
GCMLP, GCM Customized Fund Investment Group, L.P. and their affiliates sponsor a deferred compensation plan under which employees, including the named executive officers, may be selected to receive a bonus (or to have a portion of their annual bonus deferred) under the provisions of the plan. Under the plan, unless an employee’s individual award agreement provides otherwise, bonuses will vest 20% per year over five years (or in full upon death or disability) and will be credited with gains and losses commensurate with (i) the cumulative return on investments made by GCMH in select investment strategies managed by GCMLP, GCM Customized Fund Investment Group, L.P. and their affiliates, excluding carried interest arrangements, (ii) such other investment fund, benchmark or index reasonably determined from time to time by the company or (iii) as otherwise described in an award agreement. Awards are paid out in ten installments, in accordance with the following schedule: (i) 5% on the first May 31 following the anniversary of the bonus vesting commencement date, (ii) 5% on each of the next three anniversaries thereof, (iii) 10% on the next two anniversaries thereof, and (iv) 15% on the next four anniversaries thereof. These percentages are applied to the entire award, including all earnings with which it is then credited, and not just to the vested portion of the award.
Perks and Other Personal Benefits
Non-Commercial Air Travel
In 2020, Mr. Sacks was entitled to use non-commercial air travel services, including the aircraft owned by Holdings, when traveling on business or otherwise. Pursuant to his employment agreement with the Company, Mr. Levin may use non-commercial air travel services, including the aircraft owned by a subsidiary of Holdings, when traveling on business or otherwise, up to an aggregate maximum of $300,000 in 2020. The dollar amount of such use is calculated in accordance with company policies and procedures. In 2020, the Company allowed Messrs. Idehen and Pollock to use the aircraft for personal purposes. The aggregate incremental cost to the company of such personal use by the named executive officers in 2020 was $698,148. Please see the section entitled “Certain Relationships and Related Person Transactions — Firm Use of Private Aircraft” for more information.
Carried Interest
Messrs. Levin, Pollock, and Idehen and Ms. Hurse participate in our carried interest arrangements and are entitled to specified percentages (the “carried interest sharing percentages”) of distributions of carried interest from the tranche(s) set forth in such officer’s carried interest award agreements. These awards generally vest over a multi-year period and may be subject to reduction or forfeiture under certain circumstances, as described below under “Termination Payments and Benefits”. Mr. Levin received cash distributions in respect of his carried interest awards for fiscal year 2020, the amounts of which are set forth in the All Other Compensation column of the Summary Compensation table, above, and the accompanying footnote. Carried interest allocations are subject to clawback in certain situations.
Carry-Based Bonus
Mr. Pollock’s employment agreement provides that Mr. Pollock is entitled to a cash bonus calculated as a percentage of the incentive compensation or carried interest of GCM Grosvenor Special Opportunities Fund, L.P. Any such cash bonus will be paid within 90 days following receipt of the incentive compensation or carried interest by GCMLP. In 2019, Mr. Pollock did not receive any cash bonus under this provision of his employment agreement. For 2020, the amount Mr. Pollock received is included in the Summary Compensation Table, above.
Profit-Sharing Partnerships
Holdings
All of the named executive officers (or their estate planning vehicles) hold membership interests in Holdings. The membership interests held by Mr. Sacks entitles him to a fixed portion of all profits distributed by Holdings to its members and to a fixed portion of proceeds from any capital transaction. The membership interests held by (i) Messrs. Levin and Pollock entitle them to a fixed portion of all profits distributed by Holdings to its members and to additional distributions if and in amounts determined by the managing member of Holdings in its sole discretion and (ii) Mr. Idehen and Ms. Hurse entitle them to distributions if and in amounts determined by the managing member of Holdings in its sole discretion. Prior to May 27, 2019, Mr. Idehen’s membership interests in Holdings gave him the right to a fixed portion of profits distributed by Holdings to its members, but this provision has lapsed.
For Messrs. Levin and Pollock, upon the effective date of the officer’s termination of employment pursuant to their respective employment agreements, the officer shall receive a predetermined fixed portion of all profits distributed as outlined in their membership interests until such post-termination distributions, together with any capital contributions, aggregate to a “target amount” that is set forth in each officer’s participation certificate. The target amount may be reduced prior to the officer’s termination of employment by certain other distributions that the managing member determines from time to time in its sole discretion are qualified to reduce the target amount, and is increased after the officer’s termination of employment on an annual basis by a percentage of the remaining target amount. Once the target amount has been reached, the officer’s right to share in any future distributions ceases.
For Messrs. Levin, Idehen and Pollock and Ms. Hurse, the discretionary portion of the profits for 2019 and 2020 is set forth in the All Other Compensation column of the Summary Compensation Table above.
For so long as the officers are members of Holdings L.L.C., and for certain periods after their withdrawal as members, they are subject to restrictive covenants prohibiting disclosure of our confidential information, disparaging our business, and, for two years after withdrawal, from competing with our business or soliciting our clients or employees, subject to exceptions for actions taken in the performance of their duties to us or in connection with the investment or management of the officer’s or his family’s assets (or assets belonging to other members and their affiliates and certain charitable, non-profit and government organizations).
For Mr. Levin, Holdings has agreed to pay premiums associated with the purchase of life and long-term disability insurance policies. The life insurance policy provides a death benefit of not less than $25,000,000, and the long-term disability insurance policy provides a benefit of $10,000,000. If a benefit is paid to Mr. Levin (or his estate, as applicable) under either policy, the value of the benefit reduces the target amount of Mr. Levin’s membership interest in Holdings, as described in more detail above. In addition, Mr. Levin is entitled to receive a gross-up payment to make him whole for any income taxes imposed by virtue of these Holdings-paid insurance premiums. In 2020, the amounts of the long-term disability insurance premiums were $17,949 and the amount of the tax gross-up was $7,529. In 2019, the target amount associated with his membership interest was increased by $3,750,000. On January 1, 2020, the target amount associated with his membership interest was increased by an additional $16,250,000, and on January 1, 2021, the target amount will increase by an additional $12,500,000.
For Mr. Pollock, the target amount associated with his membership interest was increased by an additional $2,500,000 in 2019 and by an additional $10,000,000 in 2020. In addition, Mr. Pollock may be entitled to additional distributions in excess of the fixed portion of profits distributed by Holdings with respect to each of fiscal year 2021 and 2022. On January 1, 2022, the target amount associated with his membership interest will increase by an additional $6,250,000, and on January 1, 2023, the target amount will increase by an additional $6,250,000.
Management LLC
Mr. Idehen and Ms. Hurse each hold membership interests in Management LLC, directly or through their estate planning vehicles, which entitle them to a portion of all profits distributed by Management LLC to its members, but not to proceeds from any capital transaction. The portion is determined by the managing member of Management LLC in its sole discretion. The distributions received by Mr. Idehen and Ms. Hurse in 2019 and 2020 are set forth in the All Other Compensation column of the Summary Compensation Table above.
For so long as the officers are members of Management LLC, and for certain periods after their withdrawal as members, the executives are subject to restrictive covenants prohibiting disclosure of our confidential information, disparaging our business, and, for two years after withdrawal, from competing with our business or soliciting our clients or employees, subject to exceptions for actions taken in the performance of their duties to us or in connection with the investment or management of the officer’s or his or her family’s assets (or assets belonging to other members and their affiliates).
Asset Pool Awards
The company maintains Asset Pool Award Plans, in which certain of our named executive officers participate. Awards issued under the 2017 and 2018 Asset Pool Award Plans are cash-denominated and vest ratably over a three year period, subject to the executive’s continued employment through the vesting date. At the conclusion of the three-year vesting period, awards are settled, net of any applicable tax withholdings, in fully vested equity interests in certain specified investment funds managed by GCMLP In 2017, Messrs. Levin and Pollock were granted an awards of $150,000 and $100,000, respectively, under the GCM Grosvenor 2017 Asset Pool Award Plan. The award is scheduled to vest in equal installments over a three year period, subject to the officer’s continued employment on the vesting date. In 2018, each of Messrs. Levin and Idehen were granted an award of $150,000 under the GCM Grosvenor 2018 Asset Pool Award Plan. The award is scheduled to vest in equal $50,000 installments over a three year period, subject to the officer’s continued employment on the vesting date. In both 2020 and 2019, each of Messrs. Levin, Pollock and Idehen vested in $100,000, $33,333, and $50,000 respectively.
Employment Agreements
Michael Sacks.  On October 26, 2007, GCMLP entered into an employment agreement with Mr. Sacks that was subsequently amended on October 5, 2017 and on August 2, 2020. For purposes of the description of Mr. Sacks’ employment terms on any specified date, we refer to his employment agreement, as amended through such date, as Mr. Sacks’ employment agreement. Mr. Sacks’ employment agreement provides that Mr. Sacks shall serve as Chairman and Chief Executive Officer. The term of Mr. Sacks’ employment under his employment agreement will terminate upon the earliest to occur of the following events: Mr. Sacks’ death or disability (as defined in the employment agreement), termination by GCMLP for cause, or without cause following the “sunset date”, (each as defined in the employment agreement), or Mr. Sacks’ resignation.
Mr. Sacks’ employment agreement provides for an annual base salary of $3,700,000 (applicable beginning January 1, 2020), multiplied by an escalation percentage, which is the product of 100% and a fraction, the numerator of which is the Consumer Price Index — All Urban Consumers and the denominator is such Consumer Price Index on the first day of calendar year 2020. The actual amount of Mr. Sacks’ annual base salary in 2020 was $3,700,000 and in 2019 was $3,585,000. Mr. Sacks’ employment agreement further provides that Mr. Sacks is eligible to participate in all employee benefit programs, on at least as favorable a basis as any other member of senior management. Mr. Sacks’ employment agreement provides for the utilization of non-commercial air travel services, for personal travel up to an aggregate maximum of $1,500,000 in any one calendar year, multiplied by the escalation percentage described above.
Jonathan Levin.  On May 9, 2011, GCMLP entered into an employment agreement with Mr. Levin, which was subsequently amended on July 29, 2020. For purposes of the description of Mr. Levin’s employment terms on any specified date, we refer to his employment agreement, as amended through such date, as Mr. Levin’s employment agreement. The initial term of Mr. Levin’s employment agreement was two years but, after such term expires, the agreement automatically remains in place until the earliest to occur of the following events: Mr. Levin’s death or disability (as defined in the employment agreement), termination by GCMLP for cause (as defined in the employment agreement), or with 90 days’ written notice by either party.
Mr. Levin’s employment agreement provided for an initial base salary of $500,000. The actual amount of Mr. Levin’s annual base salary in 2020 and 2019 was $500,000. Pursuant to the employment agreement, Mr. Levin is eligible to receive a discretionary cash bonus; the amount of Mr. Levin’s discretionary bonus payment was $729,167 in 2020 and $1,500,000 in 2019. Mr. Levin’s employment agreement further provides that he is eligible to participate in all employee benefit programs maintained by GCMLP and to basic medical insurance or coverage. Mr. Levin’s employment agreement provides for the utilization of non-commercial air travel services, for personal travel up to an aggregate maximum of $300,000 in any one calendar year, multiplied by the escalation percentage described above.
Frederick Pollock.  On October 1, 2017, GCMLP entered into an amended and restated employment agreement with Mr. Pollock, which was subsequently amended on October 1, 2020 and March 11, 2021. Mr. Pollock’s employment agreement provides that Mr. Pollock shall serve as Managing Director. He currently also holds the title of Chief Investment Officer. The initial term of Mr. Pollock’s employment agreement is October 1, 2017 through October 1, 2019, but, after such initial term expires, the agreement automatically remains in place until the earliest to occur of the following events: Mr. Pollock’s death or the date on which Mr. Pollock becomes disabled (as defined in the employment agreement), termination by GCMLP for cause (as defined in the employment agreement), or with 90 days’ written notice by either party.
Mr. Pollock’s employment agreement provides for an initial base salary of $500,000. The actual amount of Mr. Pollock’s annual base salary in 2020 and 2019 was $500,000. Pursuant to the employment agreement, Mr. Pollock is eligible to receive a discretionary cash bonus; the amount of Mr. Pollock’s discretionary bonus payment was $1,654,167 in 2020 and $1,500,000 in 2019. Mr. Pollock’s employment agreement further provides that he is eligible to participate in all employee benefit programs maintained by GCMLP.
Mr. Pollock’s employment agreement also provides that Mr. Pollock is entitled to a cash bonus calculated as a percentage of the incentive compensation or carried interest of GCM Grosvenor Special Opportunities Fund, L.P., summarized above under “Carry-Based Bonus” No cash bonuses were made with respect to this interest in 2019. For 2020, the amount Mr. Pollock received is included in the Summary Compensation Table, above.

Francis Idehen.  On May 22, 2017, GCMLP entered into an employment agreement with Mr. Idehen, which was subsequently amended on October 1, 2020. Mr. Idehen’s employment agreement provides that Mr. Idehen shall serve as Managing Director, Chief Operating Officer. The initial term of Mr. Idehen’s employment agreement is two years, but, after such initial term expires, the agreement automatically remains in place until the earliest to occur of the following events: Mr. Idehen’s death or disability (as defined in the employment agreement), termination by GCMLP for cause (as defined in the employment agreement), or with 90 days’ written notice by either party.
Mr. Idehen’s employment agreement provided for an initial base salary of $500,000. The actual amount of Mr. Idehen’s annual base salary in 2020 and 2019 was $500,000. Pursuant to the employment agreement, Mr. Idehen is eligible to receive a discretionary cash bonus; the amount of Mr. Idehen’s discretionary bonus payment was $1,988,927 in 2020 and $933,333 in 2019. Mr. Idehen was also entitled to a one-time bonus in connection with his execution of the employment agreement in the amount of $900,000 to be paid in installments, $300,000 of which were paid in 2018, $300,000 of which were paid in 2019 and $300,000 of which was paid in 2020.
Mr. Idehen’s employment agreement provides that he is eligible to participate in any long-term incentive plans offered to senior executives during the initial term, in GCMLP’s discretion. In connection with the execution of Mr. Idehen’s employment agreement, Mr. Idehen was admitted as a member of Holdings and Management LLC. Mr. Idehen’s employment agreement further provides that he is eligible to participate in all employee benefit programs (including the wellness reimbursement program) maintained by GCMLP and to basic medical insurance or coverage.
Sandra Hurse.  On May 29, 2018, GCMLP entered into an employment agreement with Ms. Hurse, which was subsequently amended on October 1, 2020. Ms. Hurse’s employment agreement provides that Ms. Hurse shall serve as Managing Director, Human Resources. The initial term of Ms. Hurse’s employment agreement is two years, but, after such initial term expires, the agreement automatically remains in place until the earliest to occur of the following events: Ms. Hurse’s death or disability (as defined in the employment agreement), termination by GCMLP for cause (as defined in the employment agreement), resignation by Ms. Hurse for Good Reason, or with 90 days’ written notice by either party. Good Reason for the purposes of Ms. Hurse’s employment agreement means: (i) a negative change in executive’s title; (ii) a material diminution of executive’s duties, responsibilities or reporting line; (iii) the relocation of executive’s principal place of employment outside of Chicago, Illinois; and (iv) any material breach by Grosvenor Capital Management L.P. of any material provision of the employment agreement.
Ms. Hurse’s employment agreement provided for an initial base salary of $500,000. The actual amount of Ms. Hurse’s annual base salary in 2020 and 2019 was $500,000. Pursuant to the employment agreement, Ms. Hurse is eligible to receive a discretionary cash bonus, and for 2019 and 2020, Ms. Hurse was entitled to a minimum annual bonus of $300,000; the amount of Ms. Hurse’s discretionary bonus payment was $1,508,427 in 2020 and $560,000 in 2019. Ms. Hurse was also entitled to a one-time bonus in connection with her execution of the employment agreement in the amount of $650,000, $85,000 of which was paid in 2018, $300,000 of which was paid in 2019, $150,000 of which was paid in 2020 and $115,000 of which is still outstanding and will become payable on the third anniversary of Ms. Hurse’s employment agreement. Ms. Hurse’s employment agreement further provides that she is eligible to participate in all employee benefit programs maintained by GCMLP and to basic medical insurance or coverage.
In connection with the execution of Ms. Hurse’s employment agreement, Ms. Hurse was admitted as a member of Management LLC.
Retirement Plans
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and upon completion of two years of service, these matching contributions are fully vested as of the date on which the contribution is made. For employees with less than two years of service, the matching contributions are 50% vested after one year of service and fully vested after two years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Termination Payments and Benefits
Mr. Sacks.  Upon Mr. Sacks’ resignation from GCMLP or his termination without cause following the “sunset date” (as defined in his employment agreement), Mr. Sacks will receive a separation payment in the amount of 25% of his compensation at the time of such termination for the one-year period following such resignation. Mr. Sacks will be available to cooperate with GCMLP from to time. Mr. Sacks will also be entitled to an additional $1,500/hour rate if he works more than forty hours per month during the one year period. Upon Mr. Sacks’ termination of employment by reason of his death or disability, Mr. Sacks (or his estate, as applicable), will be entitled to 12 months’ continuation of his annual base salary at the time of such termination, payable in accordance with GCMLP’s normal payroll practices. Mr. Sacks’ employment agreement includes confidentiality and assignment of intellectual property provisions, as well as two year post-termination non-competition, noninterference and non-solicitation of employees provisions, subject to exceptions set forth in the agreement.
Mr. Levin.  Upon Mr. Levin’s termination from GCMLP other than (i) for cause or (ii) due to his death or disability, Mr. Levin will receive a separation payment in the amount of $375,000 for the one-year period following such termination. Mr. Levin will be available to cooperate with GCMLP from time to time. Mr. Levin will also be entitled to an additional $200/hour rate if he works more than forty hours during a particular month. Mr. Levin’s employment agreement includes confidentiality, perpetual non-disparagement in favor of GCMLP and assignment of intellectual property provisions, as well as a one year post-termination non-competition and a two year post-termination noninterference and non-solicitation of employees, clients and marketing agents provisions, subject to exceptions set forth in the agreement.
Mr. Pollock.  Upon Mr. Pollock’s termination from GCMLP other than (i) for cause or (ii) due to his death or disability, Mr. Pollock will continue to engage with GCMLP for a two-year period as a consultant in exchange for a consulting fee at the annual rate of $250,000. Mr. Pollock’s employment agreement includes confidentiality, perpetual non-disparagement in favor of GCMLP and assignment of intellectual property provisions, as well as a one year post-termination non-competition and a two year post-termination noninterference and non-solicitation of employees, clients and marketing agents provisions, subject to exceptions set forth in the agreement. The one year post-termination non-competition period was increased to two years for 2020.
In 2021, Mr. Pollock and GCMLP entered into an additional amendment to his employment agreement, which provides that, if Mr. Pollock or GCMLP provide notice of termination on or after March 31, 2022, the consulting period described above will be reduced from two years to the expiration of the applicable restricted period (i.e., ranging from six months to one year, depending on the date of such notice).
Mr. Idehen.  Upon Mr. Idehen’s termination from GCMLP other than (i) for cause or (ii) due to his death or disability, Mr. Idehen will continue to engage with GCMLP for a one-year period as a consultant in exchange for a consulting fee at the annual rate of $250,000. Mr. Idehen’s employment agreement includes confidentiality, perpetual non-disparagement in favor of GCMLP and assignment of intellectual property provisions, as well as one year post-termination non-competition, noninterference and non-solicitation of employees, clients and marketing agents provisions, subject to exceptions set forth in the agreement.
Ms. Hurse.  Upon Ms. Hurse’s termination of employment by GCMLP other than (i) for cause or (ii) due to her death or disability, Ms. Hurse is entitled to any unpaid installments of her one-time bonus. Upon Ms. Hurse’s termination from GCMLP without cause, the employment agreement provides that Ms. Hurse will continue to engage with GCMLP for a one-year period as a consultant in exchange for a consulting fee at the annual rate of $500,000. Ms. Hurse’s employment agreement includes confidentiality, perpetual non-disparagement in favor of GCMLP and assignment of intellectual property provisions, as well as one year post-termination non-competition, noninterference and non-solicitation of employees, clients and marketing agents provisions, subject to exceptions set forth in the agreement.
Unpaid Installments of Sign-On Bonuses. As described above, Ms. Hurse is entitled to receive any unpaid sign-on bonus installments.
Carried Interest Plan.  In the event of a participating officer’s termination without “cause” (as defined in the applicable governing documents) or resignation, the participating officer will forfeit such officer’s unvested carried interest sharing percentage, and such officer will only participate in future distributions of carried interest based on a carried interest sharing percentage that has been reduced to reflect the relevant forfeiture; provided, that, in connection with Mr. Pollock’s additional employment agreement amendment described above, in the event Mr. Pollock provides six months’ written notice of his resignation, Mr. Pollock’s unvested carried interest in one of our managed funds will be deemed 80% vested as of such termination date. If a participating officer is terminated for “cause” or otherwise triggers a forfeiture event under the applicable governing documents, such officer will forfeit such officer’s entitlement to any future distributions of carried interest and all such officer’s carried interest sharing percentages shall be reduced to zero. Upon a participating officer’s death or “disability” (as defined in the applicable governing documents), such officer (or such officer’s estate) shall continue to participate in carried interest distributions without any adjustment to such officer’s carried interest sharing percentages.
Deferred Compensation Plan.  Upon termination of employment for any reason other than for “cause” (as defined in the plan), the unvested portion of an outstanding award is forfeited. The vested portion will continue to be paid in accordance with the provisions of the plan. Upon a termination for cause or due to the employee’s willful breach of the plan and award agreement under the plan, employee handbooks or other agreements with GCMLP, Holdings and their affiliates, all awards, vested and unvested, are immediately forfeited.
Asset Pool Awards.  With respect to the 2017 and 2018 Asset Pool Award Plan, unvested amounts forfeit upon voluntary termination or involuntary termination without cause. Vested amounts are settled according to the same schedule that would have applied had employment continued. If termination is as a result of death or disability then “vesting” continues, and the award is settled at the same time it would have been had employment continued. If the officer is terminated for “cause” (as defined in the plan), then vested and unvested awards forfeit.
Carry Based Bonus.  With respect to Mr. Pollock’s cash bonus related to GCM Grosvenor Special Opportunities Fund, L.P., upon death, disability or involuntary termination, any unvested cash bonus granted prior to such termination will vest and Mr. Pollock, or his estate, as applicable, will be entitled to receive the cash bonus payment.
Director Compensation
Our policy is to not pay director compensation to directors who are also our employees. We were formed in 2020 and in connection with the Closing, we adopted the GCM Grosvenor, Inc. Non-Employee Director Compensation Policy, which provides for cash and equity-based compensation to those members of our board of directors who are not employees of us or any of our parents or subsidiaries, commencing following the Business Combination. Under the policy, each non-employee director receives an annual director fee of $175,000 as well as additional committee membership/chair fees, as follows: (i) annual fee of $50,000 for service as the chair of our audit committee, (ii) annual fee of $25,000 for service on our audit committee (such that the audit committee chair receives $75,000 in total), (iii) $15,000 for service on any other committee, and (iv) additional $30,000 fee to the chair of any other committee. The fees are earned on a quarterly basis and paid in arrears. They are pro-rated in the event service is for a portion of the quarter. The non-employee director may elect to receive all or a portion of his or her cash fee in the form of restricted stock units, which will vest on the earlier of the day immediately preceding the date of the annual meeting of the Company’s stockholders or the first anniversary of the date of grant, subject to the non-employee director continuing in service through such date.
Each non-employee director will also receive an initial award of 10,000 restricted stock units, which will vest in full on the first anniversary of the non-employee director’s start date, subject to the non-employee director continuing in service through such date. The restricted stock units will accelerate and become fully vested in the event of a Change of Control (as defined in our GCM Grosvenor Inc. 2020 Incentive Award Plan) or the directors’ termination of service due to death or disability. The policy may be amended, modified or terminated by the Board at any time in its sole discretion.
Compensation Committee Interlocks and Insider Participation
As a controlled company, we do not have a compensation committee of the board of directors, or a committee performing equivalent functions. Michael J. Sacks, our Chief Executive Officer, and Jonathan Levin, our President, participated in our board of directors’ deliberations regarding executive officer compensation during the year ended December 31, 2020.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Charter and Bylaws are included as exhibits to the registration statement of which this prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Charter and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Capital Stock
Our Charter authorizes the issuance of 1,600,000,000 shares, of which 700,000,000 shares will be shares of Class A common stock, 500,000,000 shares will be shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), 300,000,000 shares will be shares of Class C common stock, par value $0.0001 per share (“Class C common stock”), and 100,000,000 shares will be shares of preferred stock, par value $0.0001 per share (“preferred stock”).
Common Stock
Voting
Pursuant to our Charter, holders of Class A common stock and Class C common stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Prior to the Sunset Date, the holders of Class C common stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share. The Class B common stock will not be entitled to vote (except as required by applicable law).
GCM V controls approximately 75% of the combined voting power of our common stock as a result of its ownership of all of Class C common stock. Accordingly, Mr. Sacks, through his control of GCM V, controls our business policies and affairs and can control any action requiring the general approval of our stockholders, including the election of our board, the adoption of amendments to our Charter and Bylaws and approval of any merger or sale of substantially all of its assets. Until the Sunset Date, Mr. Sacks will continue to control the outcome of matters submitted to the stockholders.
The Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B common stock to vote, with one vote per share, on a matter if it were to (i) change the par value of the Class B common stock or (ii) amend the Charter to alter the powers, preferences, or special rights of the Class B common stock as a whole in a way that would adversely affect the holders of Class B common stock.
As a result, in these limited instances, the holders of a majority of the Class B common stock could defeat such an amendment to the Charter. For example, if a proposed amendment of the Charter provided for the Class B common stock to rank junior to the Class A common stock or Class C common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the separate vote of the holders of Class B common stock, with each share of Class B common stock entitled to one vote per share. In this instance, the holders of a majority of the Class B common stock could defeat that amendment to the Charter.
Dividends
The holders of Class A common stock and Class B common stock (collectively, the “Economic Rights Stock”) are entitled to receive dividends as and if declared by our board of directors out of legally available funds. Under the Charter, dividends may not be declared or paid in respect of the Class A common stock or the Class B common stock unless they are declared or paid in the same amount in respect of the other class of Economic Rights Stock. With respect to stock dividends, holders of Class A common stock must receive Class A common stock and holders of Class B common stock must receive Class B common stock.
The holders of Class C common stock will not have any right to receive dividends other than stock dividends consisting of shares of Class C common stock, paid proportionally with respect to each outstanding share of Class C common stock.

Merger, Consolidation or Tender or Exchange Offer
The holders of Class A common stock shall not be entitled to receive economic consideration for their shares in excess of that payable to the holders of Class B common stock in connection with any merger, consolidation, or tender or exchange offer. However, in any such event involving consideration in the form of securities, the holders of Class B common stock will be deemed to have received the same consideration as the holders of Class A common stock.
Liquidation or Dissolution
Upon our liquidation or dissolution, the holders of all classes of common stock are entitled to their respective par value, and the holders of Class A common stock and Class B common stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class C common stock will not have any right to receive a distribution upon our liquidation or dissolution.
Conversion, Transferability and Exchange
Subject to the terms of the A&R LLLPA, the limited partners of GCMH (other than IntermediateCo) may from time to time cause GCMH to redeem any or all of their Grosvenor common units in exchange for, at our election (subject to certain exceptions), either cash (based on the market price for a share of the Class A common stock) or shares of Class A common stock. At our election, such transaction may be effectuated via a direct exchange of Class A common stock or cash by IntermediateCo for the redeemed Grosvenor common units.
The Charter provides that (i) a share of Class C common stock will automatically be cancelled for no consideration upon any sale or other transfer of a share of Class A common stock issued as a result of any redemption or direct exchange of Grosvenor common units outstanding as of the effective date of the A&R LLLPA is transferred to any person that is not a Key Holder (or affiliate or owner thereof), and (ii) a share of Class C common stock will automatically be cancelled for no consideration upon the redemption or exchange of a Grosvenor common unit for cash. Shares of Class A common stock, Class B common stock and Class C common stock are not subject to any conversion right.
Other Provisions
None of the Class A common stock, Class B common stock or Class C common stock has any pre-emptive or other subscription rights.
Preferred Stock
We are authorized to issue up to 100,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and the Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Our board of directors also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of Class A common stock, Class B common stock and Class C common stock, which could have a negative impact on the market price of the Class A common stock. We have no current plan to issue any shares of preferred stock.
Redeemable Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We are obligated to file and maintain an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and to use commercially reasonable best efforts to cause such registration statement to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Class A common stock is not effective by the 60th day after the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may call the warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value”

shall mean the average volume weighted average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the CF Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our Charter with respect to any provision relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants are issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.
Private Placement Warrants
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the consummation of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the CF Sponsor, CF Investor or Holdings). The CF Sponsor, CF Investor or Holdings, or their permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. The private placement warrants are not redeemable by us so long as they are held by the CF Sponsor, CF Investor or Holdings or their permitted transferees. If the private placement warrants are held by holders other than the CF Sponsor, CF Investor or Holdings or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in CFAC’s initial public offering.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average volume weighted average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Exclusive Forum
The Charter provides that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Anti-Takeover Effects of Provisions of the Charter and Bylaws
The provisions of the Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.
The Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing our future takeover or change in control unless such takeover or change in control is approved by our board of directors.
These provisions include:
Action by Written Consent; Special Meetings of Stockholders.  The Charter provides that, following the time we are no longer a “controlled company,” stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors, the chairman, vice chairman or executive chairman of our board of directors or the chief executive officer, or, until the time we are no longer a “controlled company,” by the Secretary at the request of holders representing a majority of the total voting power of our issued and outstanding common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting.
Advance Notice Procedures.  The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders.  The Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our Charter contains provisions that will become operative following the time we are no longer a “controlled company” and will have a similar effect to Section 203, except that they will provide that Mr. Sacks and the GCMH Equityholders, their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Limitations on Liability and Indemnification of Officers and Directors
The Charter limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Corporate Opportunities
The Charter provides that, to the fullest extent permitted by law, we renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and Mr. Sacks (other than in his capacity as an officer and employee of our Company), the GCMH Equityholders, or any of our non-employee directors have no duty to present such corporate opportunity to us and they may invest in competing businesses or do business with our clients or customers.
Registration Rights
Upon consummation of the Business Combination, we entered into the Registration Rights Agreement with the CF Sponsor, the GCMH Equityholders and the PIPE Investors. Pursuant to the Registration Rights Agreement, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our Class A common stock and other equity securities that are held by the parties thereto from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by CFAC, the CF Sponsor and the other parties thereto in connection with CFAC’s initial public offering.
Transfer Agent and Registrar
The transfer agent for our common stock is Continental Stock Transfer & Trust Company. Each person investing in our Class A common stock held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A common stock.
For as long as any shares of our Class A common stock are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Class A common stock (including securities exercisable for or convertible into our Class A common stock) reflected in the register administered by our transfer agent.
We have listed shares of our Class A common stock in registered form and such shares, through the transfer agent, will not be certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ register on behalf of our board of directors and to act as transfer agent and registrar for our Class A common stock. Shares of our Class A common stock are traded on Nasdaq in book-entry form.

The warrant agent for the warrants is Continental Stock Transfer & Trust Company.
Listing of Class A Common Stock and Warrants
Our Class A common stock and warrants are listed on Nasdaq under the symbols “GCMG” and “GCMGW,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of our voting shares by:
•	each person who is known to be the beneficial owner of more than 5% of our voting shares;
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Our authorized common stock consists of Class A common stock, Class B common stock and Class C common stock. Holders of Class B common stock are not entitled to any voting rights on matters submitted to stockholders for a vote. See “Description of Capital Stock.”
Beneficial ownership of shares of our common stock is based on 42,628,996 shares of Class A common stock and 144,235,246 shares of Class C common stock issued and outstanding as of April 9, 2021. There were no shares of Class B common stock outstanding as of April 9, 2021.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them. Except as set forth below, to our knowledge, none of our shares of common stock beneficially owned by any executive officer or director have been pledged as security.

Name and Address of Beneficial Owner(1)	Class A Common Stock		Class C Common Stock		Combined Voting Power (%)(2)
	Number	%	Number	%
Five Percent Holders:
The Vanguard Group(3)	11,723,019	27.5%	—	—	6.2%
CF Investors(4)	8,251,535	19.4%	—	—	4.4%
Adage Capital Partners, LP(5)	3,500,000	8.2%	—	—	1.9%
Alyeska Investment Group(6)	3,000,000	7.0%	—	—	1.6%
Columbia Acorn Fund(7)	2,724,000	6.4%	—	—	1.5%
M. Klein Associates, Inc.(8)	2,067,690	4.9%	—	—	1.1%
Directors and Executive Officers:
Michael Sacks(9)	145,135,246	77.3%	144,235,246	100%	75.0%
Jonathan Levin(10)	—	—	—	—	—
Frederick Pollock(11)	—	—	—	—	—
Pamela Bentley(12)	—	—	—	—	—
Francis Idehen(13)	—	—	—	—	—
Sandra Hurse(14)	—	—	—	—	—
Angela Blanton	—	—	—	—	—
Francesca Cornelli	—	—	—	—	—
Stephen Malkin	—	—	—	—	—
Blythe Masters	—	—	—	—	—
Samuel C. Scott III	—	—	—	—	—
All directors and executive officers, as a group (11 individuals)	145,135,246	77.3%	144,235,246	100%	75.0%
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o GCM Grosvenor, 900 North Michigan Avenue, Suite 1100, Chicago, IL 60611.
(2)
Percentage of combined voting power represents voting power with respect to all shares of Class A common stock and Class C common stock, voting together as a single class. Each holder of Class A common stock is entitled to one vote per share, and each holder of Class C common stock is entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share. Class C common stock does not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with Class A common stock.

(3)
Pursuant to a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group, The Vanguard Group reported sole dispositive power over 11,723,019 shares of Class A common stock and shared voting power over 913 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Includes (i) 3,500,000 shares of Class A common stock held by the CF Investor (together with the CF Sponsor, the “CF Investors”), (ii) 2,951,535 shares of Class A common stock held by the CF Sponsor, (iii) 1,500,000 shares of Class A common stock underlying warrants held by the CF Investor and (iv) 300,000 shares of Class A common stock underlying warrants held by the CF Sponsor. Cantor Fitzgerald, L.P. (“Cantor”) is the sole member of each of the CF Investors. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor. Howard Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by the CF Investors. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Amounts include a total of 1,800,000 shares of Class A common stock that may be acquired upon exercise of warrants exercisable within 60 days. The business address for the entities and individual discussed in this footnote is 110 East 59th Street, New York NY 10022.

(5)	Includes 3,500,000 shares of Class A common stock held by this entity. The address of Adage Capital Partners is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(6)
Includes (i) 24,000 shares of shares of Class A common stock held by Alyeska Master Fund 3, L.P., and (ii) 2,976,000 shares of Class A common stock of Alyeska Master Fund, L.P. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. and Alyeska Master Fund 3, L.P. (the “Alyeska Investors”), has voting and investment control of the shares held by the Alyeska Investors. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Investors. The address of the entities discussed in this footnote and Mr. Parekh is 77 W. Wacker, Suite 700, Chicago, Illinois 60601.

(7)
Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2021 by Columbia Acorn Fund, Columbia Acorn Fund reported shared voting power and shared dispositive power over 2,724,000 shares of Class A common stock. Columbia Management Investment Advisers, LLC (“CMIA”) and Columbia Wanger Asset Management, LLC (“CWAM”) are the investment advisers to Columbia Acorn Fund. Ameriprise Financial, Inc. (“AFI”) is the parent company of CMIA and CWAM. Each of CMIA, CWAM and AFI may be deemed to have beneficial ownership of the securities directly held by Columbia Acorn Fund. Each such entity disclaims any beneficial ownership of the securities directly held by Columbia Acorn Fund. The business address for AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The business address of CMIA is 225 Franklin St., Boston, MA 02110. The business address for each of CWAM and Columbia Acorn Fund is 71 S Wacker Drive, Suite 2500, Chicago, IL 60606.

(8)
Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2021 by M. Klein Associates, M. Klein Associates reported shared voting power and shared dispositive power over 2,067,690 shares of Class A common stock. Michael Klein is the sole stockholder of M. Klein Associates, Inc. The shares beneficially owned by M. Klein Associates, Inc. may also be deemed to be beneficially owned by Mr. Klein. The address of each of the foregoing is 640 Fifth Avenue, 12th Floor, New York, New York 10019.

(9)
Pursuant to a Schedule 13G filed with the SEC on February 11, 2021 by Michael Sacks, Grosvenor Holdings, L.L.C, Grosvenor Holdings II, L.L.C. and GCM Grosvenor Management, LLC, Mr. Sacks reported shared voting power and shared dispositive power over 145,135,246 shares of Class A common stock, Grosvenor Holdings, L.L.C. reported shared voting power and shared dispositive power over 134,858,026 shares of Class A common stock, Grosvenor Holdings II, L.L.C. reported shared voting power and shared dispositive power over 3,226,977 shares of Class A common stock, and GCM Grosvenor Management, LLC reported shared voting power and shared dispositive power over 7,050,243 shares of Class A common stock. Includes 3,226,977 common units of Grosvenor Capital Management Holdings, LLLP (“common units”) held by Grosvenor Holdings II, L.L.C., 7,050,243 common units held by GCM Grosvenor Management, LLC, and 133,958,026 common units and 900,000 shares of Class A common stock issuable upon the exercise of warrants held by Grosvenor Holdings, L.L.C. Grosvenor Holdings, L.L.C, Grosvenor Holdings II, L.L.C., and GCM Grosvenor Management, LLC have executed a pledge agreement with the lenders of the Senior Loan, pursuant to which Grosvenor Holdings, L.L.C. has pledged 133,958,026 common units, Grosvenor Holdings II, L.L.C. has pledged 3,226,977 common units, and GCM Grosvenor Management, LLC has pledged 7,050,243 common units to secure the obligations under the Senior Loan as collateral against the repayment of the senior secured notes. The Pledge Agreement will remain in effect until such time as all obligations relating to the Senior Loans have been fulfilled. Mr. Sacks is the ultimate managing member of each of Grosvenor Holdings, L.L.C., Grosvenor Holdings II, L.L.C. and GCM Grosvenor Management LLC and as a result may be deemed to share beneficial ownership of the securities held by the reporting persons.

(10)
Does not include 156,666.67 restricted stock units that vested March 1, 2021, which will be delivered at a later date pursuant to the terms of Mr. Levin’s Restricted Stock Unit Grant Notice (as defined in our GCM Grosvenor Inc. 2020 Incentive Award Plan).

(11)
Does not include 250,000 restricted stock units that vested March 1, 2021, which will be delivered at a later date pursuant to the terms of Mr. Pollock’s Restricted Stock Unit Grant Notice (as defined in our GCM Grosvenor Inc. 2020 Incentive Award Plan).

(12)
Does not include 86,666.67 restricted stock units that vested March 1, 2021, which will be delivered at a later date pursuant to the terms of Ms. Bentley’s Restricted Stock Unit Grant Notice (as defined in our GCM Grosvenor Inc. 2020 Incentive Award Plan).

(13)
Does not include 33,333.33 restricted stock units that vested March 1, 2021, which will be delivered at a later date pursuant to the terms of Mr. Idehen’s Restricted Stock Unit Grant Notice (as defined in our GCM Grosvenor Inc. 2020 Incentive Award Plan).

(14)
Does not include 33,333.33 restricted stock units that vested March 1, 2021, which will be delivered at a later date pursuant to the terms of Ms. Hurse’s Restricted Stock Unit Grant Notice (as defined in our GCM Grosvenor Inc. 2020 Incentive Award Plan).

SELLING SHAREHOLDERS
This prospectus relates to the resale from time to time of (i) an aggregate of 172,538,315 shares of our Class A common stock, including shares of Class A common stock we may issue from time to time to the GCMH Equityholders upon the exchange by such stockholders of an equivalent number of Grosvenor common units and (ii) 2,700,000 warrants to purchase Class A common stock by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell any or all of the shares of Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interest in the Class A common stock or warrants other than through a public sale.
The following table sets forth, as of December 14, 2020, the names of the Selling Shareholders, and the aggregate number of shares of Class A common stock and warrants that the Selling Shareholders may offer pursuant to this prospectus. The Selling Shareholders identified below may have sold, transferred or otherwise disposed of some or all of their shares of Class A common stock or warrants since December 14, 2020. For purposes of this table, we have assumed that the Selling Shareholders will have sold all of the securities covered by the prospectus upon the completion of the offering. Beneficial ownership of shares of our common stock is based on 42,628,996 shares of Class A common stock and 144,235,246, shares of Class C common stock issued and outstanding as of April 9, 2021. There were no shares of Class B common stock outstanding as of April 9, 2021.
Name of Selling Shareholder	Before the Offering		Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	After the Offering
	Number of Shares of Class A Common Stock	Number of Warrants			Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
GCMH Equityholders(1)	144,235,246	900,000	144,235,246	900,000	—	—	—
CF Investors(2)	8,251,535	1,800,000	8,251,535	1,800,000	—	—	—
Adage Capital Partners, L.P.(3)	5,946,298	—	3,500,000	—	2,446,298	6.1%	—
Alyeska Investment Group(4)	3,523,436	—	3,000,000	—	523,436	1.3%	—
CVI Investments, Inc.(5)	750,000	—	750,000	—	—	—	—
DSAM Partners(6)	1,000,000	—	1,000,000	—	—	—	—
Healthcare of Ontario Pension Plan Trust Fund(7)	1,000,000	750,000	1,000,000	—	—	—	750,000
Integrated Core Strategies (US) LLC(8)	900,000	428,760	900,000	—	—	—	428,760
Kepos Alpha Master Fund L.P.(9)	500,000	—	500,000	—	—	—	—
Linden Capital L.P.(10)	400,000	1,198,932	400,000	—	—	—	1,198,932
M. Klein Associates, Inc.(11)	2,067,690	—	1,000,000	—	1,067,690	2.7%	—
Magnetar Financial(12)	1,000,000	291,100	1,000,000	—	—	—	291,100
MFS Investment Management(13)	2,004,387	—	2,000,000	—	4,387	*	—
MMCAP International Inc. SPC(14)	750,000	—	750,000	—	—	—	—
Monashee Investment Management(15)	500,000	—	500,000	—	—	—	—
Moore Global Investments, LLC(16)	2,000,000	—	2,000,000	—	—	—	—
OHA Partner Global Co-Investment III, LLP(17)	1,283,844	—	500,000	—	783,844	2.0%	—
Tech Opportunities LLC(18)	800,000	—	800,000	—	—	—	—
Westchester Capital Management, LLC(19)	400,000	488,763	400,000	—	—	—	488,763
*	Less than 1 percent.
(1)
Mr. Sacks, the chairman of our board of directors and our chief executive officer, is the ultimate managing member of each of the GCMH Equityholders. Any distribution of proceeds derived from the securities held by the GCMH Equityholders is shared among the respective members of such entities in accordance with the applicable operating agreements of such entities. Shares of Class A common stock held and being offered includes (i) 144,235,246 shares of Class A common stock that may be received pursuant to a direct exchange or redemption of Grosvenor common units and (ii) 900,000 shares of Class A common stock underlying warrants. The address for Mr. Sacks is c/o GCM Grosvenor, 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

(2)
Includes (i) 3,500,000 shares of Class A common stock held by the CF Investor, (ii) 2,951,535 shares of Class A common stock held by the CF Sponsor, (iii) 1,500,000 shares of Class A common stock underlying warrants held by the CF Investor and (ii) 300,000 shares of Class A common stock underlying warrants held by the CF Sponsor. Cantor is the sole member of each of the CF Investors. CFGM is the managing general partner of Cantor. Howard Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by the CF Investors. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address for the entities and individual discussed in this footnote is 110 East 59th Street, New York NY 10022.

(3)
Of the 5,946,298 shares of Class A common stock held by this entity, 3,500,000 shares of Class A common stock are being registered hereby. The address of Adage Capital Partners is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(4)
Includes (i) 28,153 shares of shares of Class A common stock held by Alyeska Master Fund 3, L.P., of which 24,000 shares of Class A common stock are being registered hereby, and (ii) 3,495,283 shares of Class A common stock of Alyeska Master Fund, L.P., of which 2,976,000 shares of Class A common stock are being registered hereby. Alyeska Investment Group, L.P., the investment manager of each of the Alyeska Investors, has voting and investment control of the shares held by the Alyeska Investors. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Investors. The address of these entities discussed in this footnote and Mr. Parekh is 77 W. Wacker, Suite 700, Chicago, Illinois 60601.

(5)
Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(6)
Includes (i) 775,000 shares of shares of Class A common stock held by DSAM+ Master Fund and (ii) 225,000 shares of Class A common stock held by LMA SPC — MAP 112 Segregated Portfolio. DSAM Partners (London) Ltd. (“DSAM Partners”) is the investment advisor to DSAM+ Master Fund and LMA SPC — MAP 112 Segregated Portfolio (the “DSAM Investors”) and, as such, may be deemed to have voting and investment power over the securities held by the DSAM Investors. DSAM Partners is ultimately controlled by Mr. Guy Shahar. The DSAM Investors and Mr. Shahar disclaim beneficial ownership of the securities listed above. The address of the DSAM Investors is c/o Walkers Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-1104.

(7)	The warrants listed in the table above are not being registered hereby. The address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario, Canada MSJ 0B6.
(8)
The warrants listed in the table above are not being registered hereby. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Mr. Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies. The address of Integrated Core Strategies is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, New York 10103.

(9)	The address of Kepos Alpha Master Fund is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York, New York 10036.
(10)
The warrants listed in the table above are not being registered hereby. The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address of these individuals and entities is c/o Linden Advisors LP, 590 Madison Avenue, 15th Floor, New York, New York 10022.

(11)
Michael Klein is the sole stockholder of M. Klein Associates, Inc. The shares beneficially owned by M. Klein Associates, Inc. may also be deemed to be beneficially owned by Mr. Klein. The address of each of the foregoing is 640 Fifth Avenue, 12th Floor, New York, New York 10019.

(12)
Includes (i) 99,000 shares of shares of Class A common stock and 39,050 warrants held by Magnetar Constellation Fund II, Ltd. (which warrants are not being registered hereby), (ii) 352,000 shares of Class A common stock and 163,300 warrants held by Magnetar Constellation Master Fund, Ltd. (which warrants are not being registered hereby), (iii) 75,000 shares of Class A common stock held by Magnetar Lake Credit Fund LLC, (iv) 57,000 shares of Class A common stock held by Magnetar Longhorn Fund LP, (v) 93,000 shares of Class A common stock held by Magnetar SC Fund Ltd., (vi) 131,000 shares of Class A common stock and 28,400 warrants held by Magnetar Structured Credit Fund, LP (which warrants are not being registered hereby), (vii) 123,000 shares of Class A common stock and 60,350 warrants held by Magnetar Xing He Master Fund Ltd. (which warrants are not being registered hereby), (viii) 47,000 shares of Class A common stock held by Purpose Alternative Credit Fund — F LLC and (ix) 23,000 shares of Class A common stock held by Purpose Alternative Credit Fund — T LLC. Magnetar Financial LLC (“MFL”) serves as investment manager of each Magnetar Constellation Fund II, Ltd., Magnetar Constellation Master Fund, Ltd, Magnetar Longhorn Fund LP, Magnetar SC Fund Ltd and Magnetar Xing He Master Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC, Purpose Alternative Credit Fund — F LLC and Purpose Alternative Credit Fund — T LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”) is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. The address of the entities and individual discussed in this footnote is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(13)	Includes (i) 19,921 shares of shares of Class A common stock held by AST MFS Growth Allocation Portfolio advised by Massachusetts

Financial Services Company, (ii) 1,262,527 shares of Class A common stock held by MFS Series Trust I — MFS New Discovery Fund, (iii) 3,605 shares of Class A common stock held by MFS Series Trust XV — MFS Global Alternative Strategy Fund, (iv) 533,386 shares of Class A common stock held by MFS Variable Insurance Trust — MFS New Discovery Series, (v) 164,974 shares of Class A common stock held by Pacific Select Fund — Small-Cap Growth Portfolio advised by Massachusetts Financial Services Company and (vi) 19,974 shares of Class A common stock held by PF Small-Cap Growth Fund advised by Massachusetts Financial Services Company, of which 15,587 shares of Class A common stock are being registered hereby. Massachusetts Financial Services Company, a Delaware corporation registered as an investment adviser with the SEC (“MFS”), has voting and dispositive power over the shares owned by the MFS advised entities discussed in this footnote. The address of the entities discussed in this footnote is 111 Huntington Avenue, Boston, Massachusetts 02199.
(14)
MM Asset Management Inc. is the investment advisor to MMCAP International Inc. SPC. Matthew MacIsaac is the Secretary of MM Asset Management Inc. and has voting and investment control of the shares held by MMCAP International Inc. SPC. BMO Nesbitt Burns ITF MMCAP International Inc. SPC is the record holder of such shares for and on behalf of MMCAP Master Segregated Portfolio. The address of MMCAP International Inc. SPC is c/o MM Asset Management Inc., 161 Bay St. TD Canada Trust Tower Ste 2240, Toronto, Ontario, M5J 2S1.

(15)
Includes (i) 227,273 shares of Class A common stock held by BEMAP Master Fund Ltd., (ii) 102,273 shares of Class A common stock held by Monashee Pure Alpha SPV I LP, (iii) 136,363 shares of Class A common stock held by Monashee Solitario Fund LP and (iv) 34,091 shares of Class A common stock held by SFL SPV I LLC. Monashee Investment Management LLC is the investment advisor for each of the entities discussed in this footnote. Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by such entities and may be deemed to beneficially own such securities. The address of each of the entities and individual discussed in this footnote is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, Massachusetts 02110.

(16)
Moore Capital Management, LP, the investment manager of Moore Global Investments, LLC (“MGI LLC”), has voting and investment control of the shares held by MGI LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares held by MGI LLC. Mr. Bacon also is the indirect majority owner of MGI LLC. The address of MGI LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(17)
Of the 1,283,844 shares of Class A common stock held by this entity, 500,000 shares of Class A common stock are being registered hereby. The address of OHA Partner Global Co-Investment III, LLP is 201 Main Street, Suite 1250, Fort Worth, Texas 76102.

(18)
Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of Tech Opportunities LLC is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, New York, 10017.

(19)
Includes (i) 239,500 shares of shares of Class A common stock and 293,016 warrants held by The Merger Fund (which warrants are not being registered hereby), (ii) 12,500 shares of shares of Class A common stock and 3,888 warrants held by The Merger Fund VL (which warrants are not being registered hereby), (iii) 57,500 shares of shares of Class A common stock and 81,357 warrants held by WCM Alternatives: Event-Driven Fund (which warrants are not being registered hereby), (iv) 24,000 shares of shares of Class A common stock and 525 warrants held by Winchester Global Trust Company Limited, as Trustee of WCM Master Trust (which warrants are not being registered hereby), (v) 42,500 shares of shares of Class A common stock and 109,959 warrants held by JNL Multi-Manager Alternative Fund (which warrants are not being registered hereby) and (vi) 24,000 shares of shares of Class A common stock held by JNL/Westchester Capital Event Driven Fund. Westchester Capital Management, LLC (“WCM”) serves as investment advisor to The Merger Fund, The Merger Fund VL and WCM Alternatives: Event-Driven Fund and as sub-advisor to JNL Multi-Manager Alternative Fund and JNL/Westchester Capital Event Driven Fund. Westchester Capital Partners, LLC (“WCP”) serves as investment advisor to WCM Master Trust. Mr. Roy D. Behren and Mr. Michael T. Shannon each serve as Co-Managers of WCM and Co-Managers of WCP. By virtue of these relationships, WCM, WCP and Messrs. Behren and Shannon may be deemed to beneficially own the securities listed herein, however, each ofWCM, WCP and Messrs. Behren and Shannon disclaim beneficial ownership of the securities listed herein except to the extent of their pecuniary interest in such securities. The address of the entities and individuals discussed in this footnote is 100 Summit Lake Drive, Suite 220, Valhalla, New York 10595.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such shares of Class A common stock and warrants.
Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares of Class A common stock or warrants registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares of Class A common stock or warrants in this offering. See “Plan of Distribution.”
For information regarding transactions between us and the Selling Shareholders, see the section entitled “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). We have a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our legal team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into by the Company must be reported to the Company’s General Counsel, by both the related person and the person at the Company responsible for such potential related person transaction.
If our legal team determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our General Counsel is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and the extent of the related person's interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee's approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee's next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee's next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction.
Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
Insurance Broker
GCM Grosvenor utilizes the services of an insurance broker (the “Broker”) to procure insurance coverage, including its general commercial package policy, health, workers’ compensation and professional and management liability coverage for its directors and officers. Mr. Malkin, including his immediate family members, has an economic interest in the Broker totaling approximately 35%, and Mr. Sacks’ brother serves as an executive officer of the Broker. During the years ended December 31, 2020, 2019 and 2018, the Broker received commission payments in respect of the GCM Grosvenor insurance coverage in amounts of $0.8 million, $0.7 million and $0.7 million, respectively.
Firm Use of Private Aircraft
GCM Grosvenor personnel, including Mr. Sacks, make use of aircraft owned by Holdings that has been leased by Holdings to a third-party aviation services company that manages the aircraft (the “Aviation Company”). GCM Grosvenor charters the aircraft from the Aviation Company, and in some instances, leases from and makes direct payments to Holdings, when GCM Grosvenor personnel and their associated parties use the aircraft for business or personal use. During the years ended December 31, 2020, 2019 and 2018, GCM Grosvenor made payments of approximately $0.5 million, $3.7 million and $3.2 million, respectively, in aggregate to the Aviation Company and Holdings.
NetJets Interest
On March 11, GCMH entered into an agreement to assign 50% of its 12.5% NetJets Global 5000 fractional share interest (the “NetJets Interest”), which was acquired by GCMH in September 2019 for $3.1 million, to Holdings, for cash consideration of approximately $1.3 million (subject to certain adjustments), which is equal to the depreciated book value of 50% of the NetJets Interest. Mr. Sacks is the ultimate managing member of Holdings, and the purpose of the assignment was to enable Holdings to pay for certain flights that would otherwise be reimbursable by GCMH.

Investments in GCM Grosvenor Funds
GCM Grosvenor’s directors and executive officers are permitted to invest their own capital in GCM Grosvenor’s investment funds on a no-fee and no-carry basis. The opportunity to invest in GCM Grosvenor’s investment funds on a no-fee and no-carry basis is also available to all of GCM Grosvenor’s senior professionals and to those employees whom GCM Grosvenor has determined have a status that reasonably permits it to offer them these types of investments in compliance with applicable laws. GCM Grosvenor encourages its eligible professionals to invest in GCM Grosvenor’s investment funds because it believes that such investing further aligns the interests of GCM Grosvenor’s professionals with those of its fund investors and the firm.
During the years ended December 31, 2020, 2019 and 2018, the aggregate investments by GCM Grosvenor’s directors and executive officers (and their family members and investment vehicles) in GCM Grosvenor’s investment funds was approximately $298.7 million, $244.8 million and $311.7 million, respectively, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
During the years ended December 31, 2020, 2019 and 2018, the aggregate investments by Mr. Sacks (including his family members and investment vehicles) in GCM Grosvenor’s investment funds was approximately $92.8 million, $76.5 million and $143.5 million, respectively, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
During the years ended December 31, 2020, 2019 and 2018, the aggregate investments by Mr. Levin (including his family members and investment vehicles) in GCM Grosvenor’s investment funds was approximately $5.6 million, $4.3 million and $4.2 million, respectively, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
During the years ended December 31, 2020, 2019 and 2018, the aggregate investments by Mr. Idehen (including his family members and investment vehicles) in GCM Grosvenor’s investment funds was approximately $0.2 million, approximately $0.2 million, and less than $0.1 million, respectively, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
During the years ended December 31, 2020, 2019 and 2018, the aggregate investments by Mr. Pollock (including his family members and investment vehicles) in GCM Grosvenor’s investment funds was approximately $1.9 million, $0.9 million and $0.8 million.
During the years ended December 31, 2020, 2019 and 2018, the aggregate investments by Mr. Malkin (including his family members and investment vehicles he manages for his family members) in GCM Grosvenor’s investment funds was approximately $198.2 million, $162.9 million and $163.2 million, respectively, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
Mosaic Transaction
In a transaction, effective January 1, 2020, GCMH transferred certain indirect partnership interests related to historical investment funds managed by it to Mosaic. The limited partners of Mosaic are a third-party investor, which funded nearly all of the Mosaic Transaction, Holdings and GCMH. Prior to the closing of the Business Combination, Holdings’ interests and liabilities related to Mosaic were transferred to GCMH. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Mosaic Transaction.” In the year ended December 31, 2020, Holdings did not receive any distributions or other proceeds on account of its interest in Mosaic.
Lease of Principal Headquarters
GCM Grosvenor leases (the “Lease”) its principal headquarters in Chicago from 900 North Michigan, LLC, a Delaware limited liability company (the “Landlord”). Mr. Malkin, including his immediate family members, has an economic interest in the Landlord totaling approximately 36% in the aggregate. The term of the Lease expires September 30, 2026. The Lease provides for monthly rent and payment of operating expenses on a triple-net basis. During the years ended December 31, 2020, 2019 and 2018, GCM Grosvenor made lease payments of $5.8 million, $5.4 million and $4.0 million, respectively, in satisfaction of its obligations pursuant to the Lease.
Sublease and Services to Holdings
GCM Grosvenor subleases a portion of its principal headquarters in Chicago to Holdings at GCM Grosvenor’s cost under its lease. The current term of the sub-lease expires on September 30, 2026 and provides for monthly rent and payment of operating expenses on a triple-net basis. During the years ended December 31, 2020, 2019 and 2018, Holdings made lease payments to GCM Grosvenor of $0.2 million, $0.2 million and $0.1 million, respectively, in satisfaction of its obligations pursuant to the sublease.
GCM Grosvenor currently provides additional office space, office support and administrative services, to various persons who provide services, including personal services, primarily to Holdings and its members, including Michael J. Sacks. Holdings does not pay GCM Grosvenor for this use of space and support services. While GCM Grosvenor does not account for these services in the ordinary course and their value is not readily quantifiable, GCM Grosvenor would estimate the value of these services to be in excess of $120,000 for each of the years ended December 31, 2020, 2019 and 2018, respectively. GCM Grosvenor also pays for certain insurance and other benefits for certain of these persons, for which it is reimbursed by Holdings.
Compensation of Immediate Family Member of Stephen Malkin
GCM Grosvenor has employed an immediate family member of Mr. Malkin in a non-executive officer position since August 2019. During the year ended December 31, 2020, Mr. Malkin’s family member received total compensation from GCM Grosvenor of approximately $197,000.
Stockholders’ Agreement
Upon consummation of the Business Combination, we entered into the Stockholders’ Agreement with the GCMH Equityholders and GCM V, pursuant to which, among other things, (i) GCM V was granted rights to designate all seven directors for election to our board of directors (and GCM V and the GCMH Equityholders will vote in favor of such designees) and (ii) GCM V and the GCMH Equityholders agreed to vote their voting shares in favor of any recommendations by our board of directors. Additionally, the Stockholders’ Agreement contains certain restrictions on transfer with respect to lock-up shares held by the GCMH Equityholders, including a three-year lock-up of such shares in each case, subject to limited exceptions as contemplated thereby (including that the GCMH Equityholders may each transfer one-third of their lock-up shares during the period beginning on the first anniversary of the closing date of the Business Combination and ending on the second anniversary of such closing date and an additional one-third of their lock-up shares during the period beginning on the second anniversary of the closing date of the Business Combination and ending on the third anniversary of such closing date). The Stockholders’ Agreement contemplates that our board of directors will consist of seven directors with the initial chairperson being Michael J. Sacks and also contains certain provisions intended to maintain our qualification as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c) corporate governance requirements.
Registration Rights Agreement
Upon consummation of the Business Combination, we entered into the Registration Rights Agreement with the CF Sponsor, the GCMH Equityholders and the PIPE Investors. Pursuant to the Registration Rights Agreement, agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our common stock and other equity securities that are held by the parties thereto from time to time.
Tax Receivable Agreement
In connection with the consummation of the Business Combination, we used a portion of our assets to acquire equity interests of GCMH both directly from GCMH and from certain pre-Business Combination equity holders in GCMH. We expect these transactions to result in an increase in our share of the tax basis of the assets of GCM Grosvenor. In addition, as a result of the transactions undertaken in connection with the Business Combination, we expect to receive the benefit of existing tax basis in certain intangible assets of GCM Grosvenor. Further, we may obtain an increase in our share of the tax basis of the assets of GCM Grosvenor when a GCMH Equityholder receives shares of our Class A common stock or cash, as applicable, in connection with an exercise of such GCMH Equityholder’s right to have common units in GCMH redeemed by GCMH or, at our election, exchanged (which we intend to treat as its direct purchase of common units from such GCMH Equityholder for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by a GCMH Equityholder to GCMH for redemption or sold upon the exercise of our election to have IntermediateCo acquire such common units directly) (such basis increases, together with the basis increases in connection with the purchase of equity interests of GCMH in connection with the Business Combination, the “Basis Adjustments,” and, together with the tax basis in intangible assets referenced above, the “Basis Assets”). The Basis Assets may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Assets may also decrease gains (or increase losses) for tax purposes on future dispositions of certain of GCM Grosvenor’s assets. In connection with the transactions described above, we entered into the Tax Receivable Agreement with GCMH and each of the GCMH Equityholders that provides for the payment by us to the TRA Parties of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the various transactions that occurred in connection with the Business Combination or in the future that are described above, including benefits arising from the Basis Assets and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. GCMH intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended, effective for each taxable year in which a redemption or exchange (including for this purpose the purchase of equity interests of GCMH from certain pre-Business Combination equity holders described above) of Grosvenor common units for Class A common stock or cash occurs. The tax benefit payments provided for under the Tax Receivable Agreement are not conditioned upon one or more of the GCMH Equityholders maintaining a continued ownership interest in GCMH or its affiliates. The GCMH Equityholders rights under the Tax Receivable Agreement are generally assignable.
CF Sponsor Relationships
We entered the following agreements, or otherwise engaged in the following transactions, with CF Sponsor in connection with the Business Combination.
Sponsor Support Agreement
On August 2, 2020 and in connection with the Business Combination, CFAC entered into the Sponsor Support Agreement with the CF Sponsor, GCMH and Holdings. Pursuant to the Sponsor Support Agreement, among other things, the CF Sponsor agreed to vote in favor of the Transaction Agreement and the Business Combination, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. The CF Sponsor also agreed to certain transfer restrictions on its lock-up shares during the Business Combination Lock-up Period, in each case, subject to limited exceptions as contemplated thereby, including that the CF Sponsor may transfer lock-up shares during the Business Combination Lock-up Period in a cumulative aggregate amount of shares of common stock representing up to one-third of the number of lock-up shares beneficially owned by the CF Sponsor as of immediately following the Closing during the period beginning on the first anniversary of the Closing Date and ending 180 days following the first anniversary of the Closing Date. The Business Combination Lock-up Period under the Sponsor Support Agreement can expire early upon the earlier of: (i) the date on which the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-day trading period commencing at least 150 days following the Closing Date and (ii) the date subsequent to the Closing Date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our Class A common stock for cash, securities or other property.
Amendment No. 1 to Forward Purchase Contract
In connection with the execution of the Transaction Agreement, CFAC entered into an amendment to the forward purchase agreement between CFAC and the CF Sponsor, pursuant to which, among other things, the CF Sponsor agreed to purchase (i) 1,500,000 of our warrants in a private placement and (ii) 3,500,000 shares of our Class A common stock in exchange for an aggregate purchase price equal to $30,000,000. Each of our warrants is exercisable to purchase one share of our Class A common stock at an exercise price of $11.50.
PIPE Subscription Agreements
In connection with the execution of the Transaction Agreement, the PIPE Investors agreed to purchase, in the aggregate, 19,500,000 shares of our Class A common stock at $10.00 per share for an aggregate commitment amount of $195,000,000. The shares of Class A common stock we issued pursuant to such subscription agreements were originally issued in reliance upon an exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closings under the subscription agreements occurred substantially concurrently with the Closing.
Indemnification Agreements
We have entered into, and plan on entering into, indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•	any person who is known by us to be the beneficial owner of more than 5% of our voting shares;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting shares; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee has the responsibility to review related party transactions.

PLAN OF DISTRIBUTION
The Selling Shareholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or warrants or interests in our Class A common stock or warrants received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or warrants or interests in our Class A common stock or warrants on any stock exchange, market or trading facility on which shares of our Class A common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Shareholders may use any one or more of the following methods when disposing of their shares of Class A common stock or warrants or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more underwritten offerings;
•
block trades in which the broker-dealer will attempt to sell the shares of Class A common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	distributions to their members, partners or shareholders;
•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•	directly to one or more purchasers;
•	through agents;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares of Class A common stock or warrants at a stipulated price per share or warrant; and
•	a combination of any such methods of sale.
The Selling Shareholders may, from time to time, pledge or grant a security interest in some shares of our Class A common stock or warrants owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this prospectus. The Selling Shareholders also may transfer shares of our Class A common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our Class A common stock or warrants or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock or warrants in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our Class A common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Shareholders from the sale of shares of our Class A common stock or warrants offered by them will be the purchase price of such shares of our Class A common stock or warrants less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders.
The Selling Shareholders also may in the future resell a portion of our Class A common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our Class A common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our Class A common stock and warrants offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock or warrants by bidding for or purchasing shares of Class A common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Shareholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Shareholders may be required to make with respect thereto. In addition, we and the Selling Shareholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Shareholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
Selling Shareholders may use this prospectus in connection with resales of shares of our Class A common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Shareholders, the terms of our Class A common stock or warrants and any material relationships between us and the Selling Shareholders. Selling Shareholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Shareholders will receive all the net proceeds from the resale of shares of our Class A common stock or warrants.
A Selling Shareholder that is an entity may elect to make an in-kind distribution of Class A common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A common stock or warrants pursuant to the distribution through a registration statement.
We are required to pay all fees and expenses incident to the registration of shares of our Class A common stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $310,000.

LEGAL MATTERS
Latham & Watkins LLP has passed upon the validity of the Class A common stock and warrants offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of GCM Grosvenor Inc. at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

GCM Grosvenor Inc.
Condensed Consolidated Statements of Financial Condition

(In thousands, except share and per share amounts)
	As of
	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents	$156,273	$198,146
Management fees receivable	15,955	14,524
Incentive fees receivable	25,935	69,424
Due from related parties	8,513	11,326
Investments	180,708	166,273
Premises and equipment, net	6,110	7,870
Intangible assets, net	8,004	8,588
Goodwill	28,959	28,959
Deferred tax assets, net	73,355	74,153
Other assets	31,031	53,015
Total assets	534,843	632,278
Liabilities and Equity (Deficit)
Accrued compensation and benefits	20,794	74,681
Employee related obligations	26,898	25,274
Debt	284,982	335,155
Payable to related parties pursuant to the tax receivable agreement	60,598	60,518
Warrant liabilities	26,049	42,793
Accrued expenses and other liabilities	35,266	60,926
Total liabilities	454,587	599,347
Commitments and contingencies (Note 15)
Redeemable noncontrolling interest	117,460	115,121
Preferred stock, $0.0001 par value, 100,000,000 shares authorized, none issued	—	—
Class A common stock, $0.0001 par value, 700,000,000 authorized; 42,628,996 and 40,835,093 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	4	4
Class B common stock, $0.0001 par value, 500,000,000 authorized, none issued	—	—
Class C common stock, $0.0001 par value, 300,000,000 authorized; 144,235,246 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	14	14
Additional paid-in capital	13,920	2,705
Accumulated other comprehensive loss	(1,570)	(2,233)
Retained earnings	(33,833)	(29,832)
Total GCM Grosvenor Inc. deficit	(21,465)	(29,342)
Noncontrolling interests in subsidiaries	96,158	94,013
Noncontrolling interests in GCMH	(111,897)	(146,861)
Total deficit	(37,204)	(82,190)
Total liabilities and equity (deficit)	$534,843	$632,278
See accompanying notes to condensed consolidated financial statements.

GCM Grosvenor Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except share and per share amounts)
	Three Months Ended March 31,
	2021	2020
Revenues
Management fees	$82,625	$77,701
Incentive fees	18,214	3,233
Other operating income	2,380	1,683
Total operating revenues	103,219	82,617
Expenses
Employee compensation and benefits	83,353	55,477
General, administrative and other	24,532	24,596
Total operating expenses	107,885	80,073
Operating income (loss)	(4,666)	2,544
Investment income	13,048	3,373
Interest expense	(4,491)	(5,867)
Other income (expense)	1,317	(9,733)
Change in fair value of warrant liabilities	14,057	—
Net other income (expense)	23,931	(12,227)
Income (loss) before income taxes	19,265	(9,683)
Provision (benefit) for income taxes	(663)	643
Net income (loss)	19,928	(10,326)
Less: Net income attributable to redeemable noncontrolling interest	8,089	2,093
Less: Net income attributable to noncontrolling interests in subsidiaries	8,589	2,536
Less: Net income (loss) attributable to noncontrolling interests in GCMH	703	(14,955)
Net income attributable to GCM Grosvenor Inc.	$2,547	$—

Earnings (loss) per share of Class A common stock(1):
Basic	$0.06	—
Diluted	$(0.05)	—
Weighted average shares of Class A common stock outstanding(1):
Basic	42,084,366	—
Diluted	188,872,053	—
(1)	There were no shares of Class A common stock outstanding prior to November 17, 2020, therefore no earnings (loss) per share information has been presented for any period prior to that date.
See accompanying notes to condensed consolidated financial statements.

GCM Grosvenor Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands)
	Three Months Ended March 31,
	2021	2020
Net income (loss)	$19,928	$(10,326)
Other comprehensive income (loss):
Unrealized gain (loss) on cash flow hedges	3,679	(7,277)
Foreign currency translation adjustment	(615)	(293)
Total other comprehensive income (loss)	3,064	(7,570)
Comprehensive income (loss) before noncontrolling interests	22,992	(17,896)
Less: Comprehensive income attributable to redeemable noncontrolling interest	8,089	2,093
Less: Comprehensive income attributable to noncontrolling interests in subsidiaries	8,589	2,536
Less: Comprehensive income (loss) attributable to noncontrolling interests in GCMH	3,075	(22,525)
Comprehensive income (loss) attributable to GCM Grosvenor Inc.	$3,239	$—
See accompanying notes to condensed consolidated financial statements.

GCM Grosvenor Inc.
Condensed Consolidated Statements of Equity (Deficit)
(Unaudited)
(In thousands)
	Partners’ Deficit	Member’s Deficit- GCM, L.L.C.	Class A Common Stock	Class C Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Subsidiaries	Noncontrolling Interests in GCMH	Total Equity (Deficit)	Redeemable Noncontrolling Interest
Balance, December 31, 2019	$(308,373)	$(66)	$—	$—	$—	$—	$(6,854)	$101,463	$—	$(213,830)	$—
Cumulative-effect adjustment from adoption of ASU 2017-12	(650)	—	—	—	—	—	650	—	—	—	—
Capital contributions from noncontrolling interest in subsidiaries	—	—	—	—	—	—	—	1,237	—	1,237	—
Capital contributions from redeemable noncontrolling interest	—	—	—	—	—	—	—	—	—	—	173,327
Deemed contributions	7,920	—	—	—	—	—	—	—	—	7,920	—
Capital distributions	—	(15)	—	—	—	—	—	—	—	(15)	—
Capital distributions paid to noncontrolling interest	—	—	—	—	—	—	—	(5,814)	—	(5,814)	—
Equity transaction with Mosaic	60,931	—	—	—	—	—	—	—	—	60,931	(60,931)
Unrealized loss on cash flow hedge	—	—	—	—	—	—	(7,277)	—	—	(7,277)	—
Translation adjustment	—	—	—	—	—	—	(293)	—	—	(293)	—
Net income (loss)	(14,968)	13	—	—	—	—	—	2,536	—	(12,419)	2,093
Balance, March 31, 2020	$(255,140)	$(68)	$—	$—	$—	$—	$(13,774)	$99,422	$—	$(169,560)	$114,489
	Class A Common Stock	Class C Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest in Subsidiaries	Noncontrolling Interest in GCMH	Total Equity (Deficit)	Redeemable Noncontrolling Interest
Balance, December 31, 2020	$4	$14	$2,705	$(29,832)	$(2,233)	$94,013	$(146,861)	$(82,190)	$115,121
Capital contributions from noncontrolling interest in subsidiaries	—	—	—	—	—	1,083	—	1,083	—
Capital distributions paid to noncontrolling interest	—	—	—	—	—	(7,527)	—	(7,527)	—
Capital distributions paid to redeemable noncontrolling interest	—	—	—	—	—	—	—	—	(5,750)
Issuance of Class A common stock due to exercised warrants	—	—	5,252	—	—	—	18,064	23,316	—
Partners’ distributions	—	—	—	—	—	—	(11,687)	(11,687)	—
Deemed contributions	—	—	—	—	—	—	4,903	4,903	—
Unrealized gain on cash flow hedge	—	—	—	—	831	—	2,848	3,679	—
Translation adjustment	—	—	—	—	(139)	—	(476)	(615)	—
Restricted stock units	—	—	6,023	—	—	—	20,609	26,632	—
Declared dividends	—	—	—	(6,548)	—	—	—	(6,548)	—
Deferred tax and other tax adjustments	—	—	(60)	—	(29)	—	—	(89)	—
Net income (loss)	—	—	—	2,547	—	8,589	703	11,839	8,089
Balance, March 31, 2021	$4	$14	$13,920	$(33,833)	$(1,570)	$96,158	$(111,897)	$(37,204)	$117,460
See accompanying notes to condensed consolidated financial statements.

GCM Grosvenor Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)
	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$19,928	$(10,326)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization expense	1,056	2,572
Equity-based compensation	26,632	—
Deferred taxes	865	—
Other non-cash compensation	941	1,065
Non-cash partnership interest-based compensation	4,903	7,920
Amortization of debt issuance costs	261	855
Amortization of terminated swap	536	—
Loss on extinguishment of debt	675	1,032
Change in fair value of derivatives	212	8,634
Change in fair value of warrant liabilities	(14,057)	—
Amortization of deferred rent	(397)	(128)
Proceeds received from investments	3,894	2,596
Non-cash investment income	(13,048)	(3,373)
Other	28	30
Change in assets and liabilities
Management fees receivable	(1,429)	969
Incentive fees receivable	43,489	13,913
Due from related parties	2,813	820
Other assets	20,992	(15,264)
Accrued compensation and benefits	(54,393)	(42,188)
Employee related obligations	563	(2,971)
Accrued expenses and other liabilities	(28,673)	807
Net cash provided by (used in) operating activities	15,791	(33,037)
Cash flows from investing activities
Purchases of premises and equipment	(55)	(809)
Proceeds from assignment of aircraft share interest	1,337	—
Contributions/subscriptions to investments	(8,207)	(6,425)
Withdrawals/redemption from investments	2,926	5,550
Net cash provided by (used in) investing activities	(3,999)	(1,684)
Cash flows from financing activities
Capital contributions received from noncontrolling interest	1,083	174,564
Capital distributions paid to partners and member	(11,687)	(15)
Capital distributions paid to the noncontrolling interest	(13,277)	(5,814)
Proceeds from credit facility	—	20,000
Principal payments on credit facility	—	(3,000)
Principal payments on senior loan	(50,259)	(91,195)
Debt issuance costs	(851)	—
Proceeds from exercise of warrants	24,465	—
Dividends paid	(2,478)	—
Net cash provided by (used in) financing activities	(53,004)	94,540
Effect of exchange rate changes on cash	(661)	(325)
Net increase (decrease) in cash and cash equivalents	$(41,873)	$59,494
Cash and cash equivalents
Beginning of period	198,146	79,866
End of period	$156,273	$139,360
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3,622	$5,456
Cash paid during the period for income taxes	$678	$726
Supplemental disclosure of non-cash information from financing activities
Deemed contributions from GCMH Equityholders	$4,903	$7,920
Establishment of deferred tax assets, net related to tax receivable agreement and the Transaction	$(60)	$—
Dividends declared but not paid	$4,070	$—
See accompanying notes to condensed consolidated financial statements.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
1. Organization
GCM Grosvenor Inc. (“GCMG”) and its subsidiaries including Grosvenor Capital Management Holdings, LLLP (the “Partnership” or “GCMH” and collectively, the “Company”), provide comprehensive investment solutions to primarily institutional clients who seek allocations to alternative investments such as hedge fund strategies, private equity, real estate, infrastructure and strategic investments. The Company collaborates with its clients to construct investment portfolios across multiple investment strategies in the private and public markets, customized to meet their specific objectives. The Company also offers specialized commingled funds which span the alternatives investing universe that are developed to meet broad market demands for strategies and risk-return objectives.
The Company, through its subsidiaries acts as the investment adviser, general partner or managing member to customized funds and commingled funds (collectively, the “GCM Funds”).
GCMG was incorporated on July 27, 2020 under the laws of the State of Delaware for the purpose of consummating the Transaction as described in Note 3 and merging with CF Finance Acquisition Corp. (“CFAC”), a blank check company incorporated on July 9, 2014 under the laws of the state of Delaware. GCMG owns all of the equity interests of GCM Grosvenor Holdings, LLC (“IntermediateCo”), formerly known as CF Finance Intermediate Acquisition, LLC until November 18, 2020, which is the general partner of GCMH subsequent to the Transaction. GCMG’s ownership (through IntermediateCo) of GCMH as of March 31, 2021 and December 31, 2020 was approximately 22.8% and 22.1%, respectively.
GCMH is a holding company operated pursuant to the Fifth Amended and Restated Limited Liability Limited Partnership Agreement (the “Partnership Agreement”) dated November 17, 2020, among the limited partners including, Grosvenor Holdings, L.L.C. (“Holdings”), Grosvenor Holdings II, L.L.C (“Holdings II”) and GCM Grosvenor Management, LLC (“Management LLC”) (collectively, “GCMH Equityholders”).
2. Summary of Significant Accounting Policies
Basis of Presentation
The unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. In the opinion of management, all necessary adjustments (which consists of only normal recurring items) have been made to fairly present the condensed consolidated financial statements for the interim periods presented. Results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended, filed with the Securities and Exchange Commission (“SEC”).
The Company is an “emerging growth company” (“EGC”), as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), following the consummation of the merger of CFAC and the Company. The Company has elected to use this extended transition period for complying with new or revised accounting standards pursuant to Section 102(b)(1) of the JOBS Act that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition periods provided by the JOBS Act. As result of this election, its consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
COVID-19
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. Given

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies(cont.)
the amount of uncertainty currently regarding the scope and duration of the COVID-19 pandemic, the Company is unable to predict the precise impact the COVID-19 pandemic will have on the Company’s consolidated financial statements. In line with public markets and credit indices, the Company investments may be adversely impacted.
Fair Value Measurements
The Company categorizes its fair value measurements according to a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are defined as follows:
•	Level 1 – Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;
•	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active; and
•	Level 3 – Inputs that are unobservable.
Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The carrying amount of cash and cash equivalents and fees receivable approximate fair value due to the immediate or short-term maturity of these financial instruments.
Investments
The Company’s investments in the GCM Funds investing in private equity, real estate and infrastructure (“GCM PEREI Funds”) are valued based on the most recent available information which typically has a delay of up to three months due to the timing of financial information received from the investments held by the GCM PEREI Funds. The Company records its share of capital contributions to and distributions from the GCM PEREI Funds within investments in the Condensed Consolidated Statements of Financial Condition during the three-month lag period. To the extent that management is aware of material events that affect the GCM PEREI Funds during the intervening period, the impact of the events would be disclosed in the notes to the condensed consolidated financial statements.
Equity-Based Compensation
The Company accounts for grants of equity-based awards, including restricted stock units (“RSUs”), at fair value as of the grant date. Each RSU represents the right to receive payment in the form of one share of Class A common stock or an amount equal to the market value of one share of Class A common stock. Holders of unvested RSUs do not have the right to vote with the underlying shares of Class A common stock, but are entitled to accrue dividend equivalents which are generally paid in cash when such RSUs are delivered. The Company recognizes non-cash compensation expense attributable to these grants on a straight-line basis over the requisite service period, which is generally the vesting period. Expenses related to grants of equity-based awards are recorded within employee compensation and benefits in the Condensed Consolidated Statements of Income and are recorded within additional paid-in capital in the Condensed Consolidated Statements of Financial Condition. The fair value of RSUs is determined by the closing stock price on the grant date. Awards the Company intends to settle in cash are classified as liabilities within employee related obligations in the Condensed Consolidated Statements of Financial Condition and are subsequently remeasured to the closing stock price as of each reporting date through the payment date with the changes in value recorded within employee compensation and benefits in the Condensed Consolidated Statements of Income. Forfeitures of equity-based awards are recognized as they occur. See Note 12, for additional information regarding the Company’s equity-based compensation.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies(cont.)
Recently Issued Accounting Standards
In January 2021, the FASB issued Accounting Standards Updated (“ASU”) 2021-01, Reference Rate Reform (Topic 848) and in March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). The amendments in these updates provide optional guidance for a limited amount of time to ease the burden on companies in accounting for reference rate reform. The amendments also clarify that the optional expedients and exceptions apply to derivatives that are being implemented as part of the market-wide transition to new reference rates. The method of adoption varies for the updates included in the ASUs. The Company is currently evaluating the impact on its consolidated financial statements upon adoption of the reference rate reform standards.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which modifies ASC 740 to simplify the accounting for income taxes. The guidance, among other changes, (i) provides a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and (ii) provides guidance to evaluate whether a step-up in tax basis of goodwill relates to a business combination in which book goodwill was recognized or a separate transaction. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. The Company will defer adoption until the guidance is effective for non-public entities, as the Company currently qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. The Company is currently evaluating the impact on its consolidated financial statements upon adoption of this standard.
In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which reduces the cost and complexity of financial reporting associated with consolidation of VIEs. The amendment provides that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The amendments in this ASU are effective for public business entities with fiscal years beginning after December 15, 2019 and interim periods within those reporting periods, and effective for non-public entities with fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The Company will defer adoption until the guidance is effective for non-public entities, as the Company currently qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The guidance should be applied prospectively. The Company has concluded this guidance will not have a material impact on its consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Currently, the standard requires an entity to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. The new guidance removes Step 2. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies(cont.)
the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. An entity will apply the new guidance on a prospective basis. The amendments in this ASU are effective for public business entities that are a U.S. Securities and Exchange Commission (“SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, with fiscal years beginning after December 15, 2019. All other entities should adopt the amendments in this ASU in fiscal years beginning after December 15, 2022. Early adoption is permitted for annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company early adopted this standard on April 1, 2021 under a prospective approach. The adoption did not have a material impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. This guidance is for public business entities that are an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, with fiscal years beginning after December 15, 2019. On March 9, 2020, the FASB extended the adoption date for all other entities to annual periods beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company is still evaluating this guidance but currently expects that adoption will not have a material impact on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The main difference between existing lease accounting guidance and the updated standard is that operating leases will now be recorded as assets and liabilities in the statement of financial position. The amendments in this ASU are effective for public business entities for annual reporting periods beginning after December 15, 2018. On June 3, 2020, the FASB extended the adoption date for all other entities to annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted. The Company will defer adoption until the guidance is effective for non-public entities, as the Company currently qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The Company anticipates that adoption will increase both the Company’s assets and liabilities for the recorded right-of-use asset and lease liability, as well as the corresponding deferred tax assets and liabilities, with no material impact to the Company’s Condensed Consolidated Statements of Income. The Company is quantifying and evaluating the full impact on its consolidated financial statements.
3. Business Combination
On November 17, 2020, the Company consummated a business combination pursuant to the definitive Transaction Agreement dated as of August 2, 2020, by and among CFAC, IntermediateCo, CF Finance Holdings, LLC (the “CF Sponsor”), Holdings, Management LLC, Holdings II, GCMH GP, L.L.C (“GCMHGP LLC”), GCM V, LLC (“GCM V”) and the Company (the “Transaction”). The Transaction was treated as a transaction between entities under common control.
Following the consummation of the Transaction, GCMG indirectly holds general partnership and limited partnership interests in GCMH. The structure of the Transaction is an “Up-C” structure with the owners of GCMH retaining their ownership in GCMH.
4. Mosaic Transaction
Effective January 1, 2020, the Partnership and several subsidiaries, (collectively, the “Seller”) entered into a Purchase and Sale Agreement (“Agreement”) and issued certain limited partnership interests in several subsidiaries (“Carry Plan Entities”) to Mosaic Acquisitions 2020, L.P. (“Mosaic”). In addition, Mosaic also acquired the rights to receive a

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
4. Mosaic Transaction(cont.)
percentage of carried interest from certain GCM Funds and agreed to provide additional funding under certain circumstances up to a maximum amount as defined in the Agreement (collectively, the “Mosaic Transaction”). Mosaic issued Class A and Class B equity interests to GCMH, Holdings and Mosaic Feeder, L.P. (“Mosaic Feeder”). The Partnership serves as the general partner of Mosaic, which was consolidated as the Partnership holds a controlling financial interest in Mosaic. Mosaic Feeder is beneficially owned by Lakeshore Investments GP, LLC (“Lakeshore”), a related party, and an unaffiliated third-party investor (“Mosaic Counterparty”) and is not consolidated. The consideration transferred by Mosaic Counterparty to the Seller for the interests acquired was $125.4 million. In addition, the Seller received an additional $48.0 million to fund future investment commitments. Additionally, the Seller could be required to pay additional amounts as long as Mosaic Feeder has an ownership interest in the transferred interests (“Potential Payments”) based on cash flow up to the relevant dates as defined in the Agreement that could total up to a maximum of $19.9 million, which is broken down as a maximum of $4.9 million on December 31, 2020, $7.5 million on December 31, 2021 and $7.5 million on December 31, 2022. GCMH made a payment of $4.9 million on December 31, 2020. Such amounts can be reduced (not below zero) by exceeding certain cumulative distribution thresholds at each relevant date. In addition, any such amounts paid to Mosaic will also reduce, on a dollar-for-dollar basis, the purchase price payable upon exercise of the Put Option.
On December 31, 2020, the Company paid $2.6 million to Mosaic Feeder for the right, but not the obligation, to require Mosaic Feeder to sell to GCMH all of the Class A and Class B equity interests held by Mosaic Feeder in Mosaic (the “Mosaic Call Right”) for a purchase price equal to the greater of 1.3x its investment or a 12% IRR on its investment.
Further, Mosaic Counterparty has the right, but not the obligation, to require the Partnership to acquire all of the Class A and Class B Interests held by Mosaic Feeder in Mosaic (the “Put Option”) for a purchase price equal to Mosaic Counterparty receiving the greater of 1.3x of its investment or a 12% IRR on its investment (the “Put Price”). The Put Option could only be exercised if a Triggering Event as defined in the Agreement occurs, which management had deemed to be remote. If the Partnership declines to pay the Put Price, Mosaic Counterparty may either step in and act as the general partner of Mosaic and control Mosaic until Mosaic Counterparty recoups the Put Price or effect a transfer of the underlying assets of Mosaic to Mosaic Counterparty.
Management determined that the Mosaic Transaction should be evaluated under the guidance in ASC 810 and concluded that Mosaic is accounted for as a VIE. The Partnership was deemed the primary beneficiary and therefore consolidates Mosaic. In addition, the Partnership concluded that the Put Option was embedded in an equity host contract but did not meet the net settlement criterion of an embedded derivative and therefore no separate accounting was required. However, as the Put Option was not solely within the control of the Partnership, the noncontrolling interest related to Mosaic had been classified as mezzanine equity.
The total assets of Mosaic were $96.5 million and $101.4 million as of March 31, 2021 and December 31, 2020, respectively, and were recorded within cash and cash equivalents and investments in the Condensed Consolidated Statements of Financial Condition. Mosaic had no liabilities as of March 31, 2021 and December 31, 2020. The assets of Mosaic may only be used to settle obligations of Mosaic, if any. In addition, there was no recourse to the Partnership for Mosaic’s liabilities, except for certain entities in which there could be a clawback of previously distributed carried interest.
5. Revenue
For the three months ended March 31, 2021 and 2020, revenues consisted of the following:
	Three Months Ended March 31,
Management fees	2021	2020
Management fees, net	$80,265	$75,727
Fund expense reimbursement revenue	2,360	1,974
Management fees	$82,625	$77,701

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
5. Revenue(cont.)
	Three Months Ended March 31,
Incentive fees	2021	2020
Performance fees	$6,113	$605
Carried interest	12,101	2,628
Total incentive fees	$18,214	$3,233
The Company recognized revenues of $1.0 million and $0.4 million during the three months ended March 31, 2021 and 2020, respectively, that were previously received and deferred as of December 31, 2020 and 2019, respectively.
6. Investments
Investments consist of the following:
	As of
	March 31, 2021	December 31, 2020
Equity method investments	$179,529	$165,095
Other investments	1,179	1,178
Total investments	$180,708	$166,273
As of March 31, 2021 and December 31, 2020, the Company held investments of $180.7 million and $166.3 million, respectively, of which $175.7 million and $161.9 million were owned by noncontrolling interest holders, respectively. Future net income (loss) and cash flow from investments held by noncontrolling interest holders will not be attributable to the Company.
7. Fair Value Measurements
The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis and level of inputs used for such measurements as of March 31, 2021 and December 31, 2020:
	Fair Value of Assets (Liabilities) as of March 31, 2021
	Level 1	Level 2	Level 3	Total
Money market funds	$109,054	$—	$—	$109,054
Interest rate derivatives	—	2,930	—	2,930
Public warrants	(21,621)	—	—	(21,621)
Private warrants	—	—	(4,428)	(4,428)
Total	$87,433	$2,930	$(4,428)	$85,935
	Fair Value of Assets (Liabilities) as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Money market funds	$149,553	$—	$—	$149,553
Interest rate derivatives	—	(28,442)	—	(28,442)
Public warrants	(36,421)	—	—	(36,421)
Private warrants	—	—	(6,372)	(6,372)
Total	$113,132	$(28,442)	$(6,372)	$78,318
Money market funds are valued using quoted market prices and are included in cash and cash equivalents in the Condensed Consolidated Statements of Financial Condition.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
7. Fair Value Measurements(cont.)
Management determines the fair value of its interest rate derivative agreements based on the present value of expected future cash flows based on observable future LIBOR rates applicable to each swap contract using linear interpolation, inclusive of the risk of non-performance, using a discount rate appropriate for the duration.
The public warrants are valued using quoted market prices on the Nasdaq Stock Market LLC under the ticker GCMGW.
Management determines the fair value of the private warrants using a binomial option valuation model (“Valuation Model”). The private warrants are classified as Level 3 as of March 31, 2021 and December 31, 2020, respectively, because of the use of significant unobservable inputs in the Valuation Model. The significant unobservable inputs into the Valuation Model for the private warrants are as follows:
	March 31, 2021	December 31, 2020
Risk-free interest rate	0.81%	0.35%
Expected term (years)	4.6	4.9
Expected volatility	19%	16%
The Company’s use of the Valuation Model required the use of the following assumptions:
•
The risk-free interest rate assumption was based on the term-matched U.S. Treasury rate, which was commensurate with the contractual term of the private warrants, which expire on the earlier of five years after the completion of the Transaction or liquidation of the Company. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•
The expected term was determined to be approximately 5 years, which is commensurate with the contractual maximum term of the private warrants, which expire on the earlier of five years after the completion of the Transaction or liquidation of the Company. A decrease in the expected term, in isolation, would result in an decrease in the fair value measurement of the warrant liabilities.

•
The expected volatility assumption was based on consideration of the implied volatility from the Company’s publicly-traded warrants and the historical and implied volatility of the Company’s publicly-traded industry peers. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities.

The resulting valuation for the private warrants were determined to be $1.64 and $2.36 per unit as of March 31, 2021 and December 31, 2020, respectively. The resulting fair value of $4.4 million and $6.4 million was recorded within warrant liabilities in the Condensed Consolidated Statements of Financial Condition as of March 31, 2021 and December 31, 2020, respectively.
The following table presents changes in Level 3 liabilities measured at fair value for the three months ended March 31, 2021:
Three Months Ended March 31, 2021
Balance at beginning of period	$(6,372)
Change in fair value	1,944
Balance at end of period	$(4,428)

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
8. Equity
The following table shows a rollforward of the common stock outstanding since December 31, 2020:
	Class A common stock	Class B common stock	Class C common stock
December 31, 2020	40,835,093	—	144,235,246
Exercise of warrants	1,793,903	—	—
March 31, 2021	42,628,996	—	144,235,246
Dividends are reflected in the Condensed Consolidated Statements of Equity (Deficit) when declared by the board of directors. On February 25, 2021, the Company declared a quarterly dividend of $0.08 per share to be paid on June 15, 2021 to Class A common stock record holders at the close of business on June 1, 2021. On March 15, 2021 a dividend of $0.06 per share was paid to Class A common stock record holders at the close of business on March 1, 2021. Dividend equivalent payments of $0.7 million were accrued for holders of RSUs for the three months ended March 31, 2021. Distributions to partners represent distributions made to GCMH Equityholders.
9. Warrants
Public Warrants
As of March 31, 2021 and December 31, 2020, the Company had 18,479,664 and 20,273,567 shares of public warrants outstanding, respectively.
Private Placement Warrants
As of each of March 31, 2021 and December 31, 2020, the Company had 2,700,000 shares of private placement warrants outstanding.
Exercise of Warrants
During the three months ended March 31, 2021, 1,793,903 shares of public warrants were exercised, resulting in $20.6 million in proceeds.
10. Variable Interest Entities
The Company consolidates certain VIEs in which it is determined that the Company is the primary beneficiary.
The Company holds variable interests in certain entities that are VIEs, which are not consolidated, as it is determined that the Company is not the primary beneficiary. The Company’s involvement with such entities is generally in the form of direct equity interests in, and fee arrangements with, the entities in which it also serves as the general partner or managing member. The Company evaluated its variable interests in the VIEs and determined it is not considered the primary beneficiary of the entities primarily because it does not have interests in the entities that could potentially be significant. No reconsideration events that caused a change in the Company’s consolidation conclusions occurred during either the three months ended March 31, 2021 or the year ended December 31, 2020. As of March 31, 2021 and December 31, 2020, the total unfunded commitments from the limited partners and general partners to the unconsolidated VIEs were $26.6 million and $32.8 million, respectively. These commitments are the primary source of financing for the unconsolidated VIEs.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
10. Variable Interest Entities(cont.)
The following table sets forth certain information regarding the VIEs in which the Company holds a variable interest but does not consolidate. The assets recognized on the Company’s Condensed Consolidated Statements of Financial Condition related to the Company’s interests in and management, incentive fees and third party costs receivables from these non-consolidated VIEs and the Company’s maximum exposure to loss relating to non-consolidated VIEs as of March 31, 2021 and December 31, 2020 were as follows:
	As of
	March 31, 2021	December 31, 2020
Investments	$79,472	$77,511
Receivables	13,892	14,322
Maximum exposure to loss	$93,364	$91,833
The above table includes investments in VIEs which are owned by noncontrolling interest holders of approximately $79.4 million and $77.4 million as of March 31, 2021 and December 31, 2020, respectively.
11. Employee Compensation and Benefits
For the three months ended March 31, 2021 and 2020, employee compensation and benefits consisted of the following:
	Three Months Ended March 31,
	2021	2020
Cash-based employee compensation and benefits	$41,780	$44,302
Equity-based compensation	27,036	—
Partnership interest-based compensation	4,903	7,920
Carried interest compensation	6,860	2,190
Cash-based incentive fee related compensation	1,833	—
Other	941	1,065
Total employee compensation and benefits	$83,353	$55,477
Partnership Interest in Holdings, Holdings II and Management LLC
Payments to the employees for partnership interest awards are made by Holdings, Holdings II and Management LLC. As a result, the Company records a non-cash profits interest compensation charge and an offsetting deemed contribution to equity (deficit) to reflect the payments made by the GCMH Equityholders. As the payments are made by Holdings, Holdings II and Management LLC, the expense that is pushed down to GCMH and the offsetting deemed contribution are each attributed solely to noncontrolling interest in GCMH. Any liability related to the awards is recognized at Holdings, Holdings II or Management LLC as Holdings, Holdings II or Management LLC is the party responsible for satisfying the obligation, and is not shown in the Company’s condensed consolidated financial statements. The Company has recorded deemed contributions to equity (deficit) from Holdings, Holdings II and Management LLC of approximately $4.9 million and $7.9 million for the three months ended March 31, 2021 and 2020, respectively, for partnership interested-based compensation expense which will ultimately be paid by Holdings, Holdings II or Management LLC.
The Company has modified awards to certain individuals upon their voluntary retirement or intention to retire as employees. These awards generally include a stated target amount that upon payment terminates the recipient’s rights to future distributions and allows for a lump sum buy-out of the awards, at the discretion of the managing member of Holdings, Holdings II, and Management LLC. The awards are accounted for as partnership interest-based compensation at the fair value of these expected future payments, in the period the employees accepted the offer.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
11. Employee Compensation and Benefits(cont.)
Partnership interest-based compensation expense of $1.6 million and $3.7 million was recognized for the three months ended March 31, 2021 and 2020, respectively, related to award modifications.
The liability associated with awards that contain a stated target has been retained by Holdings as of March 31, 2021 and December 31, 2020, respectively, and is re-measured at each reporting date, with any corresponding changes in liability being reflected as employee compensation and benefits expense of the Company. Certain recipients had unvested stated target payments of $10.9 million and $9.2 million for the three months ended March 31, 2021 and 2020, respectively, which has not been reflected as employee compensation and benefits expense by the Company. The Company recognized partnership interest-based compensation expense of $3.3 million and $4.2 million for the three months ended March 31, 2021 and 2020, respectively, related to profits interest awards that are in substance profit-sharing arrangements.
Other
Other consists of employee compensation and benefits expense related to deferred compensation programs and other awards that represent investments made in GCM Funds on behalf of the employees.
12. Equity-Based Compensation
2020 Incentive Award Plan
The Company adopted the 2020 Incentive Award Plan, which allows for the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock or cash based awards or dividend equivalent awards to employees, directors and consultants.
Restricted Stock Units
During the three months ended March 31, 2021, the Company granted 4.8 million RSUs to certain employees and directors as part of the bonus program and in connection with the Transaction. Of the RSUs granted, the Company intends to settle less than 0.1 million RSUs in cash. The RSUs had an aggregate grant date fair value of $62.1 million. Of the 4.8 million RSUs granted, 2.0 million vested at the grant date and 2.8 million vest over two years in equal annual installments. Upon delivery, which is expected to occur each August following each annual vesting in March, the Company may withhold the number of shares to satisfy the statutory withholding tax obligation and deliver the net number of resulting shares vested.
A summary of RSU activity for the three months ended March 31, 2021 is as follows:
	Number of RSUs	Weighted-Average Grant-Date Fair Value Per RSUs
Balance as of December 31, 2020	—	$—
Granted	4,759,375	13.04
Vested	(1,952,685)	13.04
Forfeited	—	—
Balance as of March 31, 2021	2,806,690	$13.04
The total fair value of RSUs that vested during the three months ended March 31, 2021 was $25.5 million. For the three months ended March 31, 2021, $27.0 million of compensation expense related to the RSUs were recorded within employee compensation and benefits in the Condensed Consolidated Statements of Income. As of March 31, 2021, total unrecognized compensation expense related to unvested RSUs was $35.1 million and is expected to be recognized over the remaining weighted average period of 1.9 years.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
13. Debt
The table below summarizes the outstanding debt balance as of March 31, 2021 and December 31, 2020.
	As of
	March 31, 2021	December 31, 2020
Senior loan	$290,000	$340,259
Less debt issuance costs	(5,018)	(5,104)
Total debt	$284,982	$335,155
Maturities of debt for the next five years and thereafter are as follows:
Year Ending December 31,
Remainder of 2021	$2,175
2022	2,900
2023	2,900
2024	2,900
2025	2,900
Thereafter	276,225
Total	$290,000
Senior Loan
On January 2, 2014, the Company entered into a senior secured term loan facility (“Senior Loan”), which was subsequently amended through several debt modifications.
On February 24, 2021, the Company completed an amendment and extension of its Senior Loan to further extend the maturity (“Amended Credit Agreement”). Approximately $290.0 million of the aggregate principal amount of the Senior Loan was extended from a maturity date of March 29, 2025 (the “2025 Term Loans”) to a maturity date of February 24, 2028, (as extended, the “2028 Term Loans”). The 2028 Term Loans have an interest rate of 2.50% over the LIBOR, subject to a 0.50% LIBOR floor. The Company accounted for the amendments of its Senior Loan as a debt modification as the amendments were with the same lenders and the changes in terms did not cause the debt instruments to be considered “substantially different”.
Concurrently with the effectiveness of the Amended Credit Agreement, the Company made a voluntary prepayment on the Senior Loan in an aggregate principal amount of $50.3 million. As a result of the prepayment, the Company recorded an expense of $0.7 million related to the acceleration of deferred debt issuance costs, which is recorded within other income (expense) in the Condensed Consolidated Statements of Income. The Company capitalized $0.9 million of issuances costs related to payments to lenders in connection with the amendment and extension of its Senior Loan, which is recorded within debt in the Condensed Consolidated Statements of Financial Condition, and expensed $2.6 million of third-party costs related to the amendment which is recorded within general, administrative and other in the Condensed Consolidated Statements of Income.
Effective February 24, 2021, quarterly principal payments of $725 thousand are required to be made toward the 2028 Term Loans beginning June 30, 2021 (less any reduction for prior or future voluntary or mandatory prepayments of principal).
In addition to the scheduled principal repayments, the Company is required to offer to make prepayments of Consolidated Excess Cash Flow (“Cash Flow Payments”) no later than five days following the date the quarterly financial statements are due if the leverage ratio exceeds 2.50x. The Cash Flow Payments were calculated as defined in the Senior Loan agreement based on a percentage of calculated excess cash. During the three months ended March 31, 2021, the Company did not make any Cash Flow Payments.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
13. Debt(cont.)
As of March 31, 2021 and December 31, 2020, $290.0 million of 2028 Term Loans and $340.3 million of 2025 Term Loans were outstanding with weighted average interest rates of 3.81% and 3.98%, respectively.
Under the credit and guaranty agreement governing the terms of the Senior Loan, the Company must maintain certain leverage and interest coverage ratios. The credit and guaranty agreement also contains other covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur debt and restrict the Company and its subsidiaries ability to merge or consolidate, or sell or convey all or substantially all of the Company’s assets. As of March 31, 2021 and December 31, 2020, the Company was in compliance with all covenants.
GCMH Equityholders and IntermediateCo have executed a pledge agreement (“Pledge Agreement”) and security agreement (“Security Agreement”) with the lenders of the Senior Loan. Under the Pledge Agreement, GCMH Equityholders and IntermediateCo have agreed to secure the obligations under the Senior Loan by pledging its interests in GCMH as collateral against the repayment of the senior secured notes, and GCMH has agreed to secure the obligations under the Senior Loan by granting a security interest in and continuing lien on the collateral described in the Security Agreement. The Pledge Agreement and Security Agreement will remain in effect until such time as all obligations relating to the Senior Loan have been fulfilled.
Credit Facility
Concurrent with the issuance of the Senior Loan, the Company entered into a $50 million revolving credit facility (“Credit Facility”). The Credit Facility matures on February 24, 2026 and carries an unused commitment fee that is paid quarterly.
There were no outstanding borrowings related to the Credit Facility as of each of March 31, 2021 and December 31, 2020.
Other
Certain subsidiaries of the Company agree to jointly and severally guarantee, as primary obligor and not merely as surety guarantee the obligations of their parent entity, GCMH.
Amortization of the deferred costs was approximately $0.3 million and $0.9 million for the three months ended March 31, 2021 and 2020, respectively, and is recorded within interest expense in the Condensed Consolidated Statements of Income.
The carrying value of the Senior Loan, excluding the unamortized debt issuance costs presented as a reduction to the principal balance, approximated the fair value as of March 31, 2021 and December 31, 2020. As the Senior Loan was not accounted for at fair value, it was not included in the Company’s fair value hierarchy in Note 7, however had it been included, it would have been classified in Level 2.
14. Interest Rate Derivatives
The Company has entered into various derivative agreements with financial institutions to hedge interest rate risk related to its outstanding debt. The Company had the following interest rate derivatives recorded as an asset within other assets in the Condensed Consolidated Statements of Financial Condition as of March 31, 2021 and as a liability within accrued expenses and other liabilities in the Condensed Consolidated Statements of Financial Condition as of December 31, 2020:
			As of March 31, 2021
Derivative	Notional Amount	Fair Value as of March 31, 2021	Fixed Rate Paid	Floating Rate Received	Effective Date(2)	Maturity Date
Interest rate swap	$232,000	$2,930	1.33%	1 month LIBOR(1)	March 2021	February 2028
(1)	Floating rate received subject to a 0.50% Floor.
(2)	Represents the date at which the derivative is in effect and the Company is contractually required to begin payment of interest under the terms of the agreement.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
14. Interest Rate Derivatives(cont.)
			As of December 31, 2020
Derivative	Notional Amount	Fair Value as of December 31, 2020	Fixed Rate Paid	Floating Rate Received	Effective Date(3)	Maturity Date
Interest rate swap	$225,000	$(11,163)	2.48%	1 month LIBOR(1)	January 2020	February 2023
Interest rate swap	75,000	(4,654)	3.05%	1 month LIBOR(1)	January 2020	February 2023
Interest rate collar	300,000	(12,625)	3.70%	1 month LIBOR(2)	February 2023	February 2025
		$(28,442)
(1)	Floating rate received subject to a 0.00% Floor.
(2)	Floating rate received subject to a 2.45% Floor.
(3)	Represents the date at which the derivative is in effect and the Company is contractually required to begin payment of interest under the terms of the agreement.
A rollforward of the amounts in accumulated other comprehensive income (loss) (“AOCI”) related to interest rate derivatives designated as cash flow hedges as follows:
	Three Months Ended March 31,
	2021	2020
Unrealized loss at beginning of period, gross	$(11,163)	$(6,933)
Cumulative-effect adjustment from adoption of ASU 2017-12	—	650
Amount of recognized in other comprehensive income (loss)	2,559	(7,723)
Amount reclassified from accumulated other comprehensive loss to interest expense	1,120	446
Unrealized loss at end of period	(7,484)	(13,560)
Less: Loss attributable to noncontrolling interests in GCMH	(5,894)	—
Unrealized loss at end of period, net	$(1,590)	$(13,560)
The amount of gain (loss) related to interest rate contracts not designated as hedging instruments was recognized as follows:
	Three Months Ended March 31,
	2021	2020
Other income (expense)	$1,934	$(8,634)
On February 24, 2021, the Company terminated all outstanding derivative instruments. The amount previously recorded as a hedge in AOCI is remaining in AOCI, and will be recorded in interest expense within the Condensed Consolidated Statements of Income over the original life of the swap.
Effective on March 1, 2021, the Company entered into a swap agreement (“2028 Swap Agreement”) with a financial institution to hedge interest rate risk related to payments made during the extended maturity of the 2028 Term Loans that has a notional amount of $232.0 million. The 2028 Swap Agreement and 2028 Term Loans have a 0.50% LIBOR floor. The swap was determined to be an effective cash flow hedge at inception based on a comparison of critical terms.
The fair values of the derivatives and interest rate collar are based on observable market inputs and represent the net amount required to terminate the positions, taking into consideration market rates and non-performance risk. Refer to Note 7 for further details.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
15. Commitments and Contingencies
Commitments
The Company was required to pay a fixed management fee of $0.5 million per year for a five year period that commenced in 2019 pursuant to its 12.5% interest in an aircraft. On March 11, 2021, GCMH entered into an agreement to assign 50% of its 12.5% share interest in an aircraft to Holdings, for cash consideration of approximately $1.3 million. The Company is now required to pay a fixed management fee of $0.3 million per year.
The Company had $81.6 million and $81.8 million of unfunded investment commitments as of March 31, 2021 and December 31, 2020, respectively, representing general partner capital funding commitments to several of the GCM Funds. As of March 31, 2021 and December 31, 2020, $25.0 million and $32.1 million received in the Mosaic Transaction is available to fund such commitments, respectively.
Litigation
In the normal course of business, the Company may enter into contracts that contain a number of representations and warranties, which may provide for general or specific indemnifications. The Company’s exposure under these contracts is not currently known, as any such exposure would be based on future claims, which could be made against the Company. The Company’s management is not currently aware of any such pending claims and based on its experience, the Company believes the risk of loss related to these arrangements to be remote.
From time to time, the Company is a defendant in various lawsuits related to its business. The Company’s management does not believe that the outcome of any current litigation will have a material effect on the Company’s consolidated financial condition or results of operations.
Off-Balance Sheet Risks
The Company may be exposed to a risk of loss by virtue of certain subsidiaries serving as the general partner of GCM Funds organized as limited partnerships. As general partner of a GCM Fund organized as a limited partnership, the Company’s subsidiaries that serve as the general partner have exposure to risk of loss is not limited to the amount of its investment in such GCM Fund. The Company cannot predict the amount of loss, if any, which may occur as a result of this exposure; however, historically, the Company has not incurred any significant losses and management believes the likelihood is remote that a material loss will occur.
16. Related Parties
In regard to the following related party disclosures, the Company’s management cannot be sure that such transactions or arrangements would be the same to the Company if the parties involved were unrelated and such differences could be material.
The Company provides certain employees partnership interest awards which are paid by Holdings, Holdings II and Management LLC. Refer to Note 11 for further details.
The Company has a sublease agreement with Holdings. Because the terms of the sublease are identical to the terms of the original lease, there is no impact to net income (loss) in the Condensed Consolidated Statements of Income or Condensed Consolidated Statements of Cash Flows.
The Company incurs certain costs, primarily related to accounting, client reporting, investment-decision making and treasury-related expenditures, for which it receives reimbursement from the GCM Funds in connection with its performance obligations to provide investment management services. Due from related parties in the Condensed Consolidated Statements of Financial Condition includes net receivables of approximately $8.4 million and $11.2 million as of March 31, 2021 and December 31, 2020, respectively, paid on behalf of affiliated entities that are reimbursable to the Company.
Our executive officers, senior professionals, and certain current and former employees and their families invest on a discretionary basis in GCM Funds, which are generally not subject to management fees and performance fees. As of March 31, 2021 and December 31, 2020, such investments and future commitments aggregated $442.0 million and $426.7 million, respectively.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
16. Related Parties(cont.)
Certain employees of the Company have an economic interest in an entity that is the owner and landlord of the building in which the principal headquarters of the Company are located.
The Company utilizes the services of an insurance broker to procure insurance coverage, including its general commercial package policy, workers’ compensation and professional and management liability coverage for its directors and officers. Certain members of Holdings have an economic interest in, and relatives are employed by, the Company’s insurance broker.
From time to time, certain of the Company’s executive officers utilize a private business aircraft, including an aircraft wholly owned or controlled by members of Holdings. Additionally, the Company arranges for the use of the private business aircraft through a number of charter services, including entities predominantly or wholly owned or controlled by members of Holdings. The Company paid approximately $0.2 million and $0.9 million for the three months ended March 31, 2021, and 2020, respectively, to utilize aircraft and charter services wholly owned or controlled by members of Holdings, which is recorded within general, administrative and other in the Condensed Consolidated Statements of Income.
Prior to the Transaction, the Company paid for all direct and indirect expenses of GCMHGP LLC, including accounting and administrative expenses. GCMHGP LLC did not reimburse the Company for such expenses, which were immaterial to the Company.
17. Income Taxes
The Company’s effective tax rate used for interim periods is based on the tax effect of items recorded discretely in the interim period in which those items occur. The effective tax rate is dependent on many factors, including the estimated amount of income subject to income tax and allocation of tax benefit to noncontrolling interest; therefore, the effective tax rate can vary from period to period. The Company evaluates the realizability of its deferred tax asset on a quarterly basis and adjusts the valuation allowance when it is expected a portion of the deferred tax asset may not be realized.
The Company’s effective tax rate was (3)% and (7)% for the three months ended March 31, 2021 and 2020, respectively. These rates were different than the statutory rate due to the portion of income allocated to the non-controlling entities, valuation allowance recorded against deferred tax assets and discrete tax adjustments recorded in the periods.
As of March 31, 2021, the Company had no unrecognized tax positions and believes there will be no changes to uncertain tax positions within the next 12 months.
18. Earnings (Loss) Per Share
The Company analyzed the calculation of earnings (loss) per share for periods prior to the Transaction as described in Note 3, and determined that it resulted in values that would not be meaningful to the users of the consolidated financial statements. Therefore, earnings (loss) per share information has not been presented for periods prior to the Transaction on November 17, 2020.

GCM Grosvenor Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share and per share amounts and where otherwise noted)
18. Earnings (Loss) Per Share(cont.)
The following is a reconciliation of basic and diluted earnings (loss) per share from continuing operations for the three months ended March 31, 2021:
Three Months Ended March 31, 2021
Numerator for earnings (loss) per share calculation:
Net income attributable to GCM Grosvenor Inc.	$2,547
Exercise of private warrants	(431)
Exercise of public warrants	(2,787)
Exchange of Partnership units	(9,479)
Net loss attributable to common stockholders, diluted	(10,150)

Denominator for earnings (loss) per share calculation:
Weighted-average shares, basic	42,084,366
Exercise of private warrants - incremental shares under the treasury stock method	307,858
Exercise of public warrants - incremental shares under the treasury stock method	2,244,583
Exchange of Partnership units	144,235,246
Weighted-average shares, diluted	188,872,053

Basic EPS
Net income attributable to common stockholders, basic	$2,547
Weighted-average shares, basic	42,084,366
Net income per share attributable to common stockholders, basic	$0.06

Diluted EPS
Net loss attributable to common stockholders, diluted	$(10,150)
Weighted-average shares, diluted	188,872,053
Net loss per share attributable to common stockholders, diluted	$(0.05)
Shares of the Company’s Class C common stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, a separate presentation of basic and diluted earnings (loss) per share of Class C common stock under the two-class method has not been presented.
The following outstanding potentially dilutive securities were excluded from the calculation of diluted earnings (loss) per share attributable to common stockholders because their impact would have been antidilutive for the period presented:
As of March 31, 2021
Unvested restricted stock units	2,806,690

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of GCM Grosvenor Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of GCM Grosvenor Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Restatement of 2020 Financial Statements
As discussed in Note 4 to the consolidated financial statements, the 2020 consolidated financial statements have been restated to correct a misstatement.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2014.

Chicago, Illinois
March 12, 2021, except for the impact of the matter discussed in Note 4 – Restatement of Previously Issued Consolidated Financial Statements, as to which the date is May 10, 2021

GCM Grosvenor Inc.
Consolidated Statements of Financial Condition
(In thousands, except share and per share amounts)
	As of December 31,
	2020 (As Restated(1))	2019
Assets
Cash and cash equivalents	$198,146	$79,866
Management fees receivable	14,524	13,896
Incentive fees receivable	69,424	20,771
Due from related parties	11,326	10,226
Investments	166,273	159,358
Premises and equipment, net	7,870	8,871
Intangible assets, net	8,588	16,092
Goodwill	28,959	28,959
Deferred tax assets, net	74,153	126
Other assets	53,015	34,991
Total assets	632,278	373,156
Liabilities and Equity (Deficit)
Accrued compensation and benefits	74,681	63,668
Employee related obligations	25,274	22,614
Debt	335,155	448,500
Payable to related parties pursuant to the tax receivable agreement	60,518	—
Warrant liabilities	42,793	—
Accrued expenses and other liabilities	60,926	52,204
Total liabilities	599,347	586,986
Commitments and contingencies (Note 18)
Redeemable noncontrolling interest	115,121	—
Partners’ deficit	—	(308,373)
Preferred stock, $0.0001 par value, 100,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2020	—	—
Class A common stock, $0.0001 par value, 700,000,000 authorized; 40,835,093 issued and outstanding as of December 31, 2020	4	—
Class B common stock, $0.0001 par value, 500,000,000 authorized; 0 shares issued and outstanding as of December 31, 2020	—	—
Class C common stock, $0.0001 par value, 300,000,000 authorized; 144,235,246 issued and outstanding as of December 31, 2020	14	—
Additional paid-in capital	2,705	—
Accumulated other comprehensive loss	(2,233)	(6,854)
Retained earnings	(29,832)	—
Member’s deficit - GCM, L.L.C.	—	(66)
Total GCM Grosvenor Inc. deficit / partners’ and member’s deficit	(29,342)	(315,293)
Noncontrolling interests in subsidiaries	94,013	101,463
Noncontrolling interests in GCMH	(146,861)	—
Total deficit	(82,190)	(213,830)
Total liabilities and equity (deficit)	$632,278	$373,156
(1)	For discussion on the restatement adjustments, see Note 4.
See accompanying notes to consolidated financial statements.

GCM Grosvenor Inc.
Consolidated Statements of Income
(In thousands, except share and per share amounts)
	Year Ended December 31,
	2020 (As Restated(1))	2019	2018
Revenues
Management fees	$310,745	$324,716	$315,598
Incentive fees	111,650	84,165	57,059
Other operating income	7,586	7,513	5,839
Total operating revenues	429,981	416,394	378,496
Expenses
Employee compensation and benefits	388,465	242,967	210,414
General, administrative and other	84,631	88,458	92,955
Total operating expenses	473,096	331,425	303,369
Operating income (loss)	(43,115)	84,969	75,127
Investment income	10,742	7,521	16,963
Interest expense	(23,446)	(25,680)	(26,468)
Other income (expense)	(9,562)	(4,494)	(542)
Change in fair value of warrant liabilities	(13,315)	—	—
Net other income (expense)	(35,581)	(22,653)	(10,047)
Income (loss) before income taxes	(78,696)	62,316	65,080
Income taxes	4,506	2,318	1,395
Net income (loss)	(83,202)	59,998	63,685
Less: Net income attributable to redeemable noncontrolling interest	14,069	—	—
Less: Net income attributable to noncontrolling interests in subsidiaries	11,617	13,221	24,486
Less: Net income (loss) attributable to noncontrolling interests in GCMH	(112,937)	46,777	39,199
Net income attributable to GCM Grosvenor Inc.	$4,049	$—	$—
Earnings (loss) per share of Class A common stock(2):
Basic	$0.10	—	—
Diluted	$(0.58)	—	—
Weighted average shares of Class A common stock outstanding(2):
Basic	39,984,515	—	—
Diluted	184,219,761	—	—
(1)	For discussion on the restatement adjustments, see Note 4.
(2)
Represents earnings (loss) per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from November 17, 2020 through December 31, 2020, the period following the Transaction, as defined in Note 3 (see Note 21).

See accompanying notes to consolidated financial statements.

GCM Grosvenor Inc.
Consolidated Statements of Comprehensive Income
(In thousands)
	Year Ended December 31,
	2020 (As Restated(1))	2019	2018
Net income (loss)	$(83,202)	$59,998	$63,685
Other comprehensive income (loss):
Unrealized gain on cash flow hedges	(4,880)	(6,521)	1,264
Foreign currency translation adjustment	778	253	(110)
Total other comprehensive income (loss)	(4,102)	(6,268)	1,154
Comprehensive income (loss) before noncontrolling interests	(87,304)	53,730	64,839
Less: Comprehensive income attributable to redeemable noncontrolling interest	14,069	—	—
Less: Comprehensive income attributable to noncontrolling interests in subsidiaries	11,617	13,221	24,486
Less: Comprehensive income (loss) attributable to noncontrolling interests in GCMH	(117,288)	40,509	40,353
Comprehensive income (loss) attributable to GCM Grosvenor Inc.	$4,298	$—	$—
(1)	For discussion on the restatement adjustments, see Note 4.
See accompanying notes to consolidated financial statements.

GCM Grosvenor Inc.
Consolidated Statements of Equity (Deficit)
(In thousands)
	Partners’ Deficit	Member’s Deficit- GCM, L.L.C.	Class A Common Stock	Class C Common Stock	Additional Paid- in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Subsidiaries	Noncontrolling Interests in GCMH	Total Equity (Deficit)	Redeemable Noncontrolling Interest
Balance, December 31, 2017	$(302,616)	$(17)	$—	$—	$—	$—	$(1,740)	$143,966	$—	$(160,407)	$—
Capital contributions from noncontrolling interest	—	—	—	—	—	—	—	6,447	—	6,447	—
Capital contributions	—	—	—	—	—	—	—	—	—	—	—
Deemed contributions	19,495	—	—	—	—	—	—	—	—	19,495	—
Capital distributions	(82,113)	(134)	—	—	—	—	—	—	—	(82,247)	—
Capital distributions paid to noncontrolling interest	—	—	—	—	—	—	—	(49,234)	—	(49,234)	—
Unrealized gain on cash flow hedge	—	—	—	—	—	—	1,264	—	—	1,264	—
Translation adjustment	—	—	—	—	—	—	(110)	—	—	(110)	—
Net income	39,121	78	—	—	—	—	—	24,486	—	63,685	—
Balance, December 31, 2018	$(326,113)	$(73)	$—	$—	$—	$—	$(586)	$125,665	$—	$(201,107)	$—

Cumulative-effect adjustment from adoption of ASC 606	10,343	—	—	—	—	—	—	1,517	—	11,860	—
Capital contributions from noncontrolling interest	—	—	—	—	—	—	—	4,720	—	4,720	—
Capital contributions	—	18	—	—	—	—	—	—	—	18	—
Deemed contributions	30,233	—	—	—	—	—	—	—	—	30,233	—
Capital distributions	(69,524)	(100)	—	—	—	—	—	—	—	(69,624)	—
Capital distributions paid to noncontrolling interest	—	—	—	—	—	—	—	(43,660)	—	(43,660)	—
Unrealized loss on cash flow hedge	—	—	—	—	—	—	(6,521)	—	—	(6,521)	—
Translation adjustment	—	—	—	—	—	—	253	—	—	253	—
Net income	46,688	89	—	—	—	—	—	13,221	—	59,998	—
Balance, December 31, 2019	$(308,373)	$(66)	$—	$—	$—	$—	$(6,854)	$101,463	$—	$(213,830)	$—
See accompanying notes to consolidated financial statements.

GCM Grosvenor Inc.
Consolidated Statements of Equity (Deficit) — (Continued)
(In thousands)
(As Restated)
	Partners’ Deficit	Member’s Deficit- GCM, L.L.C.	Class A Common Stock	Class C Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest in Subsidiaries	Noncontrolling Interest in GCMH	Total Equity (Deficit)	Redeemable Noncontrolling Interest
Balance, December 31, 2019	$(308,373)	$(66)	$—	$—	$—	$—	$(6,854)	$101,463	$—	$(213,830)	$—
Cumulative-effect adjustment from adoption of ASU 2017-12	(650)	—	—	—	—	—	650	—	—	—	—
Capital contributions from noncontrolling interest in subsidiaries	—	—	—	—	—	—	—	4,035	—	4,035	—
Capital contributions from redeemable noncontrolling interest	—	—	—	—	—	—	—	—	—	—	173,797
Deemed contributions prior to the Transaction	42,410	—	—	—	—	—	—	—	—	42,410	—
Capital distributions	(153,524)	(146)	—	—	—	—	—	—	—	(153,670)	—
Capital distributions paid to noncontrolling interest	—	—	—	—	—	—	—	(23,102)	—	(23,102)	—
Capital distributions paid to redeemable noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(16,710)
Equity transaction with Mosaic	60,935	—	—	—	—	—	—	—	—	60,935	(60,935)
Unrealized loss on cash flow hedge prior to the Transaction	—	—	—	—	—	—	(5,641)	—	—	(5,641)	—
Translation adjustment prior to the Transaction	—	—	—	—	—	—	393	—	—	393	—
Net income (loss) prior to the Transaction	(6,990)	67	—	—	—	—	—	3,873	—	(3,050)	5,944
Issuance of Class A common stock pursuant to the Transaction and PIPE transaction	—	—	4	—	339,315	—	—	—	—	339,319	—
Issuance of Class C common stock to existing members	—	—	—	14	(14)	—	—	—	—	—	—
Effect of the Transaction and purchase of GCMH units	366,192	145	—	—	(343,434)	(32,817)	8,970	—	(141,905)	(142,849)	—
Deferred tax adjustments related to TRA	—	—	—	—	14,011	—	—	—	129	14,140	—
Deferred costs	—	—	—	—	(9,878)	—	—	—	(35,689)	(45,567)	—
Issuance of Class A common stock due to exercised warrants	—	—	—	—	2,705	—	—	—	9,609	12,314	—
Deemed contributions subsequent to the Transaction	—	—	—	—	—	—	—	—	129,948	129,948	—
Equity reallocation to redeemable noncontrolling interest	—	—	—	—	—	(1,064)	—	—	(3,836)	(4,900)	4,900
See accompanying notes to consolidated financial statements.

	Partners’ Deficit	Member’s Deficit- GCM, L.L.C.	Class A Common Stock	Class C Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest in Subsidiaries	Noncontrolling Interest in GCMH	Total Equity (Deficit)	Redeemable Noncontrolling Interest
Unrealized gain on cash flow hedge subsequent to the Transaction	—	—	—	—	—	—	165	—	596	761	—
Translation adjustment subsequent to the Transaction	—	—	—	—	—	—	84	—	301	385	—
Net income (loss) subsequent to the Transaction	—	—	—	—	—	4,049	—	7,744	(106,014)	(94,221)	8,125
Balance, December 31, 2020, as restated(1)	$—	$—	$4	$14	$2,705	$(29,832)	$(2,233)	$94,013	$(146,861)	$(82,190)	$115,121
(1)	For discussion on the restatement adjustments, see Note 4.
See accompanying notes to consolidated financial statements.

GCM Grosvenor Inc.
Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31,
	2020 (As Restated(1))	2019	2018
Cash flows from operating activities
Net income (loss)	$(83,202)	$59,998	$63,685
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization expense	9,818	10,338	11,663
Deferred taxes	629	—	—
Other non-cash compensation	4,564	4,030	1,788
Non-cash partnership interest-based compensation	172,358	30,233	19,495
Amortization of debt issuance costs	1,336	1,643	1,686
Loss on extinguishment of debt	1,514	—	—
Change in fair value of derivatives	8,572	5,417	1,344
Change in fair value of warrants liabilities	13,315	—	—
Amortization of deferred rent	130	152	(897)
Proceeds received from investments	8,050	10,289	18,347
Non-cash investment income	(10,742)	(7,521)	(16,963)
Other	2,351	526	539
Change in assets and liabilities
Management fees receivable	(595)	5,132	(291)
Incentive fees receivable	(48,653)	(7,242)	7,594
Due from related parties	(1,100)	(3,467)	(1,218)
Other assets	(16,568)	(5,876)	1,968
Accrued compensation and benefits	6,295	(3,531)	(459)
Employee related obligations	2,660	(4,029)	6,583
Accrued expenses and other liabilities	(2,562)	101	2,165
Net cash provided by operating activities	68,170	96,193	117,029
Cash flows from investing activities
Purchases of premises and equipment	(1,308)	(3,995)	(868)
Contributions/subscriptions to investments	(23,911)	(21,505)	(23,210)
Withdrawals/redemption from investments	19,688	31,630	32,040
Net cash provided by (used in) investing activities	(5,531)	6,130	7,962
Cash flows from financing activities
Capital contributions received from noncontrolling interest	177,832	4,720	6,447
Capital contributions received from member	—	18	—
Capital distributions paid to partners and member	(153,670)	(69,624)	(82,247)
Capital distributions paid to the noncontrolling interest	(39,812)	(43,660)	(49,234)
Proceeds from credit facility	20,000	25,000	—
Principal payments on credit facility	(45,000)	—	—
Principal payments on senior loan	(91,195)	(7,325)	(27,447)
Debt issuance costs	—	—	(1,291)
Capital contributions related to the Transaction and PIPE transactions net of underwriting costs	179,857	—	—
Proceeds from exercise of warrants	6,745	—	—
Net cash provided by (used in) financing activities	54,757	(90,871)	(153,772)
Effect of exchange rate changes on cash	884	314	(182)
Net increase (decrease) in cash and cash equivalents	$118,280	$11,766	$(28,963)
Cash and cash equivalents
Beginning of year	79,866	68,100	97,063
End of year	$198,146	$79,866	$68,100
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$21,464	$22,674	$23,587
Cash paid during the year for income taxes	$3,160	$1,739	$1,352
Supplemental disclosure of non-cash information from financing activities
Deemed contributions from GCMH Equityholders	$172,358	$30,233	$19,495
Establishment of deferred tax assets, net related to tax receivable agreement and the Transaction	$14,140	$—	$—
(1)	For discussion on the restatement adjustments, see Note 4.
See accompanying notes to consolidated financial statements.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
1. Organization
GCM Grosvenor Inc. (“GCMG”) and its subsidiaries including Grosvenor Capital Management Holdings, LLLP (the “Partnership” or “GCMH” and collectively, the “Company”), provide comprehensive investment solutions to primarily institutional clients who seek allocations to alternative investments such as hedge fund strategies, private equity, real estate, infrastructure and strategic investments. The Company collaborates with its clients to construct investment portfolios across multiple investment strategies in the private and public markets, customized to meet their specific objectives. The Company also offers specialized commingled funds which span the alternatives investing universe that are developed to meet broad market demands for strategies and risk-return objectives.
The Company, through its subsidiaries acts as the investment adviser, general partner or managing member to customized funds and commingled funds (collectively, the “GCM Funds”).
GCMG was incorporated on July 27, 2020 under the laws of the State of Delaware for the purpose of consummating the Transaction as described in Note 3, and merging with CF Finance Acquisition Corp. (“CFAC”), a blank check company incorporated on July 9, 2014 under the laws of the state of Delaware. GCMG owns all of the equity interests of GCM Grosvenor Holdings, LLC (“IntermediateCo”), formerly known as CF Finance Intermediate Acquisition, LLC until November 18, 2020, which is the general partner of GCMH subsequent to the Transaction. GCMG’s ownership (through IntermediateCo) of GCMH as of December 31, 2020 was approximately 22.1%.
GCMH is a holding company operated pursuant to the Fifth Amended and Restated Limited Liability Limited Partnership Agreement (the “Partnership Agreement”) dated November 17, 2020, among the limited partners including, Grosvenor Holdings, L.L.C. (“Holdings”), Grosvenor Holdings II, L.L.C (“Holdings II”) and GCM Grosvenor Management, LLC (“Management LLC”) (collectively, “GCMH Equityholders”).
The Company has restated herein the consolidated financial statements as of and for the year ended December 31, 2020. The Company also restated impacted amounts within Note 4, to the consolidated financial statements, as applicable.
2. Summary of Significant Accounting Policies (as restated)
Basis of Presentation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly-owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany balances and transactions have been eliminated in consolidation.
Pursuant to the Transaction as described in Note 3, GCMG acquired approximately 22% of the common units of the Partnership. The portion of the consolidated subsidiaries not owned by GCMG and any related activity is eliminated through noncontrolling interests in the Consolidated Statements of Financial Condition and net income (loss) attributable to noncontrolling interests in the Consolidated Statements of Income. The combined financial statements of GCMH and its subsidiaries and GCM, L.L.C. (“GCM LLC”) have been determined to be the predecessor for accounting and reporting purposes for periods prior to the Transaction.
The Company is an “emerging growth company” (“EGC”), as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), following the consummation of the merger of CFAC and the Company. The Company has elected to use this extended transition period for complying with new or revised accounting standards pursuant to Section 102(b)(1) of the JOBS Act that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition periods provided by the JOBS Act. As result of this election, its consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Principles of Consolidation
The Company first determines whether it has a variable interest in an entity. Fees paid to a decision maker or service provider are not deemed variable interests in an entity if (i) the fees are compensation for services provided and are commensurate with the level of effort required to provide those services; (ii) the service arrangement includes only terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length; and (iii) the decision maker does not hold other interests in the entity that individually, or in the aggregate, would absorb more than an insignificant amount of the entity’s expected losses or receive more than an insignificant amount of the entity’s expected residual returns. The Company has evaluated its arrangements and determined that management fees, performance fees and carried interest are customary and commensurate with the services being performed and are not variable interests. For those entities in which it has a variable interest, the Company performs an analysis to determine whether the entity is a variable interest entity (“VIE’).
The assessment of whether the entity is a VIE requires an evaluation of qualitative factors and, where applicable, quantitative factors. These judgments include: (a) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the economic performance of the entity, and (c) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity. The granting of substantive kick-out rights is a key consideration in determining whether a limited partnership or similar entity is a VIE.
For entities that are determined to be VIEs, the Company consolidates those entities where it has concluded it is the primary beneficiary. The Company is determined to be the primary beneficiary if it holds a controlling financial interest which is defined as possessing (a) the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the entity held either directly or indirectly by the Company.
The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion continuously. At each reporting date, the Company assesses whether it is the primary beneficiary and will consolidate or deconsolidate accordingly. Refer to Note 12 for additional information on the Company’s VIEs.
Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities. Under the voting interest entity model, the Company consolidates those entities it controls through a majority voting interest.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash and short-term, highly liquid money market funds with original maturities of three months or less. These money market funds are managed in a way to preserve a stable value of USD 1.00 per share; however, there is no guarantee that the value will not drop below USD 1.00 per share. In circumstances when Federal Deposit Insurance Corporation insured limits are exceeded, the risk of default depends on the creditworthiness of the counterparties to each of these transactions. Interest earned on cash and cash equivalents is recorded within other income (expense) in the Consolidated Statements of Income. As of December 31, 2020 and 2019, the Company held $21.5 million and $20.6 million, respectively, of foreign cash included within cash and cash equivalents in the Consolidated Statements of Financial Condition.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
Foreign Currency Gain or Loss
The financial statements of the Company’s subsidiaries located in Japan, Hong Kong, the UK and South Korea are measured using the Japanese Yen, Hong Kong Dollar, British Pound and Korean Won, respectively, as the functional currency. The assets and liabilities of these subsidiaries are translated at the exchange rate prevailing at the reporting date and revenue and expenses are translated at the average monthly rates of exchange with the resulting translation adjustment included in the Consolidated Statements of Financial Condition as a component of accumulated other comprehensive loss.
The Company earns fees denominated in several different foreign currencies. Corresponding transaction gains or losses are recognized in other income (expense) in the Consolidated Statements of Income.
Management Fees and Incentive Fees Receivable
Management fees and incentive fees receivable are equal to contractual amounts reduced for allowances, if applicable. The Company considers fees receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established as of December 31, 2020 and 2019. If accounts become uncollectible, they will be expensed when that determination is made. Amounts determined to be uncollectible are charged directly to general, administrative and other in the Consolidated Statements of Income.
Due from Related Parties
Due from related parties includes amounts receivable from the Company’s existing partners, employees, and nonconsolidated funds. Refer to Note 19 for further disclosure of transactions with related parties.
COVID-19
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. Given the amount of uncertainty currently regarding the scope and duration of the COVID-19 pandemic, the Company is unable to predict the precise impact the COVID-19 pandemic will have on the Company’s consolidated financial statements. In line with public markets and credit indices, the Company investments may be adversely impacted.
Fair Value Measurements
The Company categorizes its fair value measurements according to a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are defined as follows:
•	Level 1 – Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;
•	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active; and
•	Level 3 – Inputs that are unobservable.
Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The carrying amount of cash and cash equivalents and fees receivable approximate fair value due to the immediate or short-term maturity of these financial instruments.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
Investments
Investments primarily consist of investments in GCM Funds and other funds the Company does not control, but is deemed to exert significant influence, and are accounted for using the equity method of accounting. Under the equity method of accounting, the Company records its share of the underlying income or loss of such entities, which reflects the net asset value of such investments. Management believes the net asset value of the funds is representative of fair value. The resulting unrealized gains and losses are included as investment income in the Consolidated Statements of Income.
The Company’s investments in the GCM Funds investing in private equity, real estate and infrastructure (“GCM PEREI Funds”) are valued based on the most recent available information which typically has a delay of up to three months due to the timing of financial information received from the investments held by the GCM PEREI Funds. The Company records its share of capital contributions to and distributions from the GCM PEREI Funds within investments in the Consolidated Statements of Financial Condition during the three-month lag period. To the extent that management is aware of material events that affect the GCM PEREI Funds during the intervening period, the impact of the events would be disclosed in the notes to the consolidated financial statements.
Certain subsidiaries which hold the general partner capital interest in the GCM Funds are not wholly owned and as such the portion of the Company’s investments owned by limited partners in those subsidiaries are reflected within noncontrolling interest in the Consolidated Statements of Financial Condition.
Premises and Equipment
Premises and equipment and aircraft-related assets are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease terms.
Intangible Assets and Goodwill
Finite-lived intangible assets primarily consist of investment management contracts, investor relationships, technology and trade name. These assets are amortized on a straight-line basis over their respective useful lives, ranging from 2 to 12 years. Intangible assets are reviewed for impairment whenever events or changes in circumstances suggest that the asset’s carrying value may not be recoverable. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of the asset, is recognized if the sum of the estimated undiscounted cash flows relating to the asset is less than the corresponding carrying value. The Company has not recognized any impairment in the periods presented.
Goodwill is reviewed for impairment at least annually at the reporting unit level utilizing a qualitative or quantitative approach, and more frequently if circumstances indicate impairment may have occurred. The impairment testing for goodwill under the qualitative approach is based first on a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its respective carrying value. If it is determined that it is more likely than not that the reporting unit’s fair value is less than its carrying value or when the quantitative approach is used, a two-step quantitative assessment is performed to (a) calculate the fair value of the reporting unit and compare it to its carrying value, and (b) if the carrying value exceeds its fair value, to measure an impairment loss. The amount of impairment is calculated as the excess of the carrying value of goodwill over its implied fair value.
The Company performed a qualitative assessment of its goodwill on October 1, 2020 and 2019 and did not identify any impairment.
Public and Private Warrants
The Company evaluated the public and private warrants under Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified as equity (deficit) in the Consolidated Statements of Financial Condition. Specifically, the exercise

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
of the public and private warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of the Company’s Class A shareholders. Because such a tender offer may not result in a change in control and trigger cash settlement and we do not control the occurrence of such event, the Company concluded that the public warrants and private warrants do not meet the conditions to be classified as equity (deficit) in the Consolidated Statements of Financial Condition. Since the public and private warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities in the Consolidated Statements of Financial Condition at fair value upon the closing of the Transaction in accordance with ASC 820, Fair Value Measurement, with subsequent changes in their respective fair values recorded in the change in fair value of warrant liabilities within the Consolidated Statements of Income at each reporting date.
Redeemable Noncontrolling Interest
Noncontrolling interest related to certain limited partnership interests are subject to redemptions by third party investors. As these interests are redeemable upon the occurrence of an event that is not solely within the control of the Company, amounts relating to third party interests in such consolidated entities are classified within the mezzanine section as redeemable noncontrolling interest in the Consolidated Statements of Financial Condition.
Noncontrolling Interests
For entities that are consolidated, but not 100% owned, a portion of the income or loss and equity is allocated to owners other than the Company. The aggregate of the income or loss and corresponding equity that is not owned by the Company is included within noncontrolling interests in the consolidated financial statements.
Noncontrolling interests is presented as a separate component of equity (deficit) in the Consolidated Statements of Financial Condition. Net income includes the net income attributable to the holders of noncontrolling interests in the Consolidated Statements of Income. Profits and losses, other than profit interest expense, are allocated to noncontrolling interest in proportion to their relative ownership interests regardless of their basis.
Revenue Recognition
On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method and applied the guidance only to contracts that were not completed as of that date. As a result, prior period amounts continue to be reported under legacy GAAP. The adoption did not change the historical pattern of recognizing revenue for management fees, administrative fees or incentive fees, except for classification changes described further below. The Company recorded a cumulative-effect decrease to total partners’ deficit attributable to GCMH and an increase to noncontrolling interest of $10.4 million and $1.5 million, respectively, related to a change in the Company’s recognition of carried interest subject to potential repayment (“clawback”). Prior to the adoption of ASC 606, the Company deferred the recognition of revenue for all realized carried interest subject to clawback (typically for carried interest calculated under a deal-by-deal or, American waterfall) until the earlier of the termination of the related fund or the point at which repayment of any of the distributed carried interest could no longer occur. Under ASC 606, realized carried interest is considered variable consideration and is therefore constrained and not recognized until it is probable that a significant reversal will not occur. The Company has defined the portion to be deferred as the amount of carried interest, typically net of tax, that the Company would be required to return if there were no remaining investments at the assessment date. The adjustment also resulted in a net increase in incentive fees receivable of $1.3 million and decrease to deferred revenue, recorded within accrued expenses and other liabilities in the Consolidated Statements of Financial Condition, of $10.6 million.
Contracts which earn the Company management fees and incentive fees are evaluated as contracts with customers under ASC 606 for the services further described below. Under ASC 606, the Company is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the Company satisfies its performance obligation.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
Management Fees
Management Fees
The Company earns management fees from providing investment management services to specialized funds and customized separate account clients. Specialized funds are generally structured as partnerships having multiple investors. Separate account clients may be structured using an affiliate-managed entity or may involve an investment management agreement between the Company and a single client. Certain separate account clients may have the Company manage assets both with full discretion over investments decisions as well as without discretion over investment decisions and may also receive access to various other advisory services the firm may provide as part of a single customized service which the Company has determined is a single performance obligation. The Company determined that for specialized funds, the fund is generally considered to be the customer while the individual investor or limited partner is the customer with respect to customized separate accounts. The Company satisfies its performance obligations over time as the services are rendered and the customer simultaneously receives and consumes the benefits of the services as they are performed, using the same time-based measure of progress towards completion.
The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the customer. The Company’s management fees attributable to the GCM Funds investing in public market investments consist primarily of fees based on the net asset value of the assets managed. Fees may be calculated on a monthly or quarterly basis as of each subscription date, either in advance or arrears. Investment management fees calculated on a monthly or quarterly basis are primarily based on the assets under management at the beginning or end of such monthly or quarterly period or on average net assets.
The Company’s management fees attributable to the GCM Funds investing in longer-term public market investments and private market investments are typically based on limited partner commitments to those funds during an initial commitment or investment period. Following the expiration or termination of such period, the fees generally become based on invested assets or based on invested capital and unfunded deal commitments less returned capital. Management fees are determined quarterly and are more commonly billed in advance based on the management fee rate applied to the management fee base at the end of the preceding quarterly period as defined in the respective contractual agreements.
Management fees are a form of variable consideration as the basis for the management fee fluctuates over the life of the contract, therefore, management fees are constrained and not recognized until it is probable that a significant reversal will not occur.
Certain operating agreements limit the expenses a fund bears to a percentage of the market value of the assets managed. The Company is required to reimburse the customer for such exceeded amounts (which the Company may be entitled to recoup in subsequent periods if expenses are sufficiently below the limit). The Company records these amounts as adjustments to the transaction price, which are reflected within management fees in the Consolidated Statements of Income. Prior to the adoption of ASC 606, such adjustments were recorded within general, administrative and other in the Consolidated Statements of Income.
Certain GCM Fund agreements contain a management fee schedule that simulates the pattern of a fee based on invested capital that increases over the investment period and decreases over the life of the fund. In those circumstances the Company satisfies its performance obligations over time as the services are rendered and records as revenue the amounts it is entitled to invoice for the applicable quarter for which services have been rendered.
Certain agreements contain a requirement to return management fees for commitments left unfunded at the termination of the GCM Fund’s life. The Company defers a portion of the fees collected that it views as probable of being required to return based on the Company’s investing experience and records this accrual as deferred revenue within accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
Fund Expense Reimbursement Revenue
The Company incurs certain costs, primarily related to accounting, client reporting, investment-decision making and treasury-related expenditures, for which it receives reimbursement from the GCM Funds in connection with its performance obligations to provide investment management services. The Company concluded it controls the services provided and resources used before they are transferred to the customer and therefore is a principal. Accordingly, the reimbursement for these costs incurred by the Company are presented on a gross basis within management fees and the related costs within general, administrative and other in the Consolidated Statements of Income with any outstanding amounts recorded within due from related parties in the Consolidated Statements of Financial Condition. Expense reimbursements are recognized at a point in time, in the periods during which the related expenses are incurred and the reimbursements are contractually earned.
The Company may pay on behalf of and seek reimbursement from GCM Funds for professional fees and administrative or other fund expenses that the Company arranges for the GCM Funds. The Company concluded that the nature of its promise is to arrange for the services to be provided and it does not control the services provided by third parties before they are transferred to the customer. As a result, the Company is acting in the capacity of an agent to the GCM Funds. Accordingly, outstanding amounts related to these disbursements are recorded within due from related parties in the Consolidated Statements of Financial Condition.
Incentive Fees
Incentive fees consists of performance based incentive fees in the form of performance fees or incentive compensation and carried interest income.
Performance Fees
The Company may receive performance fees or incentive compensation from certain GCM Funds investing in public market investments. Performance fees are typically a fixed percentage of investment gains, subject to loss carryforward provisions that require the recapture of any previous losses before any performance fees can be earned in the current period. Performance fees may or may not be subject to a hurdle or a preferred return, which requires that clients earn a specified minimum return before a performance fee can be assessed. With the exception of certain GCM Funds, these performance fees are determined based upon investment performance at the end of a specified measurement period, generally the end of the calendar year. Certain GCM Funds have performance measurement periods extending beyond one year.
Investment returns are highly susceptible to market factors, judgments, and actions of third parties that are outside of the Company’s control. Accordingly, performance fees are considered variable consideration and are therefore constrained and not recognized until it is probable that a significant reversal will not occur. In the event a client redeems from one of the GCM Funds prior to the end of a measurement period, any accrued performance fee is ordinarily due and payable by such redeeming client as of the date of the redemption.
Carried Interest
Carried interest is a performance-based capital allocation from a fund’s limited partners earned by the Company in certain GCM Funds invested in longer-term public market investments and private market investments. Carried interest is typically calculated as a percentage of the profits calculated in accordance with the terms of fund agreements at rates that range between 2.5%-20% after returning invested capital, certain fees and a preferred return to the fund’s limited partners. Carried interest is ultimately realized when underlying investments distribute proceeds or are sold and therefore carried interest is highly susceptible to market factors, judgments, and actions of third parties that are outside of the Company’s control. Accordingly, carried interest is considered variable consideration and is therefore constrained and not recognized as revenue until it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
Agreements generally include a clawback provision that, if triggered, would require the Company to return up to the cumulative amount of carried interest distributed, typically net of tax, upon liquidation of those funds, if the aggregate amount paid as carried interest exceeds the amount actually due based upon the aggregate performance of each fund. The Company has defined the portion to be deferred as the amount of carried interest, typically net of tax, that the Company would be required to return if all remaining investments had no value as of the end of each reporting period. For the years ended December 31, 2020 and December 31, 2019, deferred revenue relating to constrained realized carried interest of approximately $8.5 million and $11.2 million respectively, was recorded within accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.
Other Operating Income
Other operating income primarily consists of administrative fees from certain private investment vehicles that the Company does not manage or advise. Administrative fees represent fees for accounting and administration services provided to such vehicles. The fees earned under certain agreements are calculated by applying a fixed rate (or varying rate based on volume) multiplied by the number of positions held. The Company satisfies its performance obligations over time as the services are rendered and the customer simultaneously receives and consumes the benefits of the services as they are performed, using the same time-based measure of progress towards completion.
Distribution Relationships
The Company has entered into a number of distribution relationships with financial services firms to assist it in developing and servicing its client base. These relationships are non-exclusive and generally enable the Company to have direct contact with major clients.
Management and incentive fee revenue in the Consolidated Statements of Income is recorded on a gross basis. Expenses pursuant to the revenue sharing arrangements in connection with these distribution agreements of $7.8 million, $9.2 million and $10.3 million for the years ended December 31, 2020, 2019 and 2018 were recorded within general, administrative and other in the Consolidated Statements of Income.
Employee Compensation and Benefits
Base Salary, Bonus and Other
The Company compensates its employees through the cash payment of both a fixed component (“base salary”) and a variable component (“bonus”). Base salary is recorded on an accrual basis over each employee’s period of service. Bonus compensation is determined by the Company’s management and is generally discretionary based on judgment taking into consideration, among other things, the financial results of the Company, as well as the employee’s performance.
Incentive Fee Compensation
Incentive fee compensation consists of discretionary compensation accrued and paid annually based on incentive fee revenue.
Carried Interest
Certain employees and former employees are entitled to a portion of the carried interest realized from certain GCM Funds, which generally vest over a multi-year period and are payable upon a realization of the carried interest. Accordingly, carried interest resulting from a realization event gives rise to the incurrence of an obligation. Amounts payable under these arrangements are recorded within employee compensation and benefits when they become probable and reasonably estimable.
For certain GCM Funds, realized carried interest is subject to clawback. Although the Company defers the portion of realized carried interest not meeting the criteria for revenue recognition, accruing an expense for amounts

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
due to employees and former employees is based upon when it becomes probable and reasonably estimable that carried interest has been earned and therefore a liability has been incurred. As a result, the recording of an accrual for amounts due to employees and former employees generally precedes the recognition of the related carried interest revenue. The Company withholds a portion of the amounts due to employees and former employees as a reserve against contingent repayments to the GCM Funds. As of December 31, 2020 and 2019, an accrual of $13.5 million and $14.9 million, respectively, relating to amounts withheld was recorded within employee related obligations in the Consolidated Statements of Financial Condition.
Compensation Awards
The Company has established deferred compensation programs for certain employees and accrues deferred compensation expense ratably over the related vesting schedules, recognizing an increase or decrease in compensation expense based on the performance of certain GCM Funds. In addition, the Company has granted compensation awards to employees that represent investments that will be made in GCM Funds on behalf of the employees and were compensation for past services that were fully vested upon the award date. Compensation expense related to deferred compensation and other awards are included within employee compensation and benefits in the Consolidated Statements of Income.
Partnership Interest in Holdings, Holdings II and Management LLC
Various individuals, including current and former employees of the Company (“Recipients”), have been awarded partnership interests in Holdings, Holdings II and Management LLC. These partnership interests grant the Recipients the right to certain cash distributions of profits from Holdings, Holdings II and Management LLC to the extent such distributions are authorized and pursuant to the terms of their respective agreements.
A partnership interest award is accounted for based on its substance. A partnership interest award that is in substance a profit-sharing arrangement or performance bonus would generally not be within the scope of the stock-based compensation guidance and would be accounted for under the guidance for deferred compensation plans, similar to a cash bonus. However, if the arrangement has characteristics more akin to the risks and rewards of equity ownership, the arrangement would be accounted for under stock-based compensation guidance.
The Company analyzes awards granted to Recipients at the time they are granted or modified. Awards that are in substance a profit-sharing arrangement in which rights to distributions of profits are based fully on the discretion of the managing member of Holdings, Holdings II and Management LLC, are recorded within employee compensation and benefits in the Consolidated Statements of Income when Holdings, Holdings II or Management LLC makes distributions to the Recipients. Profit-sharing arrangements that contain a stated target payment are recognized as partnership interest-based compensation expense equal to the present value of expected future payments on a straight-line basis over the service period.
Derivative Instruments
Derivative instruments enable the Company to manage its exposure to interest rate risk. The Company generally does not engage in derivative or hedging activities, except to hedge interest rate risk on floating rate debt, as described in Note 16.
Derivatives are recognized in the Consolidated Statements of Financial Condition at fair value.
In order to qualify for hedge accounting, a derivative must be considered highly effective at reducing the risk associated with the exposure being hedged. At inception, the Company documents all relationships between derivatives designated as hedging instruments and hedged items, the risk management objectives and strategies for undertaking various hedge transactions, the method of assessing hedge effectiveness, and, if applicable, why forecasted transactions are considered probable. This process includes linking all derivatives that are designated as hedges of the variability of cash flows that are to be received or paid in connection with either a recognized asset or liability, firm commitment or forecasted transaction (“cash flow hedges”) to assets or liabilities in the Consolidated Statements of Financial Condition, firm commitments or forecasted transactions.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
The Company generally uses the change in variable cash flows method to assess hedge effectiveness on a quarterly basis. The Company assesses effectiveness on a quarterly basis by evaluating whether the critical terms of the hedging instrument and the forecasted transaction have changed during the period and by evaluating the continued ability of the counterparty to honor its obligations under the contractual terms of the derivative. When the critical terms of the hedging instrument and the forecasted transaction do not match at inception the Company may use regression or other statistical analyses to assess effectiveness.
For a qualifying cash flow hedge, changes in the fair value of the derivative, to the extent that the hedge is effective, are recorded within accumulated other comprehensive income (loss) in the Consolidated Statements of Financial Condition and are reclassified to interest expense in the Consolidated Statements of Income when the underlying transactions (interest payments) have an impact on earnings. Prior to the adoption of ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815) any ineffective portions of a hedge were recorded within other income (expense) in the Consolidated Statements of Income.
For derivative contracts that do not qualify for hedge accounting, the Company presents changes in fair value in current period earnings. Changes in the fair value of derivative instruments are reflected within other income (expense) in the Consolidated Statements of Income.
Income Taxes
Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences on differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is “more-likely-than not” that some portion or all of the deferred tax assets will not be realized. The realization of the deferred tax assets is dependent on the amount of the Company’s future taxable income.
The Company recognizes interest and penalties related to the underpayment of income taxes, including those resulting from the late filing of tax returns as general, administrative and other expenses in the Consolidated Statements of Income. The Company has not incurred a significant amount of interest or penalties in any of the years presented.
GCMH is treated as a partnership for U.S. federal income tax purposes, and is subject to various state and local taxes. GCMH Equityholders, as applicable, are taxed individually on their share of the earnings; therefore, the Company does not record a provision for federal income taxes on the GCMH Equityholders’ share of the earnings. The Company is subject to U.S. federal, applicable state corporate and foreign income taxes, including with respect to its allocable share of any taxable income of GCMH following the Transaction.
Tax Receivable Agreement
In connection with the Transaction as described in Note 3, GCMG entered into a Tax Receivable Agreement with the GCMH Equityholders that will provide for payment by GCMG to the GCMH Equityholders of 85% of the amount of the tax savings, if any, that GCMG realizes (or, under certain circumstances, is deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by GCMH or its subsidiaries from, among other things, any redemptions or exchanges of GCMH common shares (ii) existing tax basis (including amortization deductions arising from such tax basis) in intangible assets owned directly or indirectly by GCMH and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to GCMG making payments under the Tax Receivable Agreement.
Earnings (Loss) Per Share
The Company determines earnings (loss) per share in accordance with the authoritative guidance in ASC 260, Earnings Per Share. The two-class method of computing earning (loss) per share is required for entities that have participating securities. The two-class method is an earnings allocation formula that determines earning (loss) per

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
share for participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company’s Class C Common Stock has no economic interest in the earnings of the Company, resulting in the two-class method not being applicable.
The Company computes basic earnings (loss) per share by dividing net income (loss) attributable to GCMG by the weighted average number of shares outstanding for the applicable period. When calculating diluted earnings (loss) per share, the Company applies the treasury stock method and if-converted method, as applicable, to the warrants and the exchangeable common units of the Partnership to determine the dilutive weighted-average common units outstanding.
Transaction Expenses
Legal fees and other costs that were determined to be direct and incremental to the Transaction as described in Note 3, were recorded to stockholders' equity/partners’ and member’s capital (deficit) as a reduction to additional paid-in capital in the Consolidated Statements of Financial Conditions. Other fees associated with the Transaction as described in Note 3, that were not direct and incremental were recorded to general, administrative and other in the Consolidated Statements of Income.
Comprehensive Income
Comprehensive income consists of net income (loss) and other comprehensive income (loss). The Company’s other comprehensive income (loss) is comprised of unrealized gains and losses on cash flow hedges and foreign currency translation adjustments.
Segments
Management has determined the Company consists of a single operating and reportable segment, consistent with how the chief operating decision maker allocates resources and assesses performance. Revenues and long-lived assets attributed to locations outside of the United States (“U.S.”) are immaterial.
Concentration
The Company has a client base that is diversified across a range of different types of institutional clients and also includes high net worth individuals. The institutional client base consists primarily of public, corporate and Taft-Hartley pension funds as well as banks, insurance companies, sovereign entities, foundations and endowments. The client base is also geographically diversified with concentrations in North America, Asia, the Middle East and Europe.
Recently Issued Accounting Standards
Recently Issued Accounting Standards - Adopted in Current Reporting Period
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-13, Fair Value Measurement (Topic 820): Changes to the Disclosure Requirements for Fair Value Measurement. The amendments remove or modify certain disclosures, while others were added. The Company adopted the guidance as of January 1, 2020. The adoption of this guidance did not have a material impact on the consolidated financial statements.
In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The new guidance amends the hedge accounting model to enable entities to better portray their risk management activities in the financial statements. The guidance eliminates the requirement to separately measure and report hedge ineffectiveness and allows for the entire change in fair value of a “highly effective” cash flow hedge to be recognized in other comprehensive income until the hedged item affects earnings. An entity will apply the new guidance on a modified retrospective basis with a cumulative effect adjustment

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
to accumulated other comprehensive income with a corresponding adjustment to retained earnings as of the beginning of the period of adoption. Changes to income statement presentation and financial statement disclosures will be applied prospectively. The Company adopted the guidance as of January 1, 2020. The resulting impact of adoption to its 3-Year Swap Agreement is recorded in opening accumulated other comprehensive income (loss) and opening partners’ deficit.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The guidance requires that all equity investments, except those accounted for under the equity method of accounting or those resulting in the consolidation of the investee, be accounted for at fair value with all fair value changes recognized in income. The Company adopted ASU 2016-01 on January 1, 2019 and the adoption did not have a material impact on its consolidated financial statements.
Recently Issued Accounting Standards – To be Adopted in Future Periods
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments in this update apply only to contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. An entity may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. An entity may elect to apply the amendments in ASU 2020-04 to eligible hedging relationships existing as of the beginning of the interim period that includes March 12, 2020 and to new eligible hedging relationships entered into after the beginning of the interim period that includes March 12, 2020. The Company is currently evaluating the impact on its consolidated financial statements upon adoption of this standard.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which modifies ASC 740 to simplify the accounting for income taxes. The guidance, among other changes, (i) provides a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and (ii) provides guidance to evaluate whether a step-up in tax basis of goodwill relates to a business combination in which book goodwill was recognized or a separate transaction. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. The Company will defer adoption until the guidance is effective for non-public entities, as the Company currently qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. The Company is currently evaluating the impact on its consolidated financial statements upon adoption of this standard.
In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which reduces the cost and complexity of financial reporting associated with consolidation of VIEs. The amendment provides that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
2. Summary of Significant Accounting Policies (as restated)(cont.)
decision makers and service providers are variable interests. The amendments in this ASU are effective for public business entities with fiscal years beginning after December 15, 2019 and interim periods within those reporting periods, and effective for non-public entities with fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The Company will defer adoption until the guidance is effective for non-public entities, as the Company currently qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The guidance should be applied prospectively. The Company has concluded this guidance will not have a material impact on its consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Currently, the standard requires an entity to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. The new guidance removes Step 2. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. An entity will apply the new guidance on a prospective basis. The amendments in this ASU are effective for public business entities that are a U.S. Securities and Exchange Commission (“SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, with fiscal years beginning after December 15, 2019. All other entities should adopt the amendments in this ASU in fiscal years beginning after December 15, 2022. Early adoption is permitted for annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company will defer adoption until the guidance is effective for non-public entities, as the Company currently qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The Company is currently evaluating the impact on its consolidated financial statements upon adoption of this standard.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. This guidance is for public business entities that are an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, with fiscal years beginning after December 15, 2019. On March 9, 2020, the FASB extended the adoption date for all other entities to annual periods beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company expects that adoption of this guidance will not have a material impact on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The main difference between existing lease accounting guidance and the updated standard is that operating leases will now be recorded as assets and liabilities in the statement of financial position. The amendments in this ASU are effective for public business entities for annual reporting periods beginning after December 15, 2018. On June 3, 2020, the FASB extended the adoption date for all other entities to annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted. The Company will defer adoption until the guidance is effective for non-public entities, as the Company currently qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. The Company is currently evaluating the impact on its consolidated financial statements upon adoption of this new standard.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
3. Business Combination (as restated)
On November 17, 2020, the Company consummated a business combination pursuant to the definitive Transaction Agreement dated as of August 2, 2020, by and among CFAC, IntermediateCo, CF Finance Holdings, LLC (the “CF Sponsor”), Holdings, Management LLC, Holdings II, GCMH GP, L.L.C (“GCMHGP LLC”), GCM V, LLC (“GCM V”) and the Company (the “Transaction”). The Transaction was treated as a transaction between entities under common control.
In connection with the Transaction Agreement:
•	CFAC merged with and into GCMG, upon which the separate corporate existence of CFAC ceased and GCMG became the surviving entity;
•	GCMH cancelled its ownership of the 100 shares of common stock of GCMG;
•	Each share of CFAC common stock was converted into one share of the GCMG’s Class A common stock, and each whole warrant of CFAC was converted into one warrant of the GCMG;
•
GCMG received $120.4 million remaining in CFAC’s trust account (the “Trust Account”) following redemptions made in connection with CFAC’s special meeting of stockholders relating to the transactions contemplated by the Transaction Agreement;

•	Qualified institutional buyers and accredited investors (“PIPE Investors”) purchased 19,500,000 shares of the GCMG’s Class A common stock at $10.00 per share;
•	The CF Sponsor purchased 3,500,000 shares of the GCMG’s Class A common stock and 1,500,000 of the GCMG's warrants for an aggregate price equal to $30.0 million pursuant to a forward purchase contract;
•	The CF Sponsor terminated, forfeited and cancelled, for no consideration, 2,351,534 shares of the GCMG’s Class A common stock and 150,000 of the GCMG’s warrants;
•	GCMG issued 900,000 warrants to purchase Class A common stock to Holdings;
•
Holdings assigned, and IntermediateCo assumed, all right, title and interest in and to the Option Agreement, dated as of October 5, 2017, by and among Holdings and HCFP VI AIV, L.P., H&F Chicago AIV I, L.P. and Hellman & Friedman Capital Executives VI, L.P. (the “H&F Parties”) in exchange for consideration of $110.2 million, minus the purchase price payable to the H&F Parties by IntermediateCo under the Option Agreement in the Option Conveyance.

•	Immediately following the Option Conveyance, IntermediateCo consummated the exercise of certain options to purchase all of the Class B-2 common units of GCMH then held by certain investors;
•
GCMHGP LLC sold all of the outstanding equity interests of GCMH then held by it, including the general partnership and limited partnership interests, to IntermediateCo for $1.5 million and Holdings sold all of the outstanding equity interests of GCM LLC to IntermediateCo for $1.00;

•
GCMH was redomiciled as a limited liability limited partnership in the State of Delaware and its Limited Liability Limited Partnership Agreement was amended and restated to, among other things, reconstitute all previous classes of partnership interest to economically equivalent common units;

•	GCMH issued to IntermediateCo 28,316,895 Grosvenor common units and 23,893,809 warrants for Grosvenor common units, in each case in exchange for $227.7 million;
•	GCMG issued 144,235,246 shares of GCMG’s Class C common stock to GCM V.
Following the consummation of the Transaction, GCMG indirectly holds general partnership and limited partnership interests in GCMH. The structure of the Transaction is an “Up-C” structure with the owners of GCMH retaining their ownership in GCMH.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
3. Business Combination (as restated)(cont.)
On the date of the Transaction, the Company recorded a liability related to the public and private warrants of $31.2 million, with offsetting entries to retained earnings and noncontrolling interests in GCMH, as applicable, in the Consolidated Statements of Financial Condition.
In conjunction with the Transaction, the Company incurred approximately $11.6 million of transaction expenses, which were recorded within general, administrative and other expense in the Consolidated Statements of Income.
4. Restatement of Previously Issued Consolidated Financial Statements
Restatement Background
On April 12, 2021, the Staff of the SEC released a statement (the “SEC Statement”) informing market participants that certain features of warrants commonly issued in transactions involving special purpose acquisition companies (“SPACs”), which features may also exist in certain non-SPAC issuers, may require classification as a liability of the entity measured at fair value, with changes in fair value reported in earnings each period. The Company previously classified its private placement warrants and public warrants (collectively, the “Warrants”) as components of equity. For a full description of the terms of the Warrants, please refer to the Warrant Agreement attached as Exhibit 4.1 to this Annual Report.
The SEC Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities”. The SEC Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.” Following consideration of the guidance in the SEC Statement, while the terms of the Warrants as set forth in the Warrant Agreement have not changed, the Company concluded the Warrants should be classified as a liability under Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity. Specifically, the exercise of the Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of our Class A shareholders. Because such a tender offer may not result in a change in control and trigger cash settlement and we do not control the occurrence of such event, we concluded that the Warrants do not meet the conditions to be classified in equity (deficit).
As a result of classifying the Warrants as liabilities, a portion of our transaction costs that were previously included in equity were allocated to the Warrants and recorded as general and administrative expenses.
Description of Restatement Tables
The following tables present the impact of the adjustments described above to our previously reported Consolidated Statements of Financial Condition as of December 31, 2020 and the Consolidated Statements of Income, Consolidated Statements of Comprehensive Income, Consolidated Statements of Equity (Deficit) and Consolidated Statements of Cash Flows for the year ended December 31, 2020. The amounts as previously reported were derived from the Original Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
4. Restatement of Previously Issued Consolidated Financial Statements(cont.)
Consolidated Statements of Financial Condition
	As of December 31, 2020
	As Previously Reported	Restatement Impacts	As Restated
Assets
Cash and cash equivalents	$198,146	$—	$198,146
Management fees receivable	14,524	—	14,524
Incentive fees receivable	69,424	—	69,424
Due from related parties	11,326	—	11,326
Investments	166,273	—	166,273
Premises and equipment, net	7,870	—	7,870
Intangible assets, net	8,588	—	8,588
Goodwill	28,959	—	28,959
Deferred tax assets, net	73,766	387	74,153
Other assets	53,015	—	53,015
Total assets	631,891	387	632,278
Liabilities and Equity (Deficit)
Accrued compensation and benefits	74,681	—	74,681
Employee related obligations	25,274	—	25,274
Debt	335,155	—	335,155
Payable to related parties pursuant to the tax receivable agreement	60,131	387	60,518
Warrant liabilities	—	42,793	42,793
Accrued expenses and other liabilities	60,926	—	60,926
Total liabilities	556,167	43,180	599,347
Commitments and contingencies (Note 18)
Redeemable noncontrolling interest	115,121	—	115,121
Partners’ deficit	—	—	—
Preferred stock, $0.0001 par value, 100,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2020	—	—	—
Class A common stock, $0.0001 par value, 700,000,000 authorized; 40,835,093 issued and outstanding as of December 31, 2020	4	—	4
Class B common stock, $0.0001 par value, 500,000,000 authorized; 0 shares issued and outstanding as of December 31, 2020	—	—	—
Class C common stock, $0.0001 par value, 300,000,000 authorized; 144,235,246 issued and outstanding as of December 31, 2020	14	—	14
Additional paid-in capital	2,298	407	2,705
Accumulated other comprehensive income (loss)	(2,233)	—	(2,233)
Retained earnings	(20,098)	(9,734)	(29,832)
Member’s deficit - GCM, L.L.C.	—	—	—
Total GCM Grosvenor Inc. deficit / partners’ and member’s deficit	(20,015)	(9,327)	(29,342)
Noncontrolling interests in subsidiaries	94,013	—	94,013
Noncontrolling interests in GCMH	(113,395)	(33,466)	(146,861)
Total deficit	(39,397)	(42,793)	(82,190)
Total liabilities and equity (deficit)	$631,891	$387	$632,278

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
4. Restatement of Previously Issued Consolidated Financial Statements(cont.)
Consolidated Statements of Income
	Year Ended December 31, 2020
	As Previously Reported	Restatement Impacts	As Restated
Revenues
Management fees	$310,745	$—	$310,745
Incentive fees	111,650	—	111,650
Other operating income	7,586	—	7,586
Total operating revenues	429,981	—	429,981
Expenses
Employee compensation and benefits	388,465	—	388,465
General, administrative and other	82,374	2,257	84,631
Total operating expenses	470,839	2,257	473,096
Operating loss	(40,858)	(2,257)	(43,115)
Investment income	10,742	—	10,742
Interest income (expense)	(23,446)	—	(23,446)
Other income (expense)	(9,562)	—	(9,562)
Change in fair value of warrant liabilities	—	(13,315)	(13,315)
Net other income (expense)	(22,266)	(13,315)	(35,581)
Loss before income taxes	(63,124)	(15,572)	(78,696)
Income taxes	4,506	—	4,506
Net loss	(67,630)	(15,572)	(83,202)
Less: Net income attributable to redeemable noncontrolling interest	14,069	—	14,069
Less: Net income attributable to noncontrolling interests in subsidiaries	11,617	—	11,617
Less: Net income (loss) attributable to noncontrolling interests in GCMH	(100,823)	(12,114)	(112,937)
Net income (loss) attributable to GCM Grosvenor Inc.	$7,507	$(3,458)	$4,049

Earnings (loss) per share of Class A common stock(1):
Basic	$0.19	$(0.09)	$0.10
Diluted	$(0.50)	$(0.08)	$(0.58)
Weighted average shares of Class A common stock outstanding(1):
Basic	39,984,515	—	39,984,515
Diluted	184,219,761	—	184,219,761
(1)
Represents earnings (loss) per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from November 17, 2020 through December 31, 2020, the period following the Transaction, as defined in Note 3 (see Note 21).

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
4. Restatement of Previously Issued Consolidated Financial Statements(cont.)
Consolidated Statements of Comprehensive Income
	Year Ended December 31, 2020
	As Previously Reported	Restatement Impacts	As Restated
Net loss	$(67,630)	$(15,572)	$(83,202)
Other comprehensive income (loss):
Unrealized gain on cash flow hedges	(4,880)	—	(4,880)
Foreign currency translation adjustment	778	—	778
Total other comprehensive income (loss)	(4,102)	—	(4,102)
Comprehensive income (loss) before noncontrolling interests	(71,732)	(15,572)	(87,304)
Less: Comprehensive income attributable to redeemable noncontrolling interest	14,069	—	14,069
Less: Comprehensive income attributable to noncontrolling interests in subsidiaries	11,617	—	11,617
Less: Comprehensive income (loss) attributable to noncontrolling interests in GCMH	(105,174)	(12,114)	(117,288)
Comprehensive income (loss) attributable to GCM Grosvenor Inc.	$7,756	$(3,458)	$4,298

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
4. Restatement of Previously Issued Consolidated Financial Statements(cont.)
Consolidated Statements of Equity (Deficit)
The following table summarizes the effect of the restatement on each impacted financial statement line on the Consolidated Statements of Equity (Deficit) for the year ended December 31, 2020.
	Partners’ Deficit	Member’s Deficit- GCM, L.L.C.	Class A Common Stock	Class C Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest in Subsidiaries	Noncontrolling Interest in GCMH	Total Equity (Deficit)	Redeemable Noncontrolling Interest
As Previously Reported, For The Year Ended December 31, 2020
Effect of the Transaction and purchase of GCMH units	$366,192	$145	$—	$—	$(342,945)	$(26,541)	$8,970	$—	$(117,459)	$(111,638)	$—
Deferred costs	—	—	—	—	(10,367)	—	—	—	(37,457)	(47,824)	—
Issuance of Class A common stock due to exercised warrants	—	—	—	—	2,298	—	—	—	8,283	10,581	—
Net income (loss) subsequent to the Transaction	—	—	—	—	—	7,507	—	7,744	(93,900)	(78,649)	8,125
Restatement Impacts, For The Year Ended December 31, 2020
Effect of the Transaction and purchase of GCMH units	—	—	—	—	(489)	(6,276)	—	—	(24,446)	(31,211)	—
Deferred costs	—	—	—	—	489	—	—	—	1,768	2,257	—
Issuance of Class A common stock due to exercised warrants	—	—	—	—	407	—	—	—	1,326	1,733	—
Net income (loss) subsequent to the Transaction	—	`	—	—	—	(3,458)	—	—	(12,114)	(15,572)	—
As Restated, For The Year Ended December 31, 2020
Effect of the Transaction and purchase of GCMH units	366,192	145	—	—	(343,434)	(32,817)	8,970	—	(141,905)	(142,849)	—
Deferred costs	—	—	—	—	(9,878)	—	—	—	(35,689)	(45,567)	—
Issuance of Class A common stock due to exercised warrants	—	—	—	—	2,705	—	—	—	9,609	12,314	—
Net income (loss) subsequent to the Transaction	$—	$—	$—	$—	$—	$4,049	$—	$7,744	$(106,014)	$(94,221)	$8,125

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
4. Restatement of Previously Issued Consolidated Financial Statements(cont.)
Consolidated Statements of Cash Flows
	Year Ended December 31, 2020
	As Previously Reported	Restatement Impacts	As Restated
Cash flows from operating activities
Net income (loss)	$(67,630)	$(15,572)	$(83,202)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization expense	9,818	—	9,818
Deferred taxes	629	—	629
Other non-cash compensation	4,564	—	4,564
Non-cash partnership interest-based compensation	172,358	—	172,358
Amortization of debt issuance costs	1,336	—	1,336
Loss on extinguishment of debt	1,514	—	1,514
Change in fair value of derivatives	8,572	—	8,572
Change in fair value of warrants liabilities	—	13,315	13,315
Amortization of deferred rent	130	—	130
Proceeds received from investments	8,050	—	8,050
Non-cash investment income	(10,742)	—	(10,742)
Other	94	2,257	2,351
Change in assets and liabilities
Management fees receivable	(595)	—	(595)
Incentive fees receivable	(48,653)	—	(48,653)
Due from related parties	(1,100)	—	(1,100)
Other assets	(16,568)	—	(16,568)
Accrued compensation and benefits	6,295	—	6,295
Employee related obligations	2,660	—	2,660
Accrued expenses and other liabilities	(2,562)	—	(2,562)
Net cash provided by operating activities	68,170	—	68,170
Cash flows from investing activities
Purchases of premises and equipment	(1,308)	—	(1,308)
Contributions/subscriptions to investments	(23,911)	—	(23,911)
Withdrawals/redemption from investments	19,688	—	19,688
Net cash provided by (used in) investing activities	(5,531)	—	(5,531)
Cash flows from financing activities
Capital contributions received from noncontrolling interest	177,832	—	177,832
Capital contributions received from member	—	—	—
Capital distributions paid to partners and member	(153,670)	—	(153,670)
Capital distributions paid to the noncontrolling interest	(39,812)	—	(39,812)
Proceeds from credit facility	20,000	—	20,000
Principal payments on credit facility	(45,000)	—	(45,000)
Principal payments on senior loan	(91,195)	—	(91,195)
Debt issuance costs	—	—	—
Capital contributions related to the Transaction and PIPE transactions net of underwriting costs	179,857	—	179,857
Proceeds from exercise of warrants	6,745	—	6,745
Net cash provided by (used in) financing activities	54,757	—	54,757
Effect of exchange rate changes on cash	884	—	884
Net increase (decrease) in cash and cash equivalents	$118,280	$—	$118,280
Cash and cash equivalents
Beginning of year	79,866	—	79,866
End of year	$198,146	$—	$198,146
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$21,464	$—	$21,464
Cash paid during the year for income taxes	$3,160	$—	$3,160
Supplemental disclosure of non-cash information from financing activities
Deemed contributions from GCMH Equityholders	$172,358	$—	$172,358
Establishment of deferred tax assets, net related to tax receivable agreement and the Transaction	$14,140	$—	$14,140

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
5. Mosaic Transaction
Effective January 1, 2020 (the “Effective Date”), the Partnership and several subsidiaries, (collectively, the “Seller”) entered into a Purchase and Sale Agreement (“Agreement”) and issued certain limited partnership interests in several subsidiaries (“Carry Plan Entities”) to Mosaic Acquisitions 2020, L.P. (“Mosaic”). In addition, Mosaic also acquired the rights to receive a percentage of carried interest from certain GCM Funds and agreed to provide additional funding under certain circumstances up to a maximum amount as defined in the Agreement (collectively, the “Mosaic Transaction”). Mosaic issued Class A and Class B equity interests to GCMH, Holdings and Mosaic Feeder, L.P. (“Mosaic Feeder”). The Partnership serves as the general partner of Mosaic, which was consolidated as the Partnership holds a controlling financial interest in Mosaic. Mosaic Feeder is beneficially owned by Lakeshore Investments GP, LLC (“Lakeshore”), a related party, and an unaffiliated third-party investor (“Mosaic Counterparty”) and is not consolidated. The Carry Plan Entities serve as general partners of, or are special limited partners in, certain of the GCM Funds. The consideration transferred by Mosaic Counterparty to the Seller for the interests acquired was $125.4 million. In addition, the Seller received an additional $48.0 million to fund future investment commitments. Additionally, the Seller could be required to pay additional amounts as long as Mosaic Feeder has an ownership interest in the transferred interests (“Potential Payments”) based on cash flow up to the relevant dates as defined in the Agreement that could total up to a maximum of $19.9 million, which is broken down as a maximum of $4.9 million on December 31, 2020, $7.5 million on December 31, 2021 and $7.5 million on December 31, 2022. GCMH made a payment of $4.9 million on December 31, 2020. Such amounts can be reduced (not below zero) by exceeding certain cumulative distribution thresholds at each relevant date. In addition, any such amounts paid to Mosaic will also reduce, on a dollar-for-dollar basis, the purchase price payable upon exercise of the Put Option.
Additionally, the Agreement provided for a Recall Amount whereby beginning January 1, 2023, the Partnership could recall from Mosaic $15.1 million plus any Potential Payments that were made in previous periods. There were no contractual restrictions to the Partnership’s ability to recall the payments, other than if a Triggering Event as defined in the Agreement occurs, which management had deemed to be remote, and the credit risk associated with Mosaic’s ability to recall the distributions from Mosaic Counterparty. Effective December 31, 2020, the Partnership forfeited its rights to the Recall Amount.
In addition, as part of the Mosaic Transaction, Holdings purchased an option from Mosaic Feeder for $2.6 million, payable December 31, 2020, for the right, but not the obligation, to require Mosaic Feeder to sell to Holdings all of the Class A and Class B equity interests held by Mosaic Feeder in Mosaic (the “Mosaic Call Right”) for a purchase price equal to the greater of 1.3x its investment or a 12% IRR on its investment (the “Call Price”). Prior to the closing of the Transaction, the Mosaic Call Right and payment obligation due December 31, 2020 was transferred from Holdings to the Company. On December 31, 2020, the Company paid $2.6 million to Mosaic Feeder.
Further, Mosaic Counterparty had the right, but not the obligation, to require the Partnership to acquire all of the Class A and Class B Interests held by Mosaic Feeder in Mosaic (the “Put Option”) for a purchase price equal to Mosaic Counterparty receiving the greater of 1.3x of its investment or a 12% IRR on its investment (the “Put Price”). The Put Option could only be exercised if a Triggering Event as defined in the Agreement occurs, which management had deemed to be remote. If the Partnership declines to pay the Put Price, Mosaic Counterparty may either step in and act as the general partner of Mosaic and control Mosaic until Mosaic Counterparty recoups the Put Price or effect a transfer of the underlying assets of Mosaic to Mosaic Counterparty.
The Carry Plan Entities had historically been accounted for as VIEs and were consolidated by the Partnership prior to the Mosaic Transaction as the Partnership was deemed the primary beneficiary through its controlling financial interests in the Carry Plan Entities. Management determined that the Mosaic Transaction should be evaluated under the guidance in ASC 810 and concluded that Mosaic is accounted for as a VIE and the Partnership was deemed the primary beneficiary and therefore consolidates Mosaic. In addition, the Partnership concluded that the Put Option was embedded in an equity host contract but did not meet the net settlement criterion of an embedded derivative and therefore no separate accounting was required. However, as the Put Option was not solely within the control of the Partnership, the noncontrolling interest related to Mosaic had been classified as mezzanine equity.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
5. Mosaic Transaction(cont.)
The total assets of Mosaic was $101.4 million as of December 31, 2020 and was recorded within cash and cash equivalents and investments in the Consolidated Statements of Financial Condition. Mosaic had no liabilities as of December 31, 2020. The assets of Mosaic may only be used to settle obligations of Mosaic, if any. In addition, there was no recourse to the Partnership for Mosaic’s liabilities, except for certain entities in which there could be a clawback of previously distributed carried interest.
6. Revenue
For the years ended December 31, 2020, 2019 and 2018, revenues consisted of the following:
	Year Ended December 31,
Management fees	2020	2019	2018
Management fees	$302,339	$318,008	$311,456
Fund expense reimbursement revenue	8,406	6,708	4,142
Total management fees	$310,745	$324,716	$315,598
	Year Ended December 31,
Incentive fees	2020	2019	2018
Performance fees	$52,726	$14,413	$3,111
Carried interest	58,924	69,752	53,948
Total incentive fees	$111,650	$84,165	$57,059
The Company recognized revenues of $3.6 million and $1.8 million during the years ended December 31, 2020 and 2019, respectively, that were previously received and deferred as of December 31, 2019 and 2018, respectively.
7. Investments
Investments consist of the following:
	As of December 31,
	2020	2019
Equity method investments	$165,095	$154,900
Other investments	1,178	4,458
Total investments	$166,273	$159,358
As of December 31, 2020 and 2019, the Company held investments of $166.3 million and $159.4 million, respectively, of which $161.9 million and $95.7 million were owned by noncontrolling interest holders, respectively. Future net income (loss) and cash flow from investments held by noncontrolling interest holders will not be attributable to the Company.
Equity method investments
The summarized financial information of the Company’s equity method investments is as follows:
	As of December 31,
	2020	2019
Total Assets	$30,860,617	$28,594,587
Total Liabilities	$2,228,078	$1,324,162
Total Equity	$28,632,539	$27,270,425

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
7. Investments(cont.)
	Year Ended December 31,
	2020	2019	2018
Investment income	$71,613	$144,667	$115,640
Expenses	249,401	218,037	200,914
Net investment income (loss)	(177,788)	(73,370)	(85,274)
Net realized and unrealized gain	2,423,252	2,055,007	1,465,984
Net income	$2,245,464	$1,981,637	$1,380,710
8. Fair Value Measurements (as restated)
The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis and level of inputs used for such measurements as of December 31, 2020 and 2019:
	As Restated Fair Value of Assets (Liabilities) as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Money market funds	$149,553	$—	$—	$149,553
Interest rate derivatives	—	(28,442)	—	(28,442)
Public warrants	(36,421)	—	—	(36,421)
Private warrants	—	—	(6,372)	(6,372)
Total	$113,132	$(28,442)	$(6,372)	$78,318
	Fair Value of Assets (Liabilities) as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Money market funds	$45,209	$—	$—	$45,209
Interest rate derivatives	—	(14,990)	—	(14,990)
Total	$45,209	$(14,990)	$—	$30,219
Money market funds are valued using quoted market prices and are included in cash and cash equivalents on the Consolidated Statements of Financial Condition.
Management determines the fair value of its interest rate derivative agreements based on the present value of expected future cash flows based on observable future LIBOR rates applicable to each swap contract using linear interpolation, inclusive of the risk of non-performance, using a discount rate appropriate for the duration.
The public warrants are valued using quoted market prices on the Nasdaq Stock Market LLC under the ticker GCMGW.
Management determines the fair value of the private warrants using the binomial option valuation model (“Valuation Model”). The private warrants are classified as Level 3 as of December 31, 2020 because of the use of significant unobservable inputs in the Valuation Model. The significant unobservable inputs into the Valuation Model for the private warrants are as follows:
	December 31, 2020	November 17, 2020 (Initial Measurement)
Risk-free interest rate	0.35%	0.39%
Expected term (years)	4.9	5.0
Expected volatility	16%	25%

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
8. Fair Value Measurements (as restated) (cont.)
The Company’s use of the Valuation Model required the use of the following assumptions:
•
The risk-free interest rate assumption was based on the term-matched U.S. Treasury rate, which was commensurate with the contractual term of the private warrants, which expire on the earlier of five years after the completion of the Transaction or liquidation of the Company. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•
The expected term was determined to be approximately 5 years, which is commensurate with the contractual maximum term of the private warrants, which expire on the earlier of five years after the completion of the Transaction or liquidation of the Company. A decrease in the expected term, in isolation, would result in an decrease in the fair value measurement of the warrant liabilities.

•
The expected volatility assumption was based on consideration of the implied volatility from the Company’s publicly-traded warrants and the historical and implied volatility of the Company’s publicly-traded industry peers. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities.

The resulting valuation for the private warrants were determined to be $2.36 and $1.63 per unit as of December 31, 2020 and November 17, 2020, respectively. The resulting fair value of $6.4 million and $4.4 million was recorded within warrant liabilities in the Statements of Financial Condition as of December 31, 2020 and November 17, 2020, respectively.
The following table presents changes in Level 3 liabilities measured at fair value for the year ended December 31, 2020.
Private Warrants
Balance at beginning of period	$—
Issuances	(4,401)
Change in fair value	(1,971)
Balance at end of period	$(6,372)
9. Intangible Assets
Intangible assets, net consist of the following:
	As of December 31, 2020
	Gross carrying amount	Accumulated amortization	Net carrying amount
Subject to amortization:
Investment management contracts	$36,190	$(35,756)	$434
Customer relationships	23,518	(15,364)	8,154
Technology	2,030	(2,030)	—
Other	620	(620)	—
	$62,358	$(53,770)	$8,588
	As of December 31, 2019
	Gross carrying amount	Accumulated amortization	Net carrying amount
Subject to amortization:
Investment management contracts	$36,190	$(30,648)	$5,542
Customer relationships	23,518	(13,258)	10,260
Technology	2,030	(1,740)	290
Other	620	(620)	—
	$62,358	$(46,266)	$16,092

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
9. Intangible Assets(cont.)
Amortization expense of $7.5 million, $7.8 million and $7.8 million was recognized for the years ended December 31, 2020, 2019 and 2018, respectively.
The following approximates the estimated amortization expense relating to intangible assets:
Year Ended December 31,
2021	$2,333
2022	2,316
2023	1,313
2024	1,313
2025	1,313
Thereafter	—
10. Equity (as restated)
Subsequent to the Transaction as described in Note 3, the Company had one class of preferred stock authorized, three classes of common stock authorized: Class A common stock, Class B common stock and Class C common stock, and warrants. Holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law.
Preferred Stock
The Company has been authorized to issue 100,000,000 shares of preferred stock with a par value of $0.0001 per share. Voting and other rights and preferences may be determined from time to time by the Company’s Board of Directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock
Holders of Class A common stock are entitled to one vote for each share on all matters submitted to the stockholders for their vote or approval. Additionally, holders of shares of Class A common stock are entitled to receive dividends as and if declared by the Board of Directors out of legally available funds.
Class B Common Stock
Holders of Class B common stock are not entitled to any votes on any matter that is submitted to a vote by the Company’s stockholders, except as required by Delaware law. Delaware law would permit holders of Class B common stock to vote, with one vote per share, on a matter if it were to (i) change the par value of the Class B common stock or (ii) amend the Charter to alter the powers, preferences, or special rights of the Class B common stock as a whole in a way that would adversely affect the holders of Class B common stock. Holders of shares of Class B common stock are entitled to receive dividends as and if declared by the Board of Directors out of legally available funds. As of December 31, 2020, no shares of Class B common stock have been issued.
Class C Common Stock
Holders of Class C common stock are entitled to carry up to 10 votes per share and represent no more than 75% of the voting power of the total voting stock. Holders of Class C common stock do not have any right to receive dividends other than stock dividends consisting of shares of Class C common stock, paid proportionally with respect to each outstanding share of Class C common stock.
Shares of Class C common stock are cancelled upon a sale or transfer of Class A common stock received as a result of any redemption or exchange of GCMH common units outstanding to any person that is not the Chairman of the Board and Chief Executive Officer of the Company or GCMH Equityholders (or affiliate or owner) as of November 17, 2020. Additionally, shares of Class C common stock are cancelled if there happens to be a redemption or exchange of a common unit for cash.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
10. Equity (as restated)(cont.)
The GCMH Equityholders may from time to time cause GCMH to redeem any or all of their GCMH common units in exchange, at the Company’s election, for either cash (based on the market price for a share of the Class A common stock) or shares of Class A common stock.
Shares of Class A common stock, Class B common stock and Class C common stock are not subject to any conversion right.
Shares of Common Stock Outstanding
The following table shows a rollforward of the common stock outstanding since the Transaction, as defined in Note 3:
	Class A common stock	Class B common stock	Class C common stock
November 17, 2020
Issuance of common stock pursuant to the Transaction	39,914,862	—	144,235,246
Exercise of warrants	920,231	—	—
December 31, 2020	40,835,093	—	144,235,246
11. Warrants (as restated)
Public Warrants
Each public warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire 5 years after the consummation of the Transaction, or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may call the warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
As of December 31, 2020 the Company had 20,273,567 shares of public warrants outstanding.
Private Placement Warrants
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be redeemable by the Company so long as they are held by CF Sponsor, Holdings or their permitted transferees. CF Sponsor, Holdings or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
11. Warrants (as restated)(cont.)
If holders of the private placement warrants elect to exercise them on a cashless basis, they would calculate the exercise price by dividing (x) the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the average volume weighted average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent (the “fair market value”).
As of December 31, 2020 the Company had 2,700,000 shares of private placement warrants outstanding.
Exercise of Warrants
During the period from November 17, 2020 to December 31, 2020, 920,231 shares of public warrants were exercised, resulting in $10.6 million in proceeds.
12. Variable Interest Entities
The Company consolidates certain VIEs in which it is determined that the Company is the primary beneficiary as discussed in Note 2.
The Company holds variable interests in certain entities that are VIEs, which are not consolidated, as it is determined that the Company is not the primary beneficiary. The Company’s involvement with such entities is generally in the form of direct equity interests in, and fee arrangements with, the entities in which it also serves as the general partner or managing member. The Company evaluated its variable interests in the VIEs and determined it is not considered the primary beneficiary of the entities primarily because it does not have interests in the entities that could potentially be significant. No reconsideration events occurred during the year ended December 31, 2020 which caused a change in the Company’s consolidation conclusions. As of December 31, 2020, the total unfunded commitments from the limited partners and general partners to the unconsolidated VIEs are $32.8 million. These commitments are the primary source of financing for the unconsolidated VIEs.
The following table sets forth certain information regarding the VIEs in which the Company holds a variable interest but does not consolidate. The assets recognized on the Company’s Consolidated Statements of Financial Condition related to the Company’s interests in and management, incentive fees and third party costs receivables from these non-consolidated VIEs and the Company’s maximum exposure to loss relating to non-consolidated VIEs as of December 31, 2020 and 2019 were as follows:
	As of December 31,
	2020	2019
Investments	$77,511	$77,927
Receivables	14,322	9,135
Maximum exposure to loss	$91,833	$87,062
The above table includes investments in VIEs which are owned by noncontrolling interest holders of approximately $77.4 million and $55.9 million as of December 31, 2020 and 2019, respectively.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
13. Premises and Equipment
A summary of premises and equipment as of December 31, 2020 and 2019 is as follows:
	As of December 31,		Estimated Useful Lives
	2020	2019
Furniture, fixtures and leasehold improvements	$36,614	$35,656	3 – 7 years
Office equipment	994	967	5 years
Computer equipment and software	17,868	17,447	3 – 5 years
Aircraft	3,100	3,100	5 years
Premises and equipment, at cost	58,576	57,170
Accumulated depreciation and amortization	(50,706)	(48,299)
Premises and equipment, net	$7,870	$8,871
In August 2019, the Company acquired a 12.5% interest in an aircraft which is being amortized over five years.
Total depreciation and amortization expense related to premises and equipment of $2.3 million, $2.5 million and $3.9 million was recognized for the years ended December 31, 2020, 2019 and 2018, respectively.
14. Employee Compensation and Benefits
For the years ended December 31, 2020, 2019 and 2018, employee compensation and benefits consisted of the following:
	Year Ended December 31,
	2020	2019	2018
Cash-based employee compensation and benefits	$165,829	$169,862	$157,351
Partnership interest-based compensation	172,358	30,233	19,495
Carried interest compensation	34,260	38,842	31,780
Cash-based incentive fee related compensation	11,454	—	—
Other	4,564	4,030	1,788
Total employee compensation and benefits	$388,465	$242,967	$210,414
Partnership Interest in Holdings, Holdings II and Management LLC
Payments to the employees for partnership interest awards are made by Holdings, Holdings II and Management LLC. As a result, the Company records a non-cash profits interest compensation charge and an offsetting deemed contribution to stockholders' equity/partners’ and member’s capital (deficit) to reflect the payments made by the GCMH Equityholders. As the payments are made by Holdings, Holdings II and Management LLC the expense that is pushed down to GCMH and the offsetting deemed contribution are each attributed solely to noncontrolling interest in GCMH. Any liability related to the awards is recognized at Holdings, Holdings II or Management LLC as Holdings, Holdings II or Management LLC is the party responsible for satisfying the obligation, and is not shown in the Company’s consolidated financial statements. The Company has recorded deemed contributions to stockholders' equity/partners’ and member’s capital (deficit) from Holdings, Holdings II and Management LLC of approximately $172.4 million, $30.2 million and $19.5 million for the years ended December 31, 2020, 2019 and 2018, respectively, for partnership interested-based compensation expense which will ultimately be paid by Holdings, Holdings II or Management LLC.
The Company has modified awards to certain individuals upon their voluntary retirement or intention to retire as employees. These awards generally include a stated target amount that upon payment terminates the recipient’s rights to future distributions and allows for a lump sum buy-out of the awards, at the discretion of the managing member of Holdings, Holdings II, and Management LLC. The awards are accounted for as partnership interest-based compensation at the fair value of these expected future payments, in the period the employees accepted the offer.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
14. Employee Compensation and Benefits(cont.)
Partnership interest-based compensation expense of $46.9 million, $16.3 million and $0.0 million was recognized for the years ended December 31, 2020, 2019 and 2018, respectively, related to award modifications.
The liability associated with awards that contain a stated target has been retained by Holdings at December 31, 2020 and 2019, respectively, and is re-measured at each reporting date, with any corresponding changes in liability being reflected as compensation expense of the Company. Certain recipients had unvested stated target payments of $12.3 million and $6.9 million for the years ended December 31, 2019 and 2018, respectively, which has not been reflected as compensation expense by the Company. For the year ended December 31, 2020, the Company had no unvested stated target payments. The Company recognized partnership interest-based compensation expense of $125.5 million, $13.9 million and $16.8 million for the years ended December 31, 2020, 2019 and 2018, respectively, related to profits interest awards that are in substance profit-sharing arrangements.
The Company has determined that in-substance equity awards represent equity-based awards in accordance with stock-based compensation guidance. The Company records equity-based compensation expense over the requisite service period equal to the fair value at the grant date and the fair value is not remeasured unless the award is modified. In 2014, the Company granted equity awards that require a five year service period. Fair value of the awards was estimated as the pro rata interest in the fair value of GCMH on a non-marketable, minority basis. Valuation was determined using an average of the estimates of the fair value of equity calculated under an income approach and market approach. As a result, $2.7 million of partnership interest-based compensation expense has been recognized related to equity awards for the year ended December 31, 2018.
Other
Other consists of compensation expense related to deferred compensation programs and other awards that represent investments made in GCM Funds on behalf of the employees.
15. Debt
The table below summarizes the outstanding debt balance as of December 31, 2020 and 2019.
	As of December 31,
	2020	2019
Senior loan	$340,259	$431,454
Credit facility	—	25,000
Less debt issuance costs	(5,104)	(7,954)
Total debt	$335,155	$448,500
Maturities of debt for the next five years and thereafter are as follows:
Year Ended December 31,
2021	$—
2022	—
2023	—
2024	—
2025	340,259
Thereafter	—
Total	$340,259
Senior Loan
On January 2, 2014, the Company entered into a $460 million senior secured term loan facility (“Senior Loan”) due January 2, 2021, which was subsequently amended through a debt modification to extend approximately $281.6 million of aggregate principal amount of Senior Loan to a separate tranche with a maturity date of August 18,

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
15. Debt(cont.)
2023 (the “2023 Term Loans”). The 2023 Term Loans had an interest rate for Eurodollar Rate Loans (“Euro Loans”) of 3% over LIBOR, subject to a 1.0% LIBOR floor. The remaining $133.0 million aggregate principal amount of original Senior Loan (“Initial Term Loans”) retained the same terms and maturity date.
On April 19, 2017, the Company completed another amendment to its Senior Loan primarily to prepay the outstanding $133.0 million of Initial Term Loans using available Partnership cash and through raising an incremental $90 million of 2023 Term Loans. Certain lenders were fully paid down and did not participate in the incremental 2023 Term Loans. The Company accounted for this portion of the prepayment as a debt extinguishment. The Company accounted for the amendment of the remaining portion of Initial Term Loans as debt modifications as the amendments were with the same lenders and the changes in terms did not cause the debt instruments to be considered “substantially different”.
On August 22, 2017, the Company amended its Senior Loan to raise an incremental $100.0 million of principal amount of 2023 Term Loans.
On March 29, 2018, the Company completed an amendment and extension of its Senior Loan to further extend the maturity. Approximately $466.2 million aggregate principal amount of Senior Loan was extended from a maturity date of August 18, 2023 to a maturity date of March 29, 2025, converting all of the outstanding 2023 Term Loans to “2025 Term Loans”. The 2025 Term Loans have an interest rate for Euro Loans of 2.75% over the LIBOR, subject to a 1.0% LIBOR floor. The Company accounted for the amendments of its Senior Loan as a debt modification as the amendments were with the same lenders and the changes in terms did not cause the debt instruments to be considered “substantially different”.
Effective August 22, 2017 through but not including March 31, 2018, quarterly principal payments of $1.2 million were required to be made toward the 2023 Term Loans. Effective March 29, 2018, quarterly principal payments of $1.2 million are required to be made toward the 2025 Term Loans beginning June 30, 2018 (less any reduction for prior or future voluntary or mandatory prepayments of principal).
For the year ended December 31, 2020, the Company offered lenders the sale proceeds from the Mosaic Transaction to make a prepayment on the principal of the outstanding Senior Loan in the amount of $91.2 million, which reduced the principal to $340.3 million as of December 31, 2020. As a result of the prepayment, the Company recorded an expense of $1.5 million related to the acceleration of deferred debt issuance costs, which is included within other income (expense) in the Consolidated Statements of Income.
In addition to the scheduled principal repayments, the Company was required to offer to make prepayments of Consolidated Excess Cash Flow (“Cash Flow Payments”) no later than five days following the date the quarterly financial statements are due if the leverage ratio exceeds 2.50x. The Cash Flow Payments were calculated as defined in the Senior Loan agreement based on a percentage of calculated excess cash. During the years ended December 31, 2019 and 2018, the Company made $7.3 million and $26.3 million, respectively, of Cash Flow Payments. As a result of the Cash Flow Payments made during the years ended December 31, 2019 and 2018, quarterly principal payments for the 2025 Term Loans were no longer required. As of December 31, 2020 and 2019, $340.3 million and $431.5 million of 2025 Term Loans were outstanding with weighted average interest rates of 3.98% and 4.45%, respectively.
Under the credit and guaranty agreement governing the terms of the Senior Loan, the Company must maintain certain leverage and interest coverage ratios. The credit and guaranty agreement also contains other covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur debt and restrict the Company and its subsidiaries ability to merge or consolidate, or sell or convey all or substantially all of the Company’s assets. As of December 31, 2020 and 2019, the Company was in compliance with all covenants.
GCMH Equityholders and IntermediateCo have executed a pledge agreement (“Pledge Agreement”) and security agreement (“Security Agreement”) with the lenders of the Senior Loan. Under the Pledge Agreement, GCMH Equityholders and IntermediateCo have agreed to secure the obligations under the Senior Loan by pledging its interests in GCMH as collateral against the repayment of the senior secured notes, and GCMH has agreed to secure

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
15. Debt(cont.)
the obligations under the Senior Loan by granting a security interest in and continuing lien on the collateral described in the Security Agreement. The Pledge Agreement and Security Agreement will remain in effect until such time as all obligations relating to the Senior Loan have been fulfilled.
Credit Facility
Concurrent with the issuance of the Senior Loan, the Company entered into a $50 million revolving credit facility (“Credit Facility”), with a maturity of January 2, 2019 and interest rate based on a spread over LIBOR, which was subsequently extended to March 29, 2023 through a series of debt modifications. Additionally, the Credit Facility carries an unused commitment fee that is paid quarterly.
On November 23, 2020, the Company repaid amounts drawn on the Credit Facility, resulting in no outstanding borrowings as of December 31, 2020.
Other
Certain subsidiaries of the Company agree to jointly and severally guarantee, as primary obligor and not merely as surety guarantee the obligations of their parent entity, GCMH.
Amortization of the deferred costs of approximately $1.3 million, $1.6 million and $1.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, is included within interest expense in the Consolidated Statements of Income.
Based in part on quotes received from the administrative agent of the Senior Loan, the Company’s management estimates the fair value of the Senior Loan is approximately $342.0 million and $436.3 million as of December 31, 2020 and 2019, respectively. The Senior Loan is classified as a Level 2 liability within the fair value hierarchy.
16. Interest Rate Derivatives
The Company has entered into various derivative agreements with a financial institution to hedge interest rate risk related to its outstanding debt. As of December 31, 2020 and 2019, the Company had the following interest rate derivatives recorded as a derivative liability recorded within accrued expenses and other liabilities in the Consolidated Statements of Financial Condition:
			As of December 31, 2020
Derivative	Notional Amount	Fair Value as of December 31, 2020	Fixed Rate Paid	Floating Rate Received	Effective Date(3)	Maturity Date
Interest rate swap	$225,000	$(11,163)	2.48%	1 month LIBOR(1)	January 2020	February 2023
Interest rate swap	75,000	(4,654)	3.05%	1 month LIBOR(1)	January 2020	February 2023
Interest rate collar	300,000	(12,625)	3.70%	1 month LIBOR(2)	February 2023	February 2025
		$(28,442)
(1)	Floating rate received subject to a 0.00% Floor.
(2)	Floating rate received subject to a 2.45% Floor.
(3)	Represents the date at which the derivative is in effect and the Company is contractually required to begin payment of interest under the terms of the agreement.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
16. Interest Rate Derivatives(cont.)
			As of December 31, 2019
Derivative	Notional Amount	Fair Value as of December 31, 2019	Fixed Rate Paid	Floating Rate Received	Effective Date(4)	Maturity Date
Interest rate swap	$275,000	$(124)	2.33%	1 month LIBOR(1)	January 2014	January 2020
Interest rate swap	225,000	(6,159)	2.48%	1 month LIBOR(2)	January 2020	February 2023
Interest rate swap	75,000	(3,348)	3.05%	1 month LIBOR(2)	January 2020	February 2023
Interest rate collar	300,000	(5,359)	3.70%	1 month LIBOR(3)	February 2023	February 2025
		$(14,990)
(1)	Floating rate received subject to a 1.00% Floor.
(2)	Floating rate received subject to a 0.00% Floor.
(3)	Floating rate received subject to a 2.45% Floor.
(4)	Represents the date at which the derivative is in effect and the Company is contractually required to begin payment of interest under the terms of the agreement.
A rollforward of the amounts in accumulated other comprehensive loss related to interest rate derivatives designated as cash flow hedges as follows:
	Year Ended December 31,
	2020	2019
Unrealized loss at beginning of period	$(6,933)	$(412)
Cumulative-effect adjustment from adoption of ASU 2017-12	650	—
Amount of loss recognized in other comprehensive income (loss)	(9,110)	(6,688)
Amount reclassified from accumulated other comprehensive loss to interest expense	4,230	167
Unrealized loss at end of period	(11,163)	(6,933)
Less: Loss attributable to noncontrolling interests in GCMH	(8,743)	—
Unrealized loss at end of period, net	$(2,420)	$(6,933)
The amount of gain (loss) related to interest rate contracts not designated as hedging instruments was recognized as follows:
	Year Ended December 31,
	2020	2019
Other income (expense)	$(8,572)	$(5,417)
On January 5, 2017, the Company entered into a forward-starting swap agreement (“3-Year Swap Agreement”) with a financial institution to hedge interest rate risk related to payments made during the extended maturity of the 2023 Term Loans that has a notional amount of $225.0 million. The 3-Year Swap Agreement has a 0.00% LIBOR floor whereas the 2023 Term Loans contain a 1.00% LIBOR floor. The swap was determined to be an effective cash flow hedge at inception using a regression analysis; however the mismatch in floor terms creates hedge ineffectiveness which prior to the adoption of ASU 2017-12 was reflected within other income (expense) in the Consolidated Statements of Income.
On May 18, 2018, the Company entered into a forward-starting swap agreement (“$75 million Swap Agreement”) with a financial institution to increase the amount of principal economically hedged during the term of the 3-Year Swap Agreement that has a notional amount of $75.0 million. The $75 million Swap Agreement has a 0.00% LIBOR floor whereas the 2023 Term Loans contain a 1.00% LIBOR floor. The swap did not qualify for hedge accounting at inception due to the floor rate mismatch and as a result, all changes in fair value of the $75 million Swap Agreement are reflected within other income (expense) in the Consolidated Statements of Income.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
16. Interest Rate Derivatives(cont.)
On May 18, 2018, the Company entered into a forward-starting interest rate collar (“Interest Rate Collar”) with a financial institution to economically hedge interest rate risk related to payments made during the extended maturity of the 2025 Term Loans that has a notional amount of $300 million. The Interest Rate Collar has a 0.00% LIBOR floor whereas the 2025 Term Loans contain a 1.00% LIBOR floor. The Interest Rate Collar did not qualify for hedge accounting at inception due to the floor rate mismatch and as a result, all changes in fair value of the Interest Rate Collar are reflected within other income (expense) in the Consolidated Statements of Income.
The fair values of the derivatives and interest rate collar are based on observable market inputs and represent the net amount required to terminate the positions, taking into consideration market rates and non-performance risk. Refer to Note 8 for further details.
17. Accrued Expenses and Other Liabilities
A summary of accrued expenses and other liabilities as of December 31, 2020 and 2019 is as follows:
	As of December 31,
	2020	2019
Carried interest payable	$3,122	$4,422
Deferred revenue	10,033	12,443
Deferred rent	7,015	6,885
Clawback obligation	1,400	3,600
Derivative liability	28,442	14,990
Other liabilities	10,914	9,864
Total accrued expenses and other liabilities	$60,926	$52,204
18. Commitments and Contingencies
Leases
The Company has entered into operating lease agreements for office space. The Company leases office space in various countries around the world and maintains its headquarters in Chicago, Illinois, where it leases primary office space under a lease agreement expiring September 2026 with an option to terminate early between September 2022 to September 2023 subject to a termination fee. The leases contain rent escalation clauses based on increases in base rent, real estate taxes and operating expenses. The minimum annual lease commitments as of December 31, 2020 are as follows:
Year Ended December 31,
2021	$8,975
2022	8,323
2023	6,475
2024	2,941
2025	2,900
Thereafter	2,220
$31,834
Rental expense under operating lease agreements was approximately $7.3 million, $6.7 million and $5.9 million for the years ended December 31, 2020, 2019 and 2018, respectively, and is included within general, administrative and other in the Consolidated Statements of Income.
Commitments
The Company is required to pay a fixed management fee of $0.5 million per year for a five year period that commenced in 2019 pursuant to its 12.5% interest in an aircraft.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
The Company had $81.8 million and $62.1 million of unfunded investment commitments as of December 31, 2020 and 2019, respectively, representing general partner capital funding commitments to several of the GCM Funds. As of December 31, 2020, $32.1 million received in the Mosaic Transaction is available to fund such commitments.
Litigation
In the normal course of business, the Company may enter into contracts that contain a number of representations and warranties, which may provide for general or specific indemnifications. The Company’s exposure under these contracts is not currently known, as any such exposure would be based on future claims, which could be made against the Company. The Company’s management is not currently aware of any such pending claims and based on its experience, the Company believes the risk of loss related to these arrangements to be remote.
From time to time, the Company is a defendant in various lawsuits related to its business. The Company’s management does not believe that the outcome of any current litigation will have a material effect on the Company’s consolidated financial condition or results of operations.
Off-Balance Sheet Risks
The Company may be exposed to a risk of loss by virtue of certain subsidiaries serving as the general partner of GCM Funds organized as limited partnerships. As general partner of a GCM Fund organized as a limited partnership, the Company’s subsidiaries that serve as the general partner have exposure to risk of loss is not limited to the amount of its investment in such GCM Fund. The Company cannot predict the amount of loss, if any, which may occur as a result of this exposure; however, historically, the Company has not incurred any significant losses and management believes the likelihood is remote that a material loss will occur.
19. Related Parties
In regard to the following related party disclosures, the Company’s management cannot be sure that such transactions or arrangements would be the same to the Company if the parties involved were unrelated and such differences could be material.
The Company provides certain employees partnership interest awards which are paid by Holdings, Holdings II and Management LLC. Refer to Note 14 for further details.
The Company has a sublease agreement with Holdings. Because the terms of the sublease are identical to the terms of the original lease, there is no impact to net income (loss) in the Consolidated Statements of Income or Consolidated Statements of Cash Flows.
The Company incurs certain costs, primarily related to accounting, client reporting, investment-decision making and treasury-related expenditures, for which it receives reimbursement from the GCM Funds in connection with its performance obligations to provide investment management services. Due from related parties in the Consolidated Statements of Financial Condition includes net receivables of approximately $11.2 million and $10.0 million as of December 31, 2020 and 2019, respectively, paid on behalf of affiliated entities that are reimbursable to the Company.
Our executive officers, senior professionals, and certain current and former employees and their families invest on a discretionary basis in GCM Funds, which are generally not subject to management fees and performance fees. As of December 31, 2020 and 2019, such investments and future commitments aggregated $426.7 million and $334.8 million, respectively.
Certain employees of the Company have an economic interest in an entity that is the owner and landlord of the building in which the principal headquarters of the Company are located.
GCMH held an investment of approximately $3.3 million as of December 31, 2019 in an entity in which the managing member is an affiliate of the managing member of Holdings. During 2020, the Company funded $1.0 million of capital contributions, and then GCMH transferred the investment to Holdings for approximately $4.3 million prior to the close of the Transaction as defined in Note 3. There was no gain or loss recorded upon the sale.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
19. Related Parties(cont.)
The Company utilizes the services of an insurance broker to procure insurance coverage, including its general commercial package policy, workers’ compensation and professional and management liability coverage for its directors and officers. Certain members of Holdings have an economic interest in, and relatives are employed by, the Company’s insurance broker.
From time to time, certain of the Company’s executive officers utilize a private business aircraft, including an aircraft wholly owned or controlled by members of Holdings. Additionally, the Company arranges for the use of the private business aircraft through a number of charter services, including entities predominantly or wholly owned or controlled by members of Holdings. The Company paid approximately $0.5 million, $3.7 million and $3.2 million for the years ended December 31, 2020, 2019 and 2018, respectively, to utilize aircraft and charter services wholly owned or controlled by members of Holdings, which is recorded within general, administrative and other expenses in the Consolidated Statements of Income.
Prior to the Transaction, the Company paid for all direct and indirect expenses of GCMHGP LLC, including accounting and administrative expenses. GCMHGP LLC did not reimburse the Company for such expenses, which were immaterial to the Company.
20. Income Taxes (as restated)
The provision (benefit) for income taxes for the years ended December 31, 2020, 2019 and 2018 consist of the following:
	Year Ended December 31,
	2020	2019	2018
Current:
Federal	$1,118	$—	$—
State and local	1,771	1,683	976
Foreign	988	635	419
Total current income taxes expense	$3,877	$2,318	$1,395
Deferred:
Federal	$937	$—	$—
State and local	(301)	—	—
Foreign	(7)	—	—
Total deferred income taxes expense	629	—	—
Total income tax expense	$4,506	$2,318	$1,395
A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows:
	Year Ended December 31,
	2020 (As Restated)	2019	2018
Statutory U.S. federal income tax rate	21%	21%	21%
State and local income taxes	(2)%	3%	1%
Impact of noncontrolling interests	(24)%	(5)%	(8)%
Income passed through to members	1%	(16)%	(13)%
Foreign income taxes	(1)%	1%	1%
Other	(1)%	—%	—%
Effective income tax rate	(6)%	4%	2%
Deferred tax assets and liabilities are recorded net within deferred tax assets, net in the Consolidated Statements of Financial Condition. Details of the Company’s deferred tax assets and liabilities are as follows:

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
20. Income Taxes (as restated)(cont.)
	As of December 31,
	2020 (As Restated)	2019
Investment in GCMH	$101,259	$—
Loss and credit carryforwards	17	—
Intangibles and other	836	126
Total deferred tax assets (before valuation allowance)	102,112	126
Valuation allowance	(27,715)
Total deferred tax assets	$74,397	$126

Other	$(244)	$—
Total deferred tax liabilities	$(244)	$—
Deferred tax assets, net	$74,153	$126
GCMG’s sole material asset is its investment in GCMH, which is treated as a partnership for U.S. federal income tax purposes and for purposes of certain jurisdictional income taxes. GCMH’s net taxable income and any related tax credits are passed through to its partners and are included in the partners’ tax returns, even though such net taxable income or tax credits may not have actually been distributed. While GCMG consolidates GCMH for financial reporting purposes, GCMG will be taxed on its share of earnings of GCMH not attributed to the noncontrolling interest holders, which will continue to bear their share of income tax on allocable earnings of GCMH. The income tax burden on the earnings taxed to the noncontrolling interest holders is not reported by the Company in its consolidated financial statements under GAAP. As a result, the Company’s effective tax rate differs materially from the statutory rate. The primary factors impacting the effective tax are the allocation of tax benefit to noncontrolling interest as well as the income that was passed through to the partners prior to the Transaction as described in Note 3.
GCMG has recorded a valuation allowance of approximately $27.7 million related to its outside partnership basis of its investment in GCMH for the amount of the deferred tax asset that is not expected to be realized.
The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well for all open tax years in these jurisdictions. As of December 31, 2020, the Company has examined all open tax years and major jurisdictions and determined there is no tax liability resulting from unrecognized tax benefits related to uncertain tax positions taken or expected to be taken in future tax returns. The Company is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits, if any, within income taxes in the Consolidated Statements of Income. Accrued interest and penalties, if any, would be included within accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.
The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. As of December 31, 2020, tax years for 2020, 2019, 2018 and 2017 are subject to examination by the tax authorities. With few exceptions, as of December 31, 2020, the Company is no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years before 2017.
In connection with the Transaction, the Company recorded a deferred tax asset in the amount of $74.7 million, which is net of a valuation allowance of $25.2 million related to the portion of tax benefits that is not expected to be realized. Additionally, in connection with the Transaction and recording of the deferred tax asset, the Company recorded $60.5 million within payable to related parties pursuant to the tax receivable agreement in the Consolidated Statements of Financial Condition.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
21. Earnings (Loss) Per Share (as restated)
The Company calculates earnings (loss) per share in accordance with ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings (loss) per share. Basic earnings (loss) per share is calculated by dividing net income attributable to GCMG by the weighted-average shares of common stock outstanding without the consideration for potential dilutive shares of common stock. Diluted earnings (loss) per share represents basic earnings (loss) per share adjusted to include the potentially dilutive effect of outstanding share option awards, non-vested share awards, common stock warrants, and performance shares. Diluted earnings (loss) per share is computed by dividing the net income by the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. During periods of net loss, diluted loss per share is equal to basic loss per share because the antidilutive effect of potential common shares is disregarded.
The Company analyzed the calculation of earnings (loss) per share for periods prior to the Transaction as described in Note 3, and determined that it resulted in values that would not be meaningful to the users of the consolidated financial statements. Therefore, earnings (loss) per share information has not been presented for periods prior to the Transaction on November 17, 2020. The basic and diluted earnings (loss) per share for the year ended December 31, 2020 represents only the period of November 17, 2020 to December 31, 2020.
The following is a reconciliation of basic and diluted earnings (loss) per share from continuing operations for the period November 17, 2020 through December 31, 2020:
November 17, 2020 through December 31, 2020 (As Restated)
Numerator for earnings (loss) per share calculation:
Net income attributable to GCM Grosvenor Inc.	$4,049
Exchange of Partnership units	(111,042)
Net loss attributable to common stockholders, diluted	(106,993)

Denominator for earnings (loss) per share calculation:
Weighted-average shares, basic	39,984,515
Exchange of Partnership units	144,235,246
Weighted-average shares, diluted	184,219,761

Basic EPS
Net income attributable to common stockholders, basic	$4,049
Weighted-average shares, basic	39,984,515
Net income per share attributable to common stockholders, basic	$0.10

Diluted EPS
Net loss attributable to common stockholders, diluted	$(106,993)
Weighted-average shares, diluted	184,219,761
Net loss per share attributable to common stockholders, diluted	$(0.58)
Shares of the Company’s Class C common stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings (loss) per share of Class C common stock under the two-class method has not been presented.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
21. Earnings (Loss) Per Share (as restated)(cont.)
The following outstanding potentially dilutive securities were excluded from the calculation of diluted earnings (loss) per share attributable to common stockholders because their impact would have been antidilutive for the period presented:
As of December 31, 2020
Warrants	22,973,567
22. Regulatory and Net Capital Requirements
As a registered broker-dealer, GRV Securities LLC (“GSLLC”), a wholly-owned subsidiary of the Company, is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as defined, shall not exceed 15 to 1. GSLLC is required to maintain minimum net capital equal to the greater of $5 thousand or 6 2/3% of aggregate indebtedness, as defined.
At December 31, 2020, GSLLC had net capital, as defined under Rule 15c3-1, of $1.0 million and excess net capital of $1.0 million. The ratio of aggregate indebtedness to net capital was .22 to 1.
Although GSLLC does not claim exemption from the Rule 15c3-3 of the Securities and Exchange Commission, it does not transact a business in securities with, or for, any person defined as a “customer” pursuant to Rule 17a-5(c)(4) and does not carry margin accounts, credit balances, or securities for any person defined as a “customer” pursuant to Rule 17a-5(c)(4).
As a registered securities firm in Japan and in accordance with the Securities and Exchange Law, GCM Investments Japan K.K. (“GIJKK”), a wholly-owned subsidiary of the Company, is subject to the capital adequacy rule of the Financial Services Agency. This rule requires the maintenance of a capital adequacy percentage, which is defined as the percentage of adjusted capital to a quantified total of business risk, of not less than 120%. Adjusted capital is defined as net worth (which includes shareholders’ equity, net unrealized gains and losses on securities held, reserves and subordinated debts) less illiquid assets. Under this rule, there are no restrictions on the operations of GIJKK provided that the resulting net capital adequacy percentage exceeds 120%. As of December 31, 2020, the capital adequacy percentage of GIJKK was 447.1%.
As a firm licensed to carry on the regulated activities of dealing in securities and advising in securities under the Securities and Futures Ordinance, GCM Investments Hong Kong Limited (“GCMHK”), a wholly-owned subsidiary of the Company, is required to maintain minimum liquid capital of HKD 3.0 million (approximately $387 thousand as of December 31, 2020). As of December 31, 2020, GCMHK had liquid capital of HKD 20.3 million (approximately $2.6 million).
23. Subsequent Events
Dividends
On January 4, 2021, the Company declared a quarterly dividend of $0.06 per share of Class A common stock to record holders at the close of business on March 1, 2021. The payment date will be March 15, 2021.
On February 25, 2021, the Company declared a quarterly dividend of $0.08 per share of Class A common stock to record holders at the close of business on June 1, 2021. The payment date will be June 15, 2021.
Credit Agreement Related
On February 24, 2021, the Company entered into an amended credit agreement (“Amended Credit Agreement”), which reduced the interest rate on the Senior Loan from 2.75% over LIBOR, subject to a 1.0% LIBOR floor, to 2.50% over LIBOR, subject to a 0.50% LIBOR floor. The Amended Credit Agreement extended the maturity dates of the Senior Loan from March 29, 2025 to February 24, 2028 and the Credit Facility from March 29, 2023 to February 24, 2026.

GCM Grosvenor Inc.

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts and where otherwise noted)
23. Subsequent Events(cont.)
Concurrently with the effectiveness of the Amended Credit Agreement, the Company made a voluntary prepayment on the Senior Loan in an aggregate principal amount of $50.3 million.
On February 24, 2021, the Company terminated all outstanding derivative instruments, which consisted of the three interest rate derivatives disclosed in Note 16. On March 1, 2021, the Company entered into a new interest rate derivative with a notional balance of $232.0 million, fixed rate paid of 1.33%, floating rate received of 1 month LIBOR with a 0.50% floor, and a termination date of February 24, 2028, to hedge interest rate risks associated with the Amended Credit Agreement.
Restricted Stock Units
On March 1, 2021, the Company’s board of directors approved an initial transaction award of 4.8 million restricted stock units (“RSUs”). The majority of RSUs vest in three equal installments starting on March 1, 2021.
Related Party Transaction
On March 11, 2021, GCMH entered into an agreement to assign 50% of its 12.5% share interest in an aircraft to Holdings, for cash consideration of approximately $1.3 million.